Filed Pursuant to Rule 424(b)(3)
Registration No. 333-203163

PROSPECTUS

Seritage Growth Properties

Up to 53,298,899 Class A Common Shares Issuable Upon the Exercise of Subscription Rights at $29.58 Per Share

Subscription Rights to Purchase Class A Common Shares

Class C Non-voting Common Shares at $29.58 Per Share, in lieu of certain Class A Common Shares

Class A Common Shares Issuable Upon the Conversion of Class C Non-voting Common Shares

This prospectus is being furnished to you as a holder of common stock of Sears Holdings Corporation (together with its subsidiaries, “Sears Holdings” or “SHC”) in connection with the planned distribution by Sears Holdings to each holder of its common stock as of the close of business on June 11, 2015 (the “record date”), at no charge, transferable subscription rights (the “subscription rights”) to purchase up to an aggregate of 53,298,899 Class A common shares of beneficial interest, par value $0.01 per share (the “Seritage Growth common shares”), of Seritage Growth Properties, a Maryland real estate investment trust (“Seritage Growth”), at a price of $29.58 per whole share (the “rights offering”), as well as the offering of 9,527,194 Class C non-voting common shares of beneficial interest, par value $0.01 per share (the “Seritage Growth non-voting shares”), of Seritage Growth to clients (“Fairholme Clients”) of Fairholme Capital Management L.L.C. (“FCM”), in lieu of certain Class A Common Shares also at a price of $29.58 per share. The Seritage Growth non-voting shares are convertible into Seritage Growth common shares as more fully described in this prospectus. Sears Holdings will distribute to each holder of its common stock as of the record date one subscription right for each full share of common stock owned by that stockholder as of the record date. Each subscription right will entitle its holder to purchase one half of one Seritage Growth common share. Additionally, holders of subscription rights who fully exercise all of their basic subscription rights, after giving effect to any purchases or sales of subscription rights by them prior to such exercise, may also make a request to purchase additional Seritage Growth common shares through the exercise of an over-subscription privilege, although over-subscriptions may not be filled.

In this prospectus, we refer to the acquisition of properties from Sears Holdings by Seritage Growth, the rights offering and the related transactions described in this prospectus as the “Transaction.” In connection with the Transaction, we have entered into or will enter into various agreements with Sears Holdings which, among other things, govern the principal transactions relating to this offering, the sale to a subsidiary of Seritage Growth of 235 properties owned (or, in one case, ground-leased) by Sears Holdings, the leaseback of most of these properties to Sears Holdings, and the sale to a subsidiary of Seritage Growth by Sears Holdings of its 50% interests in three joint ventures (the “GGP JV,” the “Simon JV” and the “Macerich JV”) that own an additional 12, 10 and 9 properties, respectively.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on July 2, 2015. We are requiring that the rights offering be fully subscribed in order to complete the rights offering. In addition, Sears Holdings has the right to withdraw and cancel the rights offering if, at any time prior to its expiration, the board of directors of Sears Holdings determines, in its sole discretion, that the rights offering is not in the best interest of Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering.

We intend to elect and qualify to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. To assist us in qualifying to be taxed as a REIT, among other purposes, Seritage Growth’s declaration of trust contains certain restrictions relating to the ownership and transfer of Seritage Growth common shares, including a provision generally restricting shareholders from owning more than 9.6% by value or number of shares, whichever is more restrictive, of all outstanding shares of beneficial interest of Seritage Growth without the prior consent of the Seritage Growth Board of Trustees. In addition, Seritage Growth’s declaration of trust also provides for restrictions on such ownership or transfer that are designed to, among other things, prevent rents received or accrued from Sears Holdings from being treated as non-qualifying rent for purposes of the REIT gross-income requirements. The Seritage Growth Board of Trustees is expected to grant a waiver of certain of these provisions to FCM and certain Fairholme Clients. See “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer” for a detailed description of the ownership and transfer restrictions applicable to Seritage Growth common shares.

As of the date of this prospectus, ESL Investments, Inc. and its affiliates, including Edward S. Lampert (collectively, “ESL”), beneficially own approximately 53.2% of the outstanding common stock of Sears Holdings, and Fairholme Clients beneficially own approximately 24.6% of the outstanding common stock of Sears Holdings. ESL has advised Seritage Growth that it intends to exchange a majority of its subscription rights for interests in a subsidiary of Seritage Growth and for Class B non-economic common shares of beneficial interest of Seritage Growth holding voting power in Seritage Growth, and FCM has advised Seritage Growth that it anticipates that certain Fairholme Clients, subject to the final terms of the offering and other considerations including market conditions and tax, regulatory and investment mandate restrictions, are likely to exchange a portion of their subscription rights for the Seritage Growth non-voting shares and that, subject to such considerations, certain other Fairholme Clients intend to exercise their subscription rights to purchase Seritage Growth common shares, in each case as more fully described in this prospectus.

An affiliate of General Growth Properties, Inc. and an affiliate of Simon Property Group, Inc, which (through subsidiaries) own the remaining 50% interests in the GGP JV and the Simon JV, respectively, have each agreed to acquire 1,125,760 Seritage Growth common shares at a purchase price per share equal to the subscription price for the rights offering set forth above in private placements that will close concurrently with the closing of this offering.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, we will be subject to reduced public company reporting requirements compared to other public companies. See “Prospectus Summary—Our Status as an Emerging Growth Company.”

You should carefully consider whether to exercise your subscription rights before the rights offering expires. All exercises of subscription rights are irrevocable.

Exercising the rights and investing in Seritage Growth common shares involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 32 of this prospectus, and all other information in this prospectus in its entirety before you decide whether to exercise your rights. Neither Sears Holdings nor Seritage Growth, nor their respective boards, is making any recommendation regarding your exercise of the subscription rights.

The subscription rights are transferable during the course of the subscription period, until June 26, 2015, the fourth business day prior to the expiration of the rights offering, and we intend to apply to list the rights for trading on the New York Stock Exchange (the “NYSE”) under the symbol “SRGRT”. We currently expect that the subscription rights will begin to trade on a when-issued basis on the date of this prospectus, however, we cannot assure you that a market for the subscription rights will develop. We intend to apply to list the Seritage Growth common shares for trading on the NYSE under the symbol “SRG.” No public market currently exists for the Seritage Growth common shares or for the subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 9, 2015

You should rely only on information contained in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with additional or different information. Neither this prospectus nor any prospectus supplement or free writing prospectus constitutes an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. The information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate only as of the date of this prospectus or such prospectus supplement or free writing prospectus, as applicable.

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MARKET AND INDUSTRY DATA

Although we are responsible for all of the disclosure contained in this prospectus, this prospectus contains industry, market and competitive position data that are based on industry publications and studies conducted by third parties. The industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe the industry, market and competitive position information included in this prospectus is generally reliable, such information is inherently imprecise.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision to purchase Seritage Growth common shares in this offering. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” our consolidated financial statements and the related notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus, before making an investment decision to purchase Seritage Growth common shares.

Seritage Growth Properties

Our Company

Seritage Growth Properties, a Maryland real estate investment trust, (“Seritage Growth”) is a newly organized entity that was formed in Maryland on June 3, 2015. Seritage Growth conducts its operations through Seritage Growth Properties, L.P. (together with its subsidiaries, “Operating Partnership”), a Delaware limited partnership, formed on April 22, 2015. In this prospectus, we refer to our business, including Seritage Growth, Operating Partnership and, as applicable, Old Seritage Growth Properties (“Old Seritage”), as “we,” “our” or “us.” Our principal offices are currently located at 3333 Beverly Road, Hoffman Estates, Illinois 60179, and our main telephone number is currently (847) 286-2500. We expect to change our principal offices and main telephone number prior to the completion of the Transaction. Seritage Growth intends to elect to be treated as a real estate investment trust (“REIT”) for federal income tax purposes commencing with our taxable year ending December 31, 2015.

Following the Transaction, Seritage Growth will be a publicly traded, self-administered, self-managed REIT primarily engaged in the real property business through its investment in Operating Partnership. Initially, our portfolio will consist of 235 properties (the “Acquired Properties”) that are owned (or, in one case, ground-leased) by Sears Holdings Corporation (together with its subsidiaries, “Sears Holdings” or “SHC”), as of the date of this prospectus. In addition, we will own three 50% joint venture interests in an additional twelve, ten and nine properties (collectively, the “JV Properties”), respectively, which joint venture interests are owned by Sears Holdings as of the date of this prospectus and will be sold to us in the Transaction. We will lease (or sublease) a substantial majority of the space at all but eleven of the Acquired Properties (such eleven properties, the “Third Party Properties”) back to Sears Holdings under a master lease agreement (the “Master Lease”), with the remainder of such space leased to third-party tenants. The Third Party Properties, which do not currently contain a Sears Holdings store, will not have any space leased to Sears Holdings, and will instead be leased solely to third-party tenants. A substantial majority of the space at the JV Properties is also leased to Sears Holdings by GS Portfolio Holdings LLC (the “GGP JV”), a joint venture between Sears Holdings and a subsidiary of General Growth Properties, Inc. (together with its subsidiaries, “GGP”), SPS Portfolio Holdings LLC (the “Simon JV”), a joint venture between Sears Holdings and a subsidiary of Simon Property Group, Inc. (together with its subsidiaries, “Simon”), or MS Portfolio LLC (the “Macerich JV” and, together with the GGP JV and the Simon JV, each, a “JV”), a joint venture between Sears Holdings and a subsidiary of The Macerich Company (together with its subsidiaries, “Macerich”), as applicable, in each case under a separate master lease with each JV (the “JV Master Leases”). We will acquire Sears Holdings’ 50% interest in each of the JVs in the Transaction.

We expect to generate revenues primarily by leasing our properties to tenants, including both Sears Holdings and third-party tenants, who will operate retail stores (and potentially other uses) in the leased premises, a business model common to many publicly traded REITs. In addition to revenues generated under the Master Lease through rent payments from Sears Holdings, we expect to generate revenue through leases to third-party tenants under existing and future leases for space at our properties, including the Acquired Properties. In addition, we will have an interest in the JV Properties through our 50% interest in each JV. The Master Lease provides us with the right to recapture up to approximately 50% of the space within the Sears or Kmart stores located at the Acquired Properties (the “Stores”) (subject to certain exceptions), in addition to all of any automotive care centers which are free-standing or attached as “appendages” to the Stores, and all outparcels or outlots, as well as certain portions of parking areas and common areas, at the Acquired Properties leased to Sears Holdings under the Master Lease. We will have the right to reconfigure and rent the recaptured space to third-party tenants on potentially superior terms determined by us and for our own account. The JV Master Leases provide each JV with a similar right in respect of its JV Properties (other than one property owned by the Macerich JV). We also have the right to recapture 100% of the space within the Sears Holdings main store located on each of 21 identified Acquired Properties by making a specified lease termination payment to Sears Holdings, after which we expect to be able to reposition and re-lease those stores and potentially generate additional revenue. See “Certain Relationships and Related Transactions—The Master Lease.”

Our initial portfolio of 235 Acquired Properties, consisting of approximately 36.7 million square feet of building space, will be broadly diversified by location across 49 states and Puerto Rico. These Acquired Properties will consist of 84 properties operated under the Kmart brand, 140 operated under the Sears brand, and eleven properties leased entirely to third parties. At certain of the Acquired Properties, third parties under existing leases occupy a portion of the overall leasable space alongside Sears Holdings. Third-party tenants will initially represent approximately 6.6% of our overall portfolio of Acquired Properties as a percentage of total leasable space and approximately 10% of existing rent. The amount of space leased to third-party tenants, and the resulting revenue, are expected to increase as we recapture space under the Master Lease and then re-lease it to such third-party tenants.

In addition, through our 50% interests in each of the GGP JV (the “GGP JV Interest”), the Simon JV (the “Simon JV Interest”) and the Macerich JV (the “Macerich JV Interest” and, together with the GGP JV Interest and the Simon JV Interest, the “JV Interests”), we will have an interest in the JV Properties, which consist of twelve, ten and nine properties, respectively, formerly owned or leased by Sears Holdings and currently leased back to Sears Holdings under the JV Master Leases, as well as to certain third parties under third-party leases. Except with respect to the rent amounts and the properties covered and certain additional matters described in “Business and Properties—The GGP JV, the Simon JV and the Macerich JV,” the general format of each of the JV Master Leases is similar to the Master Lease.

To maintain REIT status, Seritage Growth must meet a number of organizational and operational requirements, including a requirement that Seritage Growth distribute annually to Seritage Growth shareholders at least 90% of Seritage Growth’s REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. See “U.S. Federal Income Tax Considerations.”

The Transaction

Seritage Growth is a recently formed entity that will, in connection with this offering and through Operating Partnership, purchase the 235 Acquired Properties that are currently owned (or, in one case, ground-leased) by Sears Holdings and lease space at all of them except for the eleven Third Party Properties back to Sears Holdings, and also purchase the JV Interests. This offering and the related transactions described in this prospectus (the “Transaction”) will include a series of interim steps summarized below:

•	On December 18, 2014, Old Seritage, a Maryland REIT that conducted certain of our initial transaction activities, was formed. As part of the Transaction, prior to the Closing of the Transaction, Seritage Growth will acquire Operating Partnership and Old Seritage;

•	On June 3, 2015, Seritage Growth, a Maryland REIT that will be structured as an umbrella partnership real estate investment trust (commonly referred to as an UPREIT), was formed;

•	On April 22, 2015, Old Seritage formed Operating Partnership, a Delaware limited partnership;

•	A majority of the 235 Acquired Properties, consisting of Sears Holdings’ fee-owned (or, in one instance, ground leased) real estate assets, will be transferred to one or more subsidiaries of Sears Holdings (the “Acquired Entities”) and the Acquired Entities will incur approximately $1,161.2 million of indebtedness, and will establish a $100.0 million future funding facility (the “Financing”);

•	Operating Partnership will purchase for cash from Sears Holdings the Acquired Properties (directly or through the purchase of the Acquired Entities) and the JV Interests for an aggregate purchase price of approximately $2,677.3 million (a value which includes $2,248.3 million in respect of the Acquired Properties, which amount was determined by Sears Holdings with the assistance of a third-party appraisal process conducted by Cushman & Wakefield (“Cushman”), taking into account all the terms of the Master Lease and other relevant factors), inclusive of the amount of debt assumed by Operating Partnership through the purchase of the Acquired Entities;

•	Sears Holdings and certain of the Acquired Entities will enter into the Master Lease pursuant to which a substantial majority of the Acquired Properties or certain space therein will be leased (or subleased) back to Sears Holdings, and Sears Holdings will assign existing third-party leases in the Acquired Properties to Operating Partnership, except for certain minor leases, agreements, concessions, licenses or departments within the Sears Holdings stores and the Lands’ End lease agreements, which will be treated as described in “Certain Relationships and Related Transactions—The Master Lease”;

•	For purposes of, among other things, funding the purchase price for the Acquired Properties and the JV Interests:

•	Seritage Growth has entered into an agreement with Sears Holdings for Sears Holdings to subscribe for rights to purchase Seritage Growth Class A common shares of beneficial interest, par value $0.01 per share (the “Seritage Growth common shares” or the “common shares”) from Seritage Growth and distribute such rights to Sears Holdings stockholders in the rights offering;

•	Seritage Growth has agreed to issue and sell to each of GGP and Simon in private placements 1,125,760 Seritage Growth common shares at a purchase price per share equal to the subscription price in the rights offering, for an aggregate purchase price of $33.3 million for each of GGP and Simon (together, the “Seritage Private Placements”);

•	Seritage Growth and Fairholme Capital Management, L.L.C. (“FCM”) intend to enter into an agreement giving certain clients (“Fairholme Clients”) of FCM the right to exchange that portion of its subscription rights that, if exercised, would result in such Fairholme Clients receiving, in the aggregate, in excess of 11.7% of the Seritage Growth common shares to be outstanding immediately following this offering, for 9,527,194 Class C non-voting common shares of beneficial interest, par value $0.01 per share, of Seritage Growth (the “Seritage Growth non-voting shares”);

•	We are offering the Seritage Growth non-voting shares in this offering to Fairholme Clients at a purchase price per share of $29.58 (the subscription price in the rights offering) (the “Non-Voting Shares Offering”);

•	The Seritage Growth non-voting shares will be entitled to per-share dividends and distributions equal to those issued with respect to Seritage Growth common shares but have no voting power;

•

In the aspects of the Transaction relating to FCM and the Fairholme Clients, (i) the Seritage Growth Board of Trustees expects to grant FCM and certain Fairholme Clients waivers of certain ownership restrictions in the Seritage Growth declaration of trust, which are described in “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer” (collectively, the “Excess Share Waivers”), and (ii) FCM will agree to vote a portion of any Seritage Growth common shares owned by the Fairholme Clients following this offering in proportion to the votes of other holders of such shares and to abide by certain other restrictions described in “Certain Relationships and Related Transactions—Fairholme Exchange Agreement”;

•	The Non-Voting Shares Offering and Excess Share Waivers are intended to allow certain Fairholme Clients, which (in the aggregate) own a significant number of shares of Sears Holdings common stock and therefore will receive a significant number of subscription rights, to purchase interests in us in excess of the amounts they would otherwise be able to purchase in light of regulatory and tax considerations;

•	Operating Partnership and Seritage Growth intend to enter into an agreement with ESL Investments, Inc. (together with its affiliates, including Edward S. Lampert, collectively, “ESL”) giving ESL the right to exchange cash and subscription rights that, if exercised, would result in ESL receiving in excess of 3.1% of the Seritage Growth common shares for Operating Partnership units (the “OP Private Placement”) and Class B non-economic common shares of beneficial interest (“Seritage Growth non-economic shares”), par value $0.01 per share, of Seritage Growth (the “Non-Economic Shares Private Placement,” and together with the OP Private Placement, the “ESL Private Placement”).

•	The Seritage Growth non-economic shares will have, in the aggregate, 5.4% of the voting power of Seritage Growth at the closing of the Transaction but will not be entitled to any dividends or other distributions;

•	The OP Private Placement and Non-Economic Shares Private Placement are intended to allow ESL, which owns a significant number of shares of Sears Holdings common stock and therefore will receive a significant number of subscription rights, to purchase interests in us in excess of the amounts it would otherwise be able to purchase in light of tax considerations, including the ownership limits set forth in Seritage Growth’s declaration of trust, which are designed to protect Seritage Growth’s REIT status;

•	At the closing of the Transaction:

•	Seritage Growth and Operating Partnership will use the proceeds from this offering, the Seritage Private Placements, the ESL Private Placement and the assumption of the indebtedness incurred in the Financing to purchase the Acquired Properties (directly or through the purchase of the Acquired Entities) and the JV Interests from Sears Holdings and pay related fees and expenses (with remaining proceeds used for working capital and other general purposes);

•	As part of the Financing, the Acquired Entities will have access to a future funding facility in the amount of $100.0 million to provide funding for redevelopment activities at the Properties following the closing, subject to satisfaction of certain conditions;

•	Certain of the Acquired Entities and Sears Holdings will enter into the Master Lease; and

•	the indebtedness incurred by the Acquired Entities in the Financing will become, on a consolidated basis, indebtedness of Operating Partnership and Seritage Growth (with the proceeds of such indebtedness having been distributed by the Acquired Entities to Sears Holdings prior to the closing of the Transaction and, therefore, not available to us).

The following table sets forth the sources and uses of funds for the Transaction, assuming that the subscription rights are exercised in full (or, in the case of the maximum portion of the subscription rights held by each of ESL and certain Fairholme Clients permitted to be exchanged under their respective Exchange Agreements, exchanged for Operating Partnership units and Seritage Growth non-economic shares, and for Seritage Growth non-voting shares, respectively). See “Principal Shareholders” and “Capitalization.”

Sources of Funds		Uses of Funds
	thousands		thousands
Proceeds from this offering	$557,425	Purchase of the Acquired Properties	$2,248,274
Proceeds from the Seritage Private Placements	66,600	Purchase of the JV Interests	429,000
Proceeds from the Non-Economic Shares Private Placement	658	Offering related costs	8,720
		Other Closing Costs	10,000
Proceeds from the Non-Voting Shares Offering	281,815	Organization related costs	1,080
Proceeds from ESL Private Placement	737,342	Cash for general corporate purposes	31,303
Proceeds from debt issuance	1,161,196	Redevelopment & capital expenditures for tenant occupancy	41,500
		Debt issuance costs	25,759
		Interest rate cap	9,400

Total Sources of Funds	$2,805,036	Total Uses of Funds	$2,805,036

Our Relationship with Sears Holdings

In connection with the Transaction, we and Sears Holdings have entered or will enter into: (i) a subscription, distribution and purchase and sale agreement governing the sale of the Acquired Properties and the JV Interests to Operating Partnership, and pursuant to which Sears Holdings will subscribe for Seritage Growth common shares and distribute such subscription rights to its stockholders (the “Subscription, Distribution and Purchase and Sale Agreement”), (ii) the Master Lease, pursuant to which subsidiaries of Operating Partnership, as landlord, will lease to Sears Holdings, as tenant, most of the Acquired Properties, and (iii) an agreement pursuant to which Sears Holdings Management Corporation (“SHMC”), a wholly owned subsidiary of Sears Holdings, will provide certain services to us (the “Transition Services Agreement”). The terms of our agreements with Sears Holdings have been and will be established by Sears Holdings with the intention of producing sustainable and fair terms consistent with the respective business plans of both Sears Holdings and Seritage Growth following the Transaction. Because these agreements will be negotiated in the context of the Transaction, they necessarily will involve negotiations between affiliated entities. Accordingly, the terms of these agreements may have different terms than would have resulted from negotiations with one or more unrelated third parties. See “Certain Relationships and Related Transactions.”

Financing

In connection with the Transaction, the Acquired Entities and Operating Partnership are expected to enter into the Financing. The proceeds of this offering, the Seritage Private Placements, the ESL Private Placement, and the assumption of the indebtedness incurred in the Financing will be used to purchase the Acquired Properties (directly or through the purchase of the Acquired Entities) and the JV Interests from Sears Holdings and pay related fees and expenses (with remaining proceeds used for working capital and other purposes); the indebtedness incurred by the Acquired Entities in the Financing will become indebtedness of Operating Partnership on a consolidated basis; and, as part of the Financing, the Acquired Entities will have access to a future funding facility in the amount of $100.0 million to provide funding for redevelopment activities at the Properties following the closing, subject to satisfaction of certain conditions. Sears Holdings and Seritage Growth have entered into a commitment letter with two institutional lenders in respect of the Financing and the post-closing future funding facility (the “Commitment”). The Commitment and the Financing are subject to certain customary and other conditions precedent. While Sears Holdings and Seritage expect to consummate the Financing on the terms contemplated by the Commitment, no assurances can be given that we will be able to do so.

Restrictions on Ownership and Transfer of Seritage Growth Shares

To assist Seritage Growth in complying with the limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code of 1986, as amended (the “Code”), among other purposes, Seritage Growth’s declaration of trust will provide for restrictions on ownership and transfer of its common shares, including, subject to certain exceptions, prohibitions on any person actually or constructively owning more than 9.6% in value or in number, whichever is more restrictive, of all outstanding shares, or all outstanding common shares (including Seritage Growth common shares, Seritage Growth non-economic shares and Seritage Growth non-voting shares), of beneficial interest of Seritage Growth. These restrictions are collectively referred to herein as the “ownership limits.” A person that did not acquire more than 9.6% of Seritage Growth’s outstanding shares (in value or number of shares, whichever is more restrictive) may become subject to its declaration of trust restrictions if repurchases by Seritage Growth cause such person’s holdings to exceed 9.6% of its outstanding shares. Under certain circumstances, the Board of Trustees of Seritage Growth may waive the ownership limits if it determines that Seritage Growth will not fail to qualify as a REIT and certain other conditions are satisfied. The Seritage Growth Board of Trustees expects to grant the Excess Share Waivers to FCM and certain Fairholme Clients. Seritage Growth’s declaration of trust provides that shares of beneficial interest of Seritage Growth acquired or held in excess of the ownership limit will be transferred to a trust for the benefit of a designated charitable beneficiary, and that any person who acquires shares of beneficial interest of Seritage Growth in violation of the ownership limits will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid by such person for the shares (or, if such person did not give value for the shares, the market price on the day the shares were transferred to the trust) or the amount realized from the sale. Seritage Growth or its designee will have the right to purchase the shares from the trustee at this calculated price as well. In addition, a transfer of shares of beneficial interest of Seritage Growth in violation of the restrictions on ownership and transfer in the declaration of trust may be void under certain circumstances. Seritage Growth’s ownership limits may have the effect of delaying, deferring or preventing a change in control of Seritage Growth, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for Seritage Growth’s shareholders or otherwise be in their best interest. See “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer.”

Seritage Growth’s Tax Status

Seritage Growth intends to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, currently expected to occur commencing with the taxable year ending December 31, 2015. Seritage Growth’s qualification as a REIT depends upon its ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code, relating to, among other things, the sources of Seritage Growth’s gross income, the composition and value of its assets, its distribution levels and the diversity of ownership of its shares. Seritage Growth believes that, at the time of the Transaction, it will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that its intended manner of operation will enable Seritage Growth to meet the requirements for qualification and taxation as a REIT.

So long as Seritage Growth qualifies to be taxed as a REIT, it generally will not be required to pay U.S. federal income tax on its net REIT taxable income that it distributes currently to its shareholders. If Seritage Growth fails to qualify to be taxed as a REIT in any taxable year and does not qualify for certain statutory relief provisions, it would be subject to U.S. federal income tax at regular corporate rates and would be precluded from re-electing to be taxed as a REIT for the subsequent four taxable years following the year during which it lost REIT qualification. Even if Seritage Growth qualifies to be taxed as a REIT, it may be subject to certain U.S. federal, state, local and foreign taxes on its income or property, and the income of its taxable REIT subsidiaries (“TRSs”), if any, will be subject to taxation at regular corporate rates. See “U.S. Federal Income Tax Considerations.”

Our Status as an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act,” since we meet certain specifications under the JOBS Act such as having total annual gross revenue of under $1.0 billion. As an emerging growth company, we have chosen to take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. We have taken advantage of reduced disclosure regarding executive compensation arrangements and the presentation of certain historical financial information in this prospectus, and we may in the future choose to take advantage of some or all of the reduced reporting obligations, which include exceptions from requirements to provide an auditor’s attestation report on the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), to comply with certain audit firm rotation and audit rule requirements, to provide certain disclosure regarding executive compensation and to hold advisory votes on executive compensation, among other things. As a result, the information we provide to shareholders would be different than what you may receive from other public companies in which you hold stock. We will remain an emerging growth company until the earliest of:

•	the last day of the fiscal year (i) following the fifth anniversary of the completion of the Transaction or (ii) in which we have total annual gross revenue of at least $1.0 billion; or

•	the date on which Seritage Growth is deemed to be a “large accelerated filer,” which would occur if the market value of Seritage Growth common shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or

•	the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

See “Risk Factors—Risks Related to Our Business and Operations—For as long as we are an emerging growth company and while remaining a non-accelerated filer, we will not be required to comply with certain reporting requirements that apply to other public companies.”

QUESTIONS AND ANSWERS ABOUT THE COMPANY AND THE OFFERING

Set forth below are examples of what we anticipate will be commonly asked questions about this offering and the transactions contemplated thereby. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about this offering. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to this offering, Seritage Growth common shares and our business.

Exercising the rights and investing in Seritage Growth common shares involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 32 of this prospectus and all other information in this prospectus in its entirety before you decide whether to exercise your rights.

What is the rights offering?

Sears Holdings is distributing, at no charge, to holders of shares of its common stock as of the record date, transferable subscription rights to purchase Seritage Growth common shares in the amount of one subscription right for each full share of common stock of Sears Holdings owned by that stockholder as of the record date, except that holders of Sears Holdings’ restricted stock that is unvested as of the record date will receive cash awards in lieu of subscription rights. Each subscription right will entitle its holder to purchase from Seritage Growth one half of one Seritage Growth common share. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, as described below. We intend to apply to list the Seritage Growth common shares to be issued upon exercise of the subscription rights for trading on the New York Stock Exchange (the “NYSE”) under the ticker symbol “SRG.”

What is Seritage Growth?

Seritage Growth is a newly organized REIT that was formed in Maryland on June 3, 2015. Its principal offices are currently located at 3333 Beverly Road, Hoffman Estates, Illinois 60179. Its main telephone number is currently (847) 286-2500. Seritage Growth expects to change its principal offices and main telephone number prior to the completion of the Transaction. Seritage Growth intends to elect to be treated as a REIT under the Code.

Following the Transaction, Seritage Growth will be a publicly traded, self-administered, self-managed REIT primarily engaged in the real property business through its investment in Operating Partnership. Initially, our portfolio will consist of 235 Acquired Properties that are owned (or, in one case, ground-leased) by Sears Holdings as of the date of this prospectus, as well as the JV Interests that are owned by Sears Holdings as of the date of this prospectus. Operating Partnership will lease (or sublease) a substantial majority of the space at all but eleven of the Acquired Properties back to Sears Holdings under the Master Lease, with the remainder of such space leased to third-party tenants. A substantial majority of the space at the JV Properties is also leased by the JVs to Sears Holdings under the JV Master Leases. In addition, we will lease all of certain Acquired Properties and certain space within other Acquired Properties to third parties pursuant to leases under which Sears Holdings currently is the lessor and which will be assigned to us, along with certain redevelopment and other obligations under such leases. Lease agreements pursuant to which Sears Holdings currently leases space at certain of the Acquired Properties to Lands’ End will be treated as described in “Certain Relationships and Related Transactions—The Master Lease.” The Master Lease will provide Operating Partnership with the right to recapture up to approximately 50% of the space within the Stores (subject to certain exceptions), in addition to all of any automotive care centers which are free-standing or attached as “appendages” to the Stores, and all outparcels or outlots, as well as certain portions of parking areas and common areas, at the Acquired Properties leased to Sears Holdings under the Master Lease. Upon exercise of this recapture right, we must pay all costs and expenses for the separation of the recaptured space from the remaining Sears Holdings space and will have the right to reconfigure and rent such space to third-party tenants on terms we agree to with such third parties. The JV Master Leases provide each JV with a similar right in respect of its JV Properties (other than one property owned by the Macerich JV). We will also have the further right to recapture 100% of the space within the Sears Holdings main store located on each of 21 identified Acquired Properties, subject to a specified lease termination payment made to Sears Holdings. However, Sears Holdings will have the right to terminate the lease as to an Acquired Property or a JV Property if its earnings before interest, taxes, depreciation, amortization and rent costs (“EBITDAR”) for the twelve-month period ending as of the most recent fiscal quarter end attributable to such Acquired Property or JV Property is less than the rent attributable to it. Sears Holdings’ ability to exercise this termination right will be limited so that the aggregate base rent under the Master Lease in any lease year does not decline by more than 20% as a result of such terminations or, in the case of the JV Properties owned by the GGP JV, the Simon JV and the Macerich JV, so that the applicable JV Master Lease is not terminated as to more than four JV Properties, three JV Properties and three JV Properties, respectively, in any lease year.

Prior to the closing of this offering, we have not operated as a business; instead the Acquired Properties that make up our business were generally used in Sears Holdings’ retail operations and the JV Interests were owned by Sears Holdings. Following the closing of this offering and subscription for Seritage Growth common shares, we will be a publicly traded company independent from Sears Holdings, and Sears Holdings will not have any ownership interest in us.

In connection with the Transaction, we have entered into or will enter into various agreements with Sears Holdings that, among other things, govern the principal transactions relating to this offering and certain aspects of our relationship with Sears Holdings following the Transaction. These agreements were made or will be made in the context of our current relationship with Sears Holdings and were or will be negotiated in the overall context of the Transaction. Accordingly, the terms of these agreements may be different than those we could have negotiated with unaffiliated parties. For more information regarding the agreements between us and Sears Holdings, see “Certain Relationships and Related Transactions.”

What is a REIT?

Following the Transaction, Seritage Growth intends to qualify and elect to be taxed as a REIT under Sections 856 through 859 of the Code, which election is currently expected to occur commencing with the taxable year ending December 31, 2015. As a REIT, Seritage Growth generally will not be required to pay U.S. federal income tax on REIT taxable income it distributes to its shareholders. Seritage Growth’s qualification as a REIT depends upon its ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code, relating to, among other things, the sources of Seritage Growth’s gross income, the composition and value of its assets, its distribution levels and the diversity of ownership of its shares. Seritage Growth believes that, at the time of the Transaction, it will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that its intended manner of operation will enable Seritage Growth to meet the requirements for qualification and taxation as a REIT. Seritage Growth anticipates that distributions we make to shareholders generally will be taxable to shareholders as ordinary income, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. For a more complete discussion of the U.S. federal income tax treatment of distributions to Seritage Growth shareholders, see “U.S. Federal Income Tax Considerations.”

What are the OP Private Placement, the Non-Economic Shares Private Placement and the Non-Voting Shares Offering?

As of the date of this prospectus, ESL beneficially owns approximately 48.5% of the outstanding common stock of Sears Holdings (53.2% including shares issuable upon the exercise of warrants held by ESL), and Fairholme Clients beneficially own approximately 24.6% of the outstanding common stock of Sears Holdings. In light of the restrictions on ownership in Seritage Growth’s declaration of trust, we intend to enter into an agreement with FCM pursuant to which certain Fairholme Clients have the right to exchange subscription rights that, if exercised, would result in Fairholme Clients receiving, in the aggregate, in excess of 11.7% of the Seritage Growth common shares outstanding immediately following this offering for the Seritage Growth non-voting shares. These Seritage Growth non-voting shares are entitled to per-share dividends and distributions equal to those issued with respect to Seritage Growth common shares but have no voting power. We refer to this as the Non-Voting Shares Offering, and it is a part of this offering. In addition, we intend to enter into an agreement with ESL pursuant to which ESL will have the right to exchange (a) that portion of its subscription rights that, if exercised, would result in ESL receiving in excess of 3.1% of the Seritage Growth common shares to be outstanding immediately following this offering and (b) cash in the aggregate amount ESL would have paid had it exercised such subscription rights, plus the value of the Seritage Growth non-economic shares. ESL will have the right to exchange that portion of its subscription rights and cash for (i) Seritage Growth non-economic shares having 5.5% of the voting power of Seritage Growth but not entitled to dividends or distributions in the Non-Voting Shares Private Placement and (ii) Operating Partnership units constituting 44.9% of the Operating Partnership units outstanding immediately following the closing of the Transaction in the OP Private Placement. The ESL Private Placement and the Non-Voting Shares Offering to Fairholme Clients are intended to allow ESL and certain Fairholme Clients, respectively, to purchase interests in us in excess of the amounts they would otherwise be able to purchase in light of regulatory and tax considerations, including, in the case of ESL, the ownership limits set forth in Seritage Growth’s declaration of trust, which are designed to, among other purposes, protect Seritage Growth’s REIT status. Seritage Growth common shares that would be issued upon the exercise of any subscription rights exchanged in the ESL Private Placement and the Non-Voting Shares Offering will not be sold in this offering and will not be available as part of the over-subscription process.

What are the Seritage Private Placements?

In connection with the agreements to enter into the GGP JV and the Simon JV, respectively, each of GGP and Simon agreed to acquire 1,125,760 Seritage Growth common shares at a price of $29.58 per share (the subscription price for the rights offering), for an aggregate purchase price of $33.3 million for each of GGP and Simon, in the Seritage Private Placements. Seritage Growth will issue and sell these Seritage Growth common shares to each of GGP and Simon concurrently with the closing of this offering, subject to the satisfaction of certain other related closing conditions. The shares to be issued and sold in the Seritage Private Placements are not registered as part of, and are in addition to the Seritage Growth common shares offered in, this offering.

What is the basic subscription right?

Holders of the basic subscription rights will have the opportunity to purchase from Seritage Growth, in the aggregate, 53,298,899 Seritage Growth common shares at a subscription price of $29.58 per whole share (which amount would be reduced to give effect to the anticipated exchanges by ESL and Fairholme Clients). Sears Holdings has granted to you, as a stockholder of record on the record date, one subscription right allowing you to subscribe for one half of one Seritage Growth common share on the terms set forth in this offering, for every share of Sears Holdings common stock you owned at that time. Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, the number of shares issuable upon the exercise of the basic subscription right will be rounded down to the nearest whole share. The subscription rights are contractual obligations of Seritage Growth.

You may exercise all or a portion of your basic subscription right or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription right (after giving effect to any purchases or sales of subscription rights prior to the time of such exercise), you will not be entitled to purchase Seritage Growth common shares pursuant to the over-subscription privilege. If you are a registered holder of Sears Holdings common stock, the number of Seritage Growth common shares you may purchase pursuant to your basic subscription right is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee that uses the services of the Depository Trust Company (“DTC”), you will not receive a rights certificate. Instead, DTC will electronically issue one subscription right to your nominee record holder for every share of Sears Holdings common stock that you own as of the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

Holders of the basic subscription rights (other than ESL and Fairholme Clients) will not have the right to participate in the OP Private Placement, the Non-Economic Shares Private Placement or the Non-Voting Shares Offering and will not be entitled to purchase Seritage Growth non-economic shares or Seritage Growth non-voting shares in this offering.

What is the over-subscription privilege and how will Seritage Growth common shares be allocated in the rights offering?

If you purchase all of the Seritage Growth common shares available to you pursuant to your basic subscription rights, you may also choose to purchase from Seritage Growth a portion of any Seritage Growth common shares that other holders of subscription rights do not purchase through the exercise of their basic subscription rights. Only holders who fully exercise all of their basic subscription rights, after giving effect to any purchases or sales of subscription rights prior to the time of such exercise, may participate in the over-subscription privilege. ESL and Fairholme Clients may participate in the over-subscription privilege; however, in light of tax and regulatory restrictions, ESL and Fairholme Clients are expected to acquire interests in Seritage Growth and the Operating Partnership (in ESL’s case) and in Seritage Growth (in the case of Fairholme Clients) by means of the ESL Private Placement and the Non-Voting Shares Offering, respectively. Seritage Growth common shares with respect to any subscription rights exchanged in the ESL Private Placement and the Non-Voting Shares Offering will not be sold in this offering and will not be available as part of the over-subscription process. In no circumstance will any holder (other than Fairholme Clients, which are expected to receive the Excess Share Waivers) be allocated Seritage Growth common shares pursuant to the over-subscription privilege to the extent such allocation would result in such holder beneficially owning 9.6% or more of the outstanding shares of beneficial interest of Seritage Growth (as calculated for certain federal income tax purposes), nor will any holder, other than ESL and Fairholme Clients, participate in the OP Private Placement, the Non-Economic Shares Private Placement or the Non-Voting Shares Offering. See “Certain Relationships and Related Transactions—ESL Exchange Agreement” and “Certain Relationships and Related Transactions—Fairholme Exchange Agreement.”

If you wish to exercise your over-subscription privilege, you must indicate on your rights certificate, or the form provided by your nominee if your Sears Holdings shares are held in the name of a nominee, how many additional Seritage Growth common shares you would like to purchase pursuant to your over-subscription privilege, and provide payment as described below.

Seritage Growth common shares will be allocated in the rights offering as follows:

•	First, shares will be allocated to holders of rights who exercise their basic subscription rights for one-half of one Seritage Growth common share per exercised subscription right.

•	Second, any remaining shares that were eligible to be purchased in the rights offering will be allocated among the holders of rights who exercise the over-subscription privilege, in accordance with the following formula:

•	Each holder who exercises the over-subscription privilege will be allocated a percentage of the remaining shares equal to the percentage that results from dividing (i) the number of basic subscription rights which that holder exercised by (ii) the number of basic subscription rights which all holders who wish to participate in the over-subscription privilege validly exercised. Such percentage could result in the allocation of more or fewer over-subscription shares than the holder requested to purchase through the exercise of the over-subscription privilege.

•	For example, if Stockholder A holds 200 subscription rights and Stockholder B holds 300 subscription rights and they are the only two stockholders who exercise the over-subscription privilege, Stockholder A will be allocated 40% and Stockholder B will be allocated 60% of all remaining shares available. (Example A)

•	Third, if the allocation of remaining shares pursuant to the formula described above in the second step would result in any holder receiving a greater number of Seritage Growth common shares than that holder subscribed for pursuant to the over-subscription privilege, then such holder will be allocated only that number of shares for which the holder over-subscribed.

•	For example, if Stockholder A is allocated 100 shares pursuant to the formula described above but subscribed for only 40 additional shares pursuant to the over-subscription privilege, Stockholder A’s allocation would be reduced to 40 shares. (Example B)

•	Fourth, any Seritage Growth common shares that remain available as a result of the allocation described above being greater than a holder’s over-subscription request (the 60 additional shares in Example B above) will be allocated among all remaining holders who exercised the over-subscription privilege and whose initial over-subscription allocations were less than the number of shares they requested. This second allocation will be made pursuant to the same formula described above and repeated, if necessary, until all available Seritage Growth common shares have been allocated or all over-subscription requests have been satisfied in full.

However, in no circumstance will any holder (other than Fairholme Clients, which are expected to receive the Excess Share Waivers) be allocated Seritage Growth common shares pursuant to the over-subscription privilege to the extent such allocation would result in such holder beneficially owning 9.6% or more of the outstanding shares of beneficial interest of Seritage Growth (as calculated for certain federal income tax purposes), nor will any holder, other than ESL and Fairholme Clients, participate in the OP Private Placement, the Non-Economic Shares Private Placement or the Non-Voting Shares Offering. See “Risk Factors—Risks Related to the Offering—If you own more than 5.3% of the Sears Holdings common stock as of the record date, you will not be able to exercise all of your basic subscription rights received in the rights offering,” “Certain Relationships and Related Transactions—ESL Exchange Agreement” and “Certain Relationships and Related Transactions—Fairholme Exchange Agreement.” Seritage Growth common shares with respect to any subscription rights exchanged in the ESL Private Placement or the Non-Voting Shares Offering will not be sold in this offering and will not be available as part of the over-subscription process.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed common shares before the rights offering expires, if you wish to maximize the number of Seritage Growth common shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that could be available to you at the time you exercise your basic subscription rights (i.e., the aggregate payment for both your basic subscription right and for all additional shares you desire to purchase pursuant to your over-subscription request). See “The Rights Offering—The Subscription Rights—Over-subscription Privilege.” Any excess subscription payments received by the subscription agent, including payments for additional shares you requested to purchase pursuant to the over-subscription privilege but which were not allocated to you will be returned, without interest or penalty, promptly following the expiration of the rights offering.

Computershare Trust Company, N.A., our subscription agent for the rights offering, will determine, in its sole discretion, the over-subscription allocation based on the formula described above.

What is the purpose of the Transaction?

Sears Holdings believes that the Transaction would provide, among other things, financial and operational benefits to both us and Sears Holdings, including but not limited to the following expected benefits:

•	Additional Liquidity and Financial Flexibility. The Transaction is intended to monetize a portion of Sears Holdings’ real estate assets in a manner that provides current value to Sears Holdings while allowing Sears Holdings to continue to operate in its existing store locations and creating significant flexibility and potential upside for both us and Sears Holdings. Specifically, the Transaction will provide Sears Holdings the ability to rationalize certain of its real estate holdings in a deliberate and considered manner, immediately gain increased liquidity, and subsequently rationalize a portion of its rental costs to the extent its stores become unprofitable below certain levels.

•	Additional Strategic Opportunities. We will immediately have an income stream from an existing tenant, with enhanced flexibility as a lessor due to the ability to recapture substantial amounts of space from Sears Holdings and diversify its tenant mix by leasing recaptured space to other tenants. As a REIT, Seritage Growth will generally not pay income taxes on income that is distributed to shareholders, and will be required to distribute at least 90% of its REIT taxable income to shareholders. Sears Holdings expects the Transaction to facilitate strategic expansion opportunities for us by providing us with the ability to pursue transactions with other operators that would not pursue transactions with Sears Holdings as a current competitor and to diversify into different businesses.

•	Business-Appropriate Capital Structure. The Transaction will create an independent equity structure that will afford us direct access to capital markets and facilitate our ability to effect future real estate acquisitions utilizing Seritage Growth common shares and Operating Partnership units.

•	Focused Management. The Transaction will allow management of each of Sears Holdings and Seritage Growth to devote time and attention to the development and implementation of corporate strategies and policies that are based on the specific business characteristics of the respective companies, and to design more tailored compensation structures that better reflect these strategies, policies and business characteristics. Our separate equity-based compensation arrangements should more closely align the interests of management with the interests of shareholders and more directly incentivize our employees and attract new talent.

•	Distinct Investment Opportunities. The Transaction will provide investors with two distinct and targeted investment opportunities. Since the subscription rights are being distributed at no charge to Sears Holdings’ existing stockholders, stockholders will have the choice to acquire a stake in Seritage Growth in addition to retaining their existing Sears Holdings stake.

What are the GGP JV, the Simon JV and the Macerich JV?

The GGP JV is a joint venture between Sears Holdings and GGP formed on March 31, 2015. The Simon JV is a joint venture between Sears Holdings and Simon formed on April 13, 2015. The Macerich JV is a joint venture between Sears Holdings and Macerich formed on April 30, 2015. Each JV entered into a sale-leaseback transaction with Sears Holdings with respect to the JV Properties, which consist of twelve properties sold by Sears Holdings to the GGP JV, ten properties sold by Sears Holdings to the Simon JV and nine properties sold by Sears Holdings to the Macerich JV. The JVs currently own the JV Properties and lease them to Sears Holdings under their respective JV Master Leases, as well as to certain third parties under third-party leases. Except with respect to the rent amounts and the properties covered, the general formats of the JV Master Leases are similar to one another and to the Master Lease, including with respect to the lessor’s right to recapture space leased to Sears Holdings (other than at one property owned by the Macerich JV) and Sears Holdings’ right to terminate a portion of the lease as to certain properties.

As of the date of this prospectus, each of GGP and Sears Holdings owns a 50% interest in the GGP JV, each of Simon and Sears Holdings owns a 50% interest in the Simon JV and each of Macerich and Sears Holdings owns a 50% interest in the Macerich JV. In the Transaction, Sears Holdings will sell to Operating Partnership its 50% interests in the GGP JV, the Simon JV and the Macerich JV for $165 million, $114 million and $150 million, respectively (which is equal to the purchase price previously paid by GGP, Simon and Macerich, respectively, for their 50% interests in the applicable JVs). As a result, the GGP JV will become a joint venture between Operating Partnership and GGP, the Simon JV will become a joint venture between Operating Partnership, and Simon and the Macerich JV will become a joint venture between Operating Partnership and Macerich.

Each JV will be governed by an executive committee that consists of one representative designated by GGP, Simon or Macerich, as applicable, and one representative that, following the Transaction, will be designated by us. Day-to-day operation of the GGP JV, the Simon JV and the Macerich JV and responsibility for leasing and redevelopment activities related to the JV Properties owned by each JV, are generally delegated to GGP, Simon and Macerich, respectively, subject to certain exceptions and to mutual approval of major decisions relating to the JV Properties or the applicable JV. In addition, GGP will be entitled to certain fees in connection with the management, leasing and development of the JV Properties owned by the GGP JV, except that if GGP fails to meet certain leasing performance conditions by March 31, 2018, we (assuming the applicable JV Interest has been transferred to us) will have increased involvement in leasing. Similarly, Simon will be entitled to certain fees in connection with the management, leasing and development of the JV Properties owned by the Simon JV, except that if Simon fails to meet certain leasing performance conditions by April 13, 2018, we (assuming the applicable JV Interest has been transferred to us) will have increased involvement in leasing. Likewise, Macerich will be entitled to certain fees in connection with the management, lease and development of the JV Properties owned by the Macerich JV, except that if Macerich fails to meet certain leasing performance conditions by April 30, 2018, we (assuming the applicable JV Interest has been transferred to us) will have increased involvement in leasing. In addition, at any time after March 31, 2018 in the case of the GGP JV, April 13, 2018, in the case of the Simon JV, and April 30, 2018 in the case of the Macerich JV we will have the right to cause GGP to purchase from the GGP JV, Simon to purchase from the Simon JV, or Macerich to purchase from the Macerich JV, as applicable, any JV Property owned by the applicable JV with respect to which a certain third-party leasing threshold has been satisfied at the fair market value of the property, less certain mortgage loans and other debt in respect of such property and certain selling expenses. A substantial majority of the space at the JV Properties is leased by the JVs to Sears Holdings under the JV Master Leases. See “Business and Properties—The GGP JV, the Simon JV and the Macerich JV.”

How was the $29.58 per share subscription price determined?

In determining the subscription price, the board of directors of Sears Holdings considered, among other things, (1) the opinion of Duff & Phelps LLC, which it engaged to act as a financial advisor in connection with the Transaction, (2) the appraisal reports of Cushman & Wakefield, which assisted in valuing the Acquired Properties, (3) the desirability of broad participation in the rights offering by Sears Holdings’ stockholders and of the development of a trading market for both the subscription rights and Seritage Growth common shares, (4) the fair market value of the Acquired Properties and the JV Interests purchased in the Transaction, including the terms of the Master Lease, and (5) Seritage Growth’s liquidity needs and the aggregate amount of proceeds to be paid to Sears Holdings pursuant to the Transaction if the rights offering were fully subscribed.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, you will not receive any Seritage Growth common shares.

The number of shares of Sears Holdings common stock that you own, and your percentage ownership, will not change as a result of the rights offering. If you do not exercise your subscription rights to purchase Seritage

Growth common shares, following the Transaction you will no longer retain an ownership interest in the assets and liabilities transferred to us, as the common stock of Sears Holdings that you hold will no longer reflect the activities, assets or liabilities transferred to us. In addition, the trading price of Sears Holdings common stock immediately following the rights offering may be higher or lower than immediately prior to the rights offering because the assets and liabilities transferred to us will no longer be held by Sears Holdings, those assets and liabilities and related activities will no longer be reflected in Sears Holdings financial statements, and Sears Holdings will receive cash proceeds of approximately $2,677.3 million as a result of the sale of the Acquired Properties and the JV Interests to us (including the distribution of the net proceeds of the debt incurred in the Financing, which will become, on a consolidated basis, indebtedness of the Operating Partnership and Seritage Growth) and will become obligated to pay rent (of $140.0 million per year, initially) as well as other charges associated with the Acquired Properties pursuant to the Master Lease. See “Certain Relationships and Related Transactions—The Master Lease.”

See “Risk Factors—Risks Related to the Offering—If you receive and exercise the subscription rights, you may be subject to adverse U.S. federal income tax consequences” and “Risk Factors—Risks Related to the Offering—If you receive but do not sell or exercise the subscription rights before they expire, you may be subject to adverse U.S. federal income tax consequences.”

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payments before the rights offering expires on July 2, 2015 at 5:00 p.m., New York City time. If you hold your shares of Sears Holdings common stock in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights. Although Sears Holdings may, in its discretion, extend the expiration date of the rights offering, it currently does not intend to do so. In addition, Sears Holdings may cancel the rights offering for various reasons. If the rights offering is cancelled, all subscription payments received will be returned, without interest or penalty, as soon as practicable. See “The Rights Offering—Conditions, Withdrawal and Cancellation.”

Although we will make reasonable attempts to provide this prospectus to Sears Holdings’ stockholders, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

Yes. The subscription rights are transferable during the course of the subscription period and we intend to apply to list the subscription rights for trading on the NYSE under the symbol “SRGRT.” We expect that a limited market, commonly known as a “when-issued” trading market, will develop on the NYSE for the subscription rights. We currently expect that the subscription rights will begin to trade on a when-issued basis on the date of this prospectus and will continue to trade until 4:00 p.m., New York City time, on June 26, 2015, the fourth business day prior to the scheduled expiration date of the rights offering (or, if the offer is extended, on the fourth business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to exercise them to purchase Seritage Growth common shares. However, the subscription rights are a new issue of securities with no prior trading market, and there may be insufficient liquidity in any trading market for the subscription rights or the market value of the subscription rights may be lower than expected.

If you hold your Sears Holdings common shares through a broker, custodian bank or other nominee, you may sell your subscription rights by contacting your broker, custodian bank or other nominee until the close of business on the business day preceding the expiration date of this rights offering. To sell your subscription rights, in addition to any other procedures your broker, custodian bank or other nominee may require, you must deliver your order to sell to your broker, custodian bank or other nominee such that it will be actually received prior to 4:00 p.m., New York City time, on June 26, 2015, the fourth business day prior to the expiration date of this rights offering. If you are a record holder of a subscription rights certificate, you may take your subscription rights certificate to a broker who can sell your subscription rights for you. To do so, you must deliver your properly executed subscription rights certificate, with appropriate instructions, and any additional documentation required by the broker. Commissions and applicable taxes or broker fees may apply if you sell your subscription rights. See “The Rights Offering—Transferability of Subscription Rights.”

What is the effect of transferring subscription rights?

You may transfer or sell your subscription rights if you do not want to exercise them to purchase Seritage Growth common shares. However, if you transfer all or a portion of your subscription rights, you will be unable to purchase the Seritage Growth common shares underlying such transferred rights. In addition, if you transfer all or a portion of your subscription rights, you will not be entitled to exercise the over-subscription privilege with respect to the portion of your rights so transferred.

What is the effect of purchasing subscription rights?

If you purchase subscription rights prior to the expiration of the subscription period, you may exercise such subscription rights and the over-subscription privilege related thereto or further transfer such subscription rights in accordance with the terms set forth in this prospectus. If Sears Holdings cancels the rights offering, the subscription rights will be void, of no value and will cease to be exercisable for Seritage Growth common shares. If you purchase subscription rights during the subscription period and Sears Holdings cancels the rights offering, you will lose the entire purchase price paid to acquire such subscription rights in the market; however any subscription payments that you paid and that were received by the subscription agent will be returned to you, without interest or penalty, as soon as practicable. See “Risk Factors—Risks Related to the Offering—Sears Holdings may cancel the rights offering at any time prior to the expiration of the rights offering and in such case neither Sears Holdings nor the subscription agent will have any obligation to you except to return your exercise payments.”

Is Sears Holdings requiring a minimum subscription to complete the offering?

Yes. Sears Holdings is requiring that the offering be fully subscribed (including taking into account any exchanges by ESL or any Fairholme Client) to complete the offering. If this offering is not fully subscribed, the offering will be terminated unless the Sears Holdings board of directors, in its sole discretion, waives the minimum subscription requirement. If the rights offering is terminated, any money received by the subscription agent from subscribing stockholders will be refunded promptly, without interest or deduction.

Are there any conditions to closing the rights offering?

Yes. Sears Holdings’ obligation to close the rights offering and to distribute the Seritage Growth common shares subscribed for in the rights offering is conditioned upon the satisfaction or waiver of certain conditions, including that the board of directors of Sears Holdings does not determine, in its sole discretion, that the rights offering is not in the best interest of Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering (which could occur if, among other things, we do not receive sufficient proceeds from this offering, the OP Private Placement, the Seritage Private Placements and the Non-Economic Shares Private Placement, or if the Acquired Entities do not receive sufficient proceeds from the Financing). See “The Rights Offering—Conditions, Withdrawal and Cancellation.”

Can Sears Holdings cancel or extend the rights offering?

The rights offering is subject to the satisfaction or waiver of certain conditions. In addition, Sears Holdings has the right to withdraw and cancel the rights offering if, at any time prior to its expiration, the board of directors of Sears Holdings determines, in its sole discretion, that the rights offering is not in the best interest of Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering. If the rights offering is cancelled, any money received by the subscription agent from subscribing holders of rights will be returned, without interest or penalty, as soon as practicable. If Sears Holdings cancels the rights offering, the subscription rights will be void, of no value and will cease to be exercisable for Seritage Growth common shares. If you purchase rights during the subscription period and Sears Holdings cancels the rights offering, you will lose the entire purchase price paid to acquire such subscription rights in the market; however, any subscription payments that you paid and that were received by the subscription agent will be returned to you, without interest or penalty, as soon as practicable. Sears Holdings may also extend the rights offering for additional periods ending no later than July 17, 2015, although it does not presently intend to do so.

You should discuss with your tax advisor the tax consequences of receiving subscription rights if Sears Holdings subsequently cancels the rights offering. See “What are the material U.S. federal income tax consequences if I receive a subscription right from Sears Holdings and Sears Holdings subsequently cancels the rights offering?”

Will Sears Holdings’ directors and officers and Seritage Growth’s trustees and officers be able to exercise their subscription rights?

Sears Holdings’ directors and officers and Seritage Growth’s trustees and officers that hold shares of Sears Holdings’ common stock, excluding shares of Sears Holdings’ restricted stock that is unvested as of the record date, may participate in the rights offering at the same subscription price per share as all other holders of subscription rights, but none of Sears Holdings’ directors and officers nor our trustees and officers is obligated to participate.

Holders of Sears Holdings’ restricted stock that is unvested as of the record date will receive a cash award, to be paid on the applicable vesting date, in lieu of any right such holder may have to receive subscription rights with respect to such unvested restricted stock. Such cash awards will represent the right to receive, on the applicable vesting date, a cash payment from Sears Holdings equal to the value of the subscription rights that would have been distributed to such holder had such holder’s unvested restricted stock been unrestricted shares of Sears Holdings’ common stock, calculated on the basis of the volume-weighted average trading price per subscription right for the 10 trading-day period beginning on the first day on which the subscription rights trade on the NYSE. The subscription rights are expected to begin to trade on the NYSE on the first business day following the distribution of the subscription rights.

Has the Sears Holdings board of directors made a recommendation to Sears Holdings stockholders regarding the rights offering?

No. Neither Sears Holdings nor Seritage Growth, nor their respective boards, is making any recommendation regarding the exercise of the subscription rights or the purchase, retention or sale of Sears Holdings common stock or Seritage Growth common shares. Stockholders who exercise subscription rights will incur investment risk on new money invested. Neither we nor Sears Holdings can predict the price at which Seritage Growth common shares will trade after this offering. The market price for Seritage Growth common shares may be below the subscription price, and if you purchase common shares at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in Seritage Growth common shares.

ESL beneficially owns approximately 48.5% of Sears Holdings’ outstanding shares of common stock as of the date of this prospectus (53.2% including shares issuable upon the exercise of warrants held by ESL). Edward S. Lampert is the Chairman of the Board and Chief Executive Officer of Sears Holdings and Chairman and Chief Executive Officer of ESL. You should not view the intentions of ESL or Mr. Lampert as a recommendation or other indication, by them or any member of the Sears Holdings or Seritage Growth boards, regarding whether the exercise of the subscription rights is or is not in your best interests.

How do I exercise my subscription rights if I am a registered holder of Sears Holdings Common Stock?

If you are a registered holder of Sears Holdings common stock and you wish to participate in the rights offering, you must take the following steps:

•	deliver payment (as set forth below) to the subscription agent before 5:00 p.m., New York City time, on July 2, 2015; and

•	deliver a properly completed and duly executed rights certificate to the subscription agent before 5:00 p.m., New York City time, on July 2, 2015.

In certain cases, you may be required to provide additional documentation or signature guarantees. For example, your signature on the rights certificate must be guaranteed by an eligible institution unless you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights or you are an eligible institution. See “The Rights Offering” for more information.

Please follow the delivery instructions on the rights certificate. Do not deliver subscription documents, the rights certificate or payment to Sears Holdings or to us. The risk of delivery to the subscription agent of your subscription documents, rights certificate and payment is borne by you, and not by us, Sears Holdings or the subscription agent. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them prior to 5:00 p.m., New York City time, on July 2, 2015.

You must timely pay the full subscription price in U.S. dollars for the full number of Seritage Growth common shares you wish to acquire in the rights offering, including any shares you wish to acquire pursuant to the over-subscription privilege. You must deliver to the subscription agent payment in full, by cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below, before the expiration of the rights offering period. Personal checks and wire transfers will not be accepted.

How do I participate in the rights offering if my shares are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of Sears Holdings common stock in the name of a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf in accordance with your instructions. If you wish to purchase Seritage Growth common shares through the rights offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering.

How do I exercise subscription rights that were purchased during the subscription period?

If you purchased subscription rights during the subscription period through a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, your broker, dealer, custodian bank or other nominee must exercise the subscription rights on your behalf. If you wish to exercise your subscription rights and purchase Seritage Growth common shares through the rights offering, you should contact your nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering.

If you purchased subscription rights during the subscription period directly from a registered holder of Sears Holdings common stock, you should contact the subscription agent as soon as possible regarding the exercise of your subscription rights. Please follow the instructions of the subscription agent in order to properly exercise your subscription rights. See “The Rights Offering—Method of Exercising Subscription Rights.”

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of Sears Holdings’ common stock on the record date, based on the stockholder registry maintained by the transfer agent for Sears Holdings’ common stock. If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, you will not receive an actual subscription rights certificate. Instead, DTC will electronically issue one subscription right to your nominee record holder for every share of Sears Holdings common stock that you beneficially own as of the record date.

What form of payment must I use to pay the subscription price?

You must timely pay the full subscription price in U.S. dollars for the full number of Seritage Growth common shares you wish to acquire in the rights offering, including any shares you wish to acquire pursuant to the over-subscription privilege. You must deliver to the subscription agent payment in full, by cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below, before the expiration of the rights offering period. Personal checks and wire transfers will not be accepted.

If you send a subscription payment that is insufficient to purchase the number of Seritage Growth common shares you requested, or if the number of shares you requested is not specified in the rights certificate or subscription documents, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of Seritage Growth common shares under the over-subscription privilege and the elimination of fractional shares.

If you send a subscription payment that exceeds the amount necessary to purchase the number of Seritage Growth common shares for which you have indicated an intention to purchase, then the remaining amount will be returned to you by the subscription agent, without interest or penalty, as soon as practicable following the expiration of the rights offering.

What is the record date for the rights offering?

Record ownership will be determined as of the close of business on June 11, 2015 (the “record date”).

When will I receive my Seritage Growth common shares?

The distribution of the Seritage Growth common shares will be made by way of direct registration in book-entry form. No share certificates will be issued. If you purchase Seritage Growth common shares in the rights offering, as soon as practicable after the closing of the rights offering and the valid exercise of subscription rights pursuant to the basic subscription right and over-subscription privilege, and after all allocations and adjustments contemplated by the terms of the rights offering have been effected, the subscription agent will (i) credit your account or the account of your record holder with the number of Seritage Growth common shares that you purchased pursuant to the basic subscription right and the over-subscription privilege and (ii) mail to each holder of subscription rights who exercises the over-subscription privilege any excess amount, without interest or penalty, received in payment of the subscription price for excess Seritage Growth common shares that are subscribed for by such holder of subscription rights but not allocated to such holder of subscription rights pursuant to the over-subscription privilege.

After I exercise my subscription rights and send in my payment, may I withdraw or cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is cancelled, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase Seritage Growth common shares at a price of $29.58 per whole share.

What effect does this offering have on the outstanding common stock of Sears Holdings?

The issuance of Seritage Growth shares of beneficial interest in this offering, the Non-Economic Shares Private Placement and the Seritage Private Placements will not affect the number of shares of Sears Holdings common stock you own or your percentage ownership of Sears Holdings. If you do not exercise your subscription rights to purchase Seritage Growth common shares, following the Transaction you will no longer retain an ownership interest in the assets and liabilities transferred to us, as the common stock of Sears Holdings that you hold will no longer reflect the activities, assets or liabilities transferred to us. In addition, the trading price of Sears Holdings common stock immediately following this offering may be higher or lower than immediately prior to this offering because the assets and liabilities transferred to us will no longer be held by Sears Holdings, those assets and liabilities and related activities will no longer be reflected in Sears Holdings financial statements, and Sears Holdings will receive cash proceeds of approximately $2,677.3 million as a result of the sale of the Acquired Properties and the JV Interests to us (including the distribution of the net proceeds of the debt incurred in the Financing, which will become, on a consolidated basis, indebtedness of Operating Partnership and Seritage Growth) and will become obligated to pay rent (of $140.0 million per year, initially) as well as other charges associated with the Acquired Properties pursuant to the Master Lease. See “Certain Relationships and Related Transactions—The Master Lease.”

What is the expected distribution policy of Seritage Growth?

Seritage Growth intends to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes. U.S. federal income tax law generally requires, among other things, that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, and that it pay regular corporate rates to the extent that it annually distributes less than 100% of its taxable income.

Seritage Growth currently intends to pay quarterly distributions in cash. For purposes of satisfying the minimum distribution requirement to qualify for and maintain REIT status, Seritage Growth’s taxable income will be calculated without reference to its cash flow. Consequently, under certain circumstances, Seritage Growth may not have available cash to pay its required distributions and may distribute a portion of its dividends in the form of Seritage Growth common shares. In either event, a shareholder of Seritage Growth will be required to report dividend income to the extent of current or accumulated earnings and profit as a result of such distributions even though Seritage Growth distributed only nominal amounts of cash to such shareholder. The Internal Revenue Service (the “IRS”) has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in shares as taxable dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but Seritage Growth could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/share dividends, but that revenue procedure does not apply to Seritage Growth’s taxable year ending December 31, 2015 and future taxable years. Accordingly, it is unclear whether and to what extent Seritage Growth will be able to make taxable dividends payable in-kind. For more information, see “U.S. Federal Income Tax Considerations.” Seritage Growth currently believes that it will have sufficient available cash to pay its required distribution for 2015 in cash but there can be no assurance that this will be the case.

It presently is anticipated that acquisitions, investment and redevelopment activities with respect to our properties will be financed through internally generated cash flow, borrowings under the debt agreements to be entered into by Operating Partnership in connection with the Transaction, other debt financing or the issuance of equity securities. To the extent that those sources of funds are insufficient to meet all such cash needs, or the cost of such financing exceeds the cash flow generated by our properties for any period, cash available for distribution could be reduced. In that event, we may also borrow funds, liquidate or sell a portion of our properties or investments or find another source of funds, such as the issuance of equity securities, in order to pay required distributions. See “Risk Factors—Risk Related to Status as a REIT.”

Seritage Growth anticipates that its distributions generally will be taxable as ordinary income to its shareholders, although a portion of the distributions may be designated by Seritage Growth as qualified dividend income or capital gain or may constitute a return of capital. Seritage Growth will furnish annually to each Seritage Growth shareholder a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For a more complete discussion of the U.S. federal income tax treatment of distributions to shareholders of Seritage Growth, see “U.S. Federal Income Tax Considerations.”

Are there risks in exercising my subscription rights?

Yes. Exercising the rights and investing in Seritage Growth common shares involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 32 of this prospectus, and all other information in this prospectus in its entirety before you decide whether to exercise your rights.

If the rights offering is not completed, will my subscription payment be refunded to me?

The subscription agent will hold all funds it receives in escrow in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. If you own shares of Sears Holdings common stock in the name of a broker, dealer, custodian bank or other nominee, it may take longer for you to receive your subscription payment because the subscription agent will return payments through the nominee record holder of your shares. If you purchase rights during the subscription period and Sears Holdings cancels the rights offering, you will lose the entire purchase price paid to acquire such subscription rights in the market; however any subscription payments that you paid and that were received by the subscription agent will be returned to you, without interest or penalty, as soon as practicable. See “Risk Factors—Risks Related to the Offering—Sears Holdings may cancel the rights offering at any time prior to the expiration of the rights offering and in such case neither Sears Holdings nor the subscription agent will have any obligation to you except to return your exercise payments.”

Will the rights be listed on a securities exchange?

The subscription rights are transferable during the course of the subscription period and we intend to apply to list the subscription rights for trading on the NYSE under the symbol “ SRGRT.” No public market currently exists for the subscription rights. We currently expect that they will begin to trade on a when-issued basis on the date of this prospectus, and will continue to trade until 4:00 p.m., New York City time, on June 26, 2015, the fourth business day prior to the scheduled expiration date of this rights offering (or if the offer is extended, on the fourth business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to purchase any or all of the Seritage Growth common shares you are entitled to purchase through the rights offering. However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you with any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights.

Will the Seritage Growth common shares be listed on a securities exchange?

We intend to apply to list the Seritage Growth common shares on the NYSE under the symbol “SRG” and expect that trading will begin the first trading day after the completion of this offering. Currently, there is no public market for Seritage Growth common shares. We cannot predict the trading prices for the common shares or whether an active trading market for the common shares will develop. See “Risk Factors—Risks Related to the Offering—There is currently no public market for Seritage Growth common shares. An active trading market for Seritage Growth common shares may not develop following this offering, and you may be unable to sell your shares at a price above the initial public offering price or at all.

What will happen to the listing of Sears Holdings shares?

Sears Holdings shares will continue to be traded on the NASDAQ Global Select Market under the symbol “SHLD.”

What if I want to sell my Sears Holdings common stock or my Seritage Growth common shares?

You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. Neither Sears Holdings nor Seritage Growth, nor their respective boards, is making any recommendation regarding the exercise of the subscription rights or the purchase, retention or sale of Sears Holdings common stock or Seritage Growth common shares. In addition, the trading price of Sears Holdings common stock immediately following the Transaction may be higher or lower than immediately prior to the Transaction because the assets and liabilities of transferred to us will no longer be held by Sears Holdings, those assets and liabilities and related activities will no longer be reflected in Sears Holdings financial statements and Sears Holdings will receive cash proceeds of approximately $2,677.3 million as a result of the sale of the Acquired Properties and the JV Interests to us (including the distribution of the net proceeds of the debt incurred in the Financing, which will be assumed by Operating Partnership) and will become obligated to pay rent (of $140.0 million per year, initially) as well as other charges associated with the properties pursuant to the Master Lease. See “Certain Relationships and Related Transactions—The Master Lease.”

If you decide to sell any shares of Sears Holdings common stock before the record date, you will not receive any subscription rights described in this prospectus in respect of the shares sold. If you own Sears Holdings common stock on the record date and sell those shares after the record date, you will still receive the subscription rights that you would be entitled to receive in respect of the Sears Holdings common stock you owned on the record date.

What fees or charges apply if I purchase Seritage Growth common shares in the rights offering?

Sears Holdings is not charging any fee or sales commission to issue subscription rights to you or to deliver shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your intermediary may charge you.

What are the material U.S. federal income tax consequences if I receive and exercise a subscription right?

You should discuss with your tax advisor the tax consequences of receiving and exercising a subscription right; however, if you receive a subscription right and exercise that right, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) no additional income upon the exercise of the subscription right. You will need to fund any tax resulting from the receipt of the subscription right with cash from other sources. For a detailed discussion, see “U.S. Federal Income Tax Considerations.”

What are the material U.S. federal income tax consequences if I receive and sell a subscription right?

You should discuss the tax consequences of receiving and selling a subscription right with your tax advisor; however, if you receive a subscription right and sell that right, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) short-term capital gain or loss on the sale of the subscription right equal to the difference between the proceeds received upon the sale and the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings. It is possible that the sale proceeds received upon a sale of the subscription rights will be less than any tax resulting from your receipt of the subscription right. In this event, you will generally need to fund the remaining portion of any tax with cash from other sources. For a detailed discussion, see “U.S. Federal Income Tax Considerations.”

What are the material U.S. federal income tax consequences if I receive and do not sell or exercise the right before it expires?

You should discuss with your tax advisor the tax consequences of receiving a subscription right and neither selling nor exercising that right; however, if you receive a subscription right from Sears Holdings and do not sell or exercise that right before it expires, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) a short-term capital loss upon the expiration of such right in an amount equal to your adjusted tax basis (if any) in such right. In general, capital losses are available to offset only capital gains and may not be used to offset dividend or other income (except, to the extent of up to $3,000 of capital loss per year, in the case of a non-corporate U.S. shareholder). Accordingly, if you receive a subscription right from Sears Holdings and take no action, you may owe tax and need to fund that tax with cash from other sources. See “Risk Factors—Risks Related to the Offering—If you receive but do not sell or exercise the subscription rights before they expire, you may be subject to adverse U.S. federal income tax consequences.” For a detailed discussion, see “U.S. Federal Income Tax Considerations.”

How will I be impacted if the distribution of rights to me is subject to withholding tax?

In certain circumstances, withholding tax or backup withholding tax may apply to the distribution by Sears Holdings of the subscription rights. If withholding tax or backup withholding tax applies to the distribution of the subscription rights to you, your broker (or other applicable withholding agent) will be required to remit any such withholding tax or backup withholding tax in cash to the IRS. Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such withholding tax by asking you to provide the funds, by using funds in your account with the broker or by selling (on your behalf) all or a portion of the subscription rights or by another means (if any) available. For a detailed discussion, see “U.S. Federal Income Tax Considerations.”

What are the material U.S. federal income tax consequences if I receive a subscription right from Sears Holdings and Sears Holdings subsequently cancels the rights offering?

You should discuss with your tax advisor the tax consequences of receiving a subscription right if Sears Holdings subsequently cancels the rights offering. There are limited authorities addressing the tax consequences that would apply to you in this circumstance. Certain of the authorities suggest that in this circumstance you may not have taxable dividend income upon the receipt of the subscription rights if you do not sell or otherwise dispose of the rights and if the receipt and cancellation occur in the same taxable year. However, the scope of those authorities is unclear and Sears Holdings (and any other applicable withholding agent) is likely to take the position, for information reporting and withholding purposes, that you have taxable dividend income upon the receipt of the subscription rights even if Sears Holdings subsequently cancels the rights offering. If withholding tax is withheld from you in this event, you may wish to seek a refund of such amount from the IRS.

If you do have taxable dividend income upon the receipt of a subscription right even though Sears Holdings subsequently cancels the rights offering, you should generally expect to have a short-term capital loss upon the cancellation of the subscription right in an amount equal to your adjusted tax basis (if any) in such right. In general, capital losses are available to offset only capital gains and may not be used to offset dividend or other income (except, to the extent of up to $3,000 of capital loss per year, in the case of a non-corporate U.S. shareholder). For a detailed discussion, see “U.S. Federal Income Tax Considerations.”

How do I exercise my subscription rights if I live outside of the United States and Canada or have an army post office or fleet post office address?

The subscription agent will hold rights certificates for holders of Sears Holdings common stock having an address outside the United States and Canada, or who have an Army Post Office (APO) address or Fleet Post Office (FPO) address. In order to exercise subscription rights, such stockholders must notify the subscription agent and timely follow the additional procedures described under the heading “The Rights Offering—Foreign Stockholders.”

To whom should I send my forms and payment?

If your Sears Holdings shares are held in the name of a broker, dealer or other nominee, you should send your subscription documents and subscription payment to that nominee.

If you are the record holder, you should send your subscription documents, rights certificate and subscription payment by first class mail or courier service to:

By Registered Certified or Express Mail:	By Overnight Courier:

Computershare	Computershare
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street
Providence, RI 02940-3011	Suite V
Canton, MA 02021

The risk of delivery to the subscription agent of subscription documents, rights certificates and subscription payments is borne by the holders of subscription rights, and not by us, Sears Holdings or the subscription agent. You should allow sufficient time for delivery of your subscription materials to the subscription agent.

How will this offering affect outstanding Sears Holdings warrants?

On November 21, 2014, Sears Holdings issued an aggregate of approximately 22 million warrants. Each warrant, when exercised, entitles the holder thereof to purchase one share of Sears Holdings common stock at an exercise price of $28.41 per share under the terms of the warrant agreement. The exercise price and the number of shares of Sears Holdings common stock issuable upon exercise of a warrant are subject to adjustment in certain circumstances as provided in the related warrant agreement. Because Sears Holdings is distributing the subscription rights to holders of its common stock as of the record date, holders of Sears Holdings warrants will not receive subscription rights for their warrants or the shares of Sears Holdings common stock for which such warrants may be exercised unless they exercise their warrants and are issued Sears Holdings common stock prior to the record date.

How will this offering affect participants of the savings plans sponsored within the Sears Holdings controlled group of corporations?

The Sears Holdings Savings Plan and the Sears Holdings Puerto Rico Savings Plan (collectively, the “Savings Plans”) offer an employer stock fund through which participants (current and former Sears Holdings employees) may invest in Sears Holdings common stock. The applicable trust of each Savings Plan will, on behalf of each participant, receive one subscription right for each full share of Sears Holdings common stock held in the Sears Holdings stock fund under the applicable Savings Plan as of the record date. If necessary Sears Holdings will apply to the U.S. Department of Labor requesting that it grant a prohibited transaction exemption, effective as of the date of the distribution of the subscription rights, with respect to the acquisition, holding and disposition of the subscription rights by the Savings Plans. It is anticipated that an independent fiduciary will be engaged for each Savings Plan to determine whether and/or when to exercise or sell the subscription rights on behalf of the trusts of the Savings Plans, subject to the terms of any prohibited transaction exemption. Proceeds from the exercise or sale of the subscription rights will be credited to the Sears Holdings Stock Fund and reflected in the unit value of that fund, in accordance with the Savings Plans and related trust documents.

Whom should I contact if I have other questions?

If you have more questions about this offering or need additional copies of the offering documents, please contact Georgeson Inc., our information agent, by calling (866) 257-5415 (toll-free) or emailing SearsSeritageOffer@georgeson.com.

THIS OFFERING

Securities Offered by Us	Sears Holdings is distributing, at no charge, to holders of shares of its common stock as of the record date, transferable subscription rights to purchase from Seritage Growth up to an aggregate of 53,298,899 Seritage Growth common shares (which amount would be reduced to give effect to the anticipated exchanges by ESL and Fairholme Clients), at a price of $29.58 per share. Sears Holdings will distribute to each holder of its common stock one subscription right for each full share of its common stock owned by that stockholder as of 5:00 p.m., New York City time, on June 11, 2015, the Record Date, except that holders of Sears Holdings’ restricted stock that is unvested as of the Record Date are expected to receive a cash award (equal to the value of the subscription rights that would have been distributed to such holder) in lieu of subscription rights. Each subscription right is a contractual obligation of Seritage Growth that allows the holder thereof to subscribe for one half of one Seritage Growth common shares at any time following the holder’s receipt of a subscription rights certificate and prior to the expiration date. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege. The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on July 2, 2015.

Seritage Growth is also offering to certain Fairholme Clients 9,527,194 Seritage Growth non-voting shares at a price of $29.58 per share (the subscription price for the rights offering), in lieu of certain Class A Common Shares. FCM has advised us that it anticipates that certain Fairholme Clients, subject to the final terms of the offering and other considerations including market conditions and tax, regulatory and investment mandate restrictions, are likely to exchange a portion of their subscription rights for the Seritage Growth non-voting shares and that, subject to such considerations, certain other Fairholme Clients are likely to exercise their subscription rights to purchase Seritage Growth common shares. This offering also includes 9,527,194 Seritage Growth common shares that may be issued from time to time upon conversion of the Seritage Growth non-voting shares. See “Description of Shares of Beneficial Interest—Non-Voting Shares.”

Sears Holdings expects the gross proceeds from this offering, together with the Seritage Private Placements and the ESL Private Placement, will be approximately $1,644.5 million, assuming that the subscription rights are exercised in full (or, in the case of the maximum portion of the subscription rights held by each of ESL and certain Fairholme Clients permitted to be exchanged under their respective Exchange Agreements, exchanged for Operating Partnership units and Seritage Growth non-economic shares, and for Seritage Growth non-voting shares, respectively).

Seritage Private Placements	Seritage Growth will issue and sell to each of GGP and Simon, concurrently with the closing of this offering and subject to the satisfaction of certain other related closing conditions, 1,125,760 Seritage Growth common shares at a price of $29.58 per share (the subscription price for the rights offering), for an aggregate purchase price of $33.3 million for each of Simon and GGP, in the Seritage Private Placements. The shares to be issued and sold in the Seritage Private Placements are not registered as part of, and are in addition to the Seritage Growth common shares offered in, this offering.

Basic Subscription Right	The basic subscription right gives holders of the subscription rights the right to purchase, in the aggregate, up to 53,298,899 Seritage Growth common shares (which amount would be reduced to give effect to the anticipated exchanges by ESL and Fairholme Clients) at a subscription price of $29.58 per whole share. Sears Holdings will distribute to each stockholder of record on the record date one subscription right allowing the holder to subscribe for one half of one Seritage Growth common share on the terms set forth in this offering, for every share of its common stock owned by such stockholder at that time. Fractional shares or cash in lieu of fractional shares will not be delivered in the rights offering. Instead, the number of shares issuable upon the exercise of the basic subscription right will be rounded down to the nearest whole share.

Over-subscription Privilege	If you purchase all of the Seritage Growth common shares available to you pursuant to your basic subscription right, you may also choose to purchase from Seritage Growth a portion of any common shares that other holders of subscription rights do not purchase through the exercise of their basic subscription rights, subject to limitations on ownership contained in Seritage Growth’s declaration of trust. ESL and Fairholme Clients may participate in the over-subscription privilege; however, in light of tax and regulatory restrictions ESL and certain Fairholme Clients are expected to acquire interests in Seritage Growth and the Operating Partnership (in ESL’s case) and in Seritage Growth (in the case of Fairholme Clients) by means of the ESL Private Placement and the Non-Voting Shares Offering. Seritage Growth common shares with respect to any subscription rights exchanged in the ESL Private Placement and the Non-Voting Shares Offering will not be sold in this offering and will not be available as part of the over-subscription process. In no circumstance will any holder (other than Fairholme Clients, which are expected to receive the Excess Share Waivers) be allocated common shares pursuant to the over-subscription privilege to the extent such allocation would result in such holder owning shares of beneficial interest of Seritage Growth in excess of the ownership limits, nor will any holder, other than ESL and Fairholme Clients, participate in the OP Private Placement, the Non-Economic Shares Private Placement or the Non-Voting Shares Offering. See “Certain Relationships and Related Transactions—ESL Exchange Agreement” and “Certain Relationships and Related Transactions—Fairholme Exchange Agreement.”

Ownership and Transfer Restrictions	To assist Seritage Growth in qualifying and maintaining its status as a REIT, among other purposes, Seritage Growth’s declaration of trust contains certain restrictions relating to the ownership and transfer of shares of beneficial interest of Seritage Growth, including a provision restricting shareholders from beneficially or constructively owning more than 9.6% by value or number of shares, whichever is more restrictive, of all outstanding shares, or all outstanding common shares (including Seritage Growth common shares, Seritage Growth non-economic shares and Seritage Growth non-voting shares), of beneficial interest, of Seritage Growth. The Seritage Growth Board of Trustees is expected to grant the Excess Share Waiver to FCM and Fairholme Clients. See “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer.”

Subscription Price	$29.58 per whole share.

Record Date	5:00 p.m., New York City time, on June 11, 2015.

Expiration Date	5:00 p.m., New York City time, on July 2, 2015, unless Sears Holdings extends the rights offering period.

Trading of Subscription Rights	The subscription rights are transferable during the course of the subscription period. Sears Holdings currently expects that the subscription rights will begin to trade on the NYSE on a when-issued basis on the date of this prospectus, and will continue to trade until close of business on June 26, 2015, the fourth business day prior to the scheduled expiration date of the rights offering (or if the offer is extended, on the fourth business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to exercise them to purchase Seritage Growth common shares. However, the subscription rights are a new issue of securities with no prior public trading market, and there can be no assurances provided as to the liquidity of the trading market for the subscription rights or their market value. See “The Rights Offering—Transferability of Subscription Rights.”

No Revocation	All exercises of subscription rights are irrevocable, subject to applicable law, even if you later learn of information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase Seritage Growth common shares at the subscription price.

Conditions; Extension and Cancellation	The offering is subject to the satisfaction or waiver of certain conditions. It is a condition to this offering that the offering be fully subscribed (including taking into account any exchanges by ESL or any Fairholme Client), which the Sears Holdings board of directors, at its sole discretion, may waive. In addition, Sears Holdings has the right to withdraw and cancel the rights offering if, at any time prior to its expiration, the board of directors of Sears Holdings determines, in its sole discretion, that the rights offering is not in the best interest of Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering. See “The Rights Offering—Conditions, Withdrawal and Cancellation.”

Shares of Beneficial Interest to Be Outstanding After this Offering	55,550,420 Seritage Growth common shares, assuming full exercise of the subscription rights.

Or, if the maximum portion of the subscription rights held by each of ESL and certain Fairholme Clients permitted to be exchanged under their respective Exchange Agreements is exchanged for Operating Partnership units and Seritage Growth non-economic shares, and for Seritage Growth non-voting shares, respectively and including the Seritage Private Placements:

21,096,270 Seritage Growth Class A common shares

1,228,680 Seritage Growth non-economic shares.

9,527,194 Seritage Growth non-voting shares.
Use of Proceeds	Assuming the subscription rights are exercised in full, which is a condition to the completion of this offering (and including the maximum portion of the subscription rights held by each of ESL and certain Fairholme Clients permitted to be exchanged under their respective Exchange Agreements, exchanged for Operating Partnership units and Seritage Growth non-economic shares, and for Seritage Growth non-voting shares, respectively), we expect to receive gross cash proceeds of approximately $839.2 million as a result of the sale of Seritage Growth common shares and Seritage Growth non-voting shares in this offering. We also expect to receive gross cash proceeds of approximately $737.3 million through the sale of Operating Partnership units in the OP Private Placement, gross cash proceeds of approximately $0.7 million through the sale of Seritage Growth non-economic shares in the Non-Economic Shares Private Placement, and gross cash proceeds of approximately $66.6 million through the sale of Seritage Growth common shares in the Seritage Private Placements. We intend to contribute the proceeds from this offering, the Non-Economic Shares Private Placement and the Seritage Private Placements to Operating Partnership, which will, together with the proceeds of the OP Private Placement and the assumption of the indebtedness incurred in the Financing, be used to pay the purchase price to Sears Holdings for the Acquired Entities, the remaining Acquired Properties and the JV Interests and related fees and expenses, with remaining proceeds used for working capital and other general purposes.

Listing	We intend to apply to list the Seritage Growth common shares on the NYSE under the symbol “SRG.”

Ownership by ESL and Fairholme Clients	As of the date of this prospectus, ESL beneficially owns approximately 48.5% of the outstanding common stock of Sears Holdings (53.2% including shares issuable upon the exercise of warrants held by ESL) and Fairholme Clients beneficially own approximately 24.6% of the outstanding common stock of Sears Holdings. In light of tax and regulatory restrictions ESL and Fairholme Clients are expected to acquire interests in Seritage Growth and the Operating Partnership (in ESL’s case) and in Seritage Growth (in the case of Fairholme Clients) by means of the ESL Private Placement and the Non-Voting Shares Offering, respectively. See “Certain Relationships and Related Transactions—ESL Exchange Agreement” and “Certain Relationships and Related Transactions—Fairholme Exchange Agreement.”

No Recommendation	Neither Sears Holdings nor Seritage Growth, nor their respective boards, is making any recommendation regarding the exercise of the subscription rights or the purchase, retention or sale of Sears Holdings common stock or Seritage Growth common shares. In addition, the trading price of Sears Holdings common stock immediately following the Transaction may be higher or lower than immediately prior to the Transaction because the assets and liabilities transferred to us will no longer be held by Sears Holdings, those assets and liabilities and related activities will no longer be reflected in Sears Holdings financial statements and Sears Holdings will receive cash proceeds of $2,677.3 million as a result of the sale of the Acquired Properties and the JV Interests to us and will become obligated to pay rent (of $140.0 million per year, initially) as well as other charges associated with the Acquired Properties pursuant to the Master Lease. See “Risk Factors” for a discussion of some of the risks involved in investing in Seritage Growth common shares.

Subscription Agent	Computershare Trust Company, N.A.

Information Agent	Georgeson Inc. If you have questions about the Transaction offering or need additional copies of the offering documents, please contact the information agent by calling (866) 257-5415 (toll-free) or emailing SearsSeritageOffer@georgeson.com.

Risk Factors	Exercising the rights and investing in Seritage Growth common shares involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 32 of this prospectus, and all other information in this prospectus in its entirety before you decide whether to exercise your rights.

Information related to the Acquired Properties and the JV Interests, and with respect to uses of proceeds, is estimated as of the anticipated consummation of the Transaction. Except as otherwise stated, this prospectus assumes that ESL exchanges subscription rights to purchase 24,927,033 Seritage Growth common shares and cash for 24,927,033 Operating Partnership units and 1,228,680 Seritage Growth non-economic shares in the ESL Private Placement, and certain Fairholme Clients exchange subscription rights to purchase 9,527,194 Seritage Growth common shares and cash for 9,527,194 Seritage Growth non-voting shares in the Non-Voting Shares Offering, although neither ESL nor any such Fairholme Client is obligated to do so.

SUMMARY PRO FORMA FINANCIAL DATA

Following the Transaction, Seritage Growth will be a publicly traded, self-administered, self-managed REIT primarily engaged in the real property business through its investment in Operating Partnership. Initially, Operating Partnership’s portfolio will consist of 235 Acquired Properties that are owned (or, in one case, ground-leased) by Sears Holdings as of the date of this prospectus, as well as the JV Interests that are owned by Sears Holdings as of the date of this prospectus, which will be sold to Operating Partnership in the Transaction. Operating Partnership will lease (or sublease) a substantial majority of the space at all of the Acquired Properties other than the Third Party Properties back to Sears Holdings under a Master Lease, with the remainder of such space leased to third-party tenants. The eleven Third Party Properties, which do not currently contain a Sears Holdings store, will not have any space leased to Sears Holdings, and will instead be leased solely to third-party tenants. A substantial majority of the space at the JV Properties is also leased by the JVs to Sears Holdings under the JV Master Leases. We expect to generate revenues primarily by leasing retail properties to Sears Holdings and eventually other operators.

The following summary pro forma financial data does not reflect the financial position or results of operations of Seritage Growth for the periods indicated. The following table sets forth the historical real estate assets to be acquired by Seritage Growth and pro forma financial data for Seritage Growth. The following table should be read in conjunction with the sections entitled “Unaudited Pro Forma Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The pro forma financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a publicly traded company independent from Sears Holdings during the periods presented.

	As of and for the Three Months ended March 31, 2015	As of and for the Year ended December 31, 2014
thousands, except properties and per share data
Sears Holdings’ historical basis of Acquired Properties	$1,297,656	$1,307,808
Sears Holdings’ historical basis of JV Properties (i)	$240,485	$243,525

Seritage Growth Properties

Pro Forma Data (unaudited):

Income Statement data:

Pro Forma revenues	$64,670	$260,092
Pro Forma equity in income in unconsolidated real estate affiliates	$3,251	$13,004
Pro Forma net loss attributable to common shareholders	$(1,093)	$(4,372)

Pro Forma loss per share
Class A shares - Pro Forma basic & diluted loss per share	$(0.04)	$(0.14)
Class C shares - Pro Forma basic & diluted loss per share	$(0.04)	$(0.14)

Balance Sheet data:

Pro Forma purchase price of Acquired Properties	$2,248,274
Pro Forma investment in unconsolidated real estate affiliates	$429,000
Pro Forma total debt	$1,161,196
Pro Forma number of real estate properties (ii)	235

(i)	The amount related to the JV Properties is based on Sears Holdings’ historical cost basis in 100% of the JV Properties, as opposed to the 50% interest Seritage Growth expects to acquire of the JV Interests.
(ii)	The number of properties represents the properties to be acquired by Seritage Growth not included in joint ventures.

RISK FACTORS

Exercising the rights and investing in Seritage Growth common shares involves risks. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring Seritage Growth common shares offered by this prospectus. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Operations

We will be substantially dependent on Sears Holdings until we substantially diversify our portfolio, and an event or development that has a material adverse effect on Sears Holdings’ business, financial condition or results of operations could have a material adverse effect on our business, financial condition or results of operations.

Immediately following the Transaction, Sears Holdings will be the lessee of all but eleven of the Acquired Properties pursuant to the Master Lease and will account for a substantial majority of our revenues. Sears Holdings will also be the lessee of most of the space at each of the JV Properties and will account for a substantial majority of each JV’s revenues immediately following the Transaction. Under the Master Lease, we will depend on Sears Holdings to pay all insurance, taxes, utilities and maintenance and repair expenses in connection with these leased properties and to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with its business, subject to proportionate sharing of certain of these expenses with occupants of the remainder of the space not leased to Sears Holdings. We may also rely on Sears Holdings for various support services, pursuant to the Transition Services Agreement that we expect to enter into with Sears Holdings. See “—Following this offering, we will continue to depend on Sears Holdings to provide us with certain services for our business, including, among other things, corporate and real estate redevelopment services, which may not be sufficient to meet our business needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services after our agreements with Sears Holdings expire.” Sears Holdings may not have sufficient assets, income and access to financing to enable it to satisfy its payment obligations under the Master Lease following the Transaction. In addition, Sears Holdings has disclosed that its domestic pension and postretirement benefit plan obligations are currently underfunded. Sears Holdings may have to make significant cash payments to some or all of its pension and postretirement benefit plans, which would reduce the cash available for its businesses, potentially including its rent obligations under the Master Lease. The inability or unwillingness of Sears Holdings to meet its rent obligations and other obligations under the Master Lease could materially adversely affect our business, financial condition or results of operations, including our ability to pay the obligations under ground leases for properties that following the completion of the Transaction will be leased by Operating Partnership, to pay the interest, principal and other costs and expenses under our financings, or to pay dividends to Seritage Growth shareholders as required to maintain Seritage Growth’s status as a REIT. For these reasons, if Sears Holdings were to experience a material adverse effect on its business, financial condition or results of operations, our business, financial condition or results of operations could also be materially adversely affected.

Due to our dependence on rental payments from Sears Holdings as our main source of revenues, we may be limited in our ability to enforce our rights under the Master Lease. In addition, we may be limited in our ability to enforce our rights under the Master Lease because it is a unitary lease and does not provide for termination with respect to individual properties by reason of the default of the tenant. Failure by Sears Holdings to comply with the terms of the Master Lease or to comply with the regulations to which the leased properties are subject could require us to find another master lessee for all such leased property and there could be a decrease or cessation of rental payments by Sears Holdings. In such event, we may be unable to locate a suitable master lessee or a lessee for individual properties at similar rental rates and other obligations and in a timely manner or at all, which would have the effect of reducing our rental revenues. In addition, each JV will be subject to similar limitations and risks under its JV Master Lease, which could reduce the value of our investment in, or distributions to us by, one or more JVs.

The bankruptcy or insolvency of any of our tenants, particularly Sears Holdings, could result in the termination of such tenant’s lease and material losses to us.

A tenant bankruptcy or insolvency could diminish the rental revenue we receive from that property or could force us to “take back” a property as a result of a default or a rejection of the lease by a tenant in bankruptcy. In particular, a bankruptcy or insolvency of Sears Holdings, which will be our primary tenant, could result in a loss of a substantial portion of our rental revenue and materially and adversely affect us. Any claims against bankrupt tenants for unpaid future rent would be subject to statutory limitations that would likely result in our receipt, if at all, of rental revenues that are substantially less than the contractually specified rent we are owed under their leases. In addition, any claim we have for unpaid past rent will likely not be paid in full. If a tenant becomes bankrupt or insolvent, federal law may prohibit us from evicting such tenant based solely upon such bankruptcy or insolvency. We may also be unable to re-lease a terminated or rejected space or re-lease it on comparable or more favorable terms. If we do re-lease rejected space, we may incur significant costs for brokerage, marketing and tenant expenses.

Sears Holdings leases a substantial majority of the Acquired Properties pursuant to the Master Lease and most of the space at each of the JV Properties pursuant to the JV Master Lease. Bankruptcy laws afford certain protections to tenants that may also affect the Master Lease or JV Master Lease. Subject to certain restrictions, a tenant under a master lease generally is required to assume or reject the master lease as a whole, rather than making the decision on a property-by-property basis. This prevents the tenant from assuming only the better performing properties and terminating the master lease with respect to the poorer performing properties. Whether or not a bankruptcy court will require that a master lease must be assumed or rejected as a whole depends upon a “facts and circumstances” analysis considering a number of factors, including the parties’ intent, the nature and purpose of the relevant documents, whether there was separate and distinct consideration for each property included in the master lease, the provisions contained in the relevant documents and applicable state law. If a bankruptcy court in a Sears Holdings bankruptcy were to allow the Master Lease or a JV Master Lease to be rejected in part, certain underperforming leases related to properties we or the JV party to that JV Master Lease, respectively, own could be rejected by the tenant in bankruptcy while tenant-favorable leases are allowed to remain in place, thereby adversely affecting payments to us derived from the properties. For this and other reasons, a Sears Holdings bankruptcy could materially and adversely affect us.

In addition, although we believe that the Master Lease is a “true lease” for purposes of bankruptcy law, it is possible that a bankruptcy court could re-characterize the lease transaction set forth in the Master Lease as a secured lending transaction. If the Master Lease were judicially recharacterized as a secured lending transaction, we would not be treated as the owner of the property and could lose certain rights as the owner in the bankruptcy proceeding. In addition, each JV is subject to this risk with respect to its JV Master Lease, which could reduce the value of our investment in, or distribution to us by, one or more JVs.

Sears Holdings’ right to terminate the Master Lease with respect to a portion of the Acquired Properties could negatively impact our business, results of operations and financial condition.

Under the terms of the Master Lease, in each year, Sears Holdings will have the right to terminate the Master Lease with respect to Acquired Properties representing up to 20% of the aggregate annual rent payment under the Master Lease with respect to all Acquired Properties, if, with respect to an Acquired Property, the EBITDAR for the twelve-month period ending as of the most recent fiscal quarter end produced by the Sears Holdings store operated there is less than the rent allocated to such Acquired Property payable during that year. While Sears Holdings must pay a termination fee equal to one year of rent (together with taxes and other expenses) with respect to such property, the value of some of the Acquired Properties could be materially adversely affected if we are not able to relet such Acquired Properties at the same rates which Sears Holdings was paying in a timely manner or at all, and this may negatively impact our business, results of operations and financial condition. Moreover, we are advised by Sears Holdings that approximately 59 of the Acquired Properties and JV Properties would qualify for such right of termination as of April 30, 2015. In addition, Sears Holdings will have the right to terminate a portion of the JV Master Lease with the GGP JV with respect to up to four JV Properties in any lease year, the JV Master Lease with the Simon JV with respect to up to three JV Properties in any lease year and the JV Master Lease with the Macerich JV with respect to up to three JV Properties in any lease year, in each case if, with respect to a JV Property owned by the applicable JV, the same EBITDAR condition is satisfied, which could reduce the value of our investment in, or distributions to us by, one or more JVs.

We may not be able to renew leases or relet space at the Acquired Properties, or lease space in newly recaptured properties, and property vacancies could result in significant capital expenditures.

When leases for our properties expire, the premises may not be relet in a timely manner or at all, or the terms of reletting, including the cost of allowances and concessions to tenants, may be less favorable than the current lease terms. The loss of a tenant through lease expiration or other circumstances may require us to spend (in addition to other re-letting expenses) significant amounts of capital to renovate the property before it is suitable for a new tenant and cause us to incur significant costs in the form of ongoing expenses for property maintenance, taxes, insurance and other expenses. Many of the leases we will enter into or acquire may be for properties that are especially suited to the particular business of the tenants operating on those properties. Because these properties have been designed or physically modified for a particular tenant, if the current lease is terminated or not renewed, we may be required to renovate the property at substantial costs, decrease the rent we charge or provide other concessions to re-lease the property. In addition, if we are required to sell the property, we may have difficulty selling it to a party other than the tenant due to the special purpose for which the property may have been designed or modified. This potential illiquidity may limit our ability to quickly modify our portfolio in response to changes in economic or other conditions, including tenant demand. Also, we may not be able to lease new properties to an appropriate mix of tenants or for rents that are consistent with our expectations. To the extent that our leasing plans are not achieved or that we incur significant capital expenditures as a result of property vacancies, our business, results of operations and financial condition could be materially adversely affected.

Real estate investments are relatively illiquid.

Our properties represent a substantial portion of our total consolidated assets, and these investments are relatively illiquid. Significant expenditures associated with each equity investment, such as mortgage payments, real estate taxes, insurance, and repair and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. If income from a property declines while the related expenses do not decline, our income and cash available to us would be adversely affected. If it becomes necessary or desirable for us to dispose of one or more of our mortgaged properties, we might not be able to obtain a release of the lien on the mortgaged property without payment of the associated debt or other costs and expenses. As a result, our ability to sell one or more of our properties or investments in real estate in response to any changes in economic or other conditions may be limited. If we want to sell a property, we may not be able to dispose of it in the desired time period or at a sale price that would exceed the cost of our investment in that property.

The number of potential buyers for certain properties that we may seek to sell may be limited by the presence of such properties in retail or mall complexes owned or managed by other property owners. In addition, our ability to sell or dispose of certain of the Acquired Properties may be hindered by the fact that such properties will be subject to the Master Lease, as the terms of the Master Lease or the fact that Sears Holdings is the lessee may make such properties less attractive to a potential buyer than alternative properties that may be for sale. Furthermore, if we decide to sell any of our properties, we may provide financing to purchasers and bear the risk that the purchasers may default, which may delay or prevent our use of the proceeds of the sales for other purposes or the distribution of such proceeds to Seritage Growth shareholders.

Both we and our tenants face a wide range of competition that could affect our ability to operate profitably.

The presence of competitive alternatives, both to our properties and the businesses that lease our properties, affects our ability to lease space and the level of rents we can obtain. Our properties will operate in locations that compete with other retail properties and also compete with other forms of retailing, such as catalogs and e-commerce websites. Competition may also come from strip centers, outlet centers, lifestyle centers and malls, and both existing and future development projects. New construction, renovations and expansions at competing sites could also negatively affect our properties. In addition, we compete with other retail property companies for tenants and qualified management. These other retail property companies may have relationships with tenants that we do not have since we have no operating history, including with respect to national chains that may be desirable tenants. If we are unable to successfully compete, our business, results of operations and financial condition could be materially adversely affected.

In addition, the retail business is highly competitive and if our tenants fail to differentiate their shopping experiences, create an attractive value proposition or execute their business strategies, they may terminate, default on, or fail to renew their leases with us, and our results of operations and financial condition could be materially adversely affected. Furthermore, we believe that the increase in digital and mobile technology usage has increased the speed of the transition from shopping at physical locations to web-based purchases and that our tenants, including Sears Holdings, may be negatively affected by these changing consumer spending habits. If our tenants are unsuccessful in adapting their businesses, and, as a result terminate, default on, or fail to renew their leases with us, our results of operations and financial condition could be materially adversely affected.

Our pursuit of investments in and redevelopment of Acquired Properties, and investments in and acquisitions or development of additional properties, may be unsuccessful or fail to meet our expectations.

We intend to grow our business through investments in, and acquisitions or development of, properties, including through the recapture and redevelopment of space at many of the Acquired Properties. However, our industry is highly competitive, and we will face competition from other REITs, investment companies, private equity and hedge fund investors, sovereign funds, lenders, and other investors, some of whom are significantly larger and have greater resources and lower costs of capital. This competition will make it more challenging to identify and successfully capitalize on acquisition and development opportunities that meet our investment objectives. If we cannot identify and purchase a sufficient quantity of properties at favorable prices or if we are unable to finance acquisitions or other development opportunities on commercially favorable terms, our business, financial condition or results of operations could be materially adversely affected. Additionally, the fact that Seritage Growth must distribute 90% of its net taxable income in order to maintain its qualification as a REIT may limit Seritage Growth’s ability to rely upon rental payments from leased properties or subsequently acquired properties in order to finance acquisitions. As a result, if debt or equity financing is not available on acceptable terms, further acquisitions or other development opportunities might be limited or curtailed.

Investments in, and acquisitions of, properties we might seek to acquire entail risks associated with real estate investments generally, including (but not limited to) the following risks and as noted elsewhere in this section:

•	we may be unable to acquire a desired property because of competition;

•	even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price;

•	even if we enter into agreements for the acquisition of properties, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

•	we may incur significant costs and divert management attention in connection with evaluation and negotiation of potential acquisitions, including ones that we are subsequently unable to complete;

•	we may acquire properties that are not initially accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

•	we may be unable to finance the acquisition on favorable terms in the time period we desire, or at all;

•	even if we are able to finance the acquisition, our cash flow may be insufficient to meet our required principal and interest payments;

•	we may spend more than budgeted to make necessary improvements or renovations to acquired properties;

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly the acquisition of portfolios of properties, into our existing operations;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities.

In addition, we intend to redevelop a portion of the Acquired Properties purchased from Sears Holdings in order to make space available for lease to additional retail tenants (and potentially other third-party lessees for other uses). The redevelopment of the Acquired Properties involves the risks associated with real estate development activities generally. See “—Current and future redevelopment may not yield expected returns.” Our redevelopment strategies also involve additional risks, including that Sears Holdings may terminate or fail to renew leases with us for the applicable portion of the redeveloped space as a result of our redevelopment activities. If we are unable to successfully redevelop properties or to lease the redeveloped properties to third parties on acceptable terms, our business, results of operations and financial condition could be materially adversely affected.

Current and future redevelopment may not yield expected returns.

We expect to undertake redevelopment, expansion and reinvestment projects involving the Acquired Properties, and potentially other properties, as part of our long-term strategy. Likewise, each JV expects to undertake redevelopment, expansion and reinvestment projects involving its JV Properties, with respect to which we may be required to make additional capital contributions to the applicable JV under certain circumstances. These projects are subject to a number of risks, including (but not limited to):

•	abandonment of redevelopment activities after expending resources to determine feasibility;

•	loss of rental income, as well as payments of maintenance, repair, real estate taxes and other charges, from Sears Holdings related to space that is recaptured pursuant to the Master Lease (or the JV Master Leases) and which may not be re-leased to third parties;

•	restrictions or obligations imposed pursuant to other agreements (see “Certain properties within our portfolio are subject to restrictions pursuant to reciprocal easement agreements, operating agreements, or similar agreements, some of which contain a purchase option or right of first refusal or right of first offer in favor of a third party”);

•	construction and/or lease-up costs (including tenant improvements or allowances) and delays and cost overruns, including construction costs that exceed original estimates;

•	failure to achieve expected occupancy and/or rent levels within the projected time frame or at all;

•	inability to operate successfully in new markets where new properties are located;

•	inability to successfully integrate new or redeveloped properties into existing operations;

•	difficulty obtaining financing on acceptable terms or paying operating expenses and debt service costs associated with redevelopment properties prior to sufficient occupancy and commencement of rental obligations under new leases;

•	changes in zoning, building and land use laws, and conditions, restrictions or limitations of, and delays or failures to obtain, necessary zoning, building, occupancy, land use and other governmental permits;

•	changes in local real estate market conditions, including an oversupply of, or a reduction in demand for, retail space or retail goods, and the availability and creditworthiness of current and prospective tenants;

•	negative perceptions by retailers or shoppers of the safety, convenience and attractiveness of the property;

•	exposure to fluctuations in the general economy due to the significant time lag between commencement and completion of redevelopment projects; and

•	vacancies or ability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options.

If any of these events occur at any time during the process with respect to any project, overall project costs may significantly exceed initial cost estimates, which could result in reduced returns or losses from such investments. In addition, we may not have sufficient liquidity to fund such projects, and delays in the completion of a redevelopment project may provide various tenants the right to withdraw from a property.

Independent appraisals of the highest and best use for the Acquired Properties conducted by Cushman have noted that the redevelopment value of the Acquired Properties is speculative.

Rising expenses could reduce cash flow and funds available for future acquisitions.

If any property is not fully occupied or becomes vacant in whole or in part, or if rents are being paid in an amount that is insufficient to cover operating costs and expenses, we could be required to expend funds with respect to that property for operating expenses. Our properties will be subject to increases in tax rates and tax assessments, utility costs, insurance costs, repairs, maintenance and administrative expenses, and other operating expenses. We may also incur significant expenditures as a result of deferred maintenance for the Acquired Properties and other properties we may acquire in the future. While Acquired Properties under the Master Lease are generally leased on a triple-net basis (subject to proportionate sharing of operating expenses with respect to space not leased by Sears Holdings), renewals of leases or future leases may not be negotiated on that basis, in which event we may have to pay those costs. If we are unable to lease properties on a triple-net-lease basis or on a basis requiring the tenants to pay all or some of such expenses, or if tenants fail to pay required tax, utility and other impositions and other operating expenses, we could be required to pay those costs which could adversely affect funds available for future acquisitions or cash available for distributions.

Real estate related taxes may increase (including as a result of the Transaction) and if these increases are not passed on to tenants, our income will be reduced.

Some local real property tax assessors may seek to reassess some of our properties as a result of our acquisitions of properties, including as a result of the Transaction. Generally, from time to time our property taxes increase as property values or assessment rates change or for other reasons deemed relevant by the assessors. An increase in the assessed valuation of a property for real estate tax purposes will result in an increase in the related real estate taxes on that property. Although the Master Lease and some third-party tenant leases may permit us to pass through such tax increases to the tenants for payment, there is no assurance that renewal leases or future leases will be negotiated on the same basis. Increases not passed through to tenants will reduce our income and the cash available for distributions to Seritage Growth shareholders.

Changes in building and/or zoning laws may require us to update a property in the event of recapture or prevent us from fully restoring a property in the event of a substantial casualty loss and/or require us to meet additional or more stringent construction requirements.

Due to changes, among other things, in applicable building and zoning laws, ordinances and codes that may affect certain of our properties that have come into effect after the initial construction of the properties, certain properties may not comply fully with current building and/or zoning laws, including electrical, fire, health and safety codes and regulations, use, lot coverage, parking and setback requirements, but may qualify as permitted non-conforming uses. Such changes may require updating various existing physical conditions of buildings in connection with our recapture, renovation, and/or redevelopment of properties. In addition, such changes may limit our or our tenant’s ability to restore the premises of a property to its previous condition in the event of a substantial casualty loss with respect to the property or the ability to refurbish, expand or renovate such property to remain compliant, or increase the cost of construction in order to comply with changes in building or zoning codes and regulations. If we are unable to restore a property to its prior use after a substantial casualty loss or are required to comply with more stringent building or zoning codes and regulations, we may be unable to re-lease the space at a comparable effective rent or sell the property at an acceptable price, which may materially and adversely affect us.

Our real estate assets may be subject to impairment charges.

On a periodic basis, we must assess whether there are any indicators that the value of our real estate assets and other investments may be impaired. A property’s value is considered to be impaired only if the estimated aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property. In our estimate of cash flows, we will consider factors such as expected future operating income, trends and prospects, the effects of demand, competition and other factors. If we are evaluating the potential sale of an asset or development alternatives, the undiscounted future cash flows considers the most likely course of action at the balance sheet date based on current plans, intended holding periods and available market information. We are required to make subjective assessments as to whether there are impairments in the value of our real estate assets and other investments. These assessments may have a direct impact on our earnings because recording an impairment charge results in an immediate negative adjustment to earnings. We may take charges in the future related to the impairment of our assets, and any future impairment could have a material adverse effect on our results of operations in the period in which the charge is taken.

Properties in our portfolio may be subject to ground leases; if we are found to be in breach of these ground leases or are unable to renew them, we could be materially and adversely affected.

We have one property in our portfolio that is on land subject to a ground lease. Accordingly, we only own a long-term leasehold or similar interest in the land underlying this property, and we own the improvements thereon only during the term of the ground lease. In the future, our portfolio may include additional properties subject to ground leases. If we are found to be in breach of a ground lease, we could lose the right to use the property and could also be liable to the ground lessor for damages. In addition, unless we can purchase a fee interest in the underlying land or extend the terms of these leases before their expiration, which we may be unable to do, we will lose our right to operate these properties and our interest in the improvements upon expiration of the leases. Assuming that we exercise all available options to extend the terms of our ground lease, it will expire after the term of the Master Lease (including all renewal options). However, our ability to exercise such options under the ground lease is subject to the condition that we are not in default under the terms of the ground lease at the time that we exercise such options, and we may not be able to exercise our options at such time. Furthermore, we may not be able to renew our ground lease or future ground leases upon their expiration (after the exercise of all renewal options). If we were to lose the right to use a property due to a breach or non-renewal or final expiration of the ground lease, we would be unable to derive income from such property, which could materially and adversely affect our business, financial conditions or results of operations.

Certain properties within our portfolio are subject to restrictions pursuant to reciprocal easement agreements, operating agreements, or similar agreements, some of which contain a purchase option or right of first refusal or right of first offer in favor of a third party.

Many of the Acquired Properties and the JV Properties are, and properties that we acquire in the future may be, subject to use restrictions and/or operational requirements imposed pursuant to ground leases, restrictive covenants or conditions, reciprocal easement agreements or operating agreements (collectively, “Property Restrictions”) that could adversely affect our ability to lease space to third parties. Such Property Restrictions could include, for example, limitations on alterations, changes, expansions, or reconfiguration of properties; limitations on use of properties, including for retail uses only; limitations affecting parking requirements; restrictions on exterior or interior signage or facades; or access to an adjoining mall, among other things. In certain cases, consent of the other party or parties to such agreements may be required when altering, reconfiguring, expanding, redeveloping or re-leasing properties. Failure to secure such consents when necessary may harm our ability to execute leasing, redevelopment or expansion strategies, which could adversely affect our business, financial condition or results of operations. In certain cases, a third party has a purchase option or right of first refusal or right of first offer that is activated by a sale or transfer of the property, or a change in use or operations, including a closing of the Sears Holdings operation or cessation of business operations, on the encumbered property.

Economic conditions may affect the cost of borrowing, which could materially adversely affect our business.

Our business is affected by a number of factors that are largely beyond our control but may nevertheless have a significant negative impact on us. These factors include, but are not limited to:

•	interest rates and credit spreads;

•	the availability of credit, including the price, terms and conditions under which it can be obtained;

•	a decrease in consumer spending or sentiment, including as a result of increases in savings rates and tax increases, and any effect that this may have on retail activity;

•	the actual and perceived state of the real estate market, market for dividend-paying stocks and public capital markets in general; and

•	unemployment rates, both nationwide and within the primary markets in which we operate.

In addition, economic conditions such as inflation or deflation could materially adversely affect our business, financial condition and results of operations. Deflation may have an impact on our ability to repay our debt. Deflation may delay consumption and thus weaken tenant sales, which may reduce our tenants’ ability to pay rents. Deflationary pressure on retailers may diminish their ability to rent our space and decrease our ability to re-lease the space on favorable terms to us. In an inflationary economic environment, increased inflation may have a pronounced negative impact on the interest expense we pay in connection with our indebtedness and our general and administrative expenses, as these costs could increase at a rate higher than rents we collect. Also, inflation may adversely affect tenant leases with stated rent increases, which could be lower than the increase in inflation at any given time. Inflation could also have an adverse effect on consumer spending, which could impact our tenants’ sales and, in turn, our own results of operations. Restricted lending practices may impact our ability to obtain financing for our properties and may also negatively impact our tenants’ ability to obtain credit. Decreases in consumer demand can have a direct impact on our tenants and the rents we receive.

Compliance with the Americans with Disabilities Act may require us to make expenditures that adversely affect our cash flows.

The Americans with Disabilities Act (the “ADA”) has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers, and non-

compliance could result in imposition of fines by the United States government or an award of damages to private litigants, or both. While the tenants to whom our properties are leased are generally obligated by law or lease to comply with the ADA provisions applicable to the property being leased to them, if required changes involve other property not being leased to such tenants, if the required changes include greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these tenants to cover costs could be adversely affected. Moreover, certain third-party leases may require the landlord to comply with the ADA with respect to the building as a whole and/or the tenant’s space. As a result of any of the foregoing circumstances, we could be required to expend funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition.

Environmental, health, safety and land use laws and regulations may limit or restrict some of our operations.

As the owner or operator of various real properties and facilities, we must comply with various federal, state and local environmental, health, safety and land use laws and regulations. We and our properties are subject to such laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances and employee health and safety, as well as zoning restrictions. Historically, Sears Holdings has not incurred significant expenditures to comply with these laws with respect to the substantial majority of the space at the properties. However, a substantial portion of the Acquired Properties that have resulted in certain remediation activities currently include, or previously included, automotive care center facilities and retail fueling facilities, and/or above-ground or underground storage tanks, and are or were subject to laws and regulations governing the handling, storage and disposal of hazardous substances contained in some of the products or materials used or sold in the automotive care center facilities (such as gasoline, motor oil, fluid in hydraulic lifts, antifreeze, solvents and lubricants), the recycling/disposal of batteries and tires, air emissions, wastewater discharges and waste management. In addition to these products, the equipment in use or previously used at such Acquired Properties, such as service equipment, car lifts, oil/water separators, and storage tanks, has been subject to increasing environmental regulation relating to, among other things, the storage, handling, use, disposal and transportation of hazardous materials. There are also federal, state and local laws, regulations and ordinances that govern the use, removal and/or replacement of underground storage tanks in the event of a release on, or an upgrade or redevelopment of, certain properties. Such laws, as well as common-law standards, may impose liability for any releases of hazardous substances associated with the underground storage tanks and may provide for third parties to seek recovery from owners or operators of such properties for damages associated with such releases. If hazardous substances are released from any underground storage tanks on any of our properties, we may be materially and adversely affected. In a few states, transfers of some types of sites are conditioned upon clean-up of contamination prior to transfer. If any of our properties are subject to such contamination, we may be subject to substantial clean-up costs before we are able to sell or otherwise transfer the property.

Under the Master Lease, Sears Holdings is required to indemnify us from certain environmental liabilities at the Acquired Properties before or during the period in which each Acquired Property is leased to Sears Holdings, including removal and remediation of all affected facilities and equipment constituting the automotive care center facilities (and each JV Master Lease includes a similar requirement of Sears Holdings). Although existing and future third-party leases are expected to require tenants generally to indemnify us for such tenants’ non-compliance with environmental laws as a result of their occupancy, such tenants typically will not be required to indemnify us for environmental non-compliance arising prior to their occupancy. In such cases, we may incur costs and expenses under such leases or as a matter of law. The amount of any environmental liabilities could exceed the amounts for which Sears Holdings or other third parties are required to indemnify us (or the applicable JV) or their financial ability to do so.

In addition, additional laws which may be passed in the future, or a finding of a violation of or liability under existing laws, could require us and/or one or more JVs to make significant expenditures and otherwise limit or restrict some of our or its or their operations, which could have an adverse effect on our business, financial condition and results of operations.

Environmental compliance costs and liabilities associated with real estate properties owned by us may materially and adversely affect us.

Our properties may be subject to known and unknown environmental liabilities under various federal, state and local laws and regulations relating to human health and the environment. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons, including owners or operators, for the costs of investigation or remediation of contaminated properties. These laws and regulations apply to past and present business operations on the properties, and the use, storage, handling and recycling or disposal of hazardous substances or wastes. We may face liability regardless of our knowledge of the contamination, the timing of the contamination, the cause of the contamination or the party responsible for the contamination of the property.

We may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of any of our properties from which there has been a release or threatened release of a regulated material as well as other affected properties, regardless of whether we knew of or caused the release.

As the owner or operator of real property, we may also incur liability based on various building conditions. For example, buildings and other structures on properties that we currently own or operate or those we acquire or operate in the future contain, may contain, or may have contained, asbestos-containing material (or “ACM”). Environmental, health and safety laws require that ACM be properly managed and maintained and may impose fines or penalties on owners, operators or employers for non-compliance with those requirements. These requirements include special precautions, such as removal, abatement or air monitoring, if ACM would be disturbed during maintenance, renovation or demolition of a building, potentially resulting in substantial costs. In addition, we may be subject to liability for personal injury or property damage sustained as a result of exposure to ACM or releases of ACM into the environment. In addition, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants or increase ventilation and/or expose us to liability from our tenants, employees of our tenants, or others if property damage or personal injury occurs.

In addition to these costs, which are typically not limited by law or regulation and could exceed the property’s value, we could be liable for certain other costs, including governmental fines, and injuries to persons, property or natural resources. Further, some environmental laws create a lien on the contaminated site in favor of the government for damages and the costs the government incurs in connection with such contamination. Any such costs or liens could have a material adverse effect on our business or financial condition.

Although we intend to require our tenants to undertake to indemnify us for certain environmental liabilities, including environmental liabilities they cause, the amount of such liabilities could exceed the financial ability of the tenant to indemnify us. The presence of contamination or the failure to remediate contamination may adversely affect our ability to sell or lease the real estate or to borrow using the real estate as collateral.

Each JV is subject to similar risks relating to environmental compliance costs and liabilities associated with its JV Properties, which may reduce the value of our investment in, or distributions to us by, one or more JVs, or require that we make additional capital contributions to one or more JVs.

Possible terrorist activity or other acts of violence could adversely affect our financial condition and results of operations.

Terrorist attacks or other acts of violence may result in declining economic activity, which could harm the demand for goods and services offered by our tenants and the value of our properties and might adversely affect the value of an investment in our securities. Such a resulting decrease in retail demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates. Terrorist activities or violence also could directly affect the value of our properties through damage, destruction or loss, and the availability of insurance for such acts, or of insurance generally, might be lower or cost more, which could increase our operating expenses and adversely affect our financial condition and results of operations. To the extent that our tenants are affected by future attacks, their businesses similarly could be adversely affected, including their ability to continue to meet obligations under their existing leases. These acts might erode business and consumer confidence and spending and might result in increased volatility in national and international financial markets and economies. Any one of these events might decrease demand for real estate, decrease or delay the occupancy of our new or redeveloped properties, and limit our access to capital or increase our cost of raising capital.

We may have future capital needs and may not be able to obtain additional financing on acceptable terms.

In connection with the Transaction, the Acquired Entities are expected to incur indebtedness of approximately $1,161.2 million in the aggregate, and, as part of the Financing, we expect the Acquired Entities to have approximately $100 million available to fund redevelopment activities at the Properties following the closing of the Transaction subject to satisfaction of certain conditions. Following the closing of the Transaction, the indebtedness incurred by the Acquired Entities in the Financing will become, on a consolidated basis, indebtedness of Operating Partnership. We may incur additional indebtedness in the future to refinance our existing indebtedness or to finance newly acquired properties or capital contributions to joint ventures. The debt to be incurred to finance the Transaction and any significant additional indebtedness could require a substantial portion of our cash flow to make interest and principal payments. Demands on our cash resources from debt service will reduce funds available to us to pay dividends, make capital expenditures and acquisitions or carry out other aspects of our business strategy. Our indebtedness may also limit our ability to adjust rapidly to changing market conditions, make us more vulnerable to general adverse economic and industry conditions and create competitive disadvantages for us compared to other companies with relatively lower debt levels. Increased future debt service obligations may limit our operational flexibility, including our ability to acquire properties, finance or refinance our properties, contribute properties to joint ventures or sell properties as needed.

Moreover, our ability to obtain additional financing and satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to then- prevailing general economic, real estate and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control. A prolonged worsening of credit market conditions would have a material adverse effect on our ability to obtain financing on favorable terms, if at all.

We may be unable to obtain additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under any indebtedness outstanding from time to time. Among other things, the absence of an investment grade credit rating or any credit rating downgrade could increase our financing costs and could limit our access to financing sources. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to enhance our properties or develop new properties, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

If additional funds are raised through the issuance of equity securities, Seritage Growth shareholders may experience significant dilution. Additionally, sales of substantial amounts of Seritage Growth common shares in the public market following the Transaction, or the perception that such sales could occur, could adversely affect the market price of Seritage Growth common shares, may make it more difficult for Seritage Growth shareholders to sell their common shares at a time and price that they deem appropriate, and could impair our future ability to raise capital through an offering of our equity securities.

We expect to incur mortgage indebtedness and other borrowings, which may increase our business risks.

We may incur mortgage debt and pledge all or some of our real properties as security for that debt to obtain funds to acquire additional real properties. Seritage Growth may also borrow if it needs funds or deems it necessary or advisable to assure that it maintains its qualification as a REIT for federal income tax purposes. If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on a property, then the amount available for distributions to shareholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. In such event, Seritage Growth may be unable to pay the amount of distributions required in order to maintain its REIT status. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. If any properties are foreclosed upon due to a default, Seritage Growth’s ability to pay cash distributions to its shareholders may be adversely affected, which could result in Seritage Growth losing its REIT status.

Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial condition or results of operations.

The agreements governing our indebtedness are expected to contain customary covenants for a real estate financing, including restrictions on our ability to grant liens on our assets, incur additional indebtedness, pay dividends, make investments or distributions and other restricted payments, or transfer or sell our assets. These restrictions may limit our operational flexibility. Covenants that limit our operational flexibility as well as defaults under our debt instruments could have a material adverse effect on our business, financial condition or results of operations.

We have no operating history as a REIT or an independent public company, and our inexperience may impede our ability to successfully manage our business or implement effective internal controls.

We have no operating history owning, leasing or developing properties independent from Sears Holdings or operating as a REIT. Similarly, we have no operating history as an independent public company. We cannot assure you that our past experience will be sufficient to successfully operate our company as a REIT or an independent public company. Upon completion of this offering, Seritage Growth will be required to implement substantial control systems and procedures in order to maintain its qualification as a REIT, satisfy its periodic and current reporting requirements under applicable Securities and Exchange Commission (“SEC”) regulations and comply with the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the NYSE listing standards. As a result, we will incur significant legal, accounting and other expenses that we have not previously incurred, and our management and other personnel will need to devote a substantial amount of time to comply with these rules and regulations and establish the corporate infrastructure and controls demanded of a publicly traded REIT. These costs and time commitments could be substantially more than we currently expect. If our finance and accounting organization is unable for any reason to respond adequately to the increased demands that will result from being an independent public company, the quality and timeliness of our financial reporting may suffer, and we could experience significant deficiencies or material weaknesses in our disclosure controls and procedures or our internal control over financial reporting.

An inability to establish effective disclosure controls and procedures and internal control over financial reporting or remediate existing deficiencies could cause us to fail to meet our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or result in material weaknesses, material misstatements or omissions in our Exchange Act reports, any of which could cause investors to lose confidence in our company, which could have an adverse effect on our revenues and results of operations or the market price of Seritage Growth common shares.

For as long as we are an “emerging growth company” under the recently enacted JOBS Act or we remain a non-accelerated filer, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b). We could be an emerging growth company for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not detect. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

For as long as we are an emerging growth company and while remaining a non-accelerated filer, we will not be required to comply with certain reporting requirements that apply to other public companies.

As an “emerging growth company” under the JOBS Act, we may take advantage of provisions that, among other things, reduce certain reporting requirements, including relating to accounting standards and compensation disclosure. For as long as we are an emerging growth company and while remaining a non-accelerated filer, which may be up to five full fiscal years, unlike most other public companies, we will not be required to:

•	provide an auditor’s attestation report on the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act;

•	comply with any new requirements adopted by the Public Company Accounting Oversight Board, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	provide certain disclosure regarding executive compensation required of larger public companies; or

•	hold shareholder advisory votes on executive compensation.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Our rights and the rights of Seritage Growth shareholders to take action against our trustees and officers are limited.

As permitted by the Maryland REIT Law (the “MRL”), Seritage Growth’s declaration of trust limits the liability of its trustees and officers to Seritage Growth and its shareholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.

In addition, Seritage Growth’s declaration of trust authorizes it and Seritage Growth’s bylaws obligate it to indemnify its present and former trustees and officers for actions taken by them in those capacities and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the maximum extent permitted by Maryland law, and effective upon completion of this offering, Seritage Growth will enter into indemnification agreements with its trustees and executive officers. As a result, Seritage Growth and its shareholders may have more limited rights against our trustees and officers than might otherwise exist absent the provisions in Seritage Growth’s declaration of trust and bylaws or that might exist with other companies. Accordingly, in the event that actions taken by any of Seritage Growth’s trustees or officers are immune or exculpated from, or indemnified against, liability but which impede Seritage Growth’s performance, Seritage Growth and its shareholders’ ability to recover damages from that trustee or officer will be limited.

Seritage Growth’s declaration of trust and bylaws, Maryland law, and the partnership agreement of Operating Partnership contain provisions that may delay, defer or prevent an acquisition of Seritage Growth common shares or a change in control.

Seritage Growth’s declaration of trust and bylaws, Maryland law and the partnership agreement of Operating Partnership contain a number of provisions, the exercise or existence of which could delay, defer or prevent a transaction or a change in control that might involve a premium price for Seritage Growth shareholders or otherwise be in their best interests, including the following:

The Seritage Growth Declaration of Trust Contains Restrictions on the Ownership and Transfer of Seritage Growth Shares of Beneficial Interest. In order for us to qualify as a REIT, no more than 50% of the value of outstanding Seritage Growth common shares may be owned, beneficially or constructively, by five or fewer individuals at any time during the last half of each taxable year other than the first year for which we elect to be taxed as a REIT. Additionally, at least 100 persons must beneficially own Seritage Growth common shares during at least 335 days of a taxable year (other than the first taxable year for which we elect to be taxed as a REIT). The Seritage Growth declaration of trust, with certain exceptions, will authorize the Board of Trustees to take such actions as are necessary and desirable to preserve its qualification as a REIT. For this and other purposes, subject to certain exceptions, Seritage Growth’s declaration of trust provides that no person may beneficially or constructively own more than 9.6%, in value or in number of shares, whichever is more restrictive, of all outstanding shares, or all outstanding common shares (including Seritage Growth common shares, Seritage Growth non-economic shares and Seritage Growth non-voting shares), of beneficial interest of Seritage Growth. We refer to these restrictions collectively as the “ownership limits.” The constructive ownership rules under the Code are complex and may cause shares owned directly or constructively by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.6% of the outstanding shares of beneficial interest of Seritage Growth shares by an individual or entity could cause that individual or entity or another individual or entity to own, beneficially or constructively, Seritage Growth shares of beneficial interest in violation of the ownership limits. Seritage Growth’s declaration of trust also prohibits any person from owning Seritage Growth common shares that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. Any attempt to own or transfer Seritage Growth common shares or any of our other shares of beneficial interest in violation of these restrictions or other restrictions on ownership or transfer in Seritage Growth’s declaration of trust may result in the transfer being automatically void. Seritage Growth’s declaration of trust also provides that Seritage Growth common shares in excess of the ownership limits will be transferred to a trust for the exclusive benefit of a designated charitable beneficiary, and that any person who acquires Seritage Growth common shares in violation of the ownership limits will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid by such person for the shares (or, if such person did not give value for such shares, the market price on the day the shares were transferred to the trust) or the amount realized from the sale. We or our designee will have the right to purchase the shares from the trustee at this calculated price as well. The ownership limits and other restrictions on ownership and transfer in Seritage Growth’s declaration of trust may have the effect of preventing, or may be relied upon to prevent, a third party from acquiring control of us if the Seritage Growth Board of Trustees does not grant an exemption from the ownership limits, even if Seritage Growth shareholders believe the change in control is in their best interests. See “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer” and “U.S. Federal Income Tax Considerations.”

The Seritage Growth Board of Trustees Has the Power to Cause Us to Issue Additional Shares of Beneficial Interest and Classify and Reclassify Any Unissued Seritage Growth Common Shares without Shareholder Approval. Immediately following the closing of the Transaction, Seritage Growth will have issued and outstanding, in addition to the Seritage Growth common shares, Seritage Growth non-economic shares having, in the aggregate, 5.4% of the voting power of Seritage Growth, all of which will be held by ESL, and Seritage Growth non-voting shares entitled to, in the aggregate, 31.0% of the dividends or other distributions issued to holders of shares of beneficial interest of Seritage Growth, all of which will be held by Fairholme Clients. Seritage Growth’s declaration of trust authorizes us to issue additional authorized but unissued common shares or preferred shares of beneficial interest. In addition, the Seritage Growth Board of Trustees may, without shareholder approval, (i) amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class or series that we have authority to issue and (ii) classify or reclassify any unissued common shares or preferred shares of beneficial interest and set the preferences, rights and other terms of the classified or reclassified shares. As a result, the Seritage Growth Board of Trustees may establish a class or series of common shares or preferred shares of beneficial interest that could delay or prevent a transaction or a change in control that might involve a premium price for Seritage Growth common shares or otherwise be in the best interests of Seritage Growth shareholders. See “Description of Shares of Beneficial Interest—Power to Increase or Decrease Authorized Shares, Reclassify Unissued Shares and Issue Additional Common Shares and Preferred Shares of Beneficial Interest.”

The Seritage Growth Board of Trustees Is Divided into Three Classes and Trustee Elections Require a Vote of 75% of the Seritage Growth Common Shares and Seritage Growth Non-Economic Shares Entitled to Vote. The Seritage Growth Board of Trustees is divided into three classes of trustees, with each class to be as nearly equal in number as possible. As a result, approximately one-third of the Board of Trustees will be elected at each annual meeting of shareholders, with, in both contested and uncontested elections, trustees elected by the vote of 75% of the votes of the Seritage Growth common shares and Seritage Growth non-economic shares (voting together as a single class) entitled to be cast in the election of trustees. In the event that an incumbent trustee does not receive a sufficient percentage of votes cast for election, he or she will continue to serve on the Board of Trustees until a successor is duly elected and qualifies. The classification of trustees and requirement that trustee nominees receive a vote of 75% of the votes of the Seritage Growth common shares and Seritage Growth non-economic shares (voting together as a single class) entitled to be cast in the election of trustees may have the effect of making it more difficult for shareholders to change the composition of the Board of Trustees. The requirement that trustee nominees receive a vote of 75% of the votes of the Seritage Growth common shares and Seritage Growth non-economic shares (voting together as a single class) entitled to be cast in the election of trustees may also have the effect of making it more difficult for shareholders to elect trustee nominees that do not receive the votes of shares of beneficial interest held by ESL and/or Fairholme clients, which will initially control approximately 9.8% and 9.0%, respectively, of the voting power of Seritage Growth. See “Management—Board of Trustees Following the Transaction.”

The Partnership Agreement of Operating Partnership Provides Holders of Operating Partnership Units Approval Rights over Certain Change in Control Transactions Involving Seritage Growth or Operating Partnership. Pursuant to the partnership agreement of Operating Partnership, certain transactions, including mergers, consolidations, conversions or other combinations or extraordinary transactions or transactions that constitute a “change of control” of Seritage Growth or Operating Partnership, as defined in the partnership agreement, will require the approval of the partners (other than Seritage Growth and entities controlled by it) holding a majority of all the outstanding Operating Partnership units held by all partners (other than Seritage Growth and entities controlled by it). These provisions could have the effect of delaying or preventing a change in control. See “Description of Partnership Agreement of Operating Partnership—Restrictions on General Partner’s Authority; Change of Control Transactions.” Immediately following the closing of the Transaction, ESL will hold all of the Operating Partnership units not held by Seritage Growth and entities controlled by it.

Certain Provisions of Maryland Law May Limit the Ability of a Third Party to Acquire Control of Us. Certain provisions of the Maryland General Corporation Law (the “MGCL”) applicable to Maryland REITs may have the effect of inhibiting a third party from acquiring us or of impeding a change of control of Seritage Growth under circumstances that otherwise could provide Seritage Growth common shareholders with the opportunity to realize a premium over the then-prevailing market price of such shares or otherwise be in the best interest of shareholders, including:

•	“business combination” provisions that, subject to certain exceptions and limitations, prohibit certain business combinations between a Maryland REIT and an “interested shareholder” (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of Seritage Growth’s outstanding voting shares or an affiliate or associate of the Maryland REIT who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding shares of Seritage Growth) or an affiliate of any interested shareholder and the Maryland REIT for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter imposes two supermajority shareholder voting requirements on these combinations;

•	“control share” provisions that provide that, subject to certain exceptions, holders of “control shares” of our company (defined as voting shares that, if aggregated with all other shares owned or controlled by the acquirer, would entitle the acquirer to exercise one of three increasing ranges of voting power in electing trustees) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares”) have no voting rights with respect to the control shares except to the extent approved by Seritage Growth shareholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares; and

•	Additionally, Title 3, Subtitle 8 of the MGCL permits the Seritage Growth Board of Trustees, without shareholder approval and regardless of what is currently provided in Seritage Growth’s declaration of trust or bylaws, to implement certain takeover defenses. See “Certain Provisions of Maryland Law and of Seritage Growth’s Declaration of Trust and Bylaws—Business Combinations,” “—Control Share Acquisitions” and “—Subtitle 8.”

The Seritage Growth Board of Trustees has, by resolution, exempted from the provisions of the Maryland Business Combination Act all business combinations (a) between us and (i) Sears Holdings or its affiliates or (ii) ESL or FCM and/or Fairholme Clients and their respective affiliates and (b) between us and any other person, provided that such business combination is first approved by the Board of Trustees (including a majority of our trustees who are not affiliates or associates of such person). In addition, Seritage Growth’s bylaws contain a provision opting out of the Maryland control share acquisition act.

We may experience uninsured or underinsured losses, or insurance proceeds may not otherwise be available to us which could result in a significant loss of the capital we have invested in a property, decrease anticipated future revenues or cause us to incur unanticipated expense.

While the Master Lease and other existing third-party leases will require, and new lease agreements are expected to require, that comprehensive general insurance and hazard insurance be maintained by the tenants with respect to their premises, and we expect to obtain casualty insurance with respect to the Acquired Properties, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, that may be uninsurable or not economically insurable. Insurance coverage (net of deductibles) may not be effective or be sufficient to pay the full current market value or current replacement cost of a loss. Inflation, changes in building and zoning codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to restore or replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the economic position with respect to such property or to comply with the requirements of our mortgages and Property Restrictions. Moreover, the holders of any mortgage indebtedness may require some or all property insurance proceeds to be applied to reduce such indebtedness, rather than being made available for property restoration.

If we experience a loss that is uninsured or that exceeds our policy coverage limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties were subject to recourse indebtedness, Property Restrictions or ground leases, we could continue to be liable for the indebtedness or subject to claims for damages even if these properties were irreparably damaged.

In addition, even if damage to our properties is covered by insurance, a disruption of our business or that of our tenants caused by a casualty event may result in the loss of business and/or tenants. The business interruption insurance we or our tenants carry may not fully compensate us for the loss of business or tenants due to an interruption caused by a casualty event. Further, if one of our tenants has insurance but is underinsured, that tenant may be unable to satisfy its payment obligations under its lease with us or its other payment or other obligations.

A disruption in the financial markets may make it more difficult to evaluate the stability, net assets and capitalization of insurance companies and any insurer’s ability to meet its claim payment obligations. A failure of an insurance company to make payments to us upon an event of loss covered by an insurance policy, losses in excess of our policy coverage limits or disruptions to our business or the business of our tenants caused by a casualty event could adversely affect our business, financial condition and results of operations.

Each JV may also experience uninsured or underinsured losses, and also faces other risks related to insurance that are similar to those we face, which could reduce the value of our investment in, or distributions to us by, one or more JVs, or require that we make additional capital contributions to one or more JVs.

Conflicts of interest may exist or could arise in the future between the interests of Seritage Growth shareholders and the interests of holders of Operating Partnership units, and the partnership agreement of Operating Partnership grants holders of Operating Partnership units certain rights, which may harm the interests of Seritage Growth shareholders.

Conflicts of interest may exist or could arise in the future as a result of the relationships between Seritage Growth and its affiliates, on the one hand, and Operating Partnership or any of its partners, on the other. Seritage Growth’s trustees and officers have duties to Seritage Growth under Maryland law in connection with their oversight and management of the company. At the same time, Seritage Growth, as general partner of Operating Partnership, will have duties and obligations to Operating Partnership and its limited partners under Delaware law, as modified by the partnership agreement of Operating Partnership in connection with the management of Operating Partnership.

For example, without the approval of the majority of the Operating Partnership units not held by Seritage Growth and entities controlled by it, Seritage Growth will be prohibited from taking certain extraordinary actions, including change of control transactions of Seritage Growth or Operating Partnership. See “Certain Relationships and Related Transactions” and “Description of Partnership Agreement of Operating Partnership.”

Upon completion of this offering, ESL will own a substantial percentage of the Operating Partnership Units, which may be exchanged for cash or, at the election of Seritage Growth, Seritage Growth common shares, and which will result in certain transactions involving Seritage Growth or Operating Partnership requiring the approval of ESL.

Upon completion of the OP Private Placement, ESL is expected to own approximately 44.9% of the Operating Partnership units, with the remainder of the units held by Seritage Growth. In addition, ESL will have the right to acquire additional Operating Partnership units in order to allow it to maintain its relative ownership interest in Operating Partnership if Operating Partnership issues additional units to Seritage Growth under certain circumstances, including if Seritage Growth issues additional equity and contributes the funds to Operating Partnership to fund acquisitions or redevelopment of properties, among other uses. In addition, ESL will have the right to require Operating Partnership to redeem its Operating Partnership units in whole or in part in exchange for cash or, at the election of Seritage Growth, Seritage Growth common shares, except as described below. If exchanged for Seritage Growth common shares (and assuming the ownership limits set forth in Seritage Growth’s declaration of trust did not apply), the Operating Partnership units owned by ESL would represent approximately 44.9% of the outstanding Seritage Growth common shares based on the number of shares outstanding as of the closing of the Transaction. Due to the ownership limits set forth in Seritage Growth’s declaration of trust, ESL may dispose of some or all of the Seritage Growth common shares it beneficially owns prior to exercising its right to require Operating Partnership to redeem Operating Partnership units, and the partnership agreement of Operating Partnership will permit ESL (and only ESL) to transfer its Operating Partnership units to one or more underwriters to be exchanged for Seritage Growth common shares in connection with certain dispositions in order to achieve the same effect as would occur if ESL were to exchange a larger portion of its Operating Partnership units for Seritage Growth common shares and then dispose of those shares in an underwritten offering. See “Description of Partnership Agreement of Operating Partnership.” Sales of a substantial number of Seritage Growth common shares in connection with or to raise cash proceeds to facilitate, such a redemption, or the perception that such sales may occur, could adversely affect the market price of the Seritage Growth common shares. See “—The number of shares available for future sale could adversely affect the market price of Seritage Growth common shares.”

In addition, the partnership agreement of Operating Partnership requires the approval of a majority of the Operating Partnership units not held by Seritage Growth and entities controlled by it for certain transactions and other actions, including certain change of control transactions involving Seritage Growth or Operating Partnership, sales of all or substantially all of the assets of Operating Partnership, waivers to the excess share provision in the declaration of trust of Seritage Growth, certain modifications to the partnership agreement, withdrawal or succession of Seritage Growth as general partner of Operating Partnership, limits on the right of holders of Operating Partnership units to redeem their units, tax elections and certain other matters. See “Description of Partnership Agreement of Operating Partnership.” As long as ESL owns a majority of the outstanding Operating Partnership units not held by Seritage Growth and entities controlled by it (and, for certain actions, as long as ESL holds at least 40% of the economic interests of Seritage Growth and Operating Partnership on a combined basis), ESL’s approval will be required in order for the general partner to undertake such actions. If ESL refuses to approve a transaction, our business could be materially adversely affected. For example, without the approval of limitations on the right of holders of Operating Partnership units to redeem their units, potential lenders may be unwilling to lend to us because funds may be needed to pay for redemptions of Operating Partnership units. Furthermore, upon the completion of this offering, ESL is expected to own approximately 4.5%, of the outstanding Seritage Growth common shares, as well as Seritage Growth non-economic shares having, in the aggregate, 9.8% of the voting power of Seritage Growth. In any of these matters, the interests of ESL may differ from or conflict with the interests of our other shareholders.

ESL exerts substantial influence over us and Sears Holdings, and its interests may differ from or conflict with the interests of our other shareholders.

Following the Transaction, ESL is expected to beneficially own approximately 44.9% of the Operating Partnership units, and approximately 4.5% of the outstanding Seritage Growth common shares and Seritage Growth non-economic shares having, in the aggre gate, 9.8% of the voting power of Seritage Growth. ESL is also expected to beneficially own approximately 48.5% of the outstanding common stock of Sears Holdings (53.2% including shares issuable upon the exercise of warrants held by ESL). In addition, Mr. Lampert, the Chairman of the Board and Chief Executive Officer of Sears Holdings and Chairman and Chief Executive Officer of ESL, will serve on the Seritage Growth Board of Trustees. As a result, ESL and its affiliates will have substantial influence over us and Sears Holdings. In any matter affecting us, including our relationship with Sears Holdings, the interests of ESL may differ from or conflict with the interests of our other shareholders.

The businesses of each of the GGP JV, the Simon JV, and the Macerich JV are similar to our business and the occurrence of risks that adversely affect us could also adversely affect our investment in the GGP JV, the Simon JV and/or the Macerich JV.

In the Transaction, Sears Holdings will sell to Operating Partnership its 50% interests in each of the GGP JV, the Simon JV and the Macerich JV. In connection with our purchase of Sears Holdings’ JV Interests, we will assume Sears Holdings’ obligation to make capital contributions to each JV under certain circumstances. The GGP JV is a joint venture that owns and operates certain JV Properties, which consist of twelve properties formerly owned by Sears Holdings, the Simon JV is a joint venture that owns and operates certain other JV Properties, which consist of ten other properties formerly owned by Sears Holdings and the Macerich JV is a joint venture that owns and operates the remaining JV Properties, which consist nine other properties formerly owned by Sears Holdings. A substantial majority of the space at the JV Properties is leased by the applicable JV to Sears Holdings under the applicable JV Master Lease. Except with respect to the rent amounts and the properties covered, the general formats of the JV Master Leases are similar to one another and to the Master Lease, including with respect to the lessor’s right to recapture space leased to Sears Holdings (other than at one property owned by the Macerich JV) and Sears Holdings’ right to terminate a portion of the lease as to certain properties. As a result, each JV’s business is similar to our business, and each JV is subject to many of the same risks that we face, including those described in “Risks Related to Our Business and Operations.” The occurrence of risks that adversely affect us could also adversely affect one or more JVs and reduce the value of our investment in, or distributions to us from, one or more JVs, or require that we make additional capital contributions to one or more JVs.

In addition, our influence over each JV may be limited by the fact that day-to-day operation of the GGP JV, the Simon JV and the Macerich JV, and responsibility for leasing and redevelopment activities related to the JV Properties owned by the GGP JV, the Simon JV and the Macerich JV, as applicable, are generally delegated to GGP, Simon and Macerich, respectively, subject to certain exceptions. The JV Properties owned by the GGP JV are located at malls owned and operated by GGP, the JV Properties owned by the Simon JV are located at malls owned and operated by the Simon JV and the JV Properties owned by the Macerich JV are located at malls owned and operated by the Macerich JV. As a result, conflicts of interest may exist or could arise in the future between the interests of GGP, Simon or Macerich and our interests as a holder of 50% interests in the GGP JV, the Simon JV and the Macerich JV, respectively, including, for example, with respect to decisions as to whether to lease to third parties space at a JV Property or other space at the mall at which such JV Property is located.

Following this offering, we will continue to depend on Sears Holdings to provide us with certain services for our business, including, among other things, corporate and real estate redevelopment services, which may not be sufficient to meet our business needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services after our agreements with Sears Holdings expire.

Certain administrative services required for the operation of our business will be provided by Sears Holdings during the 18-month period following the closing of the Transaction. Prior to the closing of this offering, we will have entered into various agreements that will effect the purchase and sale of the Acquired Properties and the lease or sublease of a substantial majority of the Acquired Properties to Sears Holdings, including, among others, the Subscription, Distribution and Purchase and Sale Agreement, the Master Lease and the Transition Services Agreement. The Subscription, Distribution and Purchase and Sale Agreement will provide for, among other things, our responsibility for liabilities relating to our business and the responsibility of Sears Holdings for liabilities unrelated to our business. The agreements between us and Sears Holdings will also govern our various interim and ongoing relationships. The Subscription, Distribution and Purchase and Sale Agreement will also contain indemnification obligations and ongoing commitments of us and Sears Holdings. The Master Lease will govern the terms of the use and operation of the Acquired Properties leased by us to Sears Holdings, including our redevelopment and recapture rights and Sears Holdings’ lease termination rights, and the repair, maintenance and redevelopment-related services Sears Holdings may provide to us. Under the Transition Services Agreement, Sears Holdings Management Corporation will continue to provide various interim facilities management and corporate support services to us. The terms of the Transaction were determined by Sears Holdings, and thus may be different than the terms we could have obtained from an unaffiliated third party. These agreements will continue in accordance with their terms after the closing of the Transaction. For a description of these agreements and the other agreements that we will enter into with Sears Holdings, see “Certain Relationships and Related Transactions.”

After these agreements expire, or if Sears Holdings is unable to meet its obligations under these agreements, we may be forced to seek replacement services from alternate providers. These replacement services may be more costly to us or of lower quality, and the transition process to a new service provider may result in interruptions to our business or operations, which could harm our financial condition or results of operations.

In connection with the Transaction, Sears Holdings will indemnify us for certain liabilities. However, these indemnities may be insufficient to insure us against the full amount of such liabilities, and Sears Holdings’ ability to satisfy its indemnification obligations may be impaired in the future.

Pursuant to the Subscription, Distribution and Purchase and Sale Agreement and the Master Lease, Sears Holdings will agree to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that Sears Holdings will agree to retain, and Sears Holdings may be unable to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Sears Holdings any amounts for which we are held liable, we may be temporarily required to bear these losses while seeking recovery from Sears Holdings. Any liabilities in excess of amounts for which we receive timely indemnification from Sears Holdings could have a material adverse effect on our business and financial condition.

Risks Related to Status as a REIT

If we do not qualify to be taxed as a REIT, or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to Seritage Growth shareholders.

We intend to operate in a manner that will allow us to qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. References throughout this document to the “first taxable year” for which we have elected to be taxed as a REIT refer to the taxable year ending December 31, 2015. Seritage Growth expects to receive an opinion of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) with respect to its qualification as a REIT in connection with the Transaction. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Wachtell Lipton represents only the view of Wachtell Lipton based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date issued. Wachtell Lipton will have no obligation to advise Seritage Growth or the holders of Seritage Growth common shares of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Wachtell Lipton and Seritage Growth’s qualification as a REIT will depend on Seritage Growth’s satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Wachtell Lipton. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for some of which we will not obtain independent appraisals.

If Seritage Growth were to fail to qualify as a REIT in any taxable year, Seritage Growth would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates, and dividends paid to Seritage Growth shareholders would not be deductible by Seritage Growth in computing its taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to Seritage Growth shareholders, which in turn could have an adverse impact on the value of Seritage Growth common shares. Unless we were entitled to relief under certain Code provisions, Seritage Growth also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which Seritage Growth failed to qualify as a REIT.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize Seritage Growth’s REIT qualification. Seritage Growth’s qualification as a REIT will depend on the satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. In addition, Seritage Growth’s ability to satisfy the requirements to qualify as a REIT may depend in part on the actions of third parties over which Seritage Growth has no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

We could fail to qualify to be taxed as a REIT if income we receive from Sears Holdings is not treated as qualifying income.

Under applicable provisions of the Code, we will not be treated as a REIT unless we satisfy various requirements, including requirements relating to the sources of our gross income. See “U.S. Federal Income Tax Considerations.” Rents we receive or accrue from Sears Holdings will not be treated as qualifying rent for purposes of these requirements if the Master Lease is not respected as a true lease for U.S. federal income tax purposes and is instead treated as a service contract, joint venture, financing, or some other type of arrangement. If the Master Lease is not respected as a true lease for U.S. federal income tax purposes, we may fail to qualify to be taxed as a REIT. Furthermore, Seritage Growth’s qualification as a REIT will depend on the satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. Seritage Growth’s ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for some of which Seritage Growth will not obtain independent appraisals.

In addition, subject to certain exceptions, rents we receive or accrue from Sears Holdings (or other tenants) will not be treated as qualifying rent for purposes of these requirements if we or an actual or constructive owner of 10% or more of the Seritage Growth common shares actually or constructively owns 10% or more of the total combined voting power of all classes of Sears Holdings stock (or the stock of such other tenant) entitled to vote or 10% or more of the total value of all classes of Sears Holdings stock (or the stock of such other tenant). Seritage Growth’s declaration of trust provides for restrictions on ownership and transfer of Seritage Growth common shares, including restrictions on such ownership or transfer that would cause the rents we receive or accrue from Sears Holdings (or other tenants) to be treated as non-qualifying rent for purposes of the REIT gross income requirements. The provisions of Seritage Growth’s declaration of trust that restrict the ownership and transfer of Seritage Growth common shares are described in “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer.” Nevertheless, such restrictions may not be effective in ensuring that rents we receive or accrue from Sears Holdings (or other tenants) will be treated as qualifying rent for purposes of REIT qualification requirements.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum U.S. federal income tax rate applicable to income from “qualified dividends” payable by U.S. corporations to U.S. shareholders that are individuals, trusts and estates is currently 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although these rules do not adversely affect the taxation of REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the Seritage Growth common shares.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of Seritage Growth’s REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, in order for us to qualify to be taxed as a REIT (assuming that certain other requirements are also satisfied) so that U.S. federal corporate income tax does not apply to earnings that we distribute. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT but distribute less than 100% of Seritage Growth’s REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to Seritage Growth shareholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to make distributions to Seritage Growth shareholders to comply with the REIT requirements of the Code.

From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of Seritage Growth common shares.

Restrictions in our indebtedness following the Transaction, including restrictions on our ability to incur additional indebtedness or make certain distributions, could preclude us from meeting the 90% distribution requirement. Decreases in funds from operations due to unfinanced expenditures for acquisitions of properties or increases in the number of Seritage Growth common shares outstanding without commensurate increases in funds from operations each would adversely affect our ability to maintain distributions to Seritage Growth shareholders. Moreover, the failure of Sears Holdings to make rental payments under the Master Lease would materially impair our ability to make distributions. Consequently, we may be unable to make distributions at the anticipated distribution rate or any other rate. See “Dividend Policy.”

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain U.S. federal, state, local and foreign taxes on our income and assets, including taxes on any undistributed income and state, local or foreign income, property and transfer taxes. See “U.S. Federal Income Tax Considerations.” For example, in order to meet the REIT qualification requirements, Seritage Growth may hold some of our assets or conduct certain of our activities through one or more TRSs or other subsidiary corporations that will be subject to federal, state and local corporate-level income taxes as regular C corporations. In addition, we may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm’s-length basis. Any of these taxes would decrease cash available for distribution to Seritage Growth shareholders.

Complying with REIT requirements may cause us to liquidate or forgo otherwise attractive opportunities.

To qualify to be taxed as a REIT, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and “real estate assets” (as defined in the Code), including certain mortgage loans and securities. The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. See “U.S. Federal Income Tax Considerations.” If Seritage Growth fails to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing Seritage Growth’s REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forgo otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to Seritage Growth shareholders.

In addition to the asset tests set forth above, to qualify to be taxed as a REIT, we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to Seritage Growth shareholders and the ownership of Seritage Growth shares of beneficial interest. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Any income from a hedging transaction that we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions or fail to properly identify such transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. See “U.S. Federal Income Tax Considerations.” As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS may be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except that such losses could theoretically be carried back or forward against past or future taxable income in the TRS.

Legislative or other actions affecting REITs could have a negative effect on us.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury (the “Treasury”). Changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect Seritage Growth’s ability to qualify as a REIT or the U.S. federal income tax consequences to Seritage Growth’s investors and Seritage Growth of such qualification.

Risks Related to the Offering

The subscription price determined for the rights offering is not necessarily an indication of the price at which Seritage Growth common shares will trade.

The board of directors of Sears Holdings based the per share subscription price being used in the rights offering on various factors, including, among other things (1) the opinion of Duff & Phelps, LLC, which it engaged to act as a financial advisor in connection with the Transaction, (2) the appraisal reports of Cushman & Wakefield, which assisted in valuing the Acquired Properties, (3) the desirability of broad participation in the rights offering by Sears Holdings’ stockholders and of the development of a trading market for both the subscription rights and Seritage Growth common shares, (4) the fair market value of the Acquired Properties and the JV Interests purchased in the Transaction, including the terms of the Master Lease, and (5) Seritage Growth’s liquidity needs and the aggregate amount of proceeds to be paid to Sears Holdings pursuant to the Transaction if the rights offering were fully subscribed. The per share subscription price may not be indicative of the price at which Seritage Growth common shares will trade after this offering. After the date of this prospectus, you may not be able to sell Seritage Growth common shares that you hold at prices equal to or above the subscription price.

Sears Holdings may cancel the rights offering at any time prior to the expiration of the rights offering and in such case neither Sears Holdings nor the subscription agent will have any obligation to you except to return your exercise payments.

The rights offering is subject to the satisfaction or waiver of certain conditions. In addition, Sears Holdings has the right to withdraw and cancel the rights offering if, at any time prior to its expiration, the board of directors of Sears Holdings determines, in its sole discretion, that the rights offering is not in the best interest of Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering (which could occur if, among other things, we do not receive sufficient proceeds from this offering, the OP Private Placement, the Seritage Private Placements and the Non-Economic Shares Private Placement, or if the Acquired Entities do not receive sufficient proceeds from the Financing). See “The Rights Offering—Conditions, Withdrawal and Cancellation.” Sears Holdings and Seritage have entered into the Commitment in respect of the Financing with two institutional lenders. The Commitment and the Financing are subject to certain customary and other conditions precedent. While Sears Holdings and Seritage expect to consummate the Financing on the terms contemplated by the Commitment, no assurances can be given that we will be able to do so.

If the rights offering is cancelled, any money received by the subscription agent from subscribing stockholders will be returned, without interest or penalty, as soon as practicable. Sears Holdings may also extend the rights offering for additional periods ending no later than July 17, 2015, although it does not presently intend to do so. If Sears Holdings cancels the rights offering and you have not exercised any rights, the subscription rights will expire, have no value, and cease to be exercisable for Seritage Growth common shares. If you purchase subscription rights during the subscription period and Sears Holdings cancels the rights offering, you will lose the entire purchase price paid to acquire such subscription rights in the market; however, any subscription payments that you paid and that were received by the subscription agent will be returned to you, without interest or penalty, as soon as practicable.

If you own more than 5.3% of the Sears Holdings common stock outstanding as of the record date, you will not be able to exercise all of your basic subscription rights received in the rights offering.

In light of the restrictions on ownership in Seritage Growth’s declaration of trust designed to, among other purposes, help Seritage Growth maintain its qualification as a REIT, including prohibitions on any person actually or constructively owning more than 9.6% in value or in number, whichever is more restrictive, of all outstanding shares, or all outstanding common shares (including Seritage Growth common shares, Seritage Growth non-economic shares and Seritage Growth non-voting shares), of beneficial interest of Seritage Growth, and based on the number of shares of Sears Holdings common stock outstanding as of the record date and the current anticipated ownership of Seritage Growth and the Operating Partnership, if you beneficially own more than 5.3% of the Sears Holdings common stock outstanding as of the record date, you will not be able to exercise your basic subscription rights in full because the exercise of subscription rights to purchase more than              Seritage Growth common shares would result in you receiving more than 9.6% of the outstanding shares of beneficial interest of Seritage Growth (as calculated for certain federal income tax purposes). Despite this limit, only ESL will be permitted to participate in the OP Private Placement and the Non-Economic Shares Private Placement and only Fairholme Clients (which are expected to receive the Excess Share Waivers) will be permitted to participate in the Non-Voting Shares Offering. Your rights are transferable during the course of the subscription period, but if you do not sell your excess rights that, if exercised, would result in ownership in excess of the ownership limits, these excess rights will not be exercisable and will be cancelled. Furthermore, because the over-subscription privilege is only available to those who fully exercise their basic subscription rights, if you beneficially own more than 5.3% of the Sears Holdings common stock as of the record date, you will not be able to participate in the over-subscription privilege.

No prior market exists for the subscription rights and a liquid market for the subscription rights may not develop.

We intend to apply to list the subscription rights for trading on the NYSE under the symbol “SRGRT.” However, the subscription rights are a new issue of securities with no prior trading market. Neither we nor Sears Holdings can provide you with any assurances as to the liquidity of the trading market for the subscription rights or the price at which the subscription rights may trade following the rights offering. In addition, the listing of the subscription rights on the NYSE is subject to Seritage Growth meeting the listing requirements of the NYSE. In the event that these listing approvals cannot be obtained, holders of subscription rights will own unlisted securities, which may affect the pricing of the rights in the secondary market, the transparency and availability of trading prices, and the liquidity of the rights.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

If you desire to purchase Seritage Growth common shares in the rights offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the rights offering at 5:00 p.m., New York City time, on July 2, 2015 unless Sears Holdings extends the rights offering for additional periods ending no later than July 17, 2015. If you are a beneficial owner of Sears Holdings common stock, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the subscription agent receives all required forms and payments before the rights offering expires. Neither we nor Sears Holdings is or will be responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the rights offering expires. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. None of Seritage Growth, Operating Partnership, Sears Holdings or the subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we or Sears Holdings under any obligation to correct such forms or payment. Sears Holdings has the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

You will not be able to sell the Seritage Growth common shares you buy in this offering until your account is credited with the common shares.

If you are a registered stockholder of Sears Holdings and you purchase shares in this offering, your account will be credited with Seritage Growth common shares as soon as practicable after the expiration of the rights offering. If your shares of Sears Holdings common stock are held by a broker, dealer, custodian bank or other nominee and you purchase Seritage Growth common shares pursuant to your subscription rights, your account with your nominee will be credited with the Seritage Growth common shares you purchased in the rights offering as soon as practicable after the expiration of the rights offering. Until your account is credited, you may not be able to sell your shares even though the Seritage Growth common shares issued in the rights offering will be listed for trading on the NYSE. The share price may decline between the time you decide to sell your Seritage Growth common shares and the time you are actually able to sell such shares.

You may not revoke your exercise of the subscription rights and you could be committed to buying shares at a price above the prevailing market price after completion of the rights offering.

Once you exercise your rights, you may not revoke the exercise even if you later learn information that you consider to be unfavorable to the exercise of your rights. If you exercise your rights, you may not be able to sell the Seritage Growth common shares purchased under the rights at a price equal to or greater than the subscription price, and you may lose all or part of your investment in Seritage Growth common shares.

You will not receive interest on your subscription funds during the period pending the closing of the offering.

The subscription agent will hold the gross proceeds from the sale of shares underlying the rights in escrow in a segregated bank account, and it will release the proceeds together with any interest earned on the proceeds, less any applicable withholding taxes, to Sears Holdings as soon as is practicable after the expiration of the rights offering. If the rights offering is cancelled, any money received by the subscription agent from subscribing stockholders will be returned, without interest or penalty, as soon as practicable.

The tax consequences of the receipt, sale, exercise, expiration and cancellation of the subscription rights are not certain.

We believe that the treatment of the receipt, sale, exercise, expiration and cancellation of the subscription rights for U.S. federal income tax purposes is not entirely clear. The IRS may disagree with the tax treatment discussed herein. You should discuss with your tax advisor the treatment of the receipt, sale, exercise, expiration and cancellation of the subscription rights for U.S. federal income tax purposes.

If you receive and exercise the subscription rights, you may be subject to adverse U.S. federal income tax consequences.

If you receive a subscription right and exercise that right, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) no additional income upon the exercise of the subscription right. You may need to fund any tax resulting from the receipt of the subscription right with cash from other sources. You should discuss with your tax advisor the U.S. federal income tax consequences of receiving and exercising the subscription rights. For a detailed discussion, see “U.S. Federal Income Tax Considerations.”

If you receive and sell the subscription rights, you may be subject to adverse U.S. federal income tax consequences.

If you receive a subscription right and sell that right, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) short-term capital gain or loss upon the sale equal to the difference between the proceeds received upon the sale and the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings. It is possible that the sale proceeds received by you upon a sale of the subscription rights will be less than any tax resulting from your receipt of the subscription right. In this event, you will generally need to fund the remaining portion of any tax with cash from other sources. You should discuss with your tax advisor the U.S. federal income tax consequences of receiving and selling the subscription rights. For a detailed discussion, see “U.S. Federal Income Tax Considerations.”

If you receive but do not sell or exercise the subscription rights before they expire, you may be subject to adverse U.S. federal income tax consequences.

If you receive a subscription right from Sears Holdings and do not sell or exercise that right before it expires, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) a short-term capital loss upon the expiration of such right in an amount equal to your adjusted tax basis (if any) in such right. In general, capital losses are available to offset only capital gains and may not be used to offset dividend or other income (except, to the extent of up to $3,000 of capital loss per year, in the case of a non-corporate U.S. stockholder). Accordingly, if you receive a subscription right from Sears Holdings and take no action, you may owe tax and need to fund that tax with cash from other sources.

By illustration, if you receive subscription rights that have a value of $5,000 on the date they are distributed by Sears Holdings, you do not sell or exercise those rights before they expire and Sears Holdings does not cancel the rights offering, you should generally expect to have $5,000 of dividend income upon the receipt of the subscription rights and a $5,000 short-term capital loss upon the expiration of those rights.

You should discuss with your tax advisor the U.S. federal income tax consequences of receiving and neither selling nor exercising the subscription rights. For a detailed discussion, see “U.S. Federal Income Tax Considerations.”

If you receive subscription rights and Sears Holdings subsequently cancels the rights offering, you may be subject to adverse U.S. federal income tax consequences.

You should discuss with your tax advisor the tax consequences of receiving subscription rights if Sears Holdings subsequently cancels the rights offering. There are limited authorities addressing the tax consequences that would apply to you in this circumstance. Certain of the authorities suggest that in this circumstance you may not have taxable dividend income upon the receipt of the subscription rights if you do not sell or otherwise dispose of the rights and if the receipt and cancellation occur in the same taxable year. However, the scope of those authorities is unclear and Sears Holdings (and any other applicable withholding agent) is likely to take the position, for information reporting and withholding purposes, that you have taxable dividend income upon the receipt of the subscription rights even if Sears Holdings subsequently cancels the rights offering. If withholding tax is withheld from you in this event, you should consult your tax advisor as to whether to seek a refund of such amount from the IRS.

If you have taxable dividend income upon the receipt of a subscription right even though Sears Holdings subsequently cancels the rights offering, you should generally expect to have a short-term capital loss upon the cancellation of the subscription right in an amount equal to your adjusted tax basis (if any) in such right. In general, capital losses are available to offset only capital gains and may not be used to offset dividend or other income (except, to the extent of up to $3,000 of capital loss per year, in the case of a non-corporate U.S. stockholder). For a detailed discussion, see “U.S. Federal Income Tax Considerations.”

There is currently no public market for Seritage Growth common shares. An active trading market for Seritage Growth common shares may not develop following this offering, and you may be unable to sell your shares at a price above the subscription price or at all.

There has not been any public market for Seritage Growth common shares prior to this offering. We intend to apply to list Seritage Growth common shares for trading on the NYSE under the symbol “SRG.” However, an active trading market for Seritage Growth common shares may not develop after this offering or, if one develops, may not be sustained. In the absence of a public market, you may be unable to liquidate an investment in Seritage Growth common shares.

The market price and trading volume of Seritage Growth common shares may be volatile following this offering.

Even if an active trading market develops for Seritage Growth common shares, the market price of common shares may be volatile. In addition, the trading volume in Seritage Growth common shares may fluctuate and cause significant price variations to occur. If the market price of Seritage Growth common shares declines significantly, you may be unable to resell your shares at or above the public offering price or at all. The market price of the common shares may fluctuate or decline significantly in the future.

Some of the factors that could negatively affect the market price of Seritage Growth common shares or result in fluctuations in the price or trading volume of the common shares include:

•	actual or anticipated variations in our quarterly results of operations or distributions;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the real estate or retail industries;

•	increases in market interest rates that may cause purchasers of Seritage Growth common shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we may incur in the future;

•	actions by ESL or FCM and/or Fairholme Clients, or by institutional shareholders;

•	speculation in the press or investment community about our company or industry or the economy in general;

•	Adverse performance by Sears Holdings, our primary tenant;

•	the occurrence of any of the other risk factors presented in this prospectus;

•	specific real estate market and real estate economic conditions; and

•	general market and economic conditions.

Future offerings of debt, which would be senior to Seritage Growth common shares upon liquidation, and/or preferred equity securities, which may be senior to Seritage Growth common shares for purposes of distributions or upon liquidation, may adversely affect the market price of Seritage Growth common shares.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred shares. Upon liquidation, holders of our debt securities and preferred shares and lenders with respect to other borrowings may receive distributions of our available assets prior to the holders of Seritage Growth common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of Seritage Growth common shares, or both. Holders of Seritage Growth common shares are not entitled to preemptive rights or other protections against dilution, and will have no voting rights in connection with the issuance of these securities. Our preferred shares of beneficial interest, if issued, could have a preference on liquidating distributions or a preference on distribution payments that could limit our ability to make a distribution to the holders of Seritage Growth common shares. Since our decision to issue securities in any future offering will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, Seritage Growth shareholders bear the risk of our future offerings reducing the market price of Seritage Growth common shares and diluting their holdings in us.

The historical and pro forma financial information included in this prospectus may not be a reliable indicator of future results.

The historical financial statements included herein are (1) a Combined Statement of Investments of Real Estate Assets to be Acquired by Seritage Growth Properties as of December 31, 2014 and (2) a balance sheet of Seritage Growth Properties as of June 3, 2015 (Formation Date). In addition, this prospectus includes pro forma financial information regarding Seritage Growth.

The historical financial statements and the pro forma financial information included herein may not reflect what our business, financial position or results of operations will be in the future when we are a separate, publicly traded company. Until the Transaction is completed, we will not have been an operating business and will not have had historical operations. The Acquired Properties we will purchase from Sears Holdings were operated by Sears Holdings as part of its larger corporate organization and not as a stand-alone business or independent company. Because we have no historical operations and will not own any properties or commence our real estate ownership and development business until the Transaction is completed, there are no historical financial statements for

Seritage Growth as it will exist following the Transaction. The financial information that we have included in this prospectus may not reflect what our financial condition, results of operations or cash flows would have been had we been a stand-alone business or independent entity, or had we operated as a REIT, during the periods presented. Significant changes will occur in our cost structure, financing and business operations as a result of our operation as a stand-alone company and the entry into transactions with Sears Holdings that have not existed historically, including the Master Lease. The pro forma financial information included in this prospectus was prepared on the basis of assumptions derived from available information that we believed to be reasonable. However, these assumptions may change or may be incorrect, and actual results may differ, perhaps significantly. Therefore, the financial information we have included in this prospectus may not necessarily be indicative of what our financial condition, results of operations or cash flows will be in the future. For additional information about the basis of presentation of the financial information included in this prospectus, see “Capitalization,” “Selected Financial Data,” “Unaudited Pro Forma Consolidated Financial Data” and the financial statements.

The Transaction could give rise to disputes or other unfavorable effects, which could have a material adverse effect on our business, financial condition or results of operations.

Disputes with third parties could arise out of the Transaction, and we could experience unfavorable reactions to the Transaction from employees, ratings agencies, regulators or other interested parties. These disputes and reactions of third parties could have a material adverse effect on our business, financial condition or results of operations. In addition, following the Transaction, disputes between us and Sears Holdings (and our subsidiaries) could arise in connection with any of the Subscription, Distribution and Purchase and Sale Agreement, the Master Lease, the Transition Services Agreement or other agreements.

A court could deem aspects of the Transaction to be a fraudulent conveyance and void the transaction or impose substantial liabilities upon us.

A court could deem aspects of the Transaction (such as the sale of the Acquired Properties in connection with the Transaction) to be a fraudulent conveyance upon a subsequent legal challenge by unpaid creditors or a bankruptcy trustee of the debtor that made the conveyance. Fraudulent conveyances include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors, or transfers made or obligations incurred in exchange for less than reasonably equivalent value when the debtor was, or was rendered, insolvent, inadequately capitalized or unable to pay its debts as they become due. To remedy a fraudulent conveyance, a court could void the challenged transfer or obligation, requiring us to return consideration that we received in the Transaction, or impose substantial liabilities upon us for the benefit of unpaid creditors of the debtor that made the fraudulent conveyance, which could adversely affect our financial condition and our results of operations. Among other things, the court could require Seritage Growth shareholders to return to Sears Holdings some or all of the Seritage Growth common shares issued in the distribution. Whether a transaction is a fraudulent conveyance will vary depending upon, among other things, the jurisdiction whose law is being applied.

The number of shares available for future sale could adversely affect the market price of Seritage Growth common shares.

We cannot predict whether future issuances of Seritage Growth common shares, the availability of Seritage Growth common shares for resale in the open market or the conversion of Seritage Growth non-voting shares into Seritage Growth common shares will decrease the market price per share of Seritage Growth common shares. Sales of a substantial number of Seritage Growth common shares in the public market, or the perception that such sales might occur, could adversely affect the market price of the Seritage Growth common shares.

Our earnings and cash distributions will affect the market price of Seritage Growth common shares.

We believe that the market value of a REIT’s equity securities is based primarily upon market perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales, acquisitions, development or refinancing, and is secondarily based upon the value of the underlying assets.

For these reasons, Seritage Growth common shares and Seritage Growth non-voting shares may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes rather than distributing the cash flow to shareholders, these retained funds, while increasing the value of our underlying assets, may negatively impact the market price of Seritage Growth common shares. Our failure to meet market expectations with regard to future earnings and cash distributions would likely adversely affect the market price of Seritage Growth common shares and Seritage Growth non-voting shares.

The Sears Holdings board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the Transaction and the related transactions at any time prior to the distribution date. In addition, the Transaction and related transactions are subject to the satisfaction or waiver (by Sears Holdings’ board of directors in its sole discretion) of a number of conditions. We and Sears Holdings cannot assure that any or all of these conditions will be met.

The Sears Holdings board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the Transaction and the related transactions at any time prior to the distribution date. This means Sears Holdings may cancel or delay the rights offering if at any time the board of directors of Sears Holdings determines that the rights offering is not in the best interests of Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering. If the Sears Holdings board of directors determines to cancel the Transaction, stockholders of Sears Holdings will not receive any Seritage Growth common shares. In addition, the Transaction and related transactions are subject to the satisfaction or waiver (by the Sears Holdings board of directors in its sole discretion) of a number of conditions. See “The Rights Offering—Conditions, Withdrawal and Cancellation.” We and Sears Holdings cannot assure that any or all of these conditions will be met. The fulfillment of the conditions to the Transaction will not create any obligation on Sears Holdings’ part to effect the Transaction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	Declines in retail, real estate and general economic conditions;

•	Our substantial dependence on, or agreements entered into with, Sears Holdings, and indemnities from Sears Holdings that may be insufficient to insure us against certain liabilities;

•	Sears Holdings’ rights under the Master Lease, including the right to terminate with respect to a portion of the properties;

•	Competition with us or our tenants;

•	Tax, environmental, health, safety and land use laws and regulations;

•	The terms of our investments in the GGP JV, the Simon JV and the Macerich JV and future acquisitions and other strategic transactions or investments in and redevelopment of properties;

•	The ownership of ESL of Seritage Growth common shares, Seritage Growth non-economic shares and Operating Partnership units, and the ownership of Fairholme Clients of Seritage Growth common shares and Seritage Growth non-voting shares;

•	Our lack of an operating history as an independent public company;

•	The ability of the Seritage Growth Board of Trustees to cause it to issue additional shares of beneficial interest without shareholder approval;

•	Certain provisions of Maryland law, the declaration of trust and bylaws of Seritage Growth and the partnership agreement of Operating Partnership that may limit the ability of a third party to acquire control of us;

•	Limitations on our rights and the rights of Seritage Growth shareholders to take action against our trustees and officers;

•	The failure to realize the expected benefits of the Transaction;

•	Our substantial indebtedness, which could adversely affect our financial condition;

•	The terms of the agreements governing our indebtedness that restrict our current and future operations, particularly our ability to incur additional debt that we may need to fund initiatives in response to changes in our business, the industries in which we operate, the economy and governmental regulations;

•	Incurrence of additional debt, including secured debt, and funds for future capital needs and the availability of external sources of capital;

•	The reliability of the financial information included in this prospectus as an indicator of our future results and different results than if we were a stand-alone public company;

•	Legislative or other actions affecting REITs, including positions taken by the IRS;

•	Restrictions on ownership and transfer of Seritage Growth common shares and our failure to qualify, or remain qualified, to be taxed as a REIT;

•	The failure of dividends payable by REITs to qualify for the reduced tax rates available for some dividends;

•	Failure to qualify as a REIT if income received from Sears Holdings is not treated as qualifying income;

•	REIT distribution requirements;

•	An active trading market for Seritage Growth common shares may not develop or market price and trading volumes may be volatile;

•	Dilution following this offering; and

•	Delays in the completion of the Transaction or the nonoccurrence of the Transaction.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

Assuming the subscription rights are exercised in full, which is a condition to the completion of this offering, (and including the maximum portion of the subscription rights held by each of ESL and certain Fairholme Clients permitted to be exchanged under their respective Exchange Agreements, exchanged for Operating Partnership units and Seritage Growth non-economic shares, and for Seritage Growth non-voting shares, respectively), we expect to receive gross cash proceeds of approximately $839.2 million as a result of the sale of Seritage Growth common shares and Seritage Growth non-voting shares in this offering. We also expect to receive gross cash proceeds of approximately $737.3 million through the sale of Operating Partnership units in the OP Private Placement, gross cash proceeds of approximately $0.7 million through the sale of Seritage Growth non-economic shares in the Non-Economic Shares Private Placement, and gross cash proceeds of approximately $66.6 million through the sale of Seritage Growth common shares in the Seritage Private Placements. We intend to contribute the proceeds from this offering, the Non-Economic Shares Private Placement and the Seritage Private Placements to Operating Partnership, which will, together with the proceeds of the OP Private Placement and the assumption of the indebtedness incurred in the Financing, be used to pay the purchase price to Sears Holdings for the Acquired Entities, the remaining Acquired Properties and the JV Interests and related fees and expenses, with remaining proceeds used for working capital and other general purposes. We expect the Acquired Entities to receive, in the aggregate, gross cash proceeds of approximately $1,161.2 million from the Financing. The net proceeds of the Financing will be distributed by the Acquired Entities to Sears Holdings prior to the closing of the Transaction, and therefore will not be available to us following the closing of the Transaction.

DIVIDEND POLICY

Seritage Growth intends to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with Seritage Growth’s taxable year ending December 31, 2015. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay regular corporate rates to the extent that it annually distributes less than 100% of its taxable income.

Initially, cash available for distribution to Seritage Growth shareholders will be derived solely from the rental payments under the Master Lease and leases with certain parties other than Sears Holdings as well as any distributions to us from the GGP JV, the Simon JV and the Macerich JV. All distributions will be made by Seritage Growth at the discretion of the Board of Trustees and will depend on the financial position, results of operations, cash flows, capital requirements, debt covenants (which are expected to include limits on distributions by Seritage Growth), applicable law and other factors as the Board of Trustees of Seritage Growth deems relevant. The Seritage Growth Board of Trustees has not yet determined when any distributions will be declared or paid.

Seritage Growth currently intends to pay quarterly distributions in cash. For purposes of satisfying the minimum distribution requirement to qualify for and maintain REIT status, Seritage Growth’s taxable income will be calculated without reference to its cash flow. Consequently, under certain circumstances, Seritage Growth may not have available cash to pay its required distributions and may distribute a portion of its dividends in the form of its shares of beneficial interest. In either event, to the extent the distribution represents a distribution of Seritage Growth’s current or accumulated earnings and profits, a shareholder of Seritage Growth will be required to report dividend income as a result of such distributions even though Seritage Growth distributed only nominal amounts of cash to such shareholder. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in shares as taxable dividends that would satisfy that REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but Seritage Growth could request a similar ruling from the IRS. The IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/share dividends, but that revenue procedure does not apply to Seritage Growth’s taxable year ending on December 31, 2015 and future taxable years. Accordingly, it is unclear whether and to what extent Seritage Growth will be able to make taxable dividends payable in-kind. For more information, see “U.S. Federal Income Tax Considerations.” Seritage Growth currently believes that it will have sufficient available cash to pay its required distribution for 2015 in cash but there can be no assurance that this will be the case.

It presently is anticipated that acquisitions, investment and redevelopment activities will be financed through internally generated cash flow, borrowings under the debt agreements to be entered into by Operating Partnership in connection with the Transaction, other debt financing or the issuance of equity securities. To the extent that those sources of funds are insufficient to meet all such cash needs, or the cost of such financing exceeds the cash flow generated by our properties for any period, cash available for distribution could be reduced. In that event, we may also borrow funds, liquidate or sell a portion of our properties or investments or find another source of funds, such as the issuance of equity securities, in order to pay its required distributions. See “Risk Factors—Risks Related to Status as a REIT.”

Seritage Growth anticipates that its distributions generally will be taxable as ordinary income to its shareholders, although a portion of the distributions may be designated by Seritage Growth as qualified dividend income or capital gain or may constitute a return of capital. Seritage Growth will furnish annually to each Seritage Growth shareholder a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For a more complete discussion of the U.S. federal income tax treatment of distributions to shareholders of Seritage Growth, see “U.S. Federal Income Tax Considerations.”

CAPITALIZATION

The following table sets forth the unaudited pro forma capitalization of Seritage Growth as of March 31, 2015, which gives effect to the Transaction (and all other related transactions) as if they occurred on March 31, 2015 and were fully subscribed (which is a condition to this offering).

The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and Seritage Growth believes such assumptions are reasonable under the circumstances.

This table should be read in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Description of Shares of Beneficial Interest,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the financial information on Seritage Growth and the “Unaudited Pro Forma Consolidated Financial Data” and accompanying notes included in this prospectus.

	As of March 31, 2015 (unaudited)
thousands	Actual	Pro Forma Adjustments		Pro Forma
Seritage Growth Properties
Long-term debt	$—	$1,161,196	(1)	$1,161,196

Equity
Class A shares $0.01 par value; 100,000,000 shares authorized; 21,096,270 shares outstanding	—	211	(3)	211
Class B shares $0.01 par value; 5,000,000 shares authorized; 1,228,680 shares outstanding	—	12	(3)	12
Class C shares $0.01 par value; 50,000,000 shares authorized; 9,527,194 shares outstanding	—	95	(3)	95
Additional paid-in capital	—	901,075	(3)	901,075
Accumulated deficit	—	(6,110)	(4)	(6,110)
Redeemable Noncontrolling Interest in Operating Partnership	—	728,756	(2)	728,756

Total Equity	—	1,624,039		1,624,039

Total Capitalization	$—	$2,785,235		$2,785,235

(1)	The pro forma adjustments give effect to the expected indebtedness incurred by the Acquired Entities which will become, on a consolidated basis, indebtedness of the Operating Partnership and Seritage Growth.
(2)	The pro forma adjustments give effect to $737.3 million from the issuance of Operating Partnership units in the OP Private Placement transaction, $0.3 million for the proportional relationship in the carrying value of equity associated with our common shareholders relative to that of the unitholders of the Operating Partnership, and less the portion of offering, organization and other closing costs attributable to noncontrolling interest of $3.9 million, $0.5 million, and $4.4 million, respectively.
(3)	The pro forma adjustments give effect to the expected proceeds from this offering, the Non-Economic Shares Private Placement, the Non-Voting Shares Offering, and the Seritage Private Placements, net of our share of offering related costs of $4.8 million.
(4)	The pro forma adjustments give effect to our share of the expected organization costs and other closing costs from the Transaction.

OWNERSHIP AND ORGANIZATIONAL STRUCTURE

The following diagram sets forth our ownership and organizational structure as of immediately following the completion of this offering, assuming that the subscription rights are exercised in full (or, in the case of the maximum portion of the subscription rights held by each of ESL and certain Fairholme Clients permitted to be exchanged under their respective Exchange Agreements, exchanged for Operating Partnership units and Seritage Growth non-economic shares, and for Seritage Growth non-voting shares, respectively). The diagram reflects the voting power of each holder as well as the percentage of economic ownership of the consolidated Seritage Growth and Operating Partnership group that such holder has. See “Principal Shareholders” and “Capitalization.”

(1)	Consolidated economic ownership represents such person’s economic interest in Seritage Growth if all Operating Partnership units were converted into Seritage Common Shares.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

Seritage Growth is a newly organized REIT that was formed in Maryland on June 3, 2015. Seritage Growth will conduct its operations through Operating Partnership, formed on April 22, 2015.

Seritage Growth will hold directly or indirectly 235 of the assets associated with Sears Holdings’ real property interests in connection with the Transaction as well as the JV Interests. Seritage Growth’s primary business following the Transaction will consist of acquiring, financing and owning real estate property to be leased to retailers. Initially, Seritage Growth’s primary tenant will be Sears Holdings under a Master Lease.

The following unaudited pro forma consolidated statement of operations of Seritage Growth for the three months ended March 31, 2015 and for the fiscal year ended December 31, 2014 are presented as if the Transaction, including the rights offering, the Seritage Private Placements, the OP Private Placement, the acquisition of properties and the other adjustments described in the unaudited pro forma financial information beginning on page 70, had occurred on January 1, 2014. The following unaudited pro forma consolidated balance sheet as of March 31, 2015 assumes that the Transaction occurred on March 31, 2015.

The statements are presented based on information currently available, are intended for informational purposes only, and do not purport to represent what Seritage Growth’s financial position and results of operations actually would have been had the Transaction occurred on the dates indicated, or to project Seritage Growth’s financial performance for any future period.

The unaudited pro forma consolidated financial statements and the accompanying notes should be read in conjunction with the audited Combined Statement of Investments of Real Estate Assets to be Acquired by Seritage Growth Properties, and Combined Statement of Investments of Real Estate Assets of JV Properties to be Acquired by Seritage Growth Properties and accompanying notes included herein.

The Pro Forma Adjustments column in the Unaudited Pro Forma Consolidated Financial Statements reflects pro forma adjustments, which are further described in the accompanying notes to the Unaudited Pro Forma Consolidated Financial Statements.

Seritage Growth Properties

Unaudited Pro Forma Consolidated Balance Sheet

As of March 31, 2015

(in thousands, except for share and per share amounts)	Historical (a)	Pro Forma Adjustments			Pro Forma Seritage Growth Properties
ASSETS
Investment in real estate assets:
Land	$—	$965,516	(b	)(l)	$965,516
Buildings and improvements, less accumulated depreciation	—	1,026,838	(b	)(l)	1,026,838

Land, buildings and improvements, net	—	1,992,354	(b	)(l)	1,992,354
Investment in unconsolidated real estate affiliates	—	429,000	(g	)	429,000

Total investments in real estate, net	—	2,421,354			2,421,354
Cash and cash equivalents	—	31,303	(f	)	31,303
Restricted cash	—	102,000	(i	)	102,000
Rent and tenant receivables	—	—			—
Deferred expenses, net	—	96,211	(j	)(l)	96,211
Prepaid expenses and other assets	—	207,038	(h	)(l)	207,038

TOTAL ASSETS	$—	$2,857,906			$2,857,906

LIABILITIES

Long-term debt	$—	$1,161,196	(c	)	$1,161,196
Accounts payable and accrued expenses	—	72,671	(k	)(l)	72,671
Other liabilities	—	—			—

Total liabilities	$—	$1,233,867			$1,233,867
Commitments and contingencies

EQUITY
Shareholders’ Equity
Class A shares $0.01 par value; 100,000,000 shares authorized; 21,096,270 shares outstanding	—	211	(e	)	211
Class B shares $0.01 par value; 5,000,000 shares authorized; 1,228,680 shares outstanding	—	12	(e	)	12
Class C shares $0.01 par value; 50,000,000 shares authorized; 9,527,194 shares outstanding	—	95	(e	)	95
Additional paid-in capital	—	901,075	(e	)	901,075
Accumulated deficit	—	(6,110)	(m	)	(6,110)

Total Shareholders’ Equity	—	895,283			895,283
Redeemable Noncontrolling interest in Operating Partnership	—	728,756	(d	)	728,756

Total Equity	$—	$1,624,039			$1,624,039

TOTAL LIABILITIES AND EQUITY	$—	$2,857,906			$2,857,906

See accompanying notes to unaudited pro forma consolidated financial statements.

Seritage Growth Properties

Unaudited Pro Forma Consolidated Statement of Operations

Three Months Ended March 31, 2015

(in thousands, except for per share amounts)	Historical (aa)	Pro Forma Adjustments			Pro Forma
Revenues:
Rental and other property income (SHC)	$—	$38,084	(bb	)	$38,084
Rental and other property income	—	4,392	(bb	)	4,392
Tenant reimbursement income	—	22,194	(cc	)	22,194

Total revenues	—	64,670			64,670
Expenses:
General and administrative expenses	—	963	(hh	)	963
Property operating expenses	—	23,660	(ff	)	23,660
Property and asset management expenses	—
Acquisition related expenses	—
Depreciation and amortization	—	28,573	(dd	)	28,573

Total operating expenses	—	53,196			53,196

Operating income	—	11,474			11,474

Interest expense	—	16,712	(ee	)	16,712
Equity in income in unconsolidated real estate affiliates	—	3,251	(ii	)	3,251

Net loss	—	(1,987)			(1,987)
Net loss attributable to redeemable noncontrolling interest in Operating Partnership	—	894	(gg	)	894

Net loss attributable to common shareholders	$—	$(1,093)			$(1,093)

CLASS A SHARES
Weighted average number of common shares
Basic	—	21,096	(jj	)	21,096
Diluted	—	30,623	(jj	)	30,623
Basic loss per share	$—	$(0.04)	(jj	)	$(0.04)

Diluted loss per share	$—	$(0.04)	(jj	)	$(0.04)

CLASS C SHARES
Weighted average number of common shares
Basic	—	9,527	(jj	)	9,527
Diluted	—	9,527	(jj	)	9,527
Basic loss per share	$—	$(0.04)	(jj	)	$(0.04)

Diluted loss per share	$—	$(0.04)	(jj	)	$(0.04)

See accompanying notes to unaudited pro forma consolidated financial statements.

Seritage Growth Properties

Unaudited Pro Forma Consolidated Statement of Operations

Year Ended December 31, 2014

(in thousands, except for per share amounts)	Historical (aa)	Pro Forma Adjustments			Pro Forma
Revenues:
Rental and other property income (SHC)	$—	$152,336	(bb	)	$152,336
Rental and other property income	—	17,569	(bb	)	17,569
Tenant reimbursement income	—	90,187	(cc	)	90,187

Total revenues	—	260,092			260,092

Expenses:
General and administrative expenses	—	3,850	(hh	)	3,850
Property operating expenses	—	96,051	(ff	)	96,051
Property and asset management expenses	—
Acquisition related expenses	—
Depreciation and amortization	—	114,293	(dd	)	114,293

Total operating expenses	—	214,194			214,194

Operating income	—	45,898			45,898

Interest expense	—	66,850	(ee	)	66,850
Equity in income in unconsolidated real estate affiliates	—	13,004	(ii	)	13,004

Net loss	—	(7,948)			(7,948)
Net loss attributable to redeemable noncontrolling interest in Operating Partnership	—	3,576	(gg	)	3,576

Net loss attributable to common shareholders	$—	$(4,372)			$(4,372)

CLASS A SHARES
Weighted average number of common shares
Basic	—	21,096	(jj	)	21,096
Diluted	—	30,623	(jj	)	30,623
Basic loss per share	$—	$(0.14)	(jj	)	$(0.14)

Diluted loss per share	$—	$(0.14)	(jj	)	$(0.14)

CLASS C SHARES
Weighted average number of common shares
Basic	—	9,527	(jj	)	9,527
Diluted	—	9,527	(jj	)	9,527
Basic loss per share	$—	$(0.14)	(jj	)	$(0.14)

Diluted loss per share	$—	$(0.14)	(jj	)	$(0.14)

See accompanying notes to unaudited pro forma consolidated financial statements.

Seritage Growth Properties

Notes to Unaudited Pro Forma Consolidated Financial Information

1.	Adjustments to the Pro Forma Consolidated Balance Sheet

(a)	Represents the newly formed Maryland REIT, which will be the ultimate parent entity upon the completion of the Transaction. Seritage Growth Properties is the public registrant under the Securities Act of 1933. Seritage Growth has not had any operating activity since its formation on June 3, 2015 We expect to conduct substantially all of our operations and make substantially all of our investments through the Operating Partnership. At such time, we, as the sole general partner of the Operating Partnership, are expected to own approximately 55% of the interests in the Operating Partnership and control the Operating Partnership. Accordingly, under accounting principles generally accepted in the United States of America, or GAAP, we will consolidate the assets, liabilities and results of operations of the Operating Partnership and its subsidiaries.

(b)	Represents the fair value of real estate assets to be acquired by Seritage Growth based on a preliminary purchase price allocation. Land has an indefinite useful life and is not depreciated. Buildings and improvements generally have a useful life of 3 to 35 years.

(c)	Reflects Seritage Growth’s indebtedness. For purposes of funding a portion of the purchase price of the Acquired Properties, Seritage Growth will raise indebtedness. The indebtedness bears interest at one-month LIBOR plus a margin. The term of the indebtedness is four years with the right to extend the maturity date on two occasions for one-year increments, subject to payment of an extension fee and certain other terms and conditions.

(d)	Reflects our redeemable noncontrolling interest in the anticipated issuance of Operating Partnership units in the OP Private Placement transaction. We, as the sole general partner of the Operating Partnership, own approximately 55% of the interest in the Operating Partnership. Redeemable noncontrolling interest in Operating Partnership is comprised of $737.3 million from the issuance of Operating Partnership units in the OP Private Placement transaction, $0.3 million for the proportional relationship in the carrying value of equity associated with our common shareholders relative to that of the unitholders of the Operating Partnership, and less the portion of offering, organization and other closing costs attributable to noncontrolling interest of $3.9 million, $0.5 million, and $4.4 million, respectively.

(e)	Reflects the sale of Seritage Growth Class A shares for $557.4 million in this rights offering and $66.6 million in the Seritage Private Placements, Seritage Growth Class B shares for $0.7 million in the Non-Economic Shares private placement, and Seritage Growth Class C shares for $282 million in the Non-Voting Shares Offering. Seritage Growth accounts for specific incremental costs directly attributable to this offering by offsetting it against the gross proceeds of this offering and concurrent private placements and recognizing those costs directly in the equity issued. Such costs are comprised of accounting fees, legal fees, and other professional fees.

Gross proceeds from offering and concurrent private placements	$1,643,840
Transfer taxes and other costs	$8,720
Net proceeds from offering	$1,635,120

For purposes of this pro forma presentation, the net proceeds from the offering have been applied to the pro forma consolidated balance sheet assuming they had occurred on March 31, 2015.

Seritage Growth has determined that the ownership of Operating Partnership units, Seritage Growth non-economic shares and Seritage Growth non-voting shares by ESL and Fairholme Clients will not impact its ability to qualify as a REIT under the Code.

(f)	Cash and cash equivalents includes the following cash inflows and cash outflows:

Sources
Proceeds from this offering	$557,425
Proceeds from the Seritage Private Placements	66,600
Proceeds from the Non-Economic Shares Private Placement	658
Proceeds from the Non-Voting Shares Offering	281,815
Proceeds from Redeemable Noncontrolling interest in Operating Partnership	737,342
Proceeds from debt issuance	1,161,196

$2,805,036

Uses
Purchase of the Acquired Properties	$2,248,274
Purchase of the JV Interests	429,000
Offering related costs	8,720
Organization related costs	1,080
Other closing costs	10,000
Cash for general corporate purposes	31,303
Redevelopment & capital expenditures for tenant occupancy	41,500
Debt issuance costs	25,759
Interest rate cap	9,400

$2,805,036

(g)	Reflects unconsolidated real estate affiliates, which represents our investment in the GGP JV, Simon JV and Macerich JV. The acquisition of our 50% interest in the JVs will be recorded at fair value in accordance with accounting standards applicable to Business Combinations. Generally, we will share in the profits and losses, cash flows and other matters relating to the JVs in accordance with our ownership percentage. As we will have joint control of the JVs with our venture partners, we will account for the JVs under the equity method of accounting.

(h)	Prepaid expenses and other assets represent the following:

In-place tenant leases	$157,028	(i)
Debt issuance costs	25,759	(ii)
Below-market ground lease	14,202	(iii)
Other assets	9,400	(iv)
Above-market leases	649	(v)

	$207,038

(i)	Represents the fair value of identified intangible assets related to in-place tenant leases based on a preliminary purchase price allocation. In-place tenant leases are amortized over periods that approximate the related non-cancelable remaining lease term.

(ii)	Represents debt issuance costs related to Seritage Growth’s indebtedness. Debt issuance costs will be amortized over the term of the related indebtedness on a straight-line basis as a component of interest expense.

(iii)	Represents the fair value of identified intangible assets related to below-market leases where we are the lessee and own real estate subject to a ground lease based on a preliminary purchase price allocation. Below-market ground leases are amortized over 5 years, which represents the remaining contractual term, as a component of property operating expenses.

(iv)	Represents the fair value of an interest rate cap related to Seritage Growth’s indebtedness. The notional amount of the interest rate cap is $1,261 million. The interest rate cap has a LIBOR strike rate of 3.0% and a term of four years. Seritage Growth manages interest rate risk by varying its exposure to variable rates while attempting to minimize interest costs, principally through the use of an interest rate cap. Seritage Growth enters into interest rate cap agreements with high credit quality counterparties in order to reduce its exposure to credit losses. The cap limits exposure on variable rate debt that would result from an increase in interest rates. Our lender, as stipulated in the respective loan agreements, requires an interest rate cap agreement. All derivatives are recognized at fair value in prepaid expenses and other assets on the Unaudited Pro Forma Consolidated Balance Sheet.

(v)	Represents the fair value of identified intangible assets related to above-market leases where we are the lessor based on a preliminary purchase price allocation. Above-market leases are accreted to rental and other property income over the estimated useful life of the contractual term ranging from 3 to 23 years.

(i)	Reflects amounts that will be held in escrow pursuant to the terms of our financing arrangements, and are accordingly classified as Restricted Cash, related to redevelopment and capital expenditures necessary for tenant occupancy of $41.5 million, and certain other escrow accounts funded by Sears Holdings of $60.5 million related to repairs and maintenance, environmental remediation, and redevelopment for certain JV Properties.

(j)	Deferred expenses consist of leasing commissions and related costs based on a preliminary purchase price allocation and are amortized using the straight-line method over the life of the leases.

(k)	Represents escrow accounts funded by Sears Holdings of $60.5 million related to obligations for repairs and maintenance, environmental remediation, and redevelopment for certain JV Properties. Also, represents the fair value of identified intangible liabilities based on a preliminary purchase price allocation of $12.1 million which relates to below-market leases where we are the lessor. These intangible liabilities are accreted to rental and other property income over the estimated useful life of the contractual term ranging from 3 to 23 years.

(l)	The purchase price of the Acquired Properties is $2.2 billion. The assets acquired pursuant to the Transaction will be recorded at fair value as the Transaction will be accounted for in accordance with accounting standards applicable to Business Combinations. The following table summarizes the estimated fair values of the assets acquired at the date of acquisition. These fair values were based, in part, on preliminary third-party market valuations. Because these fair values were based on currently available information and assumptions and estimates that we believe are reasonable at this time, they are subject to reallocation as additional information becomes available. As we finalize our purchase price allocation, actual adjustments may differ from the pro forma adjustments and the difference, if any, may be material. For further description regarding the components of the preliminary purchase price allocation, please refer to adjustment (b) for land, buildings and improvements, net; adjustment (h) for in-place tenant leases, below-market ground lease, and above-market leases; adjustment (j) for deferred expenses, net; and adjustment (k) for below-market leases.

Land, buildings and improvements, net	$1,992,354
In-place tenant leases	157,028
Deferred expenses, net	96,211
Below-market ground lease	14,202
Above-market leases	649
Below-market leases	(12,170)

$2,248,274

(m)	Reflects our share of the organization costs of $1 million and other closing costs of $10 million from the Transaction.

2.	Adjustments to the Pro Forma Consolidated Income Statements

(aa)

Represents the newly formed Maryland REIT, which will be the ultimate parent entity upon the completion of the Transaction. Seritage Growth Properties is the public registrant under the Securities Act of 1933. Seritage Growth has not had any operating activity since its formation on June 3, 2015. We expect to conduct substantially all of our operations and make substantially all of our investments through the Operating Partnership. At such time, we, as the sole general partner of the Operating Partnership, are expected to own approximately 55% of the interests in the Operating Partnership and control the Operating Partnership. Accordingly, under accounting principles generally accepted in the

United States of America, or GAAP, we will consolidate the assets, liabilities and results of operations of the Operating Partnership and its subsidiaries.

(bb)	Reflects rental revenues pursuant to the anticipated terms of the Master Lease. Rental revenue is $13 million higher than lease payments due as a result of recording rental revenue on a straight-line basis. Rental revenues will consist of base rent of $140 million per year from Sears Holdings, pursuant to the Master Lease, and $16 million per year from third parties for leases currently in place for which rent has commenced. The aggregate rent for all of the Acquired Properties (except for those already subject to existing third-party leases) will initially be set at fair market value, and in each of the initial and first two renewal terms, after the first lease year, the annual rent will be increased by 2% per annum (cumulative and compounded) for each lease year over the rent for immediately preceding lease year. For properties with additional renewal options, rent for the renewal period will be set at a fair market rent determined based on a customary third-party appraisal process, taking into account all the terms of the Master Lease and other relevant factors. Also reflects an increase for the accretion and amortization related to below-market leases where we are the lessor of $1.2 million, and above-market leases where we are the lessor of ($74 thousand), based on a preliminary purchase price allocation.

(cc)	Reflects reimbursement from Sears Holdings and certain third party tenants for maintenance, real estate taxes and insurance of the Acquired Properties pursuant to the anticipated terms of the Master Lease and the historical expenses incurred by Sears Holdings. Under the Master Lease, Sears Holdings and/or one or more of its subsidiaries will be required to make all expenditures reasonably necessary to maintain the premises in good appearance and condition, subject to ordinary wear and tear.

(dd)	Reflects depreciation and amortization expense related to the building and improvements based on fair values pursuant to a preliminary purchase price allocation and the useful lives of the properties. Depreciation and amortization also reflects amortization of intangible assets based on fair values pursuant to a preliminary purchase price allocation related to in-place tenant leases, leasing commissions and related costs acquired by Seritage Growth. Depreciation and amortization expense is recorded over the estimated useful lives of the respective assets using the straight-line method.

(ee)	Reflects interest expense related to Seritage Growth’s indebtedness, amortization of related debt issuance costs, and the amortization of the value of the related interest rate cap. Seritage Growth Properties will incur interest expense from its borrowing obligations plus the amortization of its debt issuance costs related to its indebtedness. Following the Transaction, Seritage Growth will have $1,162 million in outstanding borrowings and annual interest costs of approximately $58 million. A 1/8% variance in interest rates could impact interest expense by approximately $1.5 million on an annual basis. Debt issuance costs of $26 million will be amortized over the term of the related indebtedness on a straight-line basis as a component of interest expense.

(ff)	Reflects expenses expected to be incurred by Seritage Growth for maintenance, real estate taxes and insurance of the Acquired Properties. These expenses were based on the historical expenses incurred by Sears Holdings. Ground lease rent expenses of $45 thousand are included in the adjustment to property operating expenses based on the terms of the executed ground leases. Property operating expenses also reflects amortization expense related to below-market ground leases of $3 million based on fair values pursuant to a preliminary purchase price allocation and recognized over 5 years on a straight-line basis, which represents the remaining contractual term.

(gg)	Represents the net loss attributable to Seritage Growth’s redeemable noncontrolling interest in Operating Partnership.

(hh)	Represents expense related to the base salary and cash bonus pursuant to the employment agreement with our Chief Executive Officer, General Counsel, and Executive Vice President Development and Construction of $1.9 million, $0.7 million, and $0.5 million, respectively. General and administrative expenses also includes $0.2 million and $0.5 million, respectively, related to restricted stock units pursuant to annual equity award grants and sign-on equity awards for our Chief Executive Officer. We

also	expect to incur expense related to performance-based restricted stock units for our Chief Executive Officer. As amounts related to performance-based restricted stock units are not factually supportable, an adjustment for these amounts has been excluded. We also expect to incur expense related to restricted stock units pursuant to annual equity award grants and sign-on equity awards for our General Counsel and Executive Vice President Development and Construction. As amounts related to these restricted stock units are not factually supportable, an adjustment for these amounts has been excluded. We account for stock-based compensation using the fair value method in accordance with accounting standards regarding share-based payment transactions. We also expect to incur other additional costs as a result of becoming a publicly traded company independent from Sears Holdings. As these amounts are not factually supportable, an adjustment for such additional general and administrative costs has been excluded. As an independent public company, we expect to incur incremental costs to support our business, including management personnel, legal expense, finance, and human resources as well as certain costs associated with becoming a public company. These additional annual operating charges are estimated to be approximately $15 million dollars.

(ii)	Represents unconsolidated real estate affiliates, which represents our investment in the GGP JV, Simon JV and Macerich JV. Generally, we will share in the profits and losses, cash flows and other matters relating to the JVs in accordance with our 50% ownership percentage. As we will have joint control of the JVs with our venture partners, we will account for the JVs under the equity method of accounting.

Equity in income in unconsolidated real estate affiliates is based on our expected 50% interest multiplied by the sum of: rental revenues pursuant to the JV Master Lease, plus, reimbursement from Sears Holdings and certain third party tenants for maintenance, real estate taxes and insurance, and rent of the JV Properties, less, expenses expected to be incurred by the JVs for maintenance, real estate taxes, insurance, rent, property management fees, and depreciation and amortization.

Rental revenues were determined based on the terms of the JV Master Lease, calculated on a straight-line basis over the ten year lease term. Reimbursement from Sears Holdings and certain third-party tenants, and expenses expected to be incurred by the JVs, for maintenance, real estate taxes and insurance and rent were determined based on the historical expenses incurred by Sears Holdings. Under the JV Master Lease, Sears Holdings and/or one or more of its subsidiaries will be required to make all expenditures reasonably necessary to maintain the premises in good appearance and conditions, subject to ordinary wear and tear. Property management fees were determined based on 4% of rental revenues pursuant to the terms of the JV agreements. Depreciation and amortization was determined based on a preliminary purchase price allocation of the fair value of the properties and the estimated useful lives of the properties using the straight-line method.

(jj)	We compute net earnings (loss) per share of Class A and Class C common shares using the two-class method. Basic net earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net earnings (loss) per share is computed using the weighted-average number of common shares and the effect of potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of the redeemable noncontrolling interest in Operating Partnership. The redeemable noncontrolling interest in Operating Partnership has been excluded from the diluted earnings (loss) per share calculation because including such interests would also require that the share of Operating Partnership income attributable to such interests be added back to net income, therefore, resulting in no effect on earning per share. There were no potentially dilutive securities included in the pro forma calculation of earnings (loss) per share. We did not include the effect of restricted stock units or performance-based restricted stock units in the pro forma calculation of earnings per share as certain terms related to these units, including participation in dividends, is not factually supportable. The computation of the diluted net earnings (loss) per share of Class A common shares assumes the conversion of Class C common shares, while the diluted net earnings (loss) per share of Class C common shares does not assume the conversion of those shares.

The rights, including the liquidation and dividend rights, of the holders of our Class A and Class C common shares are identical, except with respect to voting. As the liquidation and dividend rights are identical, the undistributed earnings are allocated on a proportionate basis. The net earnings (loss) per share amounts are the same for Class A and Class C common shares because the holders of each class are legally entitled to equal per share distributions whether through dividends or in liquidation. Further, as we assume the conversion of Class C common shares in the computation of the diluted net earnings (loss) attributable to common shareholders per share of Class A common shares, the undistributed earnings are equal to net income (loss) for that computation.

The following table sets forth the computation of basic and diluted net loss attributable to common shareholders per share of Class A and Class C common shares (in thousands, except share amounts which are reflected in thousands and per share amounts):

	For the Three Months ended March 31, 2015		For the Year ended December 31, 2014
	Class A shares	Class C shares	Class A shares	Class C shares
Basic net loss attributable to common shareholders per share:
Numerator
Allocation of undistributed loss	(753)	(340)	(3,013)	(1,359)
Denominator
Number of shares used in per share computation	21,096	9,527	21,096	9,527

Basic net loss per share	$(0.04)	$(0.04)	$(0.14)	$(0.14)

Diluted net loss attributable to common shareholders per share:
Numerator
Allocation of undistributed loss among Class A and Class C shares	(753)	(340)	(3,013)	(1,359)
Reallocation of undistributed loss as a result of conversion of Class C to Class A shares	(340)	—	(1,359)	—

Allocation of undistributed loss	(1,093)	(340)	(4,372)	(1,359)
Denominator
Number of shares used in basic loss per share computation	21,096	9,527	21,096	9,527
Add:
Conversion of Class C shares to Class A shares	9,527	—	9,527	—

Number of shares used in diluted loss per share computation	30,623	9,527	30,623	9,527

Diluted net loss per share:	$(0.04)	$(0.04)	$(0.14)	$(0.14)

SELECTED FINANCIAL DATA

Following the Transaction, Seritage Growth will be a publicly traded, self-administered, self-managed REIT primarily engaged in the real property business through its investment in Operating Partnership. Initially, Operating Partnership’s portfolio will consist of 235 Acquired Properties that are owned (or, in one case, ground-leased) by Sears Holdings as of the date of this prospectus, as well as the JV Interests that are owned by Sears Holdings as of the date of this prospectus, which will be sold to Operating Partnership in the Transaction. Operating Partnership will lease (or sublease) a substantial majority of the space at all of the Acquired Properties other than the Third Party Properties back to Sears Holdings under the Master Lease, with the remainder of such space leased to third-party tenants. The eleven Third Party Properties, which do not currently contain a Sears Holdings store, will not have any space leased to Sears Holdings, and will instead be leased solely to third-party tenants. A substantial majority of the space at the JV Properties is also leased by the JVs to Sears Holdings under the JV Master Leases. We expect to generate revenues primarily by leasing retail properties to Sears Holdings and eventually other operators.

The following selected financial data does not reflect the financial position or results of operations of Seritage Growth for the periods indicated. The following table sets forth the historical real estate assets to be acquired by Seritage Growth and pro forma financial data for Seritage Growth. The following table should be read in conjunction with: “Unaudited Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The pro forma financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a publicly traded company independent from Sears Holdings during the periods presented.

	As of and for the Three Months ended March 31, 2015	As of and for the Year ended December 31, 2014
thousands, except properties and per share data
Sears Holdings’ historical basis of Acquired Properties	$1,297,656	$1,307,808
Sears Holdings’ historical basis of JV Properties (i)	$240,485	$243,525

Seritage Growth Properties

Pro Forma Data (unaudited):

Income Statement data:

Pro Forma revenues	$64,670	$260,092
Pro Forma equity in income in unconsolidated real estate affiliates	$3,251	$13,004
Pro Forma net loss attributable to common shareholders	$(1,093)	$(4,372)

Pro Forma loss per share
Class A shares - Pro Forma basic & diluted loss per share	$(0.04)	$(0.14)
Class C shares - Pro Forma basic & diluted loss per share	$(0.04)	$(0.14)

Balance Sheet data:

Pro Forma purchase price of Acquired Properties	$2,248,274
Pro Forma investment in unconsolidated real estate affiliates	$429,000
Pro Forma total debt	$1,161,196
Pro Forma number of real estate properties (ii)	235

(i)	The amount related to the JV Properties is based on Sears Holdings’ historical cost basis in 100% of the JV Properties, as opposed to the 50% interest Seritage Growth expects to acquire of the JV Interests.
(ii)	The number of properties represents the properties to be acquired by Seritage Growth not included in joint ventures.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of the anticipated financial condition of Seritage Growth immediately following the Transaction. Seritage Growth was formed in connection with the Transaction and did not have material predecessor real estate or other operations. In addition, the Acquired Properties did not have business activities or, other than with respect to certain leases with third-party retailers, rental history. Therefore, there are no historical revenues other than the leases with third-party retailers. The statement of operations and cash flows of Seritage Growth will consist primarily of its operations after the Transaction. Accordingly, the following does not include a discussion and analysis of the historical results of operations for Seritage Growth. This discussion contains forward-looking statements that involve risks and uncertainties. Seritage Growth’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those which are discussed below and elsewhere in this registration statement. See also “Risk Factors.”

Overview

Seritage Growth Properties (“Seritage Growth”) is a newly organized entity that was formed in Maryland on June 3, 2015. Seritage Growth conducts its operations through Seritage Growth Properties, L.P. (“Operating Partnership”), a Delaware limited partnership, formed on April 22, 2015. In this prospectus, we refer to our business, including Seritage Growth and Operating Partnership, as “we,” “our” or “us.” Our principal offices are currently located at 3333 Beverly Road, Hoffman Estates, Illinois 60179, and our main telephone number is currently (847) 286-2500. We expect to change our principal offices and main telephone number prior to the completion of the Transaction. Seritage Growth intends to elect to be treated as a real estate investment trust (“REIT”) for federal income tax purposes commencing with our taxable year ending December 31, 2015.

Following the Transaction, Seritage Growth will be a publicly traded, self-administered, self-managed REIT primarily engaged in the real property business through its investment in Operating Partnership. Initially, our portfolio will consist of 235 properties (the “Acquired Properties”) that are owned (or, in one case, ground-leased) by Sears Holdings. In addition, we will own the JV Interests, three 50% joint venture interests in an additional twelve, ten and nine properties (collectively, the “JV Properties”), respectively, which JV Interests are owned by Sears Holdings as of the date of this prospectus and will be sold to us in the Transaction. We will lease (or sublease) a substantial majority of the space at all but eleven of the Acquired Properties (such eleven properties, the “Third-Party Properties”) back to Sears Holdings under a master lease agreement (the “Master Lease”), with the remainder of such space leased to third-party tenants. The Third Party Properties, which do not currently contain a Sears Holdings store, will not have any space leased to Sears Holdings, and will instead be leased solely to third-party tenants. A substantial majority of the space at the JV Properties is also leased by GS Portfolio Holdings LLC (the “GGP JV”), a joint venture between Sears Holdings and a subsidiary of General Growth Properties, Inc. (together with its other subsidiaries, “GGP”), SPS Portfolio Holdings LLC (the “Simon JV”), a joint venture between Sears Holdings and a subsidiary of Simon Property Group, Inc. (together with its other subsidiaries, “Simon”), or MS Portfolio LLC (the “Macerich JV” and, together with the GGP JV and the Simon JV, each, a “JV”) and a subsidiary of The Macerich Company (together with its subsidiaries, “Macerich”), as applicable, in each case under a separate master lease with each JV (the “JV Master Leases”). We will acquire Sears Holdings’ 50% interests in each of the JVs in the Transaction.

We expect to generate revenues primarily by leasing our properties to tenants, including both Sears Holdings and third-party tenants, who will operate retail stores (and potentially other uses) in the leased premises, a business model common to many publicly traded REITs. In addition to revenues generated under the Master Lease through rent payments from Sears Holdings, we expect to generate revenue through leases to third-party tenants under existing and future leases for space at our properties, including the Acquired Properties. The Master Lease will provide us with the right to recapture up to approximately 50% of the space within the Stores (subject to certain exceptions), in addition to all of any automotive care centers which are free-standing or attached as “appendages” to the Stores, and all outparcels or outlots, as well as certain portions of parking areas and common areas, at the Acquired Properties leased to Sears Holdings under the Master Lease. Upon exercise of this recapture right, we must pay all costs and expenses for the separation of the recaptured space from the remaining Sears Holdings space and can reconfigure and rent the recaptured space to third-party tenants on potentially superior terms determined by us and for our own account. We also have the right to recapture 100% of the space within the Sears Holdings main store located on each of 21 identified Acquired Properties by making a specified lease termination payment to Sears Holdings, after which we expect to be able to reposition and re-lease those stores and potentially generate additional revenue. See “Certain Relationships and Related Transactions—The Master Lease.”

Our initial portfolio of 235 Acquired Properties, consisting of approximately 36.7 million square feet of building space, will be broadly diversified by location across 49 states and Puerto Rico. These Acquired Properties will consist of 84 properties operated under the Kmart brand, 140 operated under the Sears brand, and eleven properties leased entirely to third parties. At certain of the Acquired Properties, third parties under existing leases occupy a portion of the overall leasable space alongside Sears Holdings. Third-party tenants will initially represent approximately 6.6% of our overall portfolio as a percentage of total leasable space and approximately 10% of existing rent. The amount of space leased to third-party tenants, and the resulting revenue, are expected to increase as we recapture space under the Master Lease and then re-lease it to such third-party tenants.

To maintain REIT status, Seritage Growth must meet a number of organizational and operational requirements, including a requirement that Seritage Growth distribute annually to Seritage Growth shareholders at least 90% of Seritage Growth’s REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. See “U.S. Federal Income Tax Considerations.”

Results of Operations

Revenues

Following the Transaction, Seritage Growth’s earnings will primarily be the result of the rental revenue from the Master Lease through rent payments from Sears Holdings. Rental revenue from the Master Lease is expected to be approximately $153 million per year. The Master Lease generally will be a triple net lease between Operating Partnership and Sears Holdings. The Master Lease will have an initial term of ten years and the aggregate rent for all of the Acquired Properties will initially be set at fair market value. In each of the initial and first two renewal terms, after the first lease year, the annual rent will be increased by 2% per annum (cumulative and compounded) for each lease year over the rent for immediately preceding lease year. For properties with additional renewal options, rent for the renewal period will be set at a fair market rent determined based on a customary third-party appraisal process, taking into account all the terms of the Master Lease and other relevant factors.

The Master Lease provides Seritage Growth the right to recapture up to approximately 50% of the space within the Sears or Kmart stores located at the Acquired Properties (the “Stores”) (subject to certain exceptions), in addition to all of any automotive care centers which are freestanding or attached as “appendages” to the Stores, and all outparcels or outlots, as well as certain portions of parking areas and common areas, at the Acquired Properties leased to Sears Holdings under the Master Lease, allowing us to reconfigure and rent the recaptured space to third-party tenants on potentially superior terms determined by us and for our own account. We also have the right to recapture 100% of the space within the Sears Holdings main store located on each of 21 identified Acquired Properties by making a specified lease termination payment to Sears Holdings, after which we expect to be able to reposition and re-lease those stores and potentially generate additional revenue. See “Certain Relationships and Related Transactions—The Master Lease.”

Sears Holdings will initially represent approximately 90% of existing rent. The Master Lease will contain provisions requiring Sears Holdings to provide Seritage Growth with financial information about it which is intended to help Seritage Growth monitor Sears Holdings’ creditworthiness, including certain audited annual financial statements and unaudited quarterly financial statements and statements of EBITDA and EBITDAR with respect to each Acquired Properly that is within a specified threshold of the EBITDAR condition that would allow Sears Holdings to terminate the Master Lease as to that Acquired Property, and upon Seritage Growth’s request, to provide documentation and/or information to help it ensure that Sears Holdings is complying with the requirements to maintain Seritage Growth’s status as a REIT.

Under the Master Lease, Sears Holdings and/or one or more of its subsidiaries will be required to make all expenditures reasonably necessary to maintain the premises in good appearance, repair and condition. Revenues from tenant reimbursement income will equal expenditures for which Sears Holdings reimburses Seritage Growth pursuant to the terms of the Master Lease.

In addition to revenues generated under the Master Lease through rent payments from Sears Holdings, we expect to generate revenue through leases to third-party tenants under existing and future leases for space at our properties, including the Acquired Properties. Rental revenue from third-party tenants is expected to be approximately $16 million per year for lease agreements currently in place for which rent has commenced. Rental revenue for third-party tenants is expected to increase by approximately $15 million per year within the next two years as redevelopment activities are completed, the third-party tenants take possession of the demised premises, and rent commences for lease agreements currently in place.

Revenues will also include the accretion related to below-market leases where we are the lessor, and amortization related to above-market leases where we are the lessor, which are expected to be $1.2 million, and ($74 thousand) annually based on a preliminary purchase price allocation.

Expenses

General and administrative expenses are expected for items such as compensation costs, professional services, legal expenses, property management and leasing costs, office costs and other costs associated with development activities. To the extent requested by Seritage Growth, Sears Holdings Management Corporation will provide Seritage Growth with certain administrative and support services pursuant to a Transition Services Agreement. The fees charged to Seritage Growth for the services furnished pursuant to this agreement will generally be determined on cost plus basis.

We will incur costs as a result of becoming a publicly traded company independent from Sears Holdings. As an independent public company, we expect to incur incremental costs to support our business, including management personnel, legal expenses, finance, and human resources as well as certain costs associated with becoming a public company. These additional annual operating charges are estimated to be approximately $15 million.

Property operating expenses are expected for expenditures necessary to maintain the premises in good appearance, repair and condition and will be paid or reimbursed by Sears Holdings pursuant to the Master Lease with respect to space occupied by Sears Holdings and, in many cases, by tenants under third-party leases with respect to space occupied by such tenants. Property operating expenses will also include other expenses expected to be paid or reimbursed by Sears Holdings or third-party tenants such as property taxes, common area expenses and management fees. Property operating expenses, including property taxes, which are not expected to be paid or reimbursed by Sears Holdings or third-party tenants are expected to be paid by us. Property operating expenses are expected to be approximately $96 million per year, with the majority of such expenses being paid or reimbursed by Sears Holdings or third-party tenants.

Seritage Growth will incur depreciation expense related to the buildings and improvements acquired from Sears Holdings pursuant to the Transaction. Depreciation expense will be determined based on the useful lives of the properties. Depreciation expense is expected to be $114 million annually.

Seritage Growth will incur interest expense and other loan-related charges related to Seritage Growth’s indebtedness. Seritage Growth will incur interest expense from its borrowing obligations plus the amortization of its anticipated debt issuance costs related to its indebtedness. Following the Transaction, Seritage Growth will have approximately $1,162 million in outstanding borrowings and annual interest costs of approximately $58 million.

Liquidity and Capital Resources

For purposes of funding the purchase price of the Acquired Properties (directly or through the acquisition of the Acquired Entities) and the JV Interests (with remaining proceeds used for working capital and other general purposes): (1) Seritage Growth has entered into an agreement with Sears Holdings to subscribe for subscription rights to acquire Seritage Growth common shares, which Sears Holdings will distribute to its stockholders, as well as an agreement with each of GGP and Simon to issue and sell to each of GGP and Simon, respectively, Seritage Growth common shares for an aggregate purchase price of $33.3 million for each of GGP and Simon in the Seritage Private Placements and (2) Operating Partnership expects to engage in the OP Private Placement of Operating Partnership units to ESL and Seritage Growth expects to engage in the Non-Economic Shares Private Placement of Seritage Growth non-economic shares to ESL and the Non-Voting Shares Offering of Seritage Growth non-voting shares to Fairholme Clients, in each case in exchange for a portion of their subscription rights and cash.

At the closing of the Transaction, Seritage Growth and Operating Partnership will use the proceeds from this offering, the Seritage Private Placements, the OP Private Placement, the Non-Economic Shares Private Placement and the assumption of the indebtedness incurred in the Financing to purchase the Acquired Properties (directly or through the acquisition of the Acquired Entities) and the JV Interests from Sears Holdings, the indebtedness incurred by the Acquired Entities in the Financing will become, on a consolidated basis, indebtedness of Operating Partnership (with the proceeds of such indebtedness distributed by the Acquired Entities to Sears Holdings prior to the closing of the Transaction and, therefore, not available to us) and Sears Holdings and Operating Partnership will enter into the Master Lease.

We also expect that, as part of the Financing, the Acquired Entities will have access to a future funding facility in the amount of $100 million that will be undrawn at the closing of the Transaction and available to finance redevelopment projects at the properties post-closing subject to satisfaction of certain conditions.

Capital Expenditures

Capital expenditures for Acquired Properties leased under the Master Lease will be the responsibility of the tenant. Additionally, Seritage Growth anticipates incurring capital expenditures of approximately $65 million over the next one to two years in connection with the redevelopment of certain properties.

Contractual Obligations and Commitments

In addition to the indebtedness described above, Sears Holdings will assign to Operating Partnership various ground leases on certain of the Acquired Properties. The anticipated future minimum lease commitments of Seritage Growth are approximately $1.3 million. Note that this does not include commitments related to obligations that are variable in nature and as such is not an illustration of anticipated payments Seritage Growth will incur related to these leases over the respective lease terms.

Information concerning our obligations and commitments to make future payments under contracts such as debt and lease agreements is aggregated in the following table.

		Payments Due by Period
Contractual Obligations	Total	Within 1 Year	1-3 Years	4-5 Years	After 5 Years
thousands
Pro Forma data (unaudited):
Pro Forma Long-term debt(1)	$1,393,435	$58,060	$1,335,375	$—	$—
Pro Forma Operating leases	$1,282	45	135	90	1,012
Pro Forma Redevelopment & capital expenditures for tenant occupancy	$64,977	46,987	17,990	—	—

Total Pro-Forma Contractual obligations	$1,459,694	$105,092	$1,353,500	$90	$1,012

(1)	Including interest payments

Application of Critical Accounting Policies and Estimates

Critical accounting policies are those that are both significant to the overall presentation of our financial condition and results of operations and require management to make difficult, complex or subjective judgments. Our critical accounting policies are as follows:

Revenue Recognition

Minimum rent revenues will be recognized on a straight-line basis over the terms of the related leases. Rental and other property income will include accretion related to above and below-market tenant leases on acquired properties and properties that will be fair valued at Seritage Growth’s acquisition date.

In leasing tenant space, we may provide funding to the lessee through a tenant allowance. In accounting for a tenant allowance, we will determine whether the allowance represents funding for the construction of leasehold improvements and evaluate the ownership of such improvements. If we are considered the owner of the leasehold improvements for accounting purposes, we capitalize the amount of the tenant allowance and depreciate it over the shorter of the useful life of the leasehold improvements or the related lease term. If the tenant allowance represents a payment for a purpose other than funding leasehold improvements, or in the event we are not considered the owner of the improvements for accounting purposes, the allowance is considered to be a lease incentive and is recognized over the lease term as a reduction of rental revenue on a straight-line basis.

We provide an allowance for doubtful accounts against the portion of accounts receivable, including straight-line rents, which is estimated to be uncollectible. Such allowances are reviewed periodically based upon our recovery experience.

The Master Lease provides Seritage Growth the right to recapture up to approximately 50% of the space within the Sears or Kmart stores located at the Acquired Properties (the “Stores”) (subject to certain exceptions), in addition to all of any automotive care centers which are freestanding or attached as “appendages” to the Stores, and all outparcels or outlots, as well as certain portions of parking areas and common areas, at the Acquired Properties leased to Sears Holdings under the Master Lease, allowing us to reconfigure and rent the recaptured space to third-party tenants on potentially superior terms determined by us and for our own account. We also have the right to recapture 100% of the space within the Sears Holdings main store located on each of 21 identified Acquired Properties by making a specified lease termination payment to Sears Holdings, after which we expect to be able to reposition and re-lease those stores and potentially generate additional revenue. To the extent Seritage Growth must pay a fee to recapture any space and Seritage has identified a replacement tenant and entering into a replacement lease is reasonably assured, amounts paid to Sears Holdings to recapture the space qualifies as an initial indirect cost of the new lease and the payment shall be deferred and it will be recognized as income over the term of the new lease. If a replacement tenant has not been identified or a replacement lessee has been identified but entering into a new lease with that replacement lessee is not reasonably assured, the payment will be expensed as incurred. Our lease term is the fixed noncancelable lease term. As the recapture right is within our control as a lessor, we included this right in our determination of our lease term. Any deferred rent receivable will be expensed as part of a recapture exercise.

The Master Lease will also provide for certain rights of Sears Holdings to terminate the Master Lease with respect to Acquired Properties that cease to be profitable for operation by Sears Holdings. Specifically, Sears Holdings will have the right to terminate the Master Lease with respect to an Acquired Property where the fixed rent (together with all other costs and expenses payable under the Master Lease) attributable to such Acquired Property exceeds Sears Holdings’ EBITDAR attributable thereto for any 12-month period beginning after the commencement of the lease and ending at the end of the most recent fiscal quarter. In order to terminate the Master Lease with respect to a certain property, Sears Holdings must make a payment to us of an amount equal to one year of rent (together with taxes and other expenses) with respect to such property. Such termination right, however, will be limited so that it will not have the effect of reducing the fixed rent under the Master Lease by more than 20% per annum. The lease term is not impacted by the Sears Holdings right to terminate, as they may only be exercised based on a contingency of tenant operational metrics. A termination fee earned by Seritage Growth will be recognized when the payment is earned concurrent with the termination and will reduce any deferred rent receivable.

The recapture rights and termination rights are also included with similar terms in the leases with Sears Holdings in the GGP JV, Simon JV, and Macerich JV. The accounting policies for these terms will follow the accounting discussed above.

Consolidation of variable interests

The Company evaluates its variable interests to assess whether it holds interests in variable interest entities and whether the Company is the primary beneficiary of those interests. To the extent such variable interests are not entities that do not meet the definition of Variable Interest Entities in ASC 810-10, we evaluate our interests in the Voting Interest Entity Model. We have a variable interest in Seritage Growth Properties, LP, our operating partnership. The operating partnership is not within the scope of the Variable Interest Model and is instead evaluated under the Voting Interest Entity Model. While the Company holds a voting interest of 55.1% in the operating partnership, the Company also holds the general partner interest in the operating partnership. As the limited partners in the operating partnership and not held by the Company do not possess kick-out rights and substantive participating rights, the Company consolidates its interest in the operating partnership.

The Company will evaluate all other variable interests held within the consolidation guidance articulated in ASC 810.

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, it is the Company’s policy to allocate the purchase price of properties to acquired tangible assets, consisting of land, building, fixtures and improvements, and identified intangible lease assets and liabilities, consisting of the value of above-market and below-market leases, as applicable, other value of in-place leases and ground leases, based in each case on their fair values.

The Company will record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The Company will amortize any capitalized above-market or below-market lease values as an increase or reduction to rental income over the remaining non-cancelable terms of the respective leases.

The Company will measure the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management’s estimates of value are expected to be made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors to be considered by management in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.

The Company will also consider information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management will also include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management will also estimate costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction.

The total amount of other intangible assets acquired will be further allocated to in-place lease values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics to be considered by management in allocating these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.

The Company will amortize the value of in-place leases to expense over the initial term of the respective leases. Should a tenant terminate its lease, the unamortized portion of the in-place lease value would be charged to expense in that period.

The determination of the fair value of the assets and liabilities acquired requires the use of significant assumptions with regard to current market rental rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the fair value of these assets and liabilities, which could impact the amount of the Company’s reported net income. These estimates are subject to change until all information is finalized, which is generally within one year of the acquisition date.

Investment in Real Estate

Rental property and improvements, including interest and other costs capitalized during construction, are included in investments in real estate and will be stated at cost. Expenditures for ordinary repairs and maintenance will be expensed as incurred. Significant renovations which improve the property or extend the useful life of the assets are capitalized. Rental property and improvements, excluding land, will be depreciated over their estimated useful lives using the straight-line method. Construction in progress includes costs for capital projects that are in process of being completed. These costs will be depreciated upon completion of the projects.

The table below shows the estimated useful lives by asset category:

Building 28-35 years

Building improvements 3-10 years

Tenant improvements shorter of the asset’s useful life or the noncancellable term of lease

Furniture and fixtures 3-5 years

We make subjective assessments as to the useful lives of our assets. These assessments have a direct impact on our results of operations. Should we lengthen the expected useful life of an asset, it would be depreciated over a longer period, resulting in less annual depreciation expense and higher annual net income. Should we shorten the expected useful life of an asset, it would be depreciated over a shorter period resulting in more annual depreciation expense and lower annual net income.

Impairment of Long-Lived Assets

In accordance with accounting standards governing the impairment or disposal of long-lived assets, the carrying value of long-lived assets, including land, buildings and improvements and definite-lived intangible assets, is evaluated whenever events or changes in circumstances indicate that a potential impairment has occurred relative to a given asset or assets. Factors that could result in an impairment review include, but are not limited to, a current period cash flow loss combined with a history of cash flow losses, current cash flows that may be insufficient to recover the investment in the property over the remaining useful life, or a projection that demonstrates continuing losses associated with the use of a long-lived asset, significant changes in the manner of use of the assets or significant changes in business strategies. An impairment loss is recognized when the estimated undiscounted cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value as determined based on quoted market prices or through the use of other valuation techniques.

Investments in Unconsolidated Real Estate Affiliates

We will account for investments in joint ventures where we own a non-controlling joint interest using the equity method. To determine the method of accounting for partially owned joint ventures, we evaluate the characteristics of associated entities and determine whether an entity is a variable interest entity (“VIE”) and, if so, determine which party is primary beneficiary by analyzing whether we have both the power to direct the entity’s significant economic activities and the obligation to absorb potentially significant losses or receive potentially significant benefits. Significant judgments and assumptions inherent in this analysis include the nature of the entity’s operations, future cash flow projections, the entity’s financing and capital structure, and contractual relationship and terms. We consolidate a VIE when we have determined that we are the primary beneficiary. Primary risks associated with our VIEs include the potential of funding the entities’ debt obligations or making additional contributions to fund the entities’ operations.

Impairment of Investment in Unconsolidated Affiliates

A series of operating losses of an investee or other factors may indicate that a decrease in value of a company’s investment in unconsolidated affiliates has occurred which is other-than-temporary. Accordingly, the investment in each of the unconsolidated affiliates is evaluated periodically for valuation declines that are other-than-temporary. If the investment is other than temporarily impaired, the investment is written down to its estimated fair value. Also taken into consideration when testing for impairment is the value of the underlying real estate investments, the ownership and distribution preferences and limitations and rights to sell and repurchase of its ownership interests. Any such adjustments could be material, but will be non-cash.

Partially owned, non-variable interest joint ventures over which we would have controlling financial interest will be consolidated in our consolidated financial statements. In determining if we have a controlling financial interest, we consider factors such as ownership interest, authority to make decisions, kick-out rights and substantive participating rights. Partially owned joint ventures where we do not have a controlling financial interest, but have the ability to exercise significant influence, are accounted for using the equity method.

We continually analyze and assess reconsideration events, including changes in the factors mentioned above, to determine if the consolidation treatment remains appropriate. Decisions regarding consolidation of partially owned entities frequently require significant judgment by our management. Errors in the assessment of consolidation could result in material changes to our consolidated financial statements.

Recently Issued Accounting Pronouncements

In August 2014, the FASB issued new accounting guidance which requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. The standard provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. Certain disclosures will be required if conditions give rise to substantial doubt about an entity’s ability to continue as a going concern. This guidance is effective on January 1, 2017. The Company will apply the guidance prospectively and does not anticipate the guidance will have a material impact on its consolidated financial statements or disclosures.

In May 2014, companies will be required to apply a five-step model in accounting for revenue arising from contracts with customers. The core principle of the revenue model is that a company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Lease contracts will be excluded from this revenue recognition criteria; however, the sale of real estate will be required to follow the new model. Expanded quantitative and qualitative disclosures regarding revenue recognition will be required for contracts that are subject to this pronouncement. This new guidance is effective January 1, 2015. On April 1, 2015, the Financial Accounting Standards Board voted for a one-year deferral of the effective date of the new revenue recognition standard. If approved, the new standard will become effective for the Company beginning with the first quarter 2018 and can be adopted either retrospectively to each prior reporting period presented or as a cumulative effect adjustment as of the date of adoption. The Company is evaluating the potential impact of this pronouncement on its consolidated financial statements.

In February 2015, the FASB issued an update (“ASU 2015-02”) Amendments to the Consolidation Analysis to ASC Topic 810, Consolidation. ASU 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. Specifically, the amendments: (i) modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (“VIEs”) or voting interest entities, (ii) eliminate the presumption that a general partner should consolidate a limited partnership, (iii) affect the consolidated analysis of reporting entities that are involved with VIEs, and (iv) provide a scope exception for certain entities. ASU 2015-02 is effective for interim and annual reporting periods beginning after December 15, 2015. The Company is evaluating the impact of the adoption of this pronouncement on its consolidated financial statements.

In April 2015, the Financial Accounting Standards Board (FASB) issued new guidance which changes the presentation of debt issuance costs in financial statements. Under the new guidance, an entity presents debt issuance costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the debt issuance costs is reported as interest expense. The new guidance is effective on January 1, 2016, with early adoption permitted for any annual or interim period for which an entity’s financial statements have not yet been made available for issuance. The new guidance must be applied retrospectively to all prior periods presented. The Company expects to adopt the new guidance on January 1, 2016 and will apply the presentation guidance to all periods presented in its consolidated financial statements.

REIT Qualification

Seritage Growth has determined that the ownership of Operating Partnership units, Seritage Growth non-economic shares and Seritage Growth non-voting shares by ESL and Fairholme Clients will not impact its ability to qualify as a REIT under the Code.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and, as such, we have elected to provide reduced public company reporting requirements in this and in future filings. The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

BUSINESS AND PROPERTIES

Our Business

Seritage Growth Properties is a newly organized entity that was formed in Maryland on June 3, 2015. Seritage Growth conducts its operations through Seritage Growth Properties, L.P., a Delaware limited partnership, formed on April 22, 2015. Our principal offices are currently located at 3333 Beverly Road, Hoffman Estates, Illinois 60179, and our main telephone number is currently (847) 286-2500. We expect to change our principal offices and main telephone number prior to the completion of the Transaction. Seritage Growth intends to elect to be treated as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2015.

Following the Transaction, Seritage Growth will be a publicly traded, self-administered, self-managed REIT primarily engaged in the real property business through its investment in Operating Partnership. Initially, our portfolio will consist of the 235 Acquired Properties that are owned (or, in one case, ground-leased) by Sears Holdings as of the date of this prospectus. In addition, we will own the JV Interests, which are owned by Sears Holdings as of the date of this prospectus and will be sold to us in the Transaction. We will lease (or sublease) a substantial majority of the space at all of the Acquired Properties other than the Third Party Properties back to Sears Holdings under the Master Lease, with the remainder of such space leased to third-party tenants. The eleven Third Party Properties, which do not currently contain a Sears Holdings store, will not have any space leased to Sears Holdings, and will instead be leased solely to third-party tenants. A substantial majority of the space at the JV Properties is also leased by the JVs to Sears Holdings under the JV Master Leases.

We expect to generate revenues primarily by leasing our properties to tenants, including both Sears Holdings and third-party tenants, who will operate retail stores (and potentially other uses) in the leased premises, a business model common to many publicly traded REITs. In addition to revenues generated under the Master Lease through rent payments from Sears Holdings, we expect to generate revenue through leases to third-party tenants under existing and future leases for space at our properties, including the Acquired Properties. The Master Lease will provide us with the right to recapture up to approximately 50% of the space within the Stores (subject to certain exceptions), in addition to all of any automotive care centers which are free-standing or attached as “appendages” to the Stores, and all outparcels or outlots, as well as certain portions of parking areas and common areas, at the Acquired Properties leased to Sears Holdings under the Master Lease. Upon exercise of this recapture right we must pay all costs and expenses for the separation of the recaptured space from the remaining Sears Holdings space and can reconfigure and rent the recaptured space to third-party tenants on potentially superior terms determined by us and for our own account. We also have the right to recapture 100% of the space within the Sears Holdings main store located on each of 21 identified Acquired Properties by making a specified lease termination payment to Sears Holdings, after which we expect to be able to reposition and re-lease those stores and potentially generate additional revenue. See “Certain Relationships and Related Transactions—The Master Lease.”

Our initial portfolio of 235 Acquired Properties, consisting of approximately 36.7 million square feet of building space, will be broadly diversified by location across 49 states and Puerto Rico. These Acquired Properties will consist of 84 properties operated under the Kmart brand, 140 operated under the Sears brand, and eleven properties leased entirely to third parties. At certain of the Acquired Properties, third parties under existing leases occupy a portion of the overall leasable space alongside Sears Holdings. Third-party tenants will initially represent approximately 6.6% of our overall portfolio as a percentage of total leasable space and approximately 10% of existing rent. The amount of space leased to third-party tenants, and the resulting revenue, are expected to increase as we recapture space under the Master Lease and then re-lease it to such third-party tenants. In addition, we will have interests in twelve additional properties through our investment in the GGP JV, ten additional properties through our investment in the Simon JV and nine additional properties through our investment in the Macerich JV.

To maintain REIT status, Seritage Growth must meet a number of organizational and operational requirements, including a requirement that Seritage Growth distribute annually to Seritage Growth shareholders at least 90% of Seritage Growth’s REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. See “U.S. Federal Income Tax Considerations.”

History

Seritage Growth is a newly organized REIT that was formed in Maryland on June 3, 2015, and Operating Partnership is a Delaware limited partnership formed on April 22, 2015. We have operated prior to the Transaction. Sears Holdings, the parent company of Sears Roebuck and Co. and Kmart Holding Corporation, was formed in connection with the merger of Sears Roebuck and Kmart in March 2005.

Corporate Information

Our principal executive offices are located at 3333 Beverly Road, Hoffman Estates, Illinois 60179. Our telephone number is (847) 286-2500.

Industry Background / Market Opportunity

Strategic Opportunities

We expect the Transaction to facilitate increased revenue generation from the Acquired Properties through recapturing of space and then re-leasing such space to third-party retailers (and potentially other third-party lessees for other uses) for higher rents than are payable under the Master Lease by Sears Holdings. We also expect the Transaction to facilitate the redevelopment and possible sale of certain properties in order to maximize their value. In addition to diversifying our tenant base, we will have greater opportunity to expand into new business activities outside of the retail industry. Historically, Sears Holdings has not pursued significant development opportunities unrelated to the retail industry, in part because of the expectations and preferences of its stockholders. However, we are being formed as a property acquisition, development, ownership and management company, and will be positioned to capitalize on these opportunities without similar constraints, subject to any applicable Property Restrictions. We do not currently have a fixed schedule of the number of acquisitions we intend to make over a particular time period, but instead we intend to pursue those acquisitions that meet our investing and financing strategy and that are attractively priced. We also intend to further develop our relationships with tenants with a goal to progressively expand the mixture of tenants leasing our properties.

The Transaction will also provide stockholders with two distinct and targeted investment opportunities.

Competitive Strengths

We believe the following competitive strengths will contribute significantly to our success:

Geographically Diverse Property Portfolio

Initially, our portfolio will consist of 235 retail facilities (excluding the JV Properties). Our portfolio of 235 Acquired Properties, comprising approximately 36.7 million square feet of building space, is broadly diversified by location across 49 states and Puerto Rico. Our geographic diversification will limit the effect of a decline in any one regional market on our overall performance. In addition, we will have interests in twelve additional properties through our investment in the GGP JV, ten additional properties through our investment in the Simon JV and nine additional properties through our investment in the Macerich JV.

Long-Term, Triple-Net Lease Structure

Immediately following the Transaction, all but eleven of the Acquired Properties will be leased to Sears Holdings under the Master Lease, generally a “triple net” operating lease guaranteed by Sears Holdings with an average term of ten years (in addition to between two and four five-year renewals to be exercised at Sears Holdings’ option), pursuant to which the tenant is responsible for all costs and expenses of operation, facility maintenance, repairs, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties, subject to proportionate sharing of repair and maintenance charges and other costs and expenses which are common to both the space leased by Sears Holdings and other space occupied by unrelated third-party tenants, common area maintenance expenses and real property taxes with respect to space not occupied by Sears Holdings.

We will immediately have an income stream from an existing tenant, with enhanced flexibility as a lessor with the ability to recapture substantial amounts of space from Sears Holdings and diversify the tenant mix by leasing recaptured space to other tenants.

Unrelated Third-Party Leases

The Acquired Properties are currently subject to various existing leases with unrelated third-party retail tenants for approximately 2.4 million square feet of space in the aggregate (excluding certain minor leases, agreements, concessions, licenses or departments within the Sears Holdings stores and the lease agreements between Sears Holdings and Lands’ End, the “Third-Party Leases”). The Third-Party Leases are further described in “Our Portfolio / Properties,” including a list of the five largest tenants under Third-Party Leases. The Third-Party Leases will be assigned by Sears Holdings to us for our own account and benefit, so that we will be the landlord thereunder, and the space leased thereunder will not be leased to Sears Holdings under the Master Lease. Lease agreements between Sears Holdings and Lands’ End will be retained by Sears Holdings for its own account under the Master Lease and will not be considered Third-Party Leases (and, therefore, will not be assigned to Operating Partnership along with the Third-Party Leases). However, Sears Holdings will pay as additional rent under the Master Lease (in lieu of base rent attributable to the Lands’ End space leased to Sears Holdings under the Master Lease) an amount equal to rent payments (including expenses, if any) required to be made by Lands’ End under existing Lands’ End lease agreements with respect to the Lands’ End space within the Acquired Properties and Operating Partnership will perform all repair, maintenance and other similar obligations of the landlord under the Lands’ End lease agreements and hold harmless Sears Holdings therefrom. Should the lease arrangements between Sears Holdings and Lands’ End terminate with respect to the Acquired Properties, Sears Holdings’ rent obligations under the Master Lease for the space previously occupied by Lands’ End will reflect the base rent (on a square footage basis) under the Master Lease for the affected Acquired Properties.

We also intend to enter into additional leases with third parties from time to time for our own account and benefit if and when we exercise recapture rights under the Master Lease. The existing Third-Party Leases generally provide for payments of fixed rent (and, in some cases, percentage rent based on such tenant’s sales at the premises), and additional rent for certain costs, expenses and charges under the lease; the tenant is generally required to perform ordinary repairs and maintenance to their respective space and to either pay (a) additional rent for their proportionate share of taxes and/or operating costs and expenses for the building in which the space is located as well as common area expenses, including structural repairs, insurance, real estate taxes and all other customary operating costs and expenses, or (b) fixed rental that takes into account and includes an amount for some or all of these costs and expenses (and, in certain cases, requires separate payment of taxes and/or other expenses); and the landlord thereunder may in some cases perform certain construction and preparation work for the tenant and/or make financial contributions to certain tenant improvements for the tenant’s initial occupancy. Certain Third-Party Leases include redevelopment and capital expenditures for tenant occupancy, and other obligations that we will assume in the Transaction. Other terms and conditions for such existing Third-Party Leases include provisions for insurance, indemnity, casualty, condemnation and other provisions which are usual and customary for retail space leases depending on the size of the space, rent and creditworthiness of the tenant.

Future third-party leases may incorporate some or all of the features of the existing unrelated Third-Party Leases, or may be made on some net or modified net lease basis, depending on the retail space market and the particular circumstances at the time such leases are negotiated.

UPREIT Structure

We will operate through an umbrella partnership, commonly referred to as an UPREIT structure, in which substantially all of our properties and assets are held by Operating Partnership or by subsidiaries of Operating Partnership. Conducting business through Operating Partnership allows us flexibility in the manner in which we structure and acquire properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for Operating Partnership units, which provides property owners the opportunity to diversify their portfolios in a tax-efficient manner and to defer the tax consequences that would otherwise arise from a sale of their real properties and other assets to us. As a result, this structure potentially may facilitate our acquisition of assets in a more efficient manner and may allow us to acquire assets that the owner would otherwise be unwilling to sell because of tax considerations.

Business and Growth Strategies

Develop New Tenant Relationships

We will seek to cultivate our relationships with tenants in order to expand the mixture of tenants operating our properties and, in doing so, to reduce our dependence on any single tenant or operator. We expect that this objective will be achieved over time as part of our overall strategy to lease space recaptured under the Master Lease and acquire new properties and further diversify our overall portfolio of properties.

Pursue Strategic Development Opportunities

We intend to identify strategic development opportunities. These opportunities may involve replacing or renovating facilities in our portfolio that may have become less competitive. We also intend to identify new development opportunities that present attractive risk-adjusted returns.

Maintain Balance Sheet Strength and Liquidity

We will seek to maintain a capital structure that provides the resources and flexibility to support the growth of our business. We intend to maintain a mix of credit facility debt, mortgage debt and unsecured term debt which, together with our anticipated ability to complete future equity financings, we expect will fund the growth of our operations.

Diversify Asset Portfolio

We expect to diversify through the acquisition of new properties. We will employ what we believe to be a disciplined, opportunistic acquisition strategy. Initially following the Transaction, we expect to grow our portfolio by pursuing opportunities to acquire additional retail facilities to lease.

The GGP JV, the Simon JV and the Macerich JV

The GGP JV is a joint venture between Sears Holdings and GGP formed on March 31, 2015. The Simon JV is a joint venture between Sears Holdings and Simon formed on April 13, 2015. The Macerich JV is a joint venture between Sears Holdings and Macerich formed on April 30, 2015. Each JV entered into a sale-leaseback transaction with Sears Holdings with respect to the JV Properties, which consist of twelve properties sold by Sears Holdings to the GGP JV, ten properties sold by Sears Holdings to the Simon JV and nine properties sold by Sears Holdings to the Macerich JV. The JVs currently own the JV Properties and lease them to Sears Holdings under their respective JV Master Leases, as well as to certain third parties under third-party leases.

As of the date of this prospectus, each of GGP and Sears Holdings owns a 50% interest in the GGP JV, each of Simon and Sears Holdings owns a 50% interest in the Simon JV and each of Macerich and Sears Holdings owns a 50% interest in the Macerich JV. In the Transaction, Sears Holdings will sell to Operating Partnership its 50% interest in the GGP JV, the Simon JV and the Macerich JV for $165 million, $114 million and $150 million, respectively (which is equal to the purchase price previously paid by GGP, Simon and Macerich, respectively, for their 50% interests in the applicable JVs). As a result, the GGP JV will become a joint venture between Operating Partnership and GGP, the Simon JV will become a joint venture between Operating Partnership, and Simon and the Macerich JV will become a joint venture between Operating Partnership and Macerich.

Each JV will be governed by an executive committee that consists of one representative designated by GGP, Simon or Macerich, as applicable, and one representative that, following the Transaction, will be designated by us. Day-to-day operation of the GGP JV, the Simon JV and the Macerich JV, and responsibility for leasing and redevelopment activities related to the JV Properties owned by each JV, are generally delegated to GGP, Simon and Macerich, respectively, subject to mutual approval of major decisions relating to the JV Properties or the applicable JV, including approval of the venture’s budget, capital calls and distributions, sales of properties, issuances of equity interests in the venture, incurrences of indebtedness, extensions of credit, mergers and other extraordinary transactions, and key operational decisions regarding the JV and the JV Properties, including approval of all leasing and development plans for the properties, material changes to any property management agreement, entry into lease terms not in keeping with the pre-approved leasing plans, formation of subsidiaries of the JV, appointments of accountants and legal counsel for the JV, and material contracts (including any material employment or collective bargaining agreement). Under certain circumstances, including if a party to the limited liability company agreement of each JV is in default of that agreement, a party may be removed from the executive committee and as managing member of the JV and replaced by the other party (with the defaulting party thereafter having minimal governance rights). In addition, GGP will be entitled to a management fee based on the GGP JV’s gross revenues, as well construction management fees based on the cost of work and a leasing commission, in connection with the management, leasing and development of the JV Properties owned by the GGP JV, except that if GGP fails to meet certain leasing performance conditions by March 31, 2018, we (assuming the applicable JV Interest has been transferred to us) will have increased involvement in leasing. Similarly, Simon will be entitled to a management fee based on the Simon JV’s gross revenues, as well construction management fees based on the cost of work and a leasing commission, in connection with the management, leasing and development of the JV Properties owned by the Simon JV, except that if Simon fails to meet certain leasing performance conditions by April 13, 2018, we (assuming the applicable JV Interest has been transferred to us) will have increased involvement in leasing. Likewise, Macerich will be entitled to a management fee based on the Macerich JV’s gross revenues, as well construction management fees based on the cost of work and a leasing commission, in connection with the management, leasing and development of the JV Properties owned by the Macerich JV, except that if Macerich fails to meet certain leasing performance conditions by April 30, 2018, we (assuming the applicable JV Interest has been transferred to us) will have increased involvement in leasing. In addition, at any time after March 31, 2018 in the case of the GGP JV, April 13, 2018, in the case of the Simon JV, and April 30, 2018, in the case of the Macerich JV, we will have the right to cause GGP to purchase from the GGP JV, Simon to purchase from the Simon JV, and Macerich to purchase from the Macerich JV, respectively, any JV Property owned by the applicable JV with respect to which a certain third-party leasing threshold has been satisfied at the fair market value of such JV property, less certain mortgage loans and other debt in respect of such property and certain selling expenses, determined in accordance with the limited liability company agreement of the applicable JV. A substantial majority of the space at the JV Properties is leased by the JVs to Sears Holdings under the JV Master Leases. 7.0% of the space at the JV Properties owned by the GGP JV, 4.3% of the space at the JV Properties owned by the Simon JV and 8.7% of the space at the JV Properties owned by the Macerich JV is leased to third parties.

The JV Master Leases are unitary, non-severable leases for all JV Properties in the applicable JV Master Lease and are generally triple net leases with respect to the space occupied by Sears Holdings, subject to Sears Holdings’ proportionate sharing of taxes and other operating expenses with respect to properties that have third-party tenants of the GGP JV, the Simon JV and the Macerich JV, as applicable. The JV Master Leases each have an initial term of ten years, and in each case Sears Holdings has three separate, consecutive five-year renewal options to extend the initial term. The aggregate base rent for all of the JV Properties leased to Sears Holdings under the JV Master Lease with the GGP JV is set at $15.5 million, under the JV Master Lease with Simon is set at $12.7 million, and under the JV Master Lease with the Macerich JV is set at $14.1 million, plus in each case the rent for the Lands’ End space. For each JV Master Lease in each of the initial and renewal terms, after the third lease year of the initial term, the annual base rent (excluding the Lands’ End rent) for the remainder of the term and all renewal terms will be increased by 2% per annum (cumulative and compounded) for each lease year over the rent for the immediately preceding lease year.

Each JV Master Lease provides Sears Holdings with the right to terminate the lease with respect to underperforming stores upon payment of a termination fee calculated as provided in the JV Master Lease and provides the GGP JV, the Simon JV and the Macerich JV, as applicable, with the right to recapture (without additional payment) up to approximately 50% of the space occupied by Sears Holdings under such JV Master Lease (subject to certain exceptions), in addition to all of any automotive care centers which are free-standing or attached as “appendages” to the JV Properties, all outparcels or outlots, and certain portions of parking areas and common areas at the JV Properties, in each case under such JV Master Lease (other than with respect to one property owned by the Macerich JV). The Simon JV will have the additional right to recapture 100% of the space occupied by Sears Holdings at some of the JV Properties under its JV Master Lease for termination fees as provided in such JV Master Lease. Except with respect to the rent amounts and the properties covered, the general formats of the JV Master Leases are similar to one another and to the Master Lease. Under each JV Master Lease, the rent payable to the JV by Sears Holdings for Lands’ End space is an amount equal to the rent required to be paid by Lands’ End under the Lands’ End leases, which amount will be paid to the JV throughout the term and renewal terms of the JV Master Lease (whether or not the Lands’ End leases continue), unless the JV Master Lease is terminated with respect to the applicable JV Property subject to a Lands’ End lease.

Our Portfolio / Properties (including Operating Data)

The following is a list of the Acquired Properties as of June 3, 2015. The categories are based, in part, on certain rights and restrictions that we have with respect to the assets in our portfolio. In particular, our portfolio has been divided into “Type I Properties” (where we can recapture up to 100% of the space leased to Sears Holdings), “Type II Properties” (where we can recapture up to approximately 50% of the space within the Stores (subject to certain exceptions), in addition to all of any automotive care centers which are free-standing or attached as “appendages” to the Stores, and all outparcels or outlots, as well as certain portions of parking areas and common areas, leased to Sears Holdings), and, finally “Type III Properties” (where Sears Holdings is no longer operating a Store and the property is not leased to Sears Holdings by us). There is also one ground-leased property where we lease, and do not own, the land on which the property is located.

In addition, set forth below, as a separate category, are the JV Properties owned by the GGP JV, the Simon JV or the Macerich JV.

	Type I Properties(a)
			GLA
	City	State	Total	SHC	3rd Party(b)	Vacant	Significant Tenants(c)	Occupancy Rate(d)
1	Anchorage	AK	257,948	212,079	34,956	10,913	SHC, Nordstrom Rack	96%
2	San Bernardino	CA	264,682	264,682	0	0	SHC	100%
3	Santa Monica	CA	117,801	117,801	0	0	SHC	100%
4	Westminster	CA	197,904	197,904	0	0	SHC	100%
5	West Hartford	CT	194,385	194,385	0	0	SHC, Olive Garden	100%
6	Boca Raton	FL	174,333	174,333	0	0	SHC, Washington Mutual Bank	100%
7	Miami	FL	173,322	173,322	0	0	SHC	100%
8	Miami	FL	170,122	170,122	0	0	SHC	100%
9	North Miami	FL	106,305	106,305	0	0	SHC, Aldi	100%
10	Orlando	FL	202,000	202,000	0	0	SHC, UP Development	100%
11	St. Petersburg	FL	187,000	187,000	0	0	SHC, Simon Property Group	100%
12	Savannah	GA	155,684	155,684	0	0	SHC	100%
13	Honolulu	HI	77,452	77,452	0	0	SHC	100%
14	Braintree	MA	113,442	102,396	11,046	0	SHC, Ulta	100%
15	St. Clair Shores	MI	122,137	117,959	4,178	0	SHC, Champs Complete Auto Service	100%
16	St. Paul	MN	217,930	216,304	1,626	0	SHC, License Bureau, Department of Administration/Plant Management Division	100%
17	Middletown	NJ	184,540	184,540	0	0	SHC, Township of Middletown, Wendy’s, Investors Bank	100%
18	Watchung	NJ	262,902	262,902	0	0	SHC, License Bureau, Department of Administration/Plant Management Division	100%
19	Hicksville	NY	340,434	340,434	0	0	SHC, Red Lobster, Chipotle Mexican Grill, TD Bank, Citigroup, Chase Bank	100%
20	Memphis	TN	196,564	196,564	0	0	SHC, On the Border	100%
21	Valley View	TX	229,227	229,227	0	0	SHC, Jared Galleria of Jewelry	100%

[a]	In addition to the recapture rights for Type II properties, subject to recapture of the entire space within a store for a specified fee.
[b]	Includes all lessees who are not SHC, but does not include the square footage of improvements constructed on land ground-leased by SHC to other parties.
[c]	Includes major third-party lessees (including all of those who lease over 10% of the property’s rental value based on total GLA).
[d]	As of June 3, 2015.

	Type II Properties(a)
			GLA
	City	State	Total	SHC	3rd Party(b)	Vacant	Significant Tenants(c)	Occupancy Rate(d)
22	Cullman	AL	98,522	98,522	0	0	SHC	100%
23	North Little Rock	AR	185,718	185,718	0	0	SHC	100%
24	Russellville	AR	88,032	88,032	0	0	SHC	100%
25	Flagstaff	AZ	66,162	66,162	0	0	SHC	100%
26	Mesa	AZ	121,911	121,911	0	0	SHC	100%
27	Phoenix	AZ	144,228	144,228	0	0	SHC	100%
28	Prescott	AZ	102,338	102,338	0	0	SHC	100%
29	Sierra Vista	AZ	86,079	86,079	0	0	SHC	100%
30	Sierra Vista	AZ	94,707	94,707	0	0	SHC	100%
31	Tucson	AZ	250,096	250,096	0	0	SHC	100%
32	Yuma	AZ	90,376	90,376	0	0	SHC	100%
33	Antioch	CA	95,165	95,165	0	0	SHC	100%
34	Big Bear Lake	CA	80,008	69,288	7,915	2,805	SHC, Wells Fargo Bank, Cash Plus, Subway, Patchworks, Big Bear Furniture, Radio Shack	96%
35	Carson	CA	175,456	163,440	12,016	0	SHC, Chipotle, Smash Burger, Jersey Mike’s, Applebee’s, Vintage Capital Group, Chick-Fil-A	100%
36	Chula Vista	CA	250,092	250,092	0	0	SHC	100%
37	Citrus Heights	CA	289,541	289,541	0	0	SHC	100%
38	Delano	CA	86,079	86,079	0	0	SHC	100%
39	El Cajon	CA	286,481	282,181	4,300	0	SHC, Star-West Parkway Mall	100%
40	El Centro	CA	139,738	139,738	0	0	SHC	100%
41	Fairfield	CA	164,126	164,126	0	0	SHC	100%
42	Florin	CA	272,691	272,691	0	0	SHC	100%
43	Fresno	CA	217,566	217,566	0	0	SHC	100%
44	McKinleyville	CA	94,774	94,774	0	0	SHC	100%
45	Merced	CA	92,624	92,624	0	0	SHC	100%
46	Montclair	CA	174,675	174,675	0	0	SHC	100%
47	Moreno Valley	CA	169,371	169,371	0	0	SHC	100%
48	Newark	CA	145,801	145,801	0	0	SHC	100%
49	North Hollywood	CA	150,982	150,982	0	0	SHC	100%
50	Northridge	CA	291,767	256,917	34,850	0	SHC, Ashley Furniture	100%
51	Palm Desert	CA	151,458	151,458	0	0	SHC	100%
52	Ramona	CA	107,470	86,988	14,670	5,812	SHC, Little Caesar’s, Top Nails, Los Rancheros Taco Shop, Dollar Tree	95%
53	Riverside	CA	129,732	94,500	35,232	0	SHC, Jack In The Box, Stater Brothers	100%
54	Riverside	CA	202,030	202,030	0	0	SHC, Bank of America	100%
55	Roseville	CA	138,990	138,990	0	0	SHC	100%
56	Salinas	CA	132,974	132,974	0	0	SHC	100%
57	San Bruno	CA	276,594	276,594	0	0	SHC, Forest City	100%
58	Santa Cruz	CA	111,478	111,478	0	0	SHC, Takara Japanese Restaurant	100%
59	San Diego	CA	194,656	174,648	20,008	0	SHC, Sprint Spectrum, Corner Bakery, Williams-Sonoma, Westfield	100%
60	San Jose	CA	262,491	262,491	0	0	SHC	100%
61	Santa Maria	CA	108,596	108,596	0	0	SHC	100%
62	Santa Paula	CA	71,257	71,257	0	0	SHC	100%

	Type II Properties(a)
			GLA
	City	State	Total	SHC	3rd Party(b)	Vacant	Significant Tenants(c)	Occupancy Rate(d)
63	Temecula	CA	115,636	115,636	0	0	SHC	100%
64	Thousand Oaks	CA	152,894	50,334	102,560	0	SHC, Nordstrom Rack, DSW, The Sports Authority, Tri-Party Thousand Oaks LP	100%
65	Ventura	CA	178,565	178,565	0	0	SHC	100%
66	Visalia	CA	75,570	75,570	0	0	SHC	100%
67	West Covina	CA	142,000	142,000	0	0	SHC	100%
68	Lakewood	CO	153,000	153,000	0	0	SHC	100%
69	Thornton	CO	190,174	190,174	0	0	SHC	100%
70	Waterford	CT	149,240	149,240	0	0	SHC	100%
71	Rehoboth Beach	DE	117,162	117,162	0	0	SHC, Chick-Fil-A	100%
72	Altamonte Springs	FL	205,628	205,628	0	0	SHC, Seasons 52	100%
73	Bradenton	FL	82,938	82,938	0	0	SHC	100%
74	Bradenton	FL	99,946	99,946	0	0	SHC	100%
75	Clearwater	FL	201,799	125,765	76,034	0	SHC, Nordstrom Rack, Whole Foods	100%
76	Doral	FL	212,884	212,884	0	0	SHC	100%
77	Ft. Myers	FL	146,792	146,792	0	0	SHC	100%
78	Gainesville	FL	140,529	140,529	0	0	SHC	100%
79	Hialeah	FL	106,390	88,390	18,000	0	SHC, Aldi	100%
80	Hialeah	FL	197,453	184,442	13,011	0	SHC, Forever 21, Goodwill	100%
81	Kissimmee	FL	148,885	112,505	36,380	0	SHC, Big Lots	100%
82	Lakeland	FL	156,226	156,226	0	0	SHC	100%
83	Melbourne	FL	102,577	102,577	0	0	SHC	100%
84	Naples	FL	151,798	151,798	0	0	SHC, GGP	100%
85	Ocala	FL	146,236	146,236	0	0	SHC	100%
86	Panama City	FL	139,315	139,315	0	0	SHC	100%
87	Pensacola	FL	212,274	212,274	0	0	SHC	100%
88	Plantation	FL	201,596	201,596	0	0	SHC	100%
89	Sarasota	FL	212,428	212,428	0	0	SHC	100%
90	St. Petersburg	FL	120,631	120,631	0	0	SHC	100%
91	Atlanta	GA	226,297	226,297	0	0	SHC	100%
92	Algona	IA	99,260	99,260	0	0	SHC	100%
93	Cedar Rapids	IA	146,000	146,000	0	0	SHC	100%
94	Charles City	IA	96,569	96,569	0	0	SHC	100%
95	Webster City	IA	40,800	40,800	0	0	SHC	100%
96	Boise	ID	123,623	123,623	0	0	SHC	100%
97	Chicago	IL	356,744	356,744	0	0	SHC	100%
98	Chicago	IL	168,537	118,816	49,721	0	SHC, Sonrisa Family Dental, China Town Buffet, Unique Thrift Store, Chuck E Cheese	100%
99	Chicago	IL	293,718	293,718	0	0	SHC	100%
100	Joliet	IL	204,629	204,629	0	0	SHC	100%
101	Moline	IL	123,693	120,488	3,205	0	SHC, Bert Auto Plex	100%
102	North Riverside	IL	203,001	203,001	0	0	SHC	100%
103	Orland Park	IL	199,599	199,599	0	0	SHC	100%

	Type II Properties(a)
			GLA
	City	State	Total	SHC	3rd Party(b)	Vacant	Significant Tenants(c)	Occupancy Rate(d)
104	Springfield	IL	124,885	84,180	40,705	0	SHC, Popeyes, Green Mobile Champaign, Red Wing Shoes, Nail Time Spa, Casual Male, Los Agaves of Springfield, Mosser Shoes, Staples	100%
105	Steger	IL	87,406	87,406	0	0	SHC	100%
106	Elkhart	IN	86,479	86,479	0	0	SHC	100%
107	Ft. Wayne	IN	220,000	220,000	0	0	SHC	100%
108	Merrillville	IN	173,146	108,339	38,910	25,897	SHC, Palace Nails and Spa, Payless ShoeSource, Speedy Check, Sherwin-Williams, La Carreta Restaurant and Bar, Rainbow, Dollar Tree	85%
109	Leavenworth	KS	83,552	83,552	0	0	SHC	100%
110	Overland Pk	KS	223,252	223,252	0	0	SHC	100%
111	Hopkinsville	KY	92,985	70,326	4,859	17,800	SHC, Cato	81%
112	Owensboro	KY	68,334	68,334	0	0	SHC	100%
113	Paducah	KY	108,244	108,244	0	0	SHC	100%
114	Houma	LA	101,393	96,681	4,712	0	SHC, Meineke Car Care	100%
115	Lafayette	LA	194,933	194,933	0	0	SHC	100%
116	New Iberia	LA	91,653	91,653	0	0	SHC	100%
117	Saugus	MA	210,427	210,427	0	0	SHC, Square One Mall	100%
118	Bowie	MD	131,536	131,536	0	0	SHC	100%
119	Cockeysville	MD	165,946	165,946	0	0	SHC	100%
120	Edgewater	MD	117,162	117,162	0	0	SHC, SRC Main Street	100%
121	Hagerstown	MD	122,711	122,711	0	0	SHC	100%
122	Madawaska	ME	49,650	49,650	0	0	SHC	100%
123	Alpena	MI	118,200	118,200	0	0	SHC	100%
124	Jackson	MI	144,162	144,162	0	0	SHC, Panera Bread/Pizza Hut	100%
125	Lincoln Park	MI	297,905	297,905	0	0	SHC, Bank of America	100%
126	Manistee	MI	94,696	87,848	6,848	0	SHC, Hometown Dealer	100%
127	Roseville	MI	377,397	377,397	0	0	SHC, Red Robin	100%
128	Sault Ste. Marie	MI	92,650	92,650	0	0	SHC	100%
129	Troy	MI	390,000	390,000	0	0	SHC, Krispy Kreme, Logan’s Roadhouse	100%
130	Burnsville	MN	167,337	167,337	0	0	SHC	100%
131	Detroit Lakes	MN	87,102	79,102	8,000	0	SHC, Hometown Dealer	100%
132	Maplewood	MN	174,970	174,970	0	0	SHC	100%
133	Cape Girardeau	MO	82,597	82,597	0	0	SHC	100%
134	Florissant	MO	119,040	114,740	4,300	0	SHC, The Pit Crew	100%
135	Jefferson City	MO	92,016	92,016	0	0	SHC, Ruby Tuesday	100%
136	Columbus	MS	166,682	117,082	5,600	44,000	SHC, Enterprise Leasing Company, Smart Phone Clinic, Beautiful Nails, Bokays	74%
137	Havre	MT	94,658	94,658	0	0	SHC	100%
138	Asheville	NC	240,643	240,643	0	0	SHC	100%
139	Concord	NC	171,266	137,499	33,767	0	SHC, Charlie’s Auto Repair, Sears Outlet	100%

	Type II Properties(a)
			GLA
	City	State	Total	SHC	3rd Party(b)	Vacant	Significant Tenants(c)	Occupancy Rate(d)
140	Minot	ND	108,110	108,110	0	0	SHC, US Bank	100%
141	Kearney	NE	86,479	86,479	0	0	SHC	100%
142	Manchester	NH	144,070	144,070	0	0	SHC	100%
143	Nashua	NH	167,082	167,082	0	0	SHC	100%
144	Portsmouth	NH	127,058	127,058	0	0	SHC	100%
145	Salem	NH	206,558	127,568	78,990	0	SHC, Dick’s Sporting Goods	100%
146	Wayne	NJ	327,334	327,334	0	0	SHC, Macy’s	100%
147	Deming	NM	96,571	96,571	0	0	SHC	100%
148	Farmington	NM	90,651	90,651	0	0	SHC	100%
149	Hobbs	NM	88,914	88,914	0	0	SHC	100%
150	Henderson	NV	143,914	122,823	21,091	0	SHC, Sears Outlet	100%
151	Las Vegas	NV	150,185	150,185	0	0	SHC	100%
152	Reno	NV	198,833	198,833	0	0	SHC	100%
153	Albany	NY	305,670	271,887	33,783	0	SHC, Whole Foods Market	100%
154	Clay	NY	146,504	146,504	0	0	SHC	100%
155	East Northport	NY	195,300	195,300	0	0	SHC	100%
156	Johnson City	NY	155,126	155,126	0	0	SHC	100%
157	Olean	NY	118,004	118,004	0	0	SHC	100%
158	Rochester	NY	128,513	128,513	0	0	SHC	100%
159	Sidney	NY	94,428	94,428	0	0	SHC	100%
160	Victor	NY	123,000	123,000	0	0	SHC, Wilmorite	100%
161	Yorktown Heights	NY	160,004	160,004	0	0	SHC	100%
162	Canton	OH	219,363	219,363	0	0	SHC	100%
163	Chapel Hill	OH	196,240	194,674	1,566	0	SHC, Forest City Commercial Mgmt.	100%
164	Dayton	OH	192,501	192,501	0	0	SHC	100%
165	Kenton	OH	96,066	96,066	0	0	SHC	100%
166	Marietta	OH	87,543	87,543	0	0	SHC	100%
167	Mentor	OH	219,132	219,132	0	0	SHC	100%
168	Middleburg Heights	OH	358,991	358,991	0	0	SHC	100%
169	North Canton	OH	84,180	84,180	0	0	SHC, Burger King	100%
170	Tallmadge	OH	84,180	84,180	0	0	SHC	100%
171	Toledo	OH	218,720	218,720	0	0	SHC	100%
172	Muskogee	OK	87,500	87,500	0	0	SHC	100%
173	Oklahoma City	OK	173,658	173,658	0	0	SHC	100%
174	Happy Valley	OR	144,321	144,321	0	0	SHC	100%
175	The Dalles	OR	87,101	87,101	0	0	SHC	100%
176	Carlisle	PA	117,781	117,781	0	0	SHC	100%
177	Columbia	PA	86,721	86,721	0	0	SHC	100%
178	Lebanon	PA	117,162	117,162	0	0	SHC	100%
179	Mount Pleasant	PA	83,536	83,536	0	0	SHC	100%
180	Walnutport	PA	121,159	121,159	0	0	SHC	100%
181	York	PA	82,033	82,033	0	0	SHC	100%
182	Warwick	RI	225,104	225,104	0	0	SHC, Wendy’s, On The Border, Chuck E Cheese	100%
183	Anderson	SC	118,749	118,749	0	0	SHC	100%

	Type II Properties(a)
			GLA
	City	State	Total	SHC	3rd Party(b)	Vacant	Significant Tenants(c)	Occupancy Rate(d)
184	Charleston	SC	132,031	132,031	0	0	SHC, Carrabba’s Italian Grill	100%
185	Rock Hill	SC	89,299	89,299	0	0	SHC, Enterprise	100%
186	Sioux Falls	SD	72,511	72,511	0	0	SHC	100%
187	Cordova	TN	160,885	160,885	0	0	SHC	100%
188	Austin	TX	172,016	172,016	0	0	SHC	100%
189	San Antonio	TX	215,458	215,458	0	0	SHC, Long Horn Steak House	100%
190	Dallas	TX	205,297	205,297	0	0	SHC	100%
191	El Paso	TX	112,099	103,657	8,442	0	SHC, Pockets Billiards and Fun	100%
192	Friendswood	TX	166,012	166,012	0	0	SHC	100%
193	Harlingen	TX	91,653	91,653	0	0	SHC	100%
194	Houston	TX	218,603	214,429	4,174	0	SHC, Torchy's Tacos	100%
195	Ingram	TX	168,397	168,397	0	0	SHC	100%
196	Irving	TX	79,635	79,535	100	0	SHC, Winco, Pollo Tropical, Taco Cabana, Julio Lopez Keys	100%
197	Shepherd	TX	201,700	201,700	0	0	SHC	100%
198	Westwood	TX	215,016	215,016	0	0	SHC	100%
199	Layton	UT	166,869	90,010	11,043	65,816	SHC, Tanner Clinic, Vapor Loc, Pro Nails, J&D Coin-Op, Imperial Dragon, Arby’s	61%
200	West Jordan	UT	205,458	205,458	0	0	SHC	100%
201	Alexandria	VA	262,112	262,112	0	0	SHC	100%
202	Chesapeake	VA	169,376	169,376	0	0	SHC	100%
203	Fairfax	VA	225,778	225,778	0	0	SHC	100%
204	Hampton	VA	245,000	245,000	0	0	SHC	100%
205	Virginia Beach	VA	186,099	84,239	101,860	0	SHC, DSW, REI, The Fresh Market, Nordstrom Rack, Smokey Bones, Branch Banking & Trust Company	100%
206	Warrenton	VA	121,078	121,078	0	0	SHC	100%
207	Redmond	WA	267,407	267,407	0	0	SHC, Sprint Spectrum, Red Robin	100%
208	Vancouver	WA	129,638	129,638	0	0	SHC	100%
209	Yakima	WA	117,251	97,251	0	20,000	SHC	83%
210	Greendale	WI	238,416	238,416	0	0	SHC	100%
211	Madison	WI	138,263	138,263	0	0	SHC	100%
212	Platteville	WI	94,841	94,841	0	0	SHC	100%
213	Charleston	WV	105,575	105,575	0	0	SHC	100%
214	Elkins	WV	99,598	94,885	4,713	0	SHC, Appalachian Tire Products	100%
215	Scott Depot	WV	89,790	89,790	0	0	SHC	100%
216	Casper	WY	91,366	91,266	100	0	SHC, Wyoming Coffee Kiosk	100%
217	Gillette	WY	94,587	94,587	0	0	SHC	100%
218	Riverton	WY	94,840	94,840	0	0	SHC	100%
219	Bayamon	PR	115,191	114,600	591	0	SHC, Mps Digital Printing	100%
220	Caguas	PR	138,686	138,686	0	0	SHC	100%
221	Carolina	PR	198,009	198,009	0	0	SHC	100%

	Type II Properties(a)
			GLA
	City	State	Total	SHC	3rd Party(b)	Vacant	Significant Tenants(c)	Occupancy Rate(d)
222	Guaynabo	PR	213,335	115,745	85,478	12,112	SHC, Venetian Nails and Spa, McDonald’s, T-Mobile, Claire’s Boutique, Baskin Robbins, La Defensa, Sally Beauty Supply, Gamestop, Payless Shoesource, La Nueva Era, Firstbank, Me Salve, Rent-a-Center, All Ways 99, Rainbow, Kress Kids, Doral Bank, Ocean Garden Buffet, Amigo	94%
223	Mayaguez	PR	118,242	118,242	0	0	SHC	100%
224	Ponce	PR	126,887	126,887	0	0	SHC	100%

[a]	Subject to a lessor right to recapture approximately 50% of the space within the Stores (subject to certain exceptions), in addition to all of any automotive care centers which are free-standing or attached as “appendages” to the Stores, and all outparcels or outlots, as well as certain portions of parking areas and common areas, at the Acquired Properties leased to Sears Holdings under the Master Lease.
[b]	Includes all lessees who are not SHC, but does not include the square footage of improvements constructed on land ground-leased by SHC to other parties.
[c]	Includes major third-party lessees (including all of those who lease over 10% of the property’s rental value based an total GLA).
[d]	As of June 3, 2015.

	Type III Properties(a)
			GLA
	City	State	Total	SHC	3rd Party(b)	Vacant	Significant Tenants(c)	Occupancy Rate(d)
225	Peoria	AZ	104,439	0	104,439	0	At Home—Garden Ridge	100%
226	Phoenix	AZ	151,197	0	151,197	0	At Home—Garden Ridge	100%
227	Orange Park	FL	84,180	0	84,180	0	Old Time Pottery	100%
228	Homewood	IL	196,125	0	196,125	0	Wal-Mart	100%
229	Lombard	IL	139,265	0	139,265	0	The Dump	100%
230	Ypsilanti	MI	99,399	0	99,399	0	At Home—Garden Ridge, Ypsilanti Real Estate Holdings, Wholesale Group of Ann Arbor	100%
231	Springfield	MO	112,896	0	112,896	0	At Home—Garden Ridge	100%
232	Greensboro	NC	173,333	0	171,633	1,700	Sears Outlet, Floor & Décor, Gabriel Brothers	99%
233	Tulsa	OK	84,180	0	84,180	0	Hobby Lobby, Long John Silvers	100%
234	King Of Prussia(e)	PA	215,252	0	173,980	41,272	Primark, Dick’s Sporting Goods	81%
235	Houston	TX	134,000	0	134,000	0	At Home – Garden Ridge	100%

	Acquired Properties
	Total GLA (thousands)		36,660	33,981	2,431	248		99.3%

[a]	These locations are not subject to the Master Lease.
[b]	Includes all lessees who are not SHC, but does not include the square footage of improvements constructed on land ground-leased by SHC to other parties.
[c]	Includes major third-party lessees (including all of those who lease over 10% of the property’s rental value based on total GLA).
[d]	As of June 3, 2015.
[e]	The King of Prussia location is ground-leased.

JV Properties

GGP JV Properties

The following properties are JV Properties owned by the GGP JV, in which Operating Partnership will have a 50% interest following the closing of the Transaction.

	Location	State	GLA				Significant Tenants(b)	Occupancy Rate(c)
			Total	SHC	3rd Party(a)	Vacant
1.	Bakersfield	CA	204,226	204,226	0	0	SHC	100%
2.	Pembroke Pines	FL	144,109	144,109	0	0	SHC	100%
3.	Oak Brook	IL	300,571	233,139	67,432	0	SHC, Pinstripes, Williams-Sonoma, Walter E Smithe Furniture	100%
4.	Natick	MA	190,720	190,720	0	0	SHC	100%
5.	Columbia	MD	149,163	149,163	0	0	SHC	100%
6.	Minnetonka	MN	204,866	204,866	0	0	SHC	100%
7.	Paramus	NJ	192,333	192,333	0	0	SHC	100%
8.	Albuquerque	NM	166,715	157,650	9,065	0	SHC, GGP	100%
9.	Staten Island	NY	188,831	115,184	73,647	0	SHC, Primark	100%
10.	Norman	OK	66,876	66,876	0	0	SHC	100%
11.	Frisco	TX	162,903	162,903	0	0	SHC	100%
12.	Lynnwood	WA	177,740	177,740	0	0	SHC	100%

	GGP JV Properties
	Total GLA (thousands)		2,149	1,999	150	0		100%

Simon JV Properties

The following properties are JV Properties owned by the Simon JV, in which Operating Partnership will have a 50% interest following the closing of the Transaction.

	Location	State	GLA				Significant Tenants(b)	Occupancy Rate(c)
			Total	SHC	3rd Party(a)	Vacant
1.	Brea	CA	168,194	168,194	0	0	SHC	100%
2.	Santa Rosa	CA	165,447	165,447	0	0	SHC	100%
3.	Burlington	MA	271,237	197,997	73,240	0	SHC, Primark	100%
4.	Ann Arbor	MI	170,568	170,568	0	0	SHC	100%
5.	Toms River	NJ	109,217	109,217	0	0	SHC, Simon	100%
6.	Nanuet	NY	221,406	221,406	0	0	SHC	100%
7.	Tulsa	OK	150,166	150,166	0	0	SHC	100%
8.	Pittsburgh	PA	176,571	176,571	0	0	SHC	100%
9.	Austin	TX	164,554	164,554	0	0	SHC	100%
10.	Midland	TX	116,619	116,619	0	0	SHC, Verizon	100%

	Simon JV Properties
	Total GLA (thousands)		1,714	1,641	73	0		100%

Macerich JV Properties

The following properties are JV Properties owned by the Macerich JV, in which Operating Partnership will have a 50% interest following the closing of the Transaction.

	Macerich JV Properties
			GLA
	Location	State	Total	SHC	3rd Party(a)	Vacant	Significant Tenants(b)	Occupancy Rate(c)
1	Glendale	AZ	124,991	124,991	0	0	SHC	100%
2	Chandler	AZ	141,554	141,554	0	0	SHC	100%
3	Danbury	CT	178,516	108,446	70,070	0	SHC, Primark	100%
4	Deptford	NJ	191,718	191,718	0	0	SHC	100%
5	Freehold	NJ	139,435	72,201	67,234	0	SHC, Primark	100%
6	Cerritos	CA	277,559	277,559	0	0	SHC, Macerich	100%
7	Lubbock	TX	150,630	150,630	0	0	SHC	100%
8	Modesto	CA	148,501	148,501	0	0	SHC	100%
9	Portland	OR	220,000	220,000	0	0	SHC	100%

	Macerich JV Properties

	Total GLA (thousands)		1,573	1,436	137	0		100%

	All Properties (including JV)

	Total GLA (thousands)		42,096	39,056	2,791	248		99.4%

[a]	Includes all lessees who are not SHC, but does not include the square footage of improvements constructed on land ground-leased by the GGP JV, the Simon JV or the Macerich JV, as applicable to other parties.
[b]	Includes major third-party lessees (including all of those who lease over 10% of the property’s rental value based on total GLA).
[c]	As of June 3, 2015.

Operating Data

The following table sets forth for each of the Acquired Properties categories the occupancy rate expressed as a percentage and the expected average effective annual rental per square foot according to the terms of the Master Lease and other leases in place as of June 3, 2015. Prior to this point, almost all of the Acquired Properties were owned and occupied by Sears Holdings.

	North(a)	East(b)	South(c)	West(d)
Occupancy Rate
As of May 22, 2015	98.6%	99.6%	99.5%	99.9%

Average Effective Annual Rental Rate per Square Foot
As of May 22, 2015	$3.81	$5.10	$4.90	$5.20

[a]	North – Alaska, Colorado, Iowa, Idaho, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, Montana, North Dakota, Nebraska, South Dakota, Utah, Washington, Wisconsin, Wyoming
[b]	East – Connecticut, Delaware, Massachusetts, Maryland, Maine, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Virginia, West Virginia
[c]	South – Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, New Mexico, Oklahoma, Puerto Rico, South Carolina, Tennessee, Texas
[d]	West – Arizona, California, Hawaii, Nevada, Oregon

Properties Under Development

Immediately following the Transaction, we do not expect to have significant active construction ongoing at any of the Acquired Properties (with the exception of the properties listed below), subject to any construction which may be undertaken by or on behalf of third-party tenants in accordance with Third-Party Leases. On November 10, 2014, Sears Holdings announced plans for a re-development of its property in Aventura, Florida (listed as #7 in the list of properties included under “Our Portfolio / Properties” in this section) into a mixed-use development, and entitlement for this project is currently underway.

In addition, construction work is ongoing at the following properties in order to meet the needs of the specified third-party tenants. We expect that these projects will be completed by mid-2016. The projected total cost for the ongoing construction work listed below is approximately $55.5 million (which includes some funds already spent).

City	State	Tenant(s)
Anchorage	AK	Nordstrom Rack
Thousand Oaks	CA	Nordstrom Rack, DSW, Sports Authority
Clearwater	FL	Nordstrom Rack
North Miami	FL	Aldi
Burlington(a)	MA	Primark
Salem	NH	Dick’s Sporting Goods
King of Prussia	PA	Primark
Virginia Beach	VA	Nordstrom Rack, REI, Fresh Market, DSW

The following locations are encumbered by executed third-party leases and are pending permitting for construction. We expect that these projects will be completed by the end 2016 (subject to necessary permitting). The budgeted cost for the work listed below is approximately $41.2 million (which includes some funds already spent).

City	State	Tenant(s)
Carson	CA	Chipotle, Applebee’s, Smashburger, Jersey Mike’s, Chick-Fil-A
San Diego	CA	Williams-Sonoma
Danbury	CT	Primark
Hialeah	FL	Forever 21
Freehold(a)	NJ	Primark
Middletown	NJ	Investors Bank
Staten Island(a)	NY	Primark
Tulsa	OK	Hobby Lobby
Houston	TX	Torchy’s Tacos
Irving	TX	Winco, Pollo Tropical, Taco Cabana

(a)	JV Property

In addition, pursuant to the Master Lease, we would, upon compliance with a prescribed notice period, have a recapture right with respect to approximately 50% of the space within the Stores (subject to certain exceptions), in addition to all of any automotive centers which are free-standing or attached as “appendages” to the Stores, and all outparcels or outlots, as well as certain portions of parking areas and common areas, leased to Sears Holdings under the Master Lease. The exercise of these rights will require us to reconfigure the affected space in cooperation with Sears Holdings, and this reconfiguration would be conducted at our own expense. In addition, we would have the further right to recapture 100% of the space within the Sears Holdings main store located on each of 21 identified Acquired Properties (excluding from such space all free-standing and “appendage” automotive care centers and all other free standing buildings located on such Acquired Properties, which are subject to a separate recapture right as described below).

While there are no present plans to exercise any of these recapture rights for specific properties, we may choose to do so from time to time in the future. See “Certain Relationships and Related Transactions—The Master Lease” for more information on these rights and the Master Lease in general.

The Master Lease

Space at all of the Acquired Properties other than the eleven Third Party Properties will be leased to Sears Holdings under the Master Lease. The Master Lease generally would be a triple net lease with respect to the space occupied by Sears Holdings and Sears Holdings’ obligation to pay rent, costs and expenses of operation, repair, and maintenance of the space occupied, and all other amounts payable under the Master Lease (including a proportionate share of common area and operating expenses, based on occupancy) would be absolute and unconditional, subject to certain exceptions. See “Certain Relationships and Related Transactions–The Master Lease.” The Master Lease would have an initial term of ten years, and Sears Holdings would, depending on the property, have between three and four options for five-year renewals of the term.

The aggregate rent for all of the Acquired Properties leased to Sears Holdings will initially be set at fair market value (which will be determined by Sears Holdings with the assistance of appraisal work completed by Cushman, taking into account the terms of the Master Lease, including the recapture and termination rights described below and other relevant factors). In each of the initial and first two renewal terms, after the first lease year, the annual rent will be increased by 2% per annum (cumulative and compounded) for each lease year over the rent for immediately preceding lease year. For properties with additional renewal options, rent for the renewal period will be set at the commencement of the renewal period at a fair market rent determined based on a customary third-party appraisal process, taking into account all the terms of the Master Lease and other relevant factors, but in no event will the renewal rent be less than the rent payable in the immediately preceding lease year.

The Master Lease will provide Sears Holdings and us with certain rights designed to increase each party’s benefits from the Transaction over time as independent entities, including Sears Holdings’ right to terminate the lease with respect to underperforming stores and our right to recapture up to approximately 50% of the space within the Stores (subject to certain exceptions), in addition to all of any automotive care centers which are free-standing or attached as “appendages” to the Stores, and all outparcels or outlots, as well as certain portions of parking areas and common areas, at the Acquired Properties, and our additional right to recapture 100% of the space at some of the Acquired Properties. For a more detailed description of the principal provisions of the Master Lease, please see “Certain Relationships and Related Transactions—The Master Lease.”

Maintenance of the Properties

Under the Master Lease, Sears Holdings will be required to make all expenditures reasonably necessary to maintain the space occupied by Sears Holdings at the Acquired Properties in good appearance, repair and condition, subject to ordinary wear and tear. However, if we recapture space from Sears Holdings pursuant to the Master Lease, Sears Holdings will no longer be required to make such expenditures. In addition, Sears Holdings will own and be required to maintain all of its personal property located at the space occupied by Sears Holdings at the leased properties and necessary for the operation thereof in good repair and condition as is necessary to operate all the premises in compliance with applicable legal, insurance and licensing requirements and all requirements of all Property Restrictions (subject to proportionate sharing of repair and maintenance charges and other costs and expenses which are common to both the space leased by Sears Holdings and other space occupied by unrelated third-party tenants, as well as common area maintenance expenses and real property taxes with respect to space not occupied by Sears Holdings).

Mortgages, Liens or Encumbrances

Immediately following the Transaction, we expect to have mortgages secured by all 235 of our operating properties. See “Description of Indebtedness” for a description of the mortgages.

Investment Diversification

Diversification by Tenant

The following table lists the top five tenants of our properties, including the JV Properties based on annual expected rent under the Master Lease and other leases in place as of June 3, 2015:

	Tenant	Number of Locations	Annual Rent (in thousands)(a)	Percentage of Annual Total Rent
1	Sears Holdings	254	$162,287	81.31%
2	Primark	5	$5,544	2.78%
3	Nordstrom Rack	4	$2,946	1.48%
4	At Home—Garden Ridge	5	$2,732	1.37%
5	Dick’s Sporting Goods	2	$2,564	1.28%

(a)	We define annual rent as annualized base rent of the lessee’s current term.

In addition to the third party tenants above, lease agreements between Sears Holdings and Lands’ End for 75 locations will be retained by Sears Holdings as a sublease under the Master Lease. However, Sears Holdings will pay as additional rent under the Master Lease (in lieu of base rent attributable to the Lands’ End space leased to Sears Holdings under the Master Lease) an amount equal to rent payments (including expenses) required to be made by Lands’ End under existing Lands’ End leases, as described further in “Certain Relationships and Related Transactions—The Master Lease.” The income from these payments is expected to represent 3.6% of our annual rental income (inclusive of income from JV Properties).

Diversification by Geography

The following table sets forth information regarding the geographic diversification of our properties (excluding JV Properties) based on annual expected rent under the Master Lease and other leases in place as of June 3, 2015:

Acquired Properties
Location	Number of Properties	Percentage of Total Annual Rent(a)
California	38	20.61%
Florida	26	12.98%
New York	10	5.89%
Texas	13	5.65%
Illinois	11	4.21%
Pennsylvania	7	3.98%
Virginia	6	3.79%
Puerto Rico	6	3.66%
Michigan	9	3.39%
Arizona	10	2.74%
Ohio	10	2.33%
New Hampshire	4	2.28%
New Jersey	3	2.15%
Maryland	4	1.59%
North Carolina	3	1.56%
Alaska	1	1.29%
Indiana	3	1.16%
Washington	3	1.15%

Acquired Properties
Location	Number of Properties	Percentage of Total Annual Rent(a)
Nevada	3	1.08%
Georgia	2	1.10%
Minnesota	4	1.08%
Missouri	4	1.05%
Connecticut	2	1.05%
Oklahoma	3	0.99%
Massachusetts	2	0.94%
Wisconsin	3	0.87%
Iowa	4	0.87%
Louisiana	3	0.86%
Tennessee	2	0.84%
Rhode Island	1	0.77%
New Mexico	3	0.74%
Colorado	2	0.69%
South Carolina	3	0.66%
Utah	2	0.64%
Oregon	2	0.60%
Kentucky	3	0.52%
West Virginia	3	0.50%
Kansas	2	0.48%
Arkansas	2	0.46%
Wyoming	3	0.44%
Hawaii	1	0.42%
Delaware	1	0.39%
North Dakota	1	0.32%
Mississippi	1	0.30%
Idaho	1	0.27%
South Dakota	1	0.18%
Alabama	1	0.16%
Montana	1	0.13%
Nebraska	1	0.10%
Maine	1	0.09%

(a)	We define annual rent as annualized base rent of the lessee’s current term.

JV Properties
Location	Number of Properties	Percentage of Total Annual Rent
Arizona	2	4.96%
Connecticut	1	4.23%
New Jersey	4	12.84%
California	5	16.01%
Texas	4	9.43%
Oregon	1	4.33%
Massachusetts	2	9.76%
New York	2	8.05%
Pennsylvania	1	2.83%
Michigan	1	2.60%
Oklahoma	2	3.10%
Illinois	1	9.27%
Minnesota	1	2.84%
Washington	1	2.77%
Maryland	1	2.44%
New Mexico	1	2.45%
Florida	1	2.07%

Lease Expirations

The following table sets forth a summary schedule of lease expirations for leases in place as of June 3, 2015 along with expected expirations under the Master Lease. The information set forth in the table assumes that tenants exercise no renewal options or early termination rights:

Acquired Properties
Lease Expiring in	Number of Leases		Expiring Annual Rent (in thousands)(a)	Square Footage of Expiring Leases(b)	Percent of Total Expiring Annual Rent
Remainder of 2015(c)	14		$1,277	78,149	0.74%
2016	20		$2,101	128,771	1.22%
2017	16		$2,232	130,757	1.29%
2018	30		$2,316	35,808	1.34%
2019	32		$3,642	384,705	2.11%
2020	34		$2,959	153,570	1.71%
2021	4		$1,183	143,474	0.69%
2022	3		$710	3,694	0.41%
2023	7		$6,196	324,294	3.59%
2024	3		$654	48,047	0.38%
2025 and thereafter	224	(e)	$148,868	36,181,949	86.19%
Vacant	n/a		$—	248,127	0.00%
Total Owned Properties(d)	234		$168,288	36,444,364	97.44%

(a)	We define annual rent as annualized base rent of Lessee’s current term. Following the expiration of Lands’ End lease agreements, the table assumes that SHC pays rent on space previously occupied by Lands’ End at a rental rate consistent with the rest of the property.
(b)	This figure does not include the square footage of improvements constructed on land ground-leased by SHC, to other parties.
(c)	Expirations in this category include month-to-month leases.
(d)	This number excludes the ground-leased property.
(e)	Reflects number of properties subject to the Master Lease, rather than number of individual leases.

JV Properties
Lease Expiring in	Number of Leases		Expiring Annual Rent (in thousands)(a)	Square Footage of Expiring Leases(b)	Percent of Total Expiring Annual Rent
Remainder of 2015(c)	0			0	0%
2016	0			0	0%
2017	3		$540	41,234	2.01%
2018	0			0	0%
2019	0			0	0%
2020	0			0	0%
2021	0			0	0%
2022	1		$200	0	74%
2023	0			0	0%
2024	0			0	0%
2025 and thereafter	31	(d)	$26,141	5,377,664	97.23%
Vacant	n/a			0

(a)	We define annual rent as annualized base rent of Lessee’s current term. This data is based on a 50% share of annual base rent from JV Properties. Following the expiration of Lands’ End lease agreements, the table assumes that SHC pays rent on space previously occupied by Lands’ End at a rental rate consistent with the rest of the property.
(b)	This figure does not include the square footage of improvements constructed on land ground-leased by each JV to other parties.
(c)	Expirations in this category include month-to-month leases.
(d)	Reflects number of properties subject to the JV Master Leases, rather than the number of individual leases.

Insurance

Upon completion of this offering, the Master Lease will require that we and/or Sears Holdings will carry commercial liability, fire, extended coverage, flood, earthquake, business interruption and rental loss insurance (and other insurance, as applicable) covering all of the properties in our portfolio under a blanket policy or policies. Subject to the requirements of our mortgages and our ground leases, we will select policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our company’s management, the properties in our portfolio are currently, and upon completion of this offering will be, adequately insured, and where appropriate will comply with the provisions of our ground leases. We will not carry insurance for generally uninsured losses such as loss from war. In addition, we will carry earthquake insurance on our properties in an amount and with deductibles which we believe are commercially reasonable. Certain of the properties in our portfolio will be located in areas known to be seismically active. See “Risk Factors—Risks Related to Our Business and Operations—We may experience uninsured or underinsured losses, which could result in a significant loss of the capital we have invested in a property, decrease anticipated future revenues or cause us to incur unanticipated expense.”

Competition

We will compete for real property investments with other REITs, real estate partnerships or other real estate companies, private individuals, investment companies, private equity and hedge fund investors, sovereign funds, pension funds, insurance companies, lenders and other investors. In addition, revenues from our properties will be dependent on the ability of our tenants and operators to compete with other retail operators.

Some of our competitors are significantly larger and have greater financial resources and lower costs of capital than we have. Increased competition will make it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. Our ability to compete is also impacted by national and local economic trends, availability of investment alternatives, availability and cost of capital, construction and renovation costs, existing laws and regulations, new legislation and population trends.

As a landlord, we compete in the real estate market with numerous developers and owners of properties, including the shopping centers in which our properties are located. Some of our competitors have greater economies of scale, relationships with national tenants at multiple properties which are owned or operated by such competitors, have access to more resources and have greater name recognition than we do. If our competitors offer space at rental rates below the current market rates or below the rentals we currently charge, or on terms and conditions which include locations at multiple properties, we may lose our (potential) tenants and we may be pressured to reduce our rental rates or to offer substantial rent abatements, tenant improvement allowances, early termination rights or below-market renewal options in order to win new tenants and retain tenants when our leases expire. Various Property Restrictions and limitations of our ground leases may also affect our ability to compete for tenants.

Employees

We initially intend to employ approximately 15 persons. We do not expect that any of these employees will be represented by a labor union.

Legal Proceedings

In the ordinary course of our business, from time to time we expect to be subject to claims and administrative proceedings, none of which are currently outstanding which we believe would have, individually or in the aggregate, a material adverse effect on our business, financial condition and results of operations, liquidity and cash flows.

Litigation Relating to the Transactions

On May 29, 2015, a putative stockholder class action and derivative lawsuit was filed in the Delaware Court of Chancery against Sears Holdings, the members of its Board of Directors, ESL Investments, Inc. and us in connection with the proposed rights offering for and sale of certain properties to Seritage, discussed above. The derivative suit is asserted on Sears Holdings’ behalf but also names Sears Holdings as a nominal defendant. The complaint asserts class and derivative claims of breach of fiduciary duty by the members of the Sears Holdings Board and by ESL Investments, Inc., as controlling stockholder of Sears Holdings, and of aiding and abetting breaches of fiduciary duty by Seritage. The claims asserted by the plaintiff include, among other things, the allegation that Sears Holdings is selling certain properties and lease rights to Seritage at a price that is unfairly low from the point of view of Sears Holdings and that the disclosures made in connection with the rights offering are either incomplete, false or misleading. Among other forms of relief, the plaintiff seeks damages in an unspecified amount and equitable relief to enjoin the proposed transactions. We and Sears Holdings believe the allegations to be meritless and intend to defend this litigation vigorously.

Offices

Our principal executive offices are located at 3333 Beverly Road, Hoffman Estates, Illinois 60179. We may have regional offices in the future depending upon our operational needs.

Environmental Matters

Our properties will be subject to environmental laws regulating, among other things, air emissions, wastewater discharges and the handling and disposal of wastes. Certain of the properties were built during the time that asbestos-containing building materials were routinely installed in residential and commercial structures. In addition, a substantial portion of the properties we will acquire from Sears Holdings currently include, or previously included, automotive care center facilities and retail fueling facilities, and are or were subject to laws and regulations governing the handling, storage and disposal of hazardous substances contained in some of the products or materials used or sold in the automotive care center facilities (such as motor oil, fluid in hydraulic lifts, antifreeze and solvents and lubricants), the recycling/disposal of batteries and tires, air emissions, wastewater discharges and waste management. In addition to these products, the equipment in use or previously used at such properties, such as service equipment, car lifts, oil/water separators, and storage tanks, has been subject to increasing environmental regulation relating to, among other things, the storage, handling, use, disposal, and transportation of hazardous materials. The Master Lease obligates the tenant thereunder to comply with applicable environmental laws and to indemnify us if their noncompliance results in losses or claims against us, and to remove all automotive care center equipment and facilities upon the expiration or sooner termination of the Master Lease, and we expect that any future leases will include similar provisions for other operators of their respective spaces with respect to environmental matters first arising during their occupancy. An operator’s failure to comply could result in fines and penalties or the requirement to undertake corrective actions which may result in significant costs to the operator and thus adversely affect their ability to meet their obligations to us.

Pursuant to U.S. federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate, remove and/or remediate a release of hazardous substances or other regulated materials at, or emanating from, such property. Further, under certain circumstances, such owners or operators of real property may be held liable for property damage, personal injury and/or natural resource damage resulting from or arising in connection with such releases. Certain of these laws have been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. We also may be liable under certain of these laws for damage that occurred prior to our ownership of a property or at a site where we sent wastes for disposal. The failure to properly remediate a property may also adversely affect our ability to lease, sell or rent the property or to borrow funds using the property as collateral.

In connection with the ownership of our current or past properties and any properties that we may acquire in the future, we could be legally responsible for environmental liabilities or costs relating to a release of hazardous substances or other regulated materials at or emanating from such property. We are not aware of any environmental issues that are expected to have a material impact on the operations of our properties.

MANAGEMENT

Executive Officers Following the Transaction

The following table sets forth information regarding the individuals who will serve as executive officers of Seritage Growth following the Transaction, together with their biographical information. Prior to the effectiveness of this registration statement, we will disclose those additional individuals who will serve as our executive officers following the Transaction. Subject to any employment agreements, officers serve at the pleasure of the Seritage Growth Board of Trustees.

Name	Age	Position
Benjamin Schall	40	Chief Executive Officer and President, Trustee
James Bry	47	Executive Vice President of Development and Construction
Matthew E. Fernand	38	Executive Vice President and General Counsel

Benjamin Schall is the Chief Executive Officer and President and will be a trustee of Seritage Growth. Prior to becoming CEO and President, he served as Chief Operating Officer of Rouse Properties, Inc. from 2012 to 2015 and Senior Vice President of Vornado Realty Trust from 2003 to 2012. Mr. Schall’s extensive experience as an executive in public real estate investment trusts and in the retail real estate industry qualifies him to serve as a trustee of Seritage Growth.

James Bry will serve as Executive Vice President, Development and Construction of Seritage Growth. Prior to joining Seritage Growth, Mr. Bry was the Senior Vice President, Development & Construction at Vornado Realty Trust from 2006 to 2015 where he oversaw development and redevelopment of approximately six million square feet of its shopping malls, community centers and urban retail properties.

Matthew E. Fernand will serve as Executive Vice President and General Counsel of Seritage Growth. Prior to joining Seritage Growth, Mr. Fernand was a partner in Sidley Austin LLP’s Real Estate Group, where he practiced from 2005 to 2015 and focused on the financing, development, acquisition and disposition, and leasing of commercial properties and the formation of real estate joint ventures and partnerships.

Board of Trustees Following the Transaction

The following table sets forth information regarding the individuals who will serve on the Seritage Growth Board of Trustees following the Transaction, together with their biographical information (other than Mr. Schall’s biographical information, which is set forth above).

Name	Age	Position
David S. Fawer	46	Trustee
Edward S. Lampert	52	Trustee
Benjamin Schall	40	Chief Executive Officer and President, Trustee
Kenneth T. Lombard	60	Trustee
John T. McClain	54	Trustee
Thomas M. Steinberg	58	Trustee

David S. Fawer will be a trustee of Seritage Growth. Mr. Fawer serves as Vice Chairman of OneWest Bank N.A., where he has developed and managed all aspects of the commercial real estate businesses. Mr. Fawer has over 20 years of experience in the field of commercial real estate finance, including lending, real estate equity investing, and risk management, which qualifies him to serve as a trustee of Seritage Growth.

Edward S. Lampert will be a trustee of Seritage Growth. Mr. Lampert currently serves as the Chairman and Chief Executive Officer of Sears Holdings and the Chairman and Chief Executive Officer of ESL Investments, Inc., which he founded in April 1988. He also served as Chairman of the Board of Kmart Holding Corporation, a company that emerged from bankruptcy in 2003 and was transformed into a profitable business prior to its merger with Sears, Roebuck and Co. in 2005. Mr. Lampert’s extensive experience in business and finance, and investment experience in retail companies, qualifies him to serve as a trustee of Seritage Growth.

Kenneth T. Lombard will be a trustee of Seritage Growth. Mr. Lombard is Vice Chairman, Investments and Partner for Capri Investment Group, LLC, and a member of Capri’s investment committee. Prior to that, he served as President of Starbucks Entertainment and helped launch Johnson Development Corporation in 1992, where he spent 12 years as the President and Partner. Mr. Lombard has extensive experience in business development, management, investment banking, economic development, corporate expansion and real estate investment over a career that spans three decades, which qualifies him to serve as a trustee of Seritage Growth.

John T. McClain will be a trustee of Seritage Growth. Mr. McClain served as the Chief Financial Officer of the Jones Group Inc., a leading global designer, marketer and wholesaler of over 25 brands, from July 2007 until its sale to Sycamore Partners in April 2014. From April 2014 to August 2014, he continued to provide Senior Advisor services related to financial operations to The Jones Group Inc. Prior to that, Mr. McClain held a number of roles at Avis Budget Group, Inc. formerly Cendant Corporation. He joined Cendant Corporation in September 1999, serving as the Senior Vice President, Finance & Corporate Controller until 2006. From July 2006 to 2007, Mr. McClain served as the chief accounting officer of Avis and chief operating officer of Cendant Finance Holdings. Mr. McClain previously held leadership roles at Sirius Satellite Radio Inc. and ITT Corporation. Mr. McClain also serves on the boards of directors of Lands’ End, Inc., where he is chair of the audit committee, and Nine West Holdings, Inc. Mr. McClain has over 25 years of executive financial experience, serving at high-level capacities for the retail and consumer sectors, which qualifies him to serve as a trustee of Seritage Growth.

Thomas M. Steinberg will be a trustee of Seritage Growth. Mr. Steinberg is the Founder and Chief Executive Officer of TS Partners, an international, diversified investment firm. Prior to this, Mr. Steinberg was President of Tisch Family Interests from 1996 through 2013, where he directed real estate transactions and was responsible for management of portfolios that included public equity, private equity, debt and alternative investments. Mr. Steinberg also serves on the board of directors of Gunther International, a leading producer of intelligent document finishing systems, and as a director of a number of privately held companies including KGB, Inc. (Telecommunications, Information), the largest independent directory assistance company in the world. Mr. Steinberg has over 30 years of experience in the real estate and investment space, which qualifies him to serve as a trustee of Seritage Growth.

Upon completion of this offering, the Seritage Growth Board of Trustees will consist of 6 members, including a majority of trustees who are independent within the meaning of the NYSE listing standards. Pursuant to the Seritage Growth declaration of trust, the Board of Trustees will be divided into three classes and our trustees will be elected by Seritage Growth shareholders to serve until the third annual meeting of shareholders following his or her election (other than with respect to the initial terms of the Class I and Class II trustees, which will be until the first and second annual meeting of shareholders following his or her election, respectively) and until their successors are duly elected and qualify. Upon the expiration of the term of a class of trustees, trustees in that class will be elected to serve until the third annual meeting of shareholders following their election and until their successors are duly elected and qualify. Following the completion of this offering:

•	David S. Fawer and Thomas M. Steinberg will serve as Class I trustees, whose initial terms will expire at the 2016 annual meeting of shareholders and when their successors are duly elected and qualify;

•	Benjamin Schall and Kenneth T. Lombard will serve as Class II trustees, whose initial terms will expire at the 2017 annual meeting of shareholders and when their successors are duly elected and qualify; and

•	John T. McClain and Edward S. Lampert will serve as Class III trustees, whose initial terms will expire at the 2018 annual meeting of shareholders and when their successors are duly elected and qualify.

Any additional trusteeships resulting from an increase in the number of trustees will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our trustees. This classification of the Seritage Growth Board of Trustees may have the effect of delaying or preventing changes in control. See “Certain Provisions of Maryland Law and of Seritage Growth’s Declaration of Trust and Bylaws—The Seritage Growth Board of Trustees.” The first annual meeting of Seritage Growth shareholders after this offering will be held in 2016. Trustees may be removed only for cause by the affirmative vote not less than 75% of the votes of the Seritage Growth common shares and Seritage Growth non-economic shares, voting together as a single class, entitled to be cast generally in the election of trustees.

Committees of the Board of Trustees

We expect that, following the Transaction, the standing committees of the Seritage Growth Board of Trustees will consist of an audit committee, a compensation committee and a nominating and corporate governance committee.

At its first meeting, which will take place within 90 days following the completion of this offering, the Seritage Growth Board of Trustees will appoint the remaining members of our audit committee, compensation committee and nominating and corporate governance committee. Under our corporate governance guidelines, the composition of each committee must comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, and we currently anticipate that each of these committees will be comprised of three independent trustees when appointed by the Board of Trustees. Our corporate governance guidelines define “independent trustee” by reference to the rules, regulations and listing qualifications of the NYSE, which generally deem a trustee to be independent if the trustee has no relationship to us that may interfere with the exercise of the trustee’s independence from management and our company. The Board of Trustees may from time to time establish other committees to facilitate the management of our company.

Audit Committee

The duties and responsibilities of the audit committee will include the following:

•	to oversee the quality and integrity of our financial statements and our accounting and financial reporting processes;

•	to prepare the audit committee report required by the SEC in our annual proxy statements;

•	to review and discuss with management and the independent registered public accounting firm our annual and quarterly financial statements;

•	to review and discuss with management and the independent registered public accounting firm our earnings press releases;

•	to appoint, compensate and oversee our independent registered public accounting firm, and pre-approve all auditing services and non-audit services to be provided to us by our independent registered public accounting firm;

•	to review the qualifications, performance and independence of our independent registered public accounting firm; and

•	to establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

John T. McClain (chair), David S. Fawer and Kenneth T. Lombard have been designated as members of the audit committee.

Compensation Committee

The duties and responsibilities of the compensation committee will include the following:

•	to determine, or recommend for determination by the Board of Trustees, the compensation of our chief executive officer and other executive officers;

•	to establish, review and consider employee compensation policies and procedures;

•	to review and approve, or recommend to the Board of Trustees for approval, any employment contracts or similar arrangement between Seritage Growth and any executive officer of Seritage Growth;

•	to review and discuss with management Seritage Growth’s compensation policies and practices and management’s assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on Seritage Growth;

•	to review, monitor, and make recommendations concerning incentive compensation plans, including the use of options to purchase common shares and other equity-based plans; and

•	to retain or obtain the advice of any compensation consultants, legal counsel and other compensation advisors, including responsibility for the appointment, compensation and oversight of the work of those advisors.

Kenneth T. Lombard (chair), John T. McClain and Edward S. Lampert have been designated as members of the compensation committee.

Nominating and Corporate Governance Committee

The duties and responsibilities of the nominating and corporate governance committee will include the following:

•	to recommend to the Board of Trustees proposed nominees for election to the Board of Trustees by the shareholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the Board of Trustees to fill vacancies that occur between shareholder meetings;

•	to make recommendations to the Board of Trustees regarding corporate governance matters and practices; and

•	to recommend members for each committee of the Board of Trustees.

David S. Fawer (chair) and Thomas M. Steinberg have been designated as members of the nominating and corporate governance committee.

Compensation of Trustees

Seritage Growth plans to adopt the Seritage Growth Trustee Compensation Program, which will provide non-employee trustees with an annual cash retainer in the amount of $100,000 for serving as a trustee of Seritage Growth. Trustees who are employees of Seritage Growth or its subsidiaries will not be entitled to receive separate or additional compensation from Seritage Growth for their services as trustee.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Seritage Growth Board of Trustees or compensation committee.

Code of Ethics

The Seritage Growth Board of Trustees will adopt a code of ethics applicable to our trustees, officers and employees, including our chief executive officer, chief financial officer and other senior officers effective as of the time of our listing on the NYSE, in accordance with applicable rules and regulations of the SEC and the NYSE. Our code of ethics will be available on our website as of the time of our listing on the NYSE.

Corporate Governance Guidelines

The Seritage Growth Board of Trustees will adopt a set of corporate governance guidelines that sets forth our policies and procedures relating to corporate governance effective as of the completion of the Transaction. Our corporate governance guidelines will be available on our website as of the time of our listing on the NYSE.

Policy and Procedures Governing Related Party Transactions

Following the completion of the Transaction, we expect that the Seritage Growth Board of Trustees will adopt policies and procedures for the review, approval or ratification of transactions with related parties. We do not currently have such a policy in place.

Limitation of Trustees’ and Officers’ Liability and Indemnification

Maryland law permits a Maryland REIT to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the REIT and its shareholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment as being material to the cause of action. Seritage Growth’s declaration of trust contains a provision that eliminates the liability of Seritage Growth’s trustees and officers to the maximum extent permitted by Maryland law.

The MRL permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors, officers, employees and agents of a Maryland corporation. The MGCL requires a Maryland corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Seritage Growth’s declaration of trust authorizes it to obligate it, and Seritage Growth’s bylaws obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former trustee or officer who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity; or

•	any individual who, while a trustee or officer of Seritage Growth and at its request, serves or has served as a trustee, director, officer, partner, member or manager of another real estate investment trust, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Seritage Growth’s declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of Seritage Growth in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

In addition, the partnership agreement of Operating Partnership provides that Seritage Growth, our trustees, officers and employees, officers and employees of Operating Partnership and any other persons whom Seritage Growth may designate are indemnified to the fullest extent permitted by law. See “Description of Partnership Agreement of Operating Partnership—Indemnification and Limitation of Liability.”

We have also entered into, or will enter into prior to the completion of this offering, indemnification agreements with each of our trustees and executive officers. The indemnification agreements provide, among other things, for indemnification to the fullest extent permitted by law and Seritage Growth’s declaration of trust and bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling Seritage Growth pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

We are an “emerging growth company,” as defined in the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to reduced narrative and tabular disclosure obligations regarding executive compensation including the requirement to include a Compensation Discussion and Analysis.

This section presents information concerning compensation arrangements for the persons who we expect will be our named executive officers following the Transaction, to the extent that they have been identified. Effective May 4, 2015, Mr. Benjamin Schall became our Chief Executive Officer. No later than June 15, 2015, Matthew Fernand will become our General Counsel and Executive Vice President and no later than June 1, 2015, James Bry will become our Executive Vice President of Development and Construction. No historical compensation information is presented with respect to these individuals because they were not previously employees of Sears Holdings. With respect to the compensation of Messrs. Schall, Fernand and Bry following the Transaction, we have presented information below under “Seritage Growth Compensation Programs Following the Transactions.” Included in that information is a description of each of their employment agreements with Seritage Growth.

Additional information about our expected named executive officers following completion of the Transaction is set forth in “Management.”

Seritage Growth Compensation Programs Following the Transactions.

Schall Employment Agreement

On April 17, 2015, we entered into an employment agreement with Mr. Schall pursuant to which he will commence employment as our Chief Executive Officer and President with a start date of May 4, 2015. Mr. Schall’s employment agreement provides for a three-year term, subject to automatic renewal for additional one-year terms, unless either party provides no less than 120 days’ notice prior to the expiration of the applicable term or the agreement is terminated as contemplated therein.

Annual Compensation. The employment agreement provides for an annual base salary of $850,000 and an annual cash bonus of between 50% and 175% of base salary if threshold performance goals are achieved, with a target of 125% of base salary. With respect to the 2015 performance period (the “2015 bonus”), Mr. Schall’s bonus will equal at least 125% of base salary and will not be subject to proration. The employment agreement also provides for an annual equity award grant with an aggregate grant date fair market value equal to 150% of base salary, of which 50% will be a number of restricted stock units that vest ratably over three years and 50% will be a number of performance-based restricted stock units (“PRSUs”) that is subject to adjustment based on performance goals and vest at the end of the performance period established for such grant by the Seritage Growth Board of Trustees and Compensation Committee (the “annual equity awards”). If threshold performance goals are achieved, the number of annual PRSUs earned will range from 50% to 265% of the number of annual PRSUs granted, with 150% for target performance and 265% for maximum performance.

Sign-On Equity Awards. Subject to the applicable Seritage Growth Board of Trustee and Compensation Committee approvals, Mr. Schall will receive a sign-on equity grant consisting of restricted Seritage Growth common shares (the “sign-on restricted shares”) and PRSUs that will relate to Seritage Growth common shares or limited partnership interests in Operating Partnership (the “sign-on PRSUs”). The sign-on restricted shares will have a grant date fair market value of $2,000,000 and vest 25% on the date of grant and 25% on each of the first three anniversaries of Mr. Schall’s start date. The number of sign-on PRSUs will equal $3,000,000, divided by the price per share of Seritage Growth common shares pursuant to the rights offering and will be earned over a three-year period subject to the achievement of performance goals determined by the Seritage Growth Board of Trustee and Compensation Committee, with the number of PRSUs earned ranging from 50% to 150% with target performance set at 100% and maximum performance set at 150%. 50% of the sign-on PRSUs will vest as of and settle within 60 days following the end of the performance period and the remaining 50% will vest as of and settle on the fourth anniversary of Mr. Schall’s start date, subject to Mr. Schall’s continued employment through such anniversary. Mr. Schall’s annual PRSU grant for 2015 will be made at the same time as the sign on equity awards (the “2015 PRSUs”).

Termination due to Death or Disability. Upon a termination of employment due to death or disability, Mr. Schall is entitled to: (i) a prorated annual bonus for the year of termination, calculated based on actual performance through the date of termination and (ii) full vesting of the sign-on restricted shares, sign-on PRSUs and annual equity awards; provided that performance for any outstanding PRSUs will be based on actual performance through the date of termination. Notwithstanding the foregoing, the amount of Mr. Schall’s 2015 PRSUs and 2015 bonus shall be not less than target. In the event of termination due to disability, Mr. Schall is entitled to subsidized COBRA coverage whereby his premiums costs are the active employee rate for up to 18 months.

Termination without Cause; Resignation with Good Reason. Upon a termination by us without “cause” or a resignation with “good reason,” prior to a change in control, Mr. Schall is entitled to (i) a prorated annual bonus for the year of termination, based on actual performance through the date of termination, (ii) salary continuation in an amount equal to two times the sum of base salary and target bonus in effect as of the date of termination, payable over 24 months, (iii) 18 months of welfare benefits continuation including subsidized COBRA coverage, (iv) full vesting of the sign-on restricted shares and PRSUs, (v) prorated vesting of any outstanding annual equity awards, and (vi) 12 months of outplacement services. Performance for PRSU awards that vest will be based on actual performance through the date of termination. Notwithstanding the foregoing, the amount of 2015 PRSUs and 2015 bonus shall not be prorated and shall equal no less than target.

If Mr. Schall resigns for good reason because the closing of the rights offering fails to occur prior to December 31, 2015 or the sign-on restricted share and PRSUs grants are not made, in lieu of accelerated vesting of his outstanding sign-on restricted shares and PRSUs and 2015 PRSUs, he will receive a lump sum cash payment equal to the value of such equity awards had they been issued.

Change in Control. Upon a change in control, with respect to any sign-on PRSUs and annual equity awards that are PRSUs as to which the performance period has not yet ended, the Seritage Growth Board of Trustees and Compensation Committee will calculate performance based on actual performance through the date of the change in control. If the successor entity does not assume, convert or replace unvested and outstanding sign-on restricted shares or PRSUs or annual equity awards with equity traded on the NYSE or NASDAQ, such awards will vest in full. Otherwise, such awards will continue to vest in accordance with their terms.

If Mr. Schall’s employment is terminated by us without “cause” or he resigns with “good reason,” during the 12 months following a change in control, Mr. Schall is entitled to the same benefits as if he had experienced a qualifying termination prior to a change in control, except that (i) the prorated annual bonus is measured based on performance through the date of the change in control, (ii) the cash severance multiplier for salary continuation is three and such amount is paid in a lump sum and (iii) all outstanding annual equity awards vest in full.

In the event that payments or benefits owed to Mr. Schall constitute “parachute payments” (within the meaning of Section 280G of the Code) and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Schall receiving a higher net-after-tax amount than he would have absent such reduction.

Restrictive Covenants. Pursuant to the employment agreement, Mr. Schall is subject to a perpetual confidentiality covenant and during his employment with Seritage and 12 months immediately thereafter, a non-solicitation covenant. For the 12 month period immediately following termination of employment, Mr. Schall is also subject to a noncompetition covenant which prohibits him from rendering services to certain Seritage competitors specified in the employment agreement.

Forfeiture Provisions. If Mr. Schall violates the noncompete by becoming employed by a specified competitor or, in certain circumstances, Mr. Schall commits cause under the employment agreement, the COBRA subsidy will terminate and Mr. Schall is required to reimburse Seritage for salary continuation payments (or, following a change in control, for the lump sum cash severance payment).

Definitions. For the purposes of Mr. Schall’s employment agreement, “cause” means (i) a material breach of Mr. Schall’s duties and responsibilities that is demonstrably willful and deliberate, committed in bad faith or without reasonable belief that such breach is in the best interest of Seritage and is not remedied within a reasonable period of time following receipt of notice of such breach or (ii) conviction of a felony (excluding vehicular-related felonies).

For the purposes of Mr. Schall’s employment agreement, “good reason” means (i) a reduction of 10% or more of annual base salary, annual cash bonus and annual equity grant or if the reduction does not also apply to other Seritage senior executives, a material reduction in the foregoing, (ii) a mandatory relocation to an office more than 50 miles from Mr. Schall’s primary office location, (iii) any action or inaction that constitutes a material breach of the employment agreement, (iv) a reduction in duties, title, status or authority, (v) the closing date of the rights offering fails to occur prior to December 31, 2015, (vi) the sign-on restricted share and PRSU grants are not made, in each case, subject to notice and cure, or (vii) unless otherwise agreed, nonrenewal by Seritage Growth of the employment agreement.

Fernand Employment Agreement

On May 15, 2015, we entered into an employment agreement with Matthew Fernand pursuant to which he will commence employment as our General Counsel and Executive Vice President no later than June 15, 2015. Mr. Fernand’s employment agreement will remain in effect indefinitely, unless otherwise terminated.

Annual Compensation. Mr. Fernand’s employment agreement provides for an annual base salary of $400,000, and an annual cash bonus with a target of 75% of base salary and maximum of 100% of base salary. With respect to the 2015 performance period, Mr. Fernand’s performance bonus will equal at least $300,000. The employment agreement also provides for an annual target equity award grant with an aggregate grant date fair market value equal to 50% of base salary, and an annual maximum equity award grant value equal to 100% of base salary. 50% of the annual equity grant will consist of time-vesting RSUs and 50% will consist of performance-vesting RSUs, in each case, subject to the terms and conditions established by the Compensation Committee. With respect to fiscal year 2015, the annual grant of RSUs will have a value equal to least $200,000.

Sign-On Bonus. Mr. Fernand is entitled to a one-time sign-on bonus of $150,000, payable within 30 days of his start date. In the event of a termination by Seritage Growth for cause or a resignation by Mr. Fernand without good reason during the 12 months following his start date, the sign-on bonus must be repaid immediately.

Sign-On Equity Awards. Within 60 days following the closing date of the rights offering, Mr. Fernand will receive a sign-on equity grant consisting of RSUs that relate to Seritage Growth common stock or limited partnership interests in Operating Partnership. The sign-on RSUs will have a grant date fair market value of $350,000, of which 50% will consist of time-vesting RSUs and 50% will consist of performance-vesting RSUs, in each case, subject to the terms and conditions established by the Compensation Committee. In the event of a termination by Seritage Growth for cause or a resignation by Mr. Fernand without good reason during the 12 months following his start date, the sign-on bonus and sign-on equity awards will be forfeited.

Termination due to Death or Disability. Upon a termination of employment due to death or disability, Mr. Fernand is entitled to a prorated annual bonus for the year of termination, based on actual performance for the full year of termination (provided that the 2015 annual bonus is guaranteed at $300,000 if termination occurs during 2015). In the case of disability, Mr. Fernand is also entitled to 12 months of subsidized COBRA coverage, and, in the case of death or disability, to vesting of sign-on and annual RSU awards, provided that the vesting in respect of any performance-vesting equity awards shall be based on performance through the date of termination.

Termination without Cause; Resignation with Good Reason. Upon a termination by us without “cause” or a resignation by Mr. Fernand with “good reason,” Mr. Fernand shall be entitled to (i) base salary continuation for 12 months, (ii) a prorated annual bonus for the year of termination, based on actual performance for the full year of termination (provided that the 2015 annual bonus is guaranteed at $300,000 if termination occurs during 2015), (iii) 12 months of subsidized COBRA coverage, (iv) full vesting of the sign-on RSUs and (v) prorated vesting of any outstanding annual equity award grants. Performance for any performance-vesting equity awards that vest as a result of such termination will be based on actual performance through the date of termination

Restrictive Covenants. During his employment with Seritage Growth and for 12 months thereafter, Mr. Fernand is subject to non-competition and non-solicitation covenants. Mr. Fernand is also subject to a perpetual confidentiality covenant.

Definitions. For purposes of Mr. Fernand’s employment agreement, the definition of “cause” is the same as in Mr. Schall’s employment agreement. Please see the description in “—Schall Employment Agreement—Definitions” above.

For purposes of Mr. Fernand’s employment agreement, “good reason” means a reduction of 10% or more of annual base salary, annual cash bonus and annual equity grant or if the reduction does not also apply to other Seritage senior executives, a material reduction in the foregoing, (ii) a mandatory relocation to an office more than 50 miles from the executive’s primary office location, (iii) any action or inaction that constitutes a material breach of the employment agreement, (iv) a material reduction in duties or adverse title, or (v) the sign-on bonus and sign-on equity grant are not made within the timeframes provided for in the executive’s agreement, in each case, subject to notice and cure.

Bry Employment Agreement

On May 13, 2015, we entered into an employment agreement with James Bry pursuant to which he will commence employment as our Executive Vice President of Development and Construction no later than June 1, 2015. Mr. Bry’s employment agreement will remain in effect indefinitely, unless otherwise terminated.

Annual Compensation. Mr. Bry’s employment agreement provides for an annual base salary of $350,000, and an annual cash bonus with a target of 50% of base salary and a maximum of 75% of base salary. With respect to the 2015 performance period, Mr. Bry’s annual cash bonus will equal at least $175,000. The employment agreement also provides for an annual target equity award grant with an aggregate grant date fair market value equal to 25% of Mr. Bry’s annual base salary and a maximum grant value equal to 50% of Mr. Bry’s annual base salary. 50% of the annual equity grant will consist of time-vesting RSUs and 50% will consist of performance-vesting RSUs, in each case, subject to the terms and conditions established by the Compensation Committee. With respect to fiscal year 2015, Mr. Bry’s annual RSU grant will have a value equal to at least $87,500.

Sign-On Bonus. Mr. Bry is entitled to a one-time sign-on bonus of $150,000, payable within 30 days of his start date. In the event of a termination by Seritage Growth for cause or a resignation by Mr. Bry without good reason during the 12 months following his start date, the sign-on bonus must be repaid immediately.

Sign-On Equity Awards. Within 60 days following the closing date of the rights offering, Mr. Bry will receive a sign-on equity grant consisting of restricted stock units that relate to Seritage Growth common stock. The sign-on RSUs will have a grant date fair market value of $100,000, of which 50% will consist of time-vesting RSUs and 50% will consist of performance-vesting RSUs, in each case, subject to the terms and conditions established by the Compensation Committee. In the event of a termination by Seritage Growth for cause or a resignation by Mr. Bry without good reason during the 12 months following his start date, the sign-on bonus and sign-on equity awards will be forfeited.

Termination without Cause; Resignation with Good Reason. Upon a termination by us without “cause” or resignation by Mr. Bry with “good reason,” Mr. Bry shall be entitled to (i) base salary continuation for

12 months, (ii) a prorated annual bonus for the year of termination, based on actual performance for the full year of termination (provided that the 2015 annual bonus is guaranteed at $175,000 if termination occurs during 2015), and (iii) vesting of the sign-on RSUs, provided that performance-vesting RSUs will vest based on performance through the date of termination.

Restrictive Covenants. During his employment with Seritage Growth and for 12 months thereafter, Mr. Bry is subject to non-competition and non-solicitation covenants. Mr. Bry is also subject to a perpetual confidentiality covenant.

Definitions. For purposes of Mr. Bry’s employment agreement, the definition of “cause” is the same as in Mr. Schall’s employment agreement and the definition of “good reason” is the same as in Mr. Fernand’s employment agreement. Please see descriptions above under “—Schall Employment Agreement—Definitions” and “—Fernand Employment Agreement—Definitions,” respectively.

Operating Partnership as Employer.

On June 5, 2015 or shortly thereafter, each of Messrs. Schall, Fernand and Bry will enter into a letter agreement with Seritage Growth and Operating Partnership pursuant to which Operating Partnership will agree, effective as of the closing date of the rights offering, to be the primary employer and jointly and severally liable for Seritage Growth’s liabilities and obligations under their respective employment agreements (excluding the agreement to deliver Seritage Growth equity). In addition, effective as of the closing date of the rights offering, in general, all references to Seritage Growth in the employment agreements will also be deemed to refer to Operating Partnership.

Seritage Growth 2015 Share Plan

Awards. Seritage Growth has adopted the Seritage Growth 2015 Share Plan (the “2015 Share Plan”) which allows for the grant of restricted shares, options, share appreciation rights, share units and other share-based awards to Eligible Individuals (as defined below). The 2015 Share Plan also allows for the grant of LTIP Units, which are granted with respect to the applicable partnership interest under the agreement of limited partnership for the Operating Partnership. The following is a summary of the 2015 Share Plan which is qualified in its entirety by reference to the full text of the Plan.

Shares Reserved Under the 2015 Share Plan. There are 6,500,000 shares of Seritage Growth Class A common shares, par value $0.01 per share (for purposes of this section, “shares”), reserved for issuance under the 2015 Share Plan. The shares that may be awarded under the Seritage Growth Plan are shares currently authorized but unissued, and shares which have been reacquired by us. If any restricted share award, share unit award, options, share appreciation right or other share-based award is forfeited, the underlying shares will become available for issuance again under the 2015 Share Plan. If a grant of share units, other share-based awards, options or share appreciation rights is settled in cash, the related shares will again become available for issuance. If any awards are granted in substitution for outstanding awards issued by another entity and such grants are made in connection with our acquisition of that entity, the shares underlying those substitute awards will not count against the maximum number of shares reserved for issuance under the 2015 Share Plan.

Effective Date and Termination of Plan. The 2015 Share Plan will become effective immediately prior to the closing date of the rights offering, and will continue in effect, unless earlier terminated by our Compensation Committee of the Board of Trustees (the “Compensation Committee”), until the earlier of (1) the tenth anniversary of the date the 2015 Share Plan was adopted by the Seritage Growth Board of Trustees and (2) the date on which all of the shares reserved for issuance under the 2015 Share Plan have been issued or are no longer available for use and all cash payments due under any share unit granted under the 2015 Share Plan have been paid or forfeited.

Eligible Individuals. Any employee, non-employee director or other individual providing advisory or consulting services to Seritage Growth or any of our subsidiaries (as defined in the 2015 Share Plan) as designated by the Compensation Committee (“Eligible Individual”) will be eligible to participate in the 2015 Share Plan.

Administration. The 2015 Share Plan will be administered by the Compensation Committee, to which such responsibility was delegated by the Seritage Growth Board of Trustees. The Compensation Committee has the authority to interpret the terms and intent of the 2015 Share Plan and to make all other determinations deemed equitable under the circumstances for the administration of the 2015 Share Plan. The Compensation Committee may allocate its responsibilities and powers to one or more members of the Seritage Growth Board of Trustees and may delegate all or any part of its responsibilities and powers to any one or more officers of Seritage Growth subject to applicable law. The Compensation Committee may revoke any such allocation or delegation at any time.

Terms and Conditions of Restricted Shares, Share Unit Awards and other Share-Based Awards. An award of “Restricted Shares” is a grant of shares that is subject to risk of forfeiture or other restrictions determined by the Committee. A “Share Unit” award is a right to receive a payment in cash or shares based on the fair market value of the shares underlying such award. An “Other Share-Based Award” is a grant of shares or other type of equity-based or equity-related award, including the grant of fully vested, unrestricted shares or the grant of shares in settlement of an award under an incentive program of Seritage Growth or any subsidiary, as determined by the Compensation Committee.

Restricted Shares, Shares Units and Other Share-Based Awards may be subject to one or more employment, performance or other forfeiture conditions which the Compensation Committee shall determine as appropriate. In the event of the participant’s termination of employment, the Compensation Committee may permit accelerated vesting or payment or other applicable terms. No Restricted Shares, Share Units or Other Share-Based Awards in any combination may be made in any calendar year to an Eligible Individual (except a non-employee director) representing more than 2,000,000 shares. No Restricted Shares, Share Units or Other Share-Based Awards in any combination may be made in any calendar year to a nonemployee director representing more than $1,000,000 in aggregate value of the shares at grant date. Separate and in addition to the above limits, no more than              shares may be awarded in any calendar year to an Eligible Individual in settlement of an award under any incentive program of the Seritage Growth or any of its subsidiaries.

Dividends. A Restricted Share or Other Share-Based Award may include the right to receive a cash dividend with respect to the shares subject to the award. These payments may be subject to such conditions, restrictions and contingencies as the Compensation Committee establishes. If a cash dividend is paid on the shares subject to the Share Unit award, the cash dividend will be treated as reinvested in shares and will increase the number of shares subject to the Share Unit award, unless the Compensation Committee determines otherwise at the time of grant. Unless otherwise provided in the share award agreement, if a share dividend is declared on Restricted Shares or a share subject to an Other Share-Based Award, such share dividend will be treated as part of the Restricted Shares or Other Share-Based Award and will be subject to the same forfeiture conditions as the Restricted Shares or Other Share-Based Award. If a share dividend is paid on the shares subject to a Share Unit award, the dividend shall increase the number of shares subject to the Share Unit award, unless the Compensation Committee determines otherwise at the time of grant. Unless otherwise set forth in the share award agreement, Eligible Individuals will have the right to vote Restricted Shares or Shares of Other Share-Based Awards but will not have the right to vote with respect to Shares covered by a Share Unit award.

Terms and Conditions of LTIP Units. LTIP Units are intended to be profits interests in the Operating Partnership of Seritage Growth (including the Operating Partnership), and will have the rights and features set forth in the agreement of limited partnership for the operating partnership.

Terms and Conditions of Options and Share Appreciation Rights. An “Option” is a right to purchase a specified number of shares, upon the satisfaction of certain exercise conditions, at an exercise price not less than the fair market value of a share on the date the Option is granted. A “Share Appreciation Right” is a right to the appreciation in the fair market value of a share in excess of the share value for such share designated at the time of grant, which may be no less than the fair market value of a share on the grant date. The Compensation Committee may make an Option or a Share Appreciation Right subject to certain conditions, including performance-based vesting conditions. The Compensation Committee may include in the Option or Share

Appreciation Right agreement the right to exercise an Option or a Share Appreciation Right following a termination of employment or service. No Option or Share Appreciation Right may be exercisable more than ten years from the grant date. Upon exercise of a Share Appreciation Right, an Eligible Individual will receive a payment in cash or in shares or a combination of the two, equal to the product of (1) the number of shares underlying the Share Appreciation Right and (2) the excess of the fair market value of a share on the exercise date and the share value assigned on the date of grant. Holders of Options or Share Appreciation Rights will not be entitled to receive dividend equivalents with respect to such award. An Eligible Individual (except a non-employee director) may not be granted Options or Share Appreciation Rights representing more than 2,000,000 shares in any calendar year. A non-employee director may not be granted Options or Share Appreciation Rights in any calendar year representing more than $1,000,000 in aggregate value at grant date(s), based on the accounting value as recognized by Seritage Growth. Without the approval of shareholders, the 2015 Share Plan prohibits any other action that would be treated as a repricing of an Option or a SAR.

Performance Based Awards. If the Compensation Committee intends for an award granted under the 2015 Share Plan to qualify as performance-based compensation within the meaning of Code Section 162(m), not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance goals is substantially uncertain, the Compensation Committee will establish objective written performance goals for such award. A participant otherwise entitled to receive an award intended to be performance-based compensation within the meaning of Code Section 162(m) will not receive a settlement of the award until the Compensation Committee determines that the applicable performance goal(s) have been attained. In exercising discretion in making this determination, the Compensation Committee may not increase the amount of the payment of an award intended to be performance-based compensation. Performance measures may be based on one or more or any combination (in any relative proportion) of the following: share price; market share; cash flow; revenue; revenue growth; earnings per share; operating earnings per share; operating earnings; earnings before interest, taxes, depreciation and amortization; return on equity; return on assets; total shareholder return; return on capital; return on investment; net income; net income per share; economic value added; market value added; store sales growth; customer and member growth, maintenance and satisfaction performance goals and employee opinion survey results measured by an independent firm; and strategic business objectives, consisting of one or more objectives based on meeting specific expense, cost or profit targets or margins, business expansion goals and goals relating to acquisitions or divestitures or leasing activities, diversification of portfolio income or re-development of assets. Each goal, with respect to a performance period, may be expressed on an absolute and/or relative basis, may be based on Seritage Growth as a whole or on any one or more business units or subsidiaries of Seritage Growth, and may be based on or otherwise employ comparisons based on internal targets, the past performance of Seritage Growth or of any one or more business units or subsidiaries of Seritage Growth, and/or the past or current performance of other companies, or an index. In establishing any performance goals, the Compensation Committee may exclude the effects of the following items, to the extent identified in our audited financial statements, including footnotes, or the Management’s Discussion and Analysis of Financial Condition and Results of Operations accompanying those financial statements: asset write-downs; litigation or claim judgments or settlements; extraordinary, unusual and/or nonrecurring items of gain or loss; gains or losses on acquisitions, divestitures or store closings; domestic pension expense; noncapital, purchase accounting items; changes in tax or accounting principles, regulations or laws; mergers or acquisitions; integration costs disclosed as merger-related; accruals for reorganization or restructuring programs; investment income or loss; foreign exchange gains and losses; and tax valuation allowances and/or tax claim judgment or settlements. To the extent the exclusion of any item affects awards intended to be performance-based compensation, the exclusion will be specified in a manner that satisfies the requirements of Code Section 162(m).

Transferability of Awards. Restricted Share, Share Unit and Other Share-Based Awards under the 2015 Share Plan are not transferable except by will or by the laws of descent and distribution, except as otherwise provided in the related share agreement. Except as otherwise provided by the Compensation Committee, no Option or Share Appreciation Right shall be transferable by an Eligible Individual other than by will or by the laws of descent and distribution.

Corporate Transactions. The Compensation Committee will make equitable adjustments or substitutions to reflect any corporate transactions, which may include (a) adjusting the number, kind, or class (or any combination thereof) of shares reserved for issuance under the 2015 Share Plan or underlying outstanding awards granted under the 2015 Share Plan and the grant limitations (described above), as well as applicable Option and Share Appreciation Right exercise prices, (b) replacing outstanding awards with other awards of comparable intrinsic value, as determined in the sole discretion of the Compensation Committee, (c) cancelling outstanding awards in return for a cash payment (the amount of which is as determined in the sole discretion of the Compensation Committee) other than Options and Share Appreciation Rights where the Option price or Share Appreciation Right share value exceeds the otherwise applicable fair market value, and (d) any other adjustments that the Compensation Committee determines to be equitable; provided that, with respect to the foregoing clauses (b) and (c), such value shall be based on the fair market value of the shares underlying the award at the time of the transaction. A corporate transaction includes, without limitation, any dividend (other than a cash dividend that is not an extraordinary dividend) or other distribution, any Change in Control, recapitalization, share split, reverse share split, combination of shares, reorganization, merger, consolidation, acquisition, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of Seritage Growth, issuance of warrants or other rights to purchase Shares or other securities of Seritage Growth or other similar corporate transaction or event.

Upon the occurrence of a change in control, except to the extent specified in an Option, SAR or share award agreement or an employment agreement between the Eligible Individual and Seritage Growth or one of its subsidiaries (any of the foregoing agreements an “Individual Agreement”), any non-vested award will fully vest in the event of either (a) the failure by the purchasing business entity to assume or continue Seritage Growth’s rights and obligations under each award outstanding immediately prior to the change in control, or to substitute for each outstanding award a substantially equivalent award; or (b) the Eligible Individual’s termination of employment within twelve (12) months following a change in control on account of a termination by Seritage Growth (or any acquiror) for any reason other than cause (as such term is defined in and determined under the applicable individual agreement) or on account of an Eligible Individual’s resignation for good reason (if an individual agreement contains a definition of good reason). For these purposes, “change in control” means a change in control as defined in the Treasury Regulation section 1.409A-3(i)(5) which generally occurs on the date that any one person, or more than one person acting as a group, acquires ownership of shares of Seritage Growth that, together with shares held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the shares of Seritage Growth.

Clawback Policy. The 2015 Share Plan provides that all shares and cash are subject to share retention, forfeiture and clawback policies established by Seritage Growth, or as required by applicable law.

Amendment and Termination of the 2015 Share Plan. The Seritage Growth Board of Trustees or Compensation Committee may, at any time, amend, modify, suspend or terminate the 2015 Share Plan; provided that without the approval of shareholders of Seritage Growth, no amendment or modification to the 2015 Share Plan may materially modify the 2015 Share Plan in a way that would require shareholder approval under any regulatory requirement that the Compensation Committee determines to be applicable. Furthermore, no amendment, modification, suspension or termination may, without the written consent of an affected participant or beneficiary, materially adversely affect the rights of a participant or beneficiary under any vested and outstanding award, except to the extent necessary to comply with applicable law. No amendment may modify the prohibition on repricing of Options or SARs.

Federal Income Tax Consequences. Under present federal income tax laws, awards granted under the 2015 Share Plan will have the following tax consequences:

Restricted Shares, Share Units, and Other Share-Based Awards. Restricted Shares that are subject to a substantial risk of forfeiture generally result in income recognition by the participant in an amount equal to the excess of the fair market value of the Restricted Shares over the purchase price, if any, of the Restricted Shares at the time the restrictions lapse. A recipient of Restricted Shares may make an election under Section 83(b) of the Internal Revenue Code to be taxed on the excess of the fair market value of the Restricted Shares granted, measured at the time of grant and determined without regard to any applicable risk of forfeiture or transfer restrictions, over the purchase price, if any, of such Restricted Shares. A participant who has been granted a share award that is not subject to a substantial risk of forfeiture for federal income tax purposes will realize ordinary income in an amount equal to the fair market value of the shares at the time of grant. A recipient of Share Units or an Other Share-Based Award will generally recognize ordinary income at the time that the award is settled in an amount equal to the cash and/or fair market value of the shares received at settlement. In each of the foregoing cases, Seritage Growth will have a corresponding deduction at the same time the participant recognizes such income, provided that the award satisfies the requirements of Code Section 162(m) (described below), if applicable.

Options. Generally, a participant receiving an Option grant will not recognize income at the time of grant, so long as the exercise price of the Option is at least equal to the fair market value of the underlying share on the date of grant of the Option. Upon the exercise of an Option, the participant will generally recognize ordinary income equal to the excess of the then fair market value of the shares acquired over the exercise price paid. Seritage Growth will have a corresponding deduction at the same time and to the extent that the participant recognizes any ordinary income, subject to the requirements of Code Section 162(m), if applicable.

Share Appreciation Rights. Generally, a participant receiving a Share Appreciation Right will not recognize income at the time of grant. If the participant receives the appreciation inherent in the Share Appreciation Right in cash, the cash will be taxed as ordinary income at the time it is received. If a participant receives the appreciation inherent in a Share Appreciation Right in shares, the spread between the then current market value and the share value designated at the time of grant will be taxed as ordinary income at the time the shares are received. In either case, Seritage Growth will be entitled to a corresponding deduction when the participant recognizes such income, provided that the award satisfies the requirements of Code Section 162(m), if applicable.

Code Section 162(m). If Code Section 162(m) is applicable to Seritage Growth, a U.S. income tax deduction will generally be unavailable to us for annual compensation in excess of $1 million paid to our named executive officers as determined under Code Section 162(m). However, amounts that constitute “performance-based compensation under Code Section 162(m)” or that are otherwise exempt during a limited transition period ending with the first meeting of our shareholders at which our trustees are to be elected that occurs after the close of the first calendar year following the calendar year in which our offering is completed, are not counted toward the $1 million limit. In addition, because substantially all of the services rendered by our named executive officers are expected to be performed on behalf of the Operating Partnership, we anticipate that Code Section 162(m) would not generally apply to Seritage Growth. The Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to named executive officers of a REIT that serves as its general partner is not subject to limitation under Code Section 162(m), to the extent such compensation is attributable to services rendered to the operating partnership. Although we have not obtained a ruling on this issue, we believe the facts and circumstances regarding Seritage Growth and the services of our named executive officers to the Operating Partnership, as well as the ownership structure of the Operating Partnership, are analogous to the facts and circumstances that resulted in the determinations made by the Internal Revenue Service in these rulings, such that the same determinations should apply to our REIT and the Operating Partnership as well. As such, the Operating Partnership, may, in its discretion, elect to pay compensation to some or all of our named executive officers that would not, if such compensation were to be subject to Code Section 162(m), be in a form that would cause it to constitute “performance-based compensation” under Code Section 162(m). If we later determine that compensation paid by the Operating Partnership to our named executive officers is subject to Code Section 162(m), then this could result in an increase to our income subject to federal income tax and could require us to increase distributions to our shareholders in order for us to maintain our qualification as a REIT. Our Compensation Committee may, in its discretion, elect to pay compensation to some or all of our named executive officers that would not, if such compensation were to be subject to Code Section 162(m), be in a form that would cause it to constitute “performance-based compensation” under Code Section 162(m) or would cause it to become paid outside of the limited transition period described above.

The foregoing discussion is a brief summary of the U.S. federal income tax consequences under the provisions of the Code as currently in effect to Seritage Growth and the participants in the 2015 Share Plan and is not intended to be exhaustive. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. Different tax rules may apply to specific participants and transactions under the 2015 Share Plan, particularly in jurisdictions outside the United States. In addition, U.S. federal income tax laws and regulations frequently have been revised and may be changed again at any time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification of Officers and Trustees

Effective upon completion of this offering, we expect to enter into an indemnification agreement with each of our trustees and executive officers as described in “Management—Indemnification and Limitation of Trustees’ and Officers’ Liability.”

The Master Lease

Most of the Acquired Properties and the space therein will be leased under the Master Lease to Sears Holdings (which will guaranty the obligations of any subsidiary pursuant to the Master Lease). Certain of the Acquired Properties or portions thereof that are currently leased to unrelated third parties will not be leased under the Master Lease but will be leased directly from us to such third parties (in some cases as a result of an assignment of such existing third-party leases from Sears Holdings to us). Lease agreements between Sears Holdings and Lands’ End will be retained by Sears Holdings for its own account under the Master Lease and will not be assigned to Operating Partnership along with the Third-Party Leases. However, Sears Holdings will pay as additional rent under the Master Lease (in lieu of base rent attributable to the Lands’ End space leased to Sears Holdings under the Master Lease) an amount equal to rent payments (including expenses, if any) required to be made by Lands’ End under existing Lands’ End lease agreements with respect to the Lands’ End space within the Acquired Properties and Operating Partnership will perform all repair, maintenance and other similar obligations of the landlord under the Lands’ End lease agreements and hold harmless Sears Holdings therefrom. Should the lease arrangements between Sears Holdings and Lands’ End terminate with respect to the Acquired Properties, Sears Holdings’ rent obligations under the Master Lease for the space previously occupied by Lands’ End will reflect the base rent (on a square footage basis) for the affected Acquired Properties. A similar arrangement applies with respect to one store in which Sears Authorized Hometown Stores occupies space.

The Master Lease generally will be a triple net lease with respect to all space which is leased thereunder to Sears Holdings, subject to proportionate sharing by Sears Holdings of repair and maintenance charges and other costs and expenses which are common to both the space leased by Sears Holdings and other space occupied by unrelated third-party tenants in the same or other buildings pursuant to Third-Party Leases, space which is recaptured pursuant to our recapture rights described below and all other space which is constructed on the properties, common area maintenance expenses, general repairs and other operating expenses, and real property taxes with respect to space not occupied by Sears Holdings. Sears Holdings’ obligation to pay rent and all other amounts payable under the Master Lease will be absolute and unconditional, subject only to certain exceptions as noted below. Leases for properties or space in properties that is leased or which may in the future be leased to unrelated third parties vary and may or may not be on net lease terms. The following description of the Master Lease does not purport to be complete and is qualified by reference to the Master Lease, which is included as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference herein.

Term and Renewals

The Master Lease has an initial term of 10 years. Sears Holdings will, depending on the property, have between three and four options for five-year renewals of the term. The Master Lease is a unitary, non-divisible lease as to all properties, with Sears Holdings’ obligations as to each property cross-defaulted with all obligations of Sears Holdings with respect to all other properties.

Rental Amounts and Escalators

The aggregate rent for all of the Acquired Properties will initially be set at fair market value (which will be determined by Sears Holdings with the assistance of appraisal work completed by Cushman, taking into account the terms of the Master Lease, including the recapture and termination rights described below and other relevant factors). In each of the initial and first two renewal terms, after the first lease year, the annual rent will be increased by 2% per annum (cumulative and compounded) for each lease year over the rent for the immediately preceding lease year. For properties with additional renewal options, rent for the renewal period will be set at the commencement of the renewal period at a fair market rent determined based on a customary third-party appraisal process, taking into account all the terms of the Master Lease and other relevant factors, but in no event will the renewal rent be less than the rent payable in the immediately preceding lease year.

We may at our election, for administrative, technical or other reasons (including facilitating sale or transfer of properties) from time to time separate and remove from the Master Lease any of the leased premises and cause Sears Holdings to enter into new leases for such premises. In such cases, the rent will be adjusted under the Master Lease to reflect the removal of such leased premises, and the new leases will be for the rent attributable to the removed premises, and for the remaining term and otherwise on the same terms and conditions as the Master Lease. If the lessor under any new leases is Sears Holdings or an affiliate, such new leases will be cross-defaulted with the Master Lease, but not otherwise.

Recapture Rights

The Master Lease will contain certain provisions that are designed to optimize the utilization of the Acquired Properties and provide a certain degree of flexibility to the parties over the lifetime of the Master Lease. First, we will, upon compliance with a prescribed notice period, have a recapture right with respect to approximately 50% of the space within the Stores (subject to certain exceptions), in addition to all of any automotive care centers which are free-standing or attached as “appendages” to the Stores, and all outparcels or outlots, as well as certain portions of parking areas and common areas, at the Acquired Properties leased to Sears Holdings under the Master Lease. For a complete listing of the Acquired Properties subject to these recapture rights, see “Business and Properties—Our Portfolio / Properties.” The space subject to our recapture right will be described generally in a separate agreement we will enter into with Sears Holdings. Upon exercising our recapture right with respect to a property, Sears Holdings will be required after a certain time period to vacate such recaptured space, and we must pay all costs and expenses for the separation of the recaptured space from the remaining Sears Holdings space and will then have the ability to reconfigure and rent such space for our own account to one or more third-party tenants we select and on terms we determine. No additional consideration will be paid to Sears Holdings in the event we exercise our rights pursuant to the recapture right. The remaining space retained by Sears Holdings will be configured and located such that Sears Holdings will not be materially disadvantaged in relation to the recaptured space, and we will bear all costs of reconfiguration and division of the spaces and relocation of Sears Holdings in the remaining space. Sears Holdings may agree to provide assistance to us related to the coordination, supervision, and implementation of the separation work, for a fee and with general terms and conditions that are customary and generally consistent with market terms for providing such project management services on a standalone basis. Additionally, Sears Holdings may agree to provide us with general repairs and maintenance services related to premises that Sears Holdings may no longer occupy pursuant to Sears Holdings’ surrender of such premises pursuant to the terms of the Master Lease, and/or with respect to common areas that benefit both Sears Holdings’ remaining space and the recaptured space. Again, Sears Holdings will be compensated with a fee and general terms and conditions that are customary with market terms for such services provided on a standalone basis. We will not pay any additional consideration for the recaptured space, or the right of recapture, since our recapture right will be a factor in the determination of the fair market rent for the original space. After recapture of any space, Sears Holdings will thereafter cease to pay us rent and other charges for the recaptured space, and the reduced rent and other charges payable by Sears Holdings under the Master Lease will be determined on a pro-rata basis based on the proportion of the retained space to the space recaptured. While we will be permitted to exercise our recapture rights all at once or in stages as to any particular property, we will not be permitted to recapture all or substantially all of the space subject to the recapture right at more than 50 Acquired Properties during any lease year.

With respect to 21 stores to be identified in the Master Lease, we will have the further additional right to recapture 100% of the space within the Sears Holdings main store located on each of 21 identified Acquired Properties (excluding from such space all free-standing and “appendage” automotive care centers and all other free-standing buildings located on such Acquired Properties, which are subject to a separate recapture right as described above), effectively terminating the Master Lease with respect to such properties. See the table marked “Type I Properties” under the heading “Business and Properties—Our Portfolio / Properties” for a complete listing of the 21 stores subject to these additional recapture rights, which were selected by Sears Holdings management based on their suitability for future development activity. We will be required to provide notice and make a lease termination payment to Sears Holdings equal to the greater of a specified amount to be agreed by Sears Holdings and us in connection with our entry into the Master Lease or an amount equal to 10 times the adjusted EBITDA attributable to such space within the Sears Holdings main store which is not attributable to the space subject to the separate 50% recapture right discussed above for the 12-month period ending at the end of the fiscal quarter ending immediately prior to recapturing such space. In the event of such a recapture of an entire property and any subsequent re-leasing of such property, if the property has store space that is suitable for a Sears Holdings store that we will be seeking to lease to a third party, Sears Holdings will have the right of first offer to lease such store space on terms set forth in the Master Lease. The 50 property limit on the exercise of recapture rights during any lease year does not apply to this additional recapture right.

Sears Holdings’ Termination Rights

The Master Lease will also provide for certain rights of Sears Holdings to terminate the Master Lease with respect to Acquired Properties that cease to be profitable for operation by Sears Holdings. Specifically, Sears Holdings will have the right to terminate the Master Lease with respect to an Acquired Property where the fixed rent (together with all other costs and expenses payable under the Master Lease) attributable to such Acquired Property exceeds Sears Holdings’ EBITDAR attributable thereto for any 12-month period beginning after the commencement of the lease and ending at the end of the most recent fiscal quarter. In order to terminate the Master Lease with respect to a certain property, Sears Holdings must make a payment to us of an amount equal to one year of rent (together with taxes and other expenses) with respect to such property. Such termination right, however, will be limited so that it will not have the effect of reducing the fixed rent under the Master Lease by more than 20% per annum. Once a property qualifies for this termination right, if the 20% annual limitation would prevent the exercise of the termination right, such property continues to be eligible for termination in the next period.

Other Provisions

Sears Holdings will be obligated to continuously operate a Sears Holdings store (or such store as may be re-branded and/or used for other retail uses pursuant to the Master Lease) of a minimum size specified in the Master Lease on each of the Acquired Properties where such stores operate currently (except for reasonable periods required for alterations or restoration of damage), subject to the recapture and termination rights provided above. The Master Lease will also contain customary provisions contained in master triple net leases governing the leasing of retail properties, including, among others, with respect to maintenance, restoration (and certain termination rights) in the event of) casualty and condemnation, cross-default with respect to each property in the separate Master Leases, indemnification and assumption of risk of loss, alterations and insurance. The Master Lease will contain customary provisions for the protection of mortgagees, including a provision requiring the parties to enter into a subordination, nondisturbance and attornment agreement.

Subscription, Distribution and Purchase and Sale Agreement

Through the Subscription, Distribution and Purchase and Sale Agreement, Sears Holdings will subscribe for rights to acquire Seritage Growth common shares and distribute such subscription rights to its stockholders. Pursuant to the Subscription, Distribution and Purchase and Sale Agreement, Sears Holdings will subscribe for subscription rights, each of which entitles the holder to purchase, subject to certain terms and conditions, Seritage Growth common shares. The agreement also provides for Sears Holdings to distribute these subscription rights pro rata to holders of shares of Sears Holdings common stock in connection with the rights offering. Sears’

Holdings’ obligation to close the rights offering is conditioned on the satisfaction or waiver of certain conditions. Sears Holdings will have the right to withdraw and cancel the rights offering if the board of directors of Sears Holdings determines that the offering is not in the best interest of Sears Holdings or its stockholders, among other reasons. See “The Rights Offering—Conditions, Withdrawal and Cancellation.” Costs and expenses incurred in connection with the Subscription, Distribution and Purchase and Sale Agreement prior to the closing of the Transaction will generally be paid by Sears Holdings, and costs and expenses incurred after the closing will generally be paid by the party that incurs those costs and expenses. The Subscription, Distribution and Purchase and Sale Agreement will also provide for the sale of the Acquired Properties (directly and through the sale of the Acquired Entities), as well as the JV Interests, to Operating Partnership for an aggregate purchase price in approximately $2,677.3 million (a value, which includes $2,248.3 million in respect of the Acquired Properties, which amount was determined by Sears Holdings with the assistance of a third-party appraisal process conducted by Cushman, taking into account all the terms of the Master Lease and other relevant factors), less the amount of debt assumed by Operating Partnership through the purchase of the Acquired Entities, and will also specify conditions to the closing of the sale of the Acquired Properties and the JV Interests. The Subscription, Distribution and Purchase and Sale Agreement will allocate responsibility for liabilities relating to the Acquired Properties between Seritage Growth and Sears Holdings subject to the provisions of the Master Lease. It will also contain indemnification obligations between Seritage Growth and Sears Holdings. This description of the Subscription, Distribution and Purchase and Sale Agreement does not purport to be complete and is qualified by reference to the Subscription, Distribution and Purchase and Sale Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference herein.

Transition Services Agreement

Pursuant to the Transition Services Agreement, SHMC, a wholly owned subsidiary of Sears Holdings, will provide certain limited services to us during the period from the closing of the Transaction through the 18-month anniversary of the closing, unless we terminate a service as described below. The services to be provided to us by SHMC will include specified facilities management, accounting, treasury, tax, information technology, risk management, human resources and related support services. Under the terms of the Transition Services Agreement, the scope and level of the facilities management services will be substantially consistent with the scope and level of the services provided in connection with the operation of the Acquired Properties by Sears Holdings prior to the closing of the Transaction. We will pay SHMC a specified fee for each of these services during the term of the Transition Services Agreement. The scope and level of other services provided will be in the nature of limited support services. SHMC will not provide us with any business managerial services or direct any of our business, financial or strategic policies or decisions.

We will have the option to terminate each of the services provided under the Transition Services Agreement at any time with at least 60 days’ prior written notice, and SHMC will also have the option to terminate the services under certain circumstances. The liability of SHMC under the Transition Services Agreement for the services it provides will generally be limited. This description of the Transition Services Agreement does not purport to be complete and is qualified by reference to the Transition Services Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference herein.

ESL Exchange Agreement

Seritage Growth, Operating Partnership and ESL intend to enter into an exchange agreement (the “ESL Exchange Agreement”) pursuant to which ESL will have the right to exchange ESL’s subscription rights that if exercised would result in ESL receiving in excess of 3.1% of the Seritage Growth common shares, together with an amount of cash equal to the aggregate amount ESL would have paid had it exercised such subscription rights in the rights offering plus the value of the Seritage Growth non-economic shares, for Seritage Growth non-economic shares having 5.4% of the voting power of Seritage Growth but not entitled to dividends or distributions and Operating Partnership units. The ESL Exchange Agreement will permit ESL to participate in the over-subscription privilege with respect to subscription rights it exchanges to the same extent as if it had exercised such rights. Immediately following the closing of the Transaction, ESL is expected to hold approximately 44.9% of the Operating Partnership units and Seritage Growth is expected to hold approximately 55.1% of the Operating Partnership units, and ESL is expected to hold approximately 4.5% of the Seritage Growth common shares and Seritage Growth non-economic shares having 9.8% of the voting power of Seritage Growth. ESL, which is expected to hold all of the Seritage Growth non-economic shares immediately following this offering, is expected to agree with us that upon any sale or other transfer to a non-affiliate of any of its Operating Partnership units, it will surrender to Seritage Growth a pro rata portion of the Seritage Growth non-economic shares that it holds prior to the sale or other transfer, whereupon the surrendered Seritage Growth non-economic shares will be cancelled and the aggregate voting power of ESL in Seritage Growth will be proportionately reduced.

Fairholme Exchange Agreement

Seritage Growth and FCM intend to into an exchange agreement (the “Fairholme Exchange Agreement” and, together with the ESL Exchange Agreement, the “Exchange Agreements”) pursuant to which FCM will have the right, but not the obligation, to cause certain Fairholme Clients to exchange that portion of their respective subscription rights that would result in Fairholme Clients receiving, in the aggregate, in excess of approximately 11.7% of the Seritage Growth common shares to be outstanding immediately following this offering, for Seritage Growth non-voting shares at a purchase price of $29.58 per share (the subscription price in the rights offering) in the Non-Voting Shares Offering. The Seritage Growth non-voting shares are entitled to per-share dividends and distributions equal to those made with respect to Seritage Growth common shares but have no voting power. In addition, each Seritage Growth non-voting share will automatically convert into one Seritage Growth common share upon a transfer to any person other than an affiliate of the holder of such share. The Fairholme Exchange Agreement will also permit Fairholme Clients to participate in the over-subscription privilege with respect to subscription rights they exchange to the same extent as if they had exercised such rights. In the Fairholme Exchange Agreement, Seritage Growth understands that the Fairholme Clients that are expected to hold Seritage Growth common shares immediately following this offering will vote all Seritage Growth common shares in excess of 9%, in the aggregate, of the outstanding Seritage Growth common shares in proportion to the votes of all other holders of Seritage Growth common shares. As a result, immediately following this offering, Fairholme Clients are expected to hold approximately 16.1% of the voting power of Seritage Growth, with approximately 7.1% of the voting power of Seritage Growth held by three Fairholme Clients subject to such proportional voting requirement. In addition, FCM will agree to cause certain Fairholme Clients not to sell any Seritage Growth non-voting shares they may acquire in this offering (or any Seritage Growth common shares into which such shares have been converted) to any person or group that, after giving effect to the transfer, would hold beneficially own than 5% of the outstanding Seritage Growth common shares (other than in certain open market transactions or as approved by Seritage Growth) and, generally, not to seek to acquire control of Seritage Growth or take certain other actions. In connection with the Fairholme Exchange Agreement, Seritage Growth is expected to grant FCM and/or certain Fairholme Clients the Excess Share Waivers and Seritage Growth is expected to indemnify the Fairholme Clients and FCM under certain circumstances.

Partnership Agreement of Operating Partnership

Pursuant to the OP Private Placement, ESL is expected to receive Operating Partnership units. The partnership agreement of Operating Partnership provides holders of Operating Partnership units (other than Seritage Growth and entities controlled by it) approval rights over certain change of control transactions involving Seritage Growth or Operating Partnership, sales of all or substantially all of the assets of Operating Partnership and waivers to the excess share provision in the declaration of trust of Seritage Growth until after the first six continuous months in which ESL holds less than 40% of the economic interests of Seritage Growth and Operating Partnership on a consolidated basis. In addition, the partnership agreement provides such holders (other than Seritage Growth and entities controlled by it) approval rights over certain modifications to the partnership agreement, withdrawal or succession of Seritage Growth as general partner of Operating Partnership, tax elections and certain other matters at all times. Following the closing of the OP Private Placement, ESL is expected to hold approximately 44.9% of the Operating Partnership units and Seritage Growth is expected to hold approximately 55.1% of the Operating Partnership units. In addition, ESL will have the right to acquire additional Operating Partnership units to allow it to maintain its relative ownership interest in Operating Partnership if Operating Partnership issues additional units to Seritage Growth. As long as ESL owns a majority of the outstanding Operating Partnership units not held by Seritage Growth and entities controlled by it (and, for certain actions, until after the first six continuous months in which ESL holds less than 40% of the economic interests of Seritage Growth and Operating Partnership on a consolidated basis), its approval will be required in order for the general partner to undertake such actions. In addition, the partnership agreement of Operating Partnership provides holders of Operating Partnership units (other than Seritage Growth and entities controlled by it) the right to cause Operating Partnership to redeem each of their Operating Partnership units in exchange for cash or, at the election of Seritage Growth, common shares of Seritage Growth on a one-for-one basis. The partnership agreement of Operating Partnership will also permit ESL to transfer its Operating Partnership units to one or more underwriters to be exchanged for Seritage Growth common shares in connection with certain dispositions in order to achieve the same effect as would occur if ESL were to exchange its Operating Partnership units for Seritage Growth common shares, which may be limited under the ownership restrictions set forth in the Seritage Growth declaration of trust, and then dispose of those shares in an underwritten offering. See “Description of Partnership Agreement of Operating Partnership.”

Registration Rights Agreement with ESL

We expect to enter into a registration rights agreement with ESL (the “Registration Rights Agreement”). The Registration Rights Agreement will provide for, among other things, demand registration rights and piggyback registration rights for ESL. Pursuant to the Registration Rights Agreement and the partnership agreement of Operating Partnership, if ESL proposes to engage in an offering, it may transfer Operating Partnership units to an underwriter to be exchanged for Seritage Growth common shares before they are sold in the offering. We will also be required to indemnify ESL against losses suffered by it or certain other persons based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, related prospectus, preliminary prospectus or free writing prospectus, or the omission or alleged omission to state therein a material fact required to be stated therein, necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except to the extent based upon information furnished in writing by ESL specifically for use therein. This description of the Registration Rights Agreement does not purport to be complete and is qualified by reference to the Registration Rights Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference herein.

Aggregate Consideration to Sears Holdings

As payment for the Acquired Properties, Sears Holdings will receive aggregate consideration of approximately $2,677.3 million (including the distribution of the proceeds of the debt incurred in the Financing, which will become, on a consolidated basis, indebtedness of Operating Partnership and Seritage Growth).

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies may be amended or revised from time to time at the discretion of the Seritage Growth Board of Trustees without a vote of Seritage Growth shareholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

We currently intend to invest primarily in retail properties. Future investment or development activities will not be limited to any geographic area, property type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. Seritage Growth intends to engage in such future investment activities in a manner that is consistent with the maintenance of its status as a REIT for U.S. federal income tax purposes. In addition, we may purchase or lease properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be in acquired properties incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to Seritage Growth common shares. Investments are also subject to our policy not to be treated as an investment company under the 1940 Act.

Investments in Real Estate Mortgages

While our current portfolio consists of, and our business objectives primarily emphasize, equity investments in retail real estate, we may, at the discretion of the Seritage Growth Board of Trustees, invest in mortgages and other types of real estate interests consistent with Seritage Growth’s qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under the mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limits and gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

Development and Dispositions of Properties

From time to time, we may engage in strategic development opportunities. These opportunities may involve redeveloping, replacing or renovating properties in our portfolio that have become economically obsolete or identifying new sites that present an attractive opportunity and complement our existing portfolio.

We do not currently intend to dispose of any of our properties, although we may do so in the future if, based upon management’s periodic review of our portfolio, real estate market conditions and other factors, the Seritage Growth Board of Trustees determines that such action would be in the best interests of our company.

Investments in Other Securities

We may in the future invest in additional securities, including common stock, preferred stock and bonds, although we do not currently intend to make any such investments, except for investments in cash equivalents in the ordinary course of business. Future investment activities in additional securities will not be limited to a specified percentage of our assets or to specified types of securities or industry groups.

Financing and Leverage Policies

We intend, when we determine appropriate from time to time, to employ leverage and to use indebtedness as a means to provide additional funds to distribute to shareholders, to acquire properties, to redevelop properties and fund other expenditures, and to refinance existing indebtedness or for corporate purposes. Seritage Growth’s declaration of trust and bylaws do not limit the amount or percentage of indebtedness that Seritage Growth may incur, nor has Seritage Growth adopted any policies addressing this. We expect, however, to be subject to certain indebtedness limitations pursuant to the restrictive covenants of our outstanding indebtedness. The Seritage Growth Board of Trustees may limit our debt incurrence to be more restrictive than its debt covenants allow and from time to time may modify these limits in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of Seritage Growth common shares, growth and acquisition opportunities and other factors. If these limits are relaxed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to Seritage Growth shareholders.

To the extent that we determine that it is necessary or appropriate to raise additional capital, we may, without shareholder approval, borrow from financial institutions or other third parties, issue debt or equity securities, including securities senior to Seritage Growth common shares, retain earnings (subject to REIT distribution requirements for U.S. federal income tax purposes), assume indebtedness, obtain mortgage financing on our owned properties, engage in a joint venture or employ a combination of these methods. The Seritage Growth Board of Trustees has the authority, without further shareholder approval, to amend Seritage Growth’s declaration of trust to increase the number of authorized common shares or preferred shares of beneficial interest and to authorize Seritage Growth to issue additional common shares or preferred shares of beneficial interest, in one or more classes or series, including senior securities, in any manner, and on the terms and for the consideration, it deems appropriate, subject to applicable laws and regulations. In addition, we may offer Operating Partnership units that are redeemable for cash or Seritage Growth common shares. Except in connection with the Transaction or employment arrangements, we have not issued Seritage Growth common shares, Operating Partnership units or any other securities in exchange for property or any other purpose.

We may, to the extent we determine that it is necessary or appropriate, adopt a policy relating to the use of derivative financial instruments to hedge interest rate risks related to our borrowings. If adopted, this policy will govern our use of derivatives to manage the interest rates on our variable rate borrowings. We expect our policy to state that we will not use derivatives for speculative or trading purposes and will only enter into contracts with major financial institutions based on their credit rating and other factors. See “Risk Factors—Risks Related to Our Business and Operations—We may have future capital needs and may not be able to obtain additional financing on acceptable terms.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Conflict of Interest Policies

In connection with this offering, we will adopt certain policies that are designed to eliminate or minimize certain potential conflicts of interest. Upon completion of this offering, the Seritage Growth Board of Trustees will establish a code of business conduct and ethics that is designed to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between our employees, officers and trustees and our company. However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

Pursuant to the Seritage Growth bylaws and Maryland law, a contract or other transaction between us and any of our trustees or between us and any other corporation or other entity in which any of our trustees is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such trustee at the meeting of the board or committee at which the contract or transaction is authorized, approved or ratified or the counting of the trustee’s vote in favor thereof; provided that:

•	the fact of the common directorship or interest is disclosed or known to the Seritage Growth Board of Trustees (or a committee of the Board of Trustees), and the Board of Trustees (or such committee) authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to Seritage Growth shareholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested trustee or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us.

Policies with Respect to Other Activities

We have not made any loans to third parties and do not intend to engage in significant lending activities, although we do not have a policy limiting our ability to make loans to third parties and we may do so in the future, including, without limitation, offering purchase money financing in connection with the sale of properties and making loans to, or guaranteeing indebtedness of, joint ventures in which we participate. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so. The Seritage Growth Board of Trustees does not currently intend to cause us to repurchase any Seritage Growth common shares, although it has the power to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the Treasury regulations, the Seritage Growth Board of Trustees determines that it is no longer in our best interests to qualify as a REIT.

Reporting Policies

We intend to make available to Seritage Growth shareholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC. For so long as we are an “emerging growth company” under the JOBS Act and while we remain a non-accelerated filer, however, we may take advantage of provisions that, among other things, reduce certain reporting requirements as compared to other public companies.

PRINCIPAL SHAREHOLDERS

Prior to this offering, Benjamin Schall, our Chief Executive Officer and President, owned all of our outstanding stock.

The following table sets forth the beneficial ownership of Seritage Growth common shares, Seritage Growth non-economic shares and Seritage Growth non-voting shares as it would be after the completion of this offering, as well as the Seritage Private Placements, the Non-Economic Shares Private Placement and the OP Private Placement, assuming that the subscription rights are exercised in full by all stockholders of Sears Holdings (or, in the case of the maximum portion of the subscription rights held by each of ESL and certain Fairholme Clients permitted to be exchanged under their respective Exchange Agreements, exchanged for Operating Partnership units and Seritage Growth non-economic shares, and for Seritage Growth non-voting shares, respectively) as of the record date and in light of the provisions of Seritage Growth’s declaration of trust regarding restrictions on ownership, calculated as of June 8, 2015, by:

•	each person who we know beneficially owns more than 5% of Sears Holdings common stock;

•	each of our trustees;

•	each of our named executive officers; and

•	all trustees and executive officers as a group.

Unless otherwise indicated, the address for each beneficial owner who is also a trustee or executive officer is c/o Seritage Growth, 3333 Beverly Road, Hoffman Estates, Illinois 60179. See “Management” for a discussion regarding our trustees and executive officers.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. As indicated below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options held by that person that are currently exercisable within 60 days of the determination date are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated, and subject to the applicable community property laws, the shareholders named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.

	Common Shares Class A			Non-Economic Shares Class B		Non-Voting Shares Class C
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent(1)	Number of Shares Beneficially Owned	Percent(1)	Number of Shares Beneficially Owned		Percent(1)	% of Total Voting Power	% Economic Rights (Class A and Class C Shares)
Beneficial owners of 5% or more of Seritage Growth common shares:

ESL Investments, Inc. and related entities(2)	959,133		4.54%	1,228,680	100%	—		—	9.80%	3.20%
1170 Kane Concourse
Bay Harbour, Florida 33154
Fairholme Capital Management, L.L.C. and related entities(4)	3,589,908	(5)	16.97%	—	—	9,527,194	(5)	100%	16.05%	11.7%
4400 Biscayne Boulevard, 9th Floor
Miami, Florida 33137
Force Capital Management, LLC(6)	2,821,729	(7)	13.37%	—	—	—		—	12.64%	9.6%
767 Fifth Avenue, 12th Floor
New York, NY 10153

Trustees, proposed trustees and executive officers:
Benjamin Schall	100		*	—	—	—		—	*	*
James Bry	—		*	—	—	—		—	*	*
Matthew Fernand	—		*	—	—	—		—	*	*
David S. Fawer	—		*	—	—	—		—	*	*
Edward S. Lampert	959,133		4.54%	1,228,680	100%				9.80%	3.20%
Kenneth T. Lombard	—		*	—	—	—		—	*	*
John T. McClain	—		*	—	—	—		—	*	*
Kenneth T. Lombard	—		*	—	—	—		—	*	*
All directors, proposed directors and executive officers as a group (8 persons)	959,233		*	1,228,680	100%	—		—	9.80%	3.20%

*	Less than one percent
(1)	Based on 106,602,160 shares of Sears Holdings common stock outstanding as of May 29, 2015.
(2)

Based on the Schedule 13D/A filed by the following persons reporting their ownership in Sears Holdings as of February 25, 2015, as updated by a subsequent Form 4 filing on March 3, 2015. The persons consist of ESL Investments, Inc., a Delaware corporation (“Investments”); Edward S. Lampert; ESL Institutional Partners, L.P., a Delaware limited partnership (“Institutional”); CRK Partners, LLC, a Delaware limited liability company (“CRK LLC”); ESL Partners, L.P., a Delaware limited partnership (“Partners”); SPE I Partners, LP, a Delaware limited partnership (“SPE Partners”); SPE Master I, LP, a Delaware limited partnership (“SPE Master”); RBS Partners, L.P., a Delaware limited partnership (“RBS”); and RBS

Investment Management, L.L.C., a Delaware limited liability company (“RBSIM”). Mr. Lampert is the Chairman, Chief Executive Officer and Director of Investments and a limited partner of RBS. Investments is the general partner of RBS, the sole member of CRK LLC and the manager of RBSIM. RBS is the general partner of Partners, SPE Partners and SPE Master. RBSIM is the general partner of Institutional. The address of these persons is 200 Greenwich Avenue, Greenwich, CT 06830.
(3)	Investments has sole voting power and sole dispositive power as to 31,268,742 shares of Sears Holdings (which includes 4,830,470 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares) and shared dispositive power as to 30,991,842 shares of Sears Holdings (which includes 5,700,163 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares); Edward S. Lampert has sole voting power as to 62,260,584 shares of Sears Holdings (which includes 10,530,633 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares), sole dispositive power as to 31,268,742 shares of Sears Holdings (which includes 4,830,470 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares) and shared dispositive power as to 30,991,842 shares of Sears Holdings (which includes 5,700,163 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares); CRK LLC has sole voting power and sole dispositive power as to 887 shares of Sears Holdings (which includes 140 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares); RBS has sole voting power and sole dispositive power as to 31,255,514 shares of Sears Holdings (which includes 4,828,219 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares) and shared dispositive power as to 30,991,842 shares of Sears Holdings (which includes 5,700,163 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares); Partners has sole voting power and sole dispositive power as to 26,820,859 shares of Sears Holdings (which includes 4,828,219 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares) and shared dispositive power as to 30,991,842 shares of Sears Holdings (which includes 5,700,163 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares); RBSIM has sole voting power and sole dispositive power as to 12,341 shares of Sears Holdings (which includes 2,111 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares); Institutional has sole voting power and sole dispositive power as to 12,341 shares of Sears Holdings (which includes 2,111 shares that may be acquired within 60 days upon the exercise of warrants to purchase shares); SPE Partners has sole voting power and sole dispositive power as to 1,939,872 shares of Sears Holdings; and SPE Master has sole voting power and sole dispositive power as to 2,494,783 shares of Sears Holdings.
(4)	Based on the Schedule 13D/A filed by Fairholme Capital Management, L.L.C., Bruce R. Berkowitz and Fairholme Funds, Inc. reporting their ownership in Sears Holdings as of February 25, 2015, as updated by a subsequent Form 4 filing on May 15, 2015. The address of these persons is 4400 Biscayne Boulevard, 9th Floor, Miami, FL 33137.
(5)	The shares of Sears Holdings common stock are owned, in the aggregate, by Bruce R. Berkowitz and various investment vehicles managed by Fairholme Capital Management, L.L.C. (“FCM”). FCM disclosed on the Schedule 13D/A shared voting power as to 20,601,973 shares of Sears Holdings and shared dispositive power as to 25,452,373 shares of Sears Holdings. Fairholme Funds, Inc. disclosed shared voting power and shared dispositive power as to 16,160,773 shares of Sears Holdings, of which 14,212,673 shares are owned by The Fairholme Fund and 1,948,100 shares are owned by The Fairholme Allocation Fund, each a series of Fairholme Funds, Inc. Bruce R. Berkowitz disclosed sole voting power and sole dispositive power as to 913,000 shares of Sears Holdings, shared voting power as to 20,601,973 shares of Sears Holdings and shared dispositive power as to 25,452,373 shares of Sears Holdings. Because Mr. Bruce R. Berkowitz, in his capacity as the Managing Member of FCM or as President of Fairholme Funds, Inc., has voting or dispositive power over all shares beneficially owned by FCM, he is deemed to have beneficial ownership of all of the shares.
(6)	Beneficial ownership is based on the Schedule 13G filed by Force Capital Management, LLC (“Force Capital”) reporting its ownership as of December 31, 2014. The address for Force Capital is 767 Fifth Avenue, 12th Floor, New York, NY 10153.
(7)	The shares (which includes 5,829,543 shares of Sears Holdings subject to certain options) are owned directly by Force Capital. Force Capital has disclosed sole voting power and sole dispositive power as to 7,178,364 shares of Sears Holdings.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The following summary of the terms of the Seritage Growth shares of beneficial interest does not purport to be complete and is qualified in its entirety by reference to Seritage Growth’s declaration of trust and bylaws. Copies of Seritage Growth’s declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

The Seritage Growth declaration of trust provides that we may issue up to 100,000,000 Class A common shares of beneficial interest, $0.01 par value per share, referred to as “Seritage Growth common shares” or “common shares,” up to 5,000,000 Class B common shares of beneficial interest, $0.01 par value per share, referred to as “Seritage Growth non-economic shares,” up to 50,000,000 Class C common shares of beneficial interest, $0.01 par value per share, referred to as “Seritage Growth non-voting shares,” and 10,000,000 preferred shares of beneficial interest, $0.01 par value per share. The declaration of trust authorizes a majority of the entire Seritage Growth Board of Trustees, without shareholder approval, to amend Seritage Growth’s declaration of trust to increase or decrease the aggregate number of shares that we are authorized to issue or the number of authorized shares of any class or series of shares of beneficial interest. Upon completion of this offering, the Non-Economic Shares Private Placement and the Seritage Private Placements, 21,096,270 Seritage Growth common shares, 1,228,680 Seritage Growth non-economic shares, 9,527,194 Seritage Growth non-voting shares and no preferred shares of beneficial interest are expected to be issued and outstanding. Under Maryland law, Seritage Growth shareholders generally are not liable for our debts or obligations solely as a result of their status as shareholders.

Seritage Growth Common Shares

All of the Seritage Growth common shares and Seritage Growth non-voting shares offered by this prospectus and Seritage Growth non-economic shares issued in the Non-Economic Shares Private Placement will be duly authorized, and, when issued, will be fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of Seritage Growth shares of beneficial interest and to the provisions of Seritage Growth’s declaration of trust relating to the restrictions on ownership and transfer of its shares of beneficial interest, holders of Seritage Growth common shares and Seritage Growth non-voting shares are entitled to receive distributions when authorized by the Board of Trustees and declared by Seritage Growth out of assets legally available for distribution to shareholders and will be entitled to share ratably in assets legally available for distribution to shareholders in the event of Seritage Growth’s liquidation, dissolution or winding up after payment of or adequate provision for all of its known debts and liabilities. Holders of Seritage Growth non-economic shares are not entitled to any regular or special dividend payments or other distributions, including any dividends or other distributions declared or paid with respect to Seritage Growth common shares and Seritage Growth non-voting shares or any other class or series of Seritage Growth shares of beneficial interest, and are not entitled to receive any distributions in the event of Seritage Growth’s liquidation, dissolution or winding up.

Subject to the provisions of Seritage Growth’s declaration of trust regarding the restrictions on ownership and transfer of Seritage Growth shares of beneficial interest and except as may be otherwise specified in the terms of any class or series of Seritage Growth shares of beneficial interest, each outstanding Seritage Growth common share entitles the holder to one vote and each Seritage Growth non-economic share entitles the holder to one vote on each matter on which holders of Seritage Growth common shares are entitled to vote; provided, however, that upon any transfer of a Seritage Growth non-economic share to any person other than an affiliate of the initial holder, such shares shall thereafter entitle the holder thereof to one one-hundredth of a vote on each matter on which holders of Seritage Growth common shares are entitled to vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as may be provided with respect to any other class or series of Seritage Growth shares of beneficial interest, the holders of Seritage Growth common shares and Seritage Growth non-economic shares, voting together as a single class, will possess the exclusive voting power, provided that the holders of Seritage Growth non-economic shares will have exclusive voting rights with respect to amendments to the Seritage

Growth declaration of trust that would materially and adversely affect any right or voting power of the Seritage Growth non-economic shares. The holders of Seritage Growth non-voting shares will have no voting rights except with regard to amendments to Seritage Growth’s declaration of trust that would materially and adversely affect any of the rights of the Seritage Growth non-voting shares.

The Seritage Growth Board of Trustees will be divided into three classes of trustees, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of the Board of Trustees will be elected at each annual meeting of shareholders. In addition, Seritage Growth’s bylaws provide that trustees will be elected by a vote of 75% of the votes of the Seritage Growth common shares and Seritage Growth non-economic shares, voting together as a single class, entitled to be cast in both contested and uncontested elections. In the event that an incumbent trustee does not receive a sufficient percentage of votes entitled to be cast for election, he or she will continue to serve on the Board of Trustees until a successor is duly elected and qualifies. The classification of trustees and the requirement that trustee nominees receive a vote of at least 75% of the votes of the Seritage Growth common shares and Seritage Growth non-economic shares, voting together as a single class, entitled to be cast to be elected may have the effect of making it more difficult for shareholders to change the composition of the Board of Trustees. Other than with respect to the initial term of the Class I and Class II trustees, each trustee will hold office until the third annual meeting following his or her election and until his or her successor is duly elected and qualified or until his earlier death, resignation or removal. Except as otherwise provided in setting the terms of any class or series of shares, vacancies on the Board of Trustees may be filled only by the affirmative vote of a majority of the remaining trustees, although less than a quorum, and any individual elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until his or her successor is duly elected and qualifies. Subject to the rights, if any, of holders of any class or series of preferred shares, trustees may be removed only for cause by the affirmative vote of not less than 75% of the votes of Seritage Growth common shares and Seritage Growth non-economic shares, voting together as a single class, entitled to be cast generally in the election of trustees.

Holders of Seritage Growth common shares and Seritage Growth non-economic shares and, except for the conversion rights discussed below, holders of Seritage Growth non-voting shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of Seritage Growth’s declaration of trust regarding the restrictions on ownership and transfer of its shares of beneficial interest, Seritage Growth common shares and Seritage Growth non-voting shares will have equal distribution, liquidation and other rights.

The Seritage Growth declaration of trust provides that (i) in the event the number of issued and outstanding Seritage Growth common shares is increased or decreased as a result of any share distribution, share split, reverse share split or certain other changes, the number of votes per Seritage Growth non-economic share shall be adjusted to preserve the then existing voting power of the holders of Seritage Growth non-economic shares and (ii) in the event the number of issued and outstanding Seritage Growth common shares is increased or decreased as a result of any share split, reverse share split or certain other changes, the number of Seritage Growth non-voting shares shall be adjusted to preserve the holders of Seritage Growth non-voting shares then existing economic rights.

ESL, which is expected to hold all of the Seritage Growth non-economic shares immediately following this offering, is expected to agree with us that upon any sale or other transfer to a non-affiliate of any of its Operating Partnership units, it will surrender to Seritage Growth a pro rata portion of the Seritage Growth non-economic shares that it holds prior to the sale or other transfer, whereupon the surrendered Seritage Growth non-economic shares will be cancelled and the aggregate voting power of the Seritage Growth non-economic shares held by ESL proportionately reduced.

In addition, the Seritage Growth declaration of trust provides that (i) upon any transfer of a Seritage Growth non-economic share to any person other than an affiliate of the holder of such share, such Seritage Growth non-economic share will thereafter be entitled to only one-one hundredth of a vote per share and (ii) upon any transfer of a Seritage Growth non-voting share to any person other than an affiliate of the holder of such share, such Seritage Growth non-voting share shall automatically convert into one Seritage Growth common share.

Power to Increase or Decrease Authorized Shares, Reclassify Unissued Shares and Issue Additional Common Shares and Preferred Shares of Beneficial Interest

The Seritage Growth declaration of trust authorizes the Board of Trustees, with the approval of a majority of the entire Board of Trustees and without shareholder approval, to amend Seritage Growth’s declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class or series of shares of beneficial interest that Seritage Growth is authorized to issue. In addition, the declaration of trust authorizes the Board of Trustees to authorize the issuance from time to time of shares of beneficial interest of any class or series, including preferred shares.

The Seritage Growth declaration of trust also authorizes the Board of Trustees to classify and reclassify any unissued common shares or preferred shares of beneficial interest into other classes or series of shares of beneficial interest, including one or more classes or series of shares of beneficial interest that have priority over Seritage Growth common shares, Seritage Growth non-economic shares and Seritage Growth non-voting shares with respect to voting rights, distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each new class or series of shares of beneficial interest, the Board of Trustees is required by Maryland law and by Seritage Growth’s declaration of trust to set, subject to the provisions of Seritage Growth’s declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, the Board of Trustees could authorize the issuance of common shares or preferred shares of beneficial interest with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for Seritage Growth common shares or otherwise be in the best interests of Seritage Growth shareholders. No preferred shares of beneficial interest are presently outstanding, and we have no present plans to issue any such preferred shares.

We believe that the power of the Seritage Growth Board of Trustees (i) to approve amendments to the declaration of trust to increase or decrease the number of authorized common shares or the number of authorized shares of any class or series of Seritage Growth shares of beneficial interest, (ii) to authorize us to issue additional authorized but unissued common shares or preferred shares of beneficial interest and to classify or reclassify unissued common shares or preferred shares of beneficial interest and (iii) thereafter to authorize us to issue such classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Restrictions on Ownership and Transfer

In order for us to qualify to be taxed as a REIT under the Code, Seritage Growth shares of beneficial interest must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to qualify as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding Seritage Growth shares of beneficial interest (after taking into account options to acquire shares of beneficial interest) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

In addition, rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively, 10% or more by (1) the REIT or (2) a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code (the “related party tenant rule”). To qualify to be taxed as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations.”

Seritage Growth’s declaration of trust contains restrictions on the ownership and transfer of Seritage Growth shares of beneficial interest that are intended to assist us in complying with these requirements. The relevant sections of Seritage Growth’s declaration of trust provide that, subject to the exceptions described below, from and after the completion of this offering, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 9.6%, in value or in number of shares, whichever is more restrictive, of all outstanding shares, or all outstanding common shares (including Seritage Growth common shares, Seritage Growth non-economic shares and Seritage Growth non-voting shares), of beneficial interest of Seritage Growth (the “ownership limits”). We refer to the person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of Seritage Growth common shares as described below, would beneficially own or constructively own Seritage Growth common shares in violation of such limits or restrictions and, if appropriate in the context, a person or entity that would have been the record owner of such Seritage Growth common shares as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause shares of beneficial interest owned beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 9.6% of the outstanding shares of beneficial interest of Seritage Growth (or the acquisition by an individual or entity of an interest in an entity that owns, beneficially or constructively, such shares), could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively shares of beneficial interest of Seritage Growth in excess of the ownership limits. In addition, a person that did not acquire more than 9.6% of the outstanding shares of beneficial interest of Seritage Growth may become subject to these restrictions if repurchases by us cause such person’s holdings to exceed 9.6% of all outstanding shares, or all outstanding common shares (including Seritage Growth common shares, Seritage Growth non-economic shares and Seritage Growth non-voting shares), of beneficial interest of Seritage Growth.

Pursuant to the Seritage Growth declaration of trust, the Board of Trustees, in its sole and absolute discretion, may exempt, prospectively or retroactively, a particular shareholder from either or both of the ownership limits or establish a different limit on ownership (the “excepted holder limit”) if the Board of Trustees determines that:

•	no individual’s beneficial or constructive ownership of Seritage Growth shares of beneficial interest will result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify to be taxed as a REIT;

•	no person shall constructively own Seritage Growth shares of beneficial interest to the extent that such person’s constructive ownership will cause any of Seritage Growth’s income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such; and

•	such shareholder does not and represents that it will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us, including Operating Partnership) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or the Board of Trustees limits sole and absolute discretion, determines that revenue derived from such tenant will not affect our ability to qualify to be taxed as a REIT).

Any violation or attempted violation of the representations or undertakings discussed above will result in such shareholder’s shares being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing the excepted holder limit, the Seritage Growth Board of Trustees may require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to the Board of Trustees, in its sole discretion, in order to determine or ensure Seritage Growth’s status as a REIT and such representations and undertakings from the person requesting the exception as the Board of Trustees may require in its sole discretion to make the determinations above. The Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit.

The Seritage Growth Board of Trustees is expected to grant exemptions from the ownership limits to FCM and/or certain Fairholme Clients to permit certain Fairholme Clients to own up to 20% of the Seritage Growth non-voting shares outstanding immediately following this offering (referred to, collectively, as the “Excess Share Waivers”).

At any time, the Board of Trustees may from time to time increase or decrease the ownership limits for all other persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of our outstanding shares of beneficial interest or we would otherwise fail to qualify as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of common shares (including Seritage Growth common shares, Seritage Growth non-economic shares and Seritage Growth non-voting shares) of beneficial interest, or all shares of beneficial interest, as applicable, of Seritage Growth is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership, equals or falls below the decreased ownership limit, but any further acquisition of shares of beneficial interest of Seritage Growth will violate the decreased ownership limit.

Upon the completion of this offering, Seritage Growth’s declaration of trust will further prohibit:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, Seritage Growth common shares that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify to be taxed as a REIT;

•	any person from transferring Seritage Growth common shares if the transfer would result in Seritage Growth common shares being beneficially owned by fewer than 100 persons (determined with reference to the rules of attribution under Section 544 of the Code);

•	any person from constructively owning Seritage Growth common shares to the extent that such constructive ownership would cause any of our income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such; and

•	any person from beneficially owning or constructively owning Seritage Growth common shares to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of Seritage Growth common shares that will or may violate either or both of the ownership limits or any of the other restrictions on ownership and transfer of Seritage Growth shares of beneficial interest described above, or who would have owned Seritage Growth common shares transferred to the charitable trust as described below, must immediately give notice to Seritage Growth of such event or, in the case of an attempted or proposed transaction, give Seritage Growth at least 15 days’ prior written notice and provide Seritage Growth with such other information as it may request in order to determine the effect of such transfer on Seritage Growth’s status as a REIT. The foregoing restrictions on ownership and transfer of Seritage Growth shares of beneficial interest will not apply if the Board of Trustees determines that it is no longer in Seritage Growth’s best interests to attempt to qualify, or to continue to qualify, to be taxed as a REIT or that compliance with the restrictions and limits on ownership and transfer of Seritage Growth shares of beneficial interest described above is no longer required in order for us to qualify to be taxed as a REIT.

If any purported transfer of Seritage Growth common shares or any other event would otherwise result in any person violating the ownership limits or any other restriction on ownership and transfer of Seritage Growth common shares described above, then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or any other restriction on ownership and transfer of Seritage Growth common shares described above, then Seritage Growth’s declaration of trust provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

Seritage Growth common shares held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any Seritage Growth common shares held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the Seritage Growth common shares held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by us. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Seritage Growth common shares transferred to the trustee will be deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the market price at the time of the devise or gift), or (ii) the market price on the date we, or our designee, accepts such offer. We may reduce the amount so payable to the prohibited owner by the amount of any distribution that we made to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the Seritage Growth common shares held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating either of the ownership limits or the other restrictions on ownership and transfer of Seritage Growth shares of beneficial interest. After the sale of the shares, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust) and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to the discovery by us that shares of beneficial interest have been transferred to a trust, such shares are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

In addition, if the Seritage Growth Board of Trustees determines that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of Seritage Growth shares of beneficial interest described above or that a person or entity intends to acquire or has attempted to acquire beneficial or constructive ownership of any Seritage Growth common shares in violation of the restrictions on ownership and transfer of Seritage Growth shares of beneficial interest described above, the Board of Trustees shall take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing us to redeem Seritage Growth common shares, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer or other event.

Every person or entity who will be a beneficial or constructive owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number or value of Seritage Growth shares of beneficial interest, whichever is more restrictive within 30 days after the end of each taxable year, and within 30 days of initially reaching such threshold must give Seritage Growth written notice stating the shareholder’s name and address, the number of shares of each class and series of Seritage Growth shares of beneficial interest that the shareholder beneficially or constructively owns and a description of the manner in which the shares are held. Each such owner must provide to Seritage Growth in writing such additional information as we may request in order to determine the effect, if any, of the shareholder’s beneficial ownership on Seritage Growth’s status as a REIT and to ensure compliance with the applicable ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of Seritage Growth common shares and any person or entity (including the shareholder of record) who is holding Seritage Growth common shares for a beneficial owner or constructive owner must provide to us such information as we may request in order to determine Seritage Growth’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

Any certificates representing Seritage Growth common shares will bear a legend referring to the restrictions on ownership and transfer of Seritage Growth shares of beneficial interest described above and elsewhere in this prospectus.

These restrictions on ownership and transfer of Seritage Growth shares of beneficial interest will take effect upon consummation of this offering and will not apply if the Seritage Growth Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Non-Economic Shares

Following the Non-Economic Shares Private Placement, ESL is expected to hold Seritage Growth non-economic shares having 5.5% of the voting power of Seritage Growth. However, these shares will not be entitled to receive distributions when authorized by the Board of Trustees and declared by Seritage Growth, nor will they be entitled to share ratably in assets legally available for distribution to shareholders in the event of Seritage Growth’s liquidation, dissolution or winding up after payment of or adequate provision for all of its known debts and liabilities.

Non-Voting Shares

Following this offering, it is expected that Fairholme Clients will hold 9,527,194 Seritage Growth non-voting shares having identical preferences, rights, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Seritage Growth common shares; provided that in the event that the Seritage Growth Board of Trustees authorizes and Seritage Growth declares a regular or special dividend payment or other distribution in the form of Seritage Growth common shares, the holders of Seritage Growth non-voting shares shall be entitled to receive Seritage Growth non-voting shares in lieu of such Seritage Growth common shares and provided further, that the holders of Seritage Growth non-voting shares will have no voting rights except with regard to amendments to Seritage Growth’s declaration of trust that would materially and adversely affect any of the rights of the Seritage Growth non-voting shares. In addition, each Seritage Growth non-voting share will automatically convert into one Seritage Growth common share upon a transfer to any person other than an affiliate of the holder of such share.

Stock Exchange Listing

We intend to apply to list the Seritage Growth common shares on the NYSE under the symbol “SRG”.

Transfer Agent and Registrar

The transfer agent and registrar for the common shares of beneficial interest of Seritage Growth will be Computershare Trust Company, N.A.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF SERITAGE GROWTH’S DECLARATION OF TRUST AND BYLAWS

The following summary of certain provisions of Maryland law and of Seritage Growth’s declaration of trust and bylaws does not purport to be complete. Copies of Seritage Growth’s declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The Seritage Growth Board of Trustees

The Board of Trustees of Seritage Growth will initially consist of six trustees, and the number of trustees thereafter may be fixed only by a majority of the entire Board of Trustees. Following the completion of this offering, the current Chairman and Chief Executive Officer of Sears Holdings will initially be a member of the Seritage Growth Board of Trustees. The remaining trustees will be independent as determined by stock exchange rules.

In accordance with the terms of Seritage Growth’s declaration of trust, the Board of Trustees is divided into three classes of as nearly equal size as possible, with the trustees of each class serving until the third annual meeting of shareholders after their election and until their successors are duly elected and qualify. At each annual meeting of shareholders, upon the expiration of the term of a class of trustees, the successor to each such trustee in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualifies.

Seritage Growth’s declaration of trust and bylaws provide that the number of our trustees may be established, increased or decreased only by a majority of the entire Board of Trustees but, unless our bylaws are amended, may not be more than 15.

Election of Trustees; Removals; Vacancies

Seritage Growth’s bylaws provide that trustees will be elected by a vote of at least 75% of the votes of the Seritage Growth common shares and Seritage Growth non-economic shares, voting together as a single class, entitled to be cast in both contested and uncontested elections. In the event that an incumbent trustee does not receive a sufficient percentage of votes entitled to be cast for election, he or she will continue to serve on the Board of Trustees until a successor is duly elected and qualifies.

Seritage Growth’s declaration of trust provides that, subject to the rights, if any, of holders of any class or series of preferred shares of beneficial interest to elect or remove one or more trustees, our trustees may be removed only for cause, as such term is defined in our declaration of trust, and only by the affirmative vote of not less than 75% of the votes of Seritage Growth common shares and Seritage Growth non-economic shares, voting together as a single class, entitled to be cast generally in the election of trustees.

We have elected by a provision of Seritage Growth’s declaration of trust to be subject to provisions of Maryland law requiring that, except as otherwise provided in the terms of any class or series of Seritage Growth shares of beneficial interest, vacancies on the Board of Trustees may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, and that any individual elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Business Combinations

Under certain provisions of the MGCL applicable to Maryland REITs, certain “business combinations” (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland REIT and an interested shareholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the Maryland REIT’s outstanding voting shares of beneficial interest or an affiliate or associate of the Maryland REIT who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding shares of beneficial interest of the Maryland REIT) or an affiliate of such an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must generally be recommended by the board of trustees of the Maryland REIT and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the holders of outstanding voting shares of beneficial interest of the REIT, voting together as a single class, and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of beneficial interest of the Maryland REIT, other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the Maryland REIT’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. A person is not an interested shareholder under the statute if the board of trustees exempted or approved in advance the transaction by which the person otherwise would have become an interested shareholder. A Maryland REIT’s board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of trustees.

Pursuant to the statute, the Seritage Growth Board of Trustees has by resolution exempted business combinations (a) between us and (i) Sears Holdings or its affiliates or (ii) ESL or FCM and/or Fairholme Clients or their respective affiliates and (b) between us and any other person, provided that in the latter case the business combination is first approved by the Seritage Growth Board of Trustees (including a majority of our trustees who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and Sears Holdings, ESL or FCM and/or Fairholme Clients or their respective affiliates or to a business combination between us and any other person, in the latter case, if the Board of Trustees has first approved the combination. As a result, any person described in the preceding sentence may be able to enter into business combinations with us that may not be in the best interests of Seritage Growth shareholders, without compliance with the supermajority vote requirements and other provisions of the statute. We cannot assure you that the Seritage Growth Board of Trustees will not amend or repeal this resolution in the future.

Control Share Acquisitions

The MGCL provides with regards to Maryland REITs that holders of “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the Maryland REIT or an employee of the Maryland REIT who is also a trustee of the Maryland REIT are excluded from shares entitled to vote on the matter.

“Control shares” are voting shares of beneficial interest that, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the Maryland REIT. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the Maryland REIT may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the Maryland REIT may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of shareholders is held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or statutory share exchange if the Maryland REIT is a party to the transaction or acquisitions approved or exempted by the declaration of trust or bylaws of the Maryland REIT.

Seritage Growth’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of Seritage Growth common shares. This provision may be amended or eliminated at any time in the future by the Seritage Growth Board of Trustees.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland REIT with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions of the MGCL that provide, respectively, for:

•	a classified board of trustees;

•	a two-thirds vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the board of trustees;

•	a requirement that a vacancy on the board of trustees be filled only by the remaining trustees in office for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•	a majority requirement for the calling of a shareholder-requested special meeting of shareholders.

Seritage Growth’s declaration of trust provides that, effective at such time as we are able to make a Subtitle 8 election, vacancies on the Board of Trustees may be filled only by a majority of the remaining trustees and that trustees elected by the Board of Trustees to fill vacancies will serve for the remainder of the full term of the class of trustees in which the vacancy occurred. Through provisions in the declaration of trust and bylaws unrelated to Subtitle 8, we (i) have a classified board of trustees, (ii) vest in the Board of Trustees the exclusive power to fix the number of trusteeships and (iii) provide that only our chairman, our chief executive officer, president or our Board of Trustees, may call a special meeting. Under the declaration of trust, trustees may be removed only for cause by the affirmative vote of not less than 75% of the votes of the Seritage Growth common shares and Seritage Growth non-economic shares, voting together as a single class, entitled to be cast generally in the election of trustees.

Special Meetings of Shareholders

Pursuant to Seritage Growth’s bylaws, the chairman, the chief executive officer, the president or the Board of Trustees may call a special meeting of Seritage Growth shareholders. Under the provisions of Seritage Growth’s bylaws, a special meeting of Seritage Growth shareholders may not be called by shareholders.

Shareholder Actions by Unanimous Consent

Under the Seritage Growth declaration of trust and bylaws, shareholder action may be taken only at an annual or special meeting of shareholders or by unanimous consent in lieu of a meeting.

Approval of Extraordinary REIT Action; Amendment of Declaration of Trust and Bylaws

Under Maryland law, a Maryland REIT generally may not terminate, amend its declaration of trust, merge, convert, sell all or substantially all of its assets or engage in a statutory share exchange, unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be case on the matter, unless the REIT provides in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be case on the matter. The Seritage Growth declaration of trust does not provide for a lesser percentage.

Seritage Growth’s declaration of trust and bylaws provide that the Board of Trustees will have the exclusive power to make, alter, amend or repeal any provision of Seritage Growth’s bylaws.

Advance Notice of Trustee Nominations and New Business

Seritage Growth’s bylaws provide that nominations of individuals for election as trustees and proposals of business to be considered by shareholders at any annual meeting may be made only (1) pursuant to notice of the meeting, (2) by or at the direction of the Board of Trustees or (3) by any shareholder who was a shareholder of record at the time of giving the notice required by Seritage Growth’s bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of Seritage Growth’s bylaws. Shareholders generally must provide notice to our secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.

Only the business specified in the notice of the meeting may be brought before a special meeting of Seritage Growth shareholders. Nominations of individuals for election as trustees at a special meeting of shareholders may be made only (1) by or at the direction of the Board of Trustees or (2) if the special meeting has been called in accordance with Seritage Growth’s bylaws for the purpose of electing trustees, by a shareholder who is a shareholder of record both at the time of giving the notice required by Seritage Growth’s bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of Seritage Growth’s bylaws. Shareholders generally must provide notice to Seritage Growth’s secretary not earlier than the 120th day before such special meeting or later than the later of the close of business on the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of Seritage Growth’s Board of Trustees to be elected at the meeting.

A shareholder’s notice must contain certain information specified by Seritage Growth’s bylaws about the shareholder, its affiliates and any proposed business or nominee for election as a trustee, including information about the economic interest of the shareholder, its affiliates and any proposed nominee in Seritage Growth.

Corporate Opportunities

Seritage Growth’s declaration of trust provides that if any trustee or officer of Seritage Growth who is also a director, officer, employee or agent of Sears Holdings, ESL or FCM or their respective affiliates acquires knowledge of a potential business opportunity, Seritage Growth renounces, on behalf of us and our subsidiaries, any potential interest or expectation in, or right to be offered or participation in, such opportunity, and the trustee may exploit the opportunity or offer it to others, unless the trustee first became aware of it solely as a direct result of his or her capacity as a trustee or officer of Seritage Growth, Seritage Growth is financially able and not prohibited from undertaking the opportunity, it is in the line of business and of practical advantage to Seritage Growth, and Seritage Growth has an interest or reasonable expectancy in the opportunity.

Forum Selection Clause

Seritage Growth’s bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our trustees, officers or other employees to us or to our shareholders, (c) any action asserting a claim against us or any of our trustees, officers or other employees arising pursuant to any provision of the MGCL, the MRL or Seritage Growth’s declaration of trust or bylaws or (d) any action asserting a claim against us or any of our trustees, officers or other employees that is governed by the internal affairs doctrine.

REIT Qualification

The Seritage Growth declaration of trust provides that the Board of Trustees may authorize the company to revoke or otherwise terminate its REIT election, without approval of Seritage Growth shareholders, if it determines that it is no longer in Seritage Growth’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

Limitation of Trustees’ and Officers’ Liability and Indemnification

Maryland law permits a Maryland REIT to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the REIT and its shareholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Seritage Growth’s declaration of trust contains a provision that eliminates the liability of our trustees and officers to the maximum extent permitted by Maryland law.

The MRL permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors, officers, employees and agents of a Maryland corporation. The MGCL requires a Maryland corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that a personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Seritage Growth’s declaration of trust authorizes it to obligate itself, and Seritage Growth’s bylaws obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former trustee or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•	any individual who, while a trustee or officer of our company and at our request, serves or has served as a trustee, director, officer, partner, member or manager of another real estate investment trust, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Seritage Growth’s declaration of trust and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of Seritage Growth in any of the capacities described above and to any employee or agent of Seritage Growth or a predecessor of Seritage Growth.

Effective upon completion of this offering, we will enter into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. See “Management—Limitation of Trustees’ and Officers’ Liability and Indemnification.”

Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF PARTNERSHIP AGREEMENT OF OPERATING PARTNERSHIP

The following summary of the terms of the partnership agreement of Operating Partnership does not purport to be complete and is qualified in its entirety by reference to the partnership agreement. A copy of the partnership agreement is filed as an exhibit to the registration statement of which this prospectus is a part and incorporated by reference herein. See “Where You Can Find More Information.”

Management of Operating Partnership

Operating Partnership is a Delaware limited partnership that was formed on April 22, 2015. Seritage Growth is the sole general partner of Operating Partnership, and we intend to conduct substantially all of our business in or through Operating Partnership. In connection with this offering, we will enter into the partnership agreement of Operating Partnership. The provisions of the partnership agreement described below and elsewhere in this prospectus will be in effect after the completion of this offering.

As the sole general partner of Operating Partnership, we will exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We can cause Operating Partnership to enter into major transactions, including acquisitions, distributions, creation of and investments in new subsidiaries, incurrences of indebtedness, dispositions and refinancings, subject to certain limited exceptions. The limited partners of Operating Partnership, which, following the completion of the OP Private Placement and this offering, will include ESL, may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. Seritage Growth may not be removed as general partner by the limited partners. The partnership agreement limits the ability of each of Seritage Growth and Operating Partnership to engage in certain change of control transactions as more fully described below.

Transferability of Interests

Seritage Growth, as general partner of Operating Partnership, may not voluntarily withdraw from Operating Partnership or transfer or assign all or any portion of its interest in Operating Partnership (other than a transfer to a wholly owned subsidiary of Seritage Growth) without the consent of partners (other than Seritage Growth and entities controlled by it) holding a majority of all the outstanding Operating Partnership units held by all partners (other than Seritage Growth and entities controlled by it) entitled to vote on or consent to the matter. A limited partner may not sell, assign, encumber or otherwise dispose of its Operating Partnership units without the general partner’s consent during the 12-month period following such limited partner’s acquisition of such Operating Partnership units, other than to family members or trusts for their exclusive benefit, to a charity or trust for the benefit of a charity, to entities that are controlled by the limited partner, its family members or affiliates, or to a lending institution that is not an affiliate of the limited partner as collateral for a bona fide loan, subject to certain limitations. In addition, all transfers must be made only to “accredited investors” as defined under Rule 501 of the Securities Act and are subject to other limitations and conditions set forth in the partnership agreement. Limited partners may also pledge their interests in Operating Partnership to one or more banks or lending institutions (which are not affiliates of the pledging limited partner). The transfer of such Operating Partnership units pursuant to the lender’s or financial institution’s enforcement of its remedies under the applicable financing documents is permitted by the partnership agreement of Operating Partnership.

Amendments to the Partnership Agreement

Amendments to the partnership agreement of Operating Partnership may be proposed by the general partner or limited partners holding a majority of the Operating Partnership units then held by limited partners. All amendments to the partnership agreement require the approval of Seritage Growth, as general partner, and generally partners holding a majority of the Operating Partnership units then held by partners (including Seritage Growth and entities controlled by it) entitled to vote on or consent to such matter. However, Seritage Growth, as general partner, will have the power to unilaterally make certain amendments to the partnership agreement of Operating Partnership without obtaining the approval of any other partners as may be required to:

•	add to its obligations as general partner or surrender any right or power granted to it as general partner for the benefit of the limited partners;

•	reflect the admission, substitution or withdrawal of partners or termination of Operating Partnership in accordance with the terms of, and subject to the exceptions set forth in, the partnership agreement;

•	reflect a change of an inconsequential nature or that does not adversely affect the limited partners in any respect;

•	satisfy any requirements, conditions or guidelines of federal or state law;

•	reflect changes that are reasonably necessary for Seritage Growth to maintain its status as a REIT or to satisfy REIT requirements;

•	reflect the issuance of additional Operating Partnership units in accordance with the terms of, and subject to the exceptions set forth in, the partnership agreement;

•	make certain modifications to the manner in which capital accounts are adjusted, computed or maintained, or net income or net loss are allocated;

•	set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional class or series of partnership interest permitted to be issued under the partnership agreement; or

•	modify, if Operating Partnership is the surviving partnership in an approved change of control transaction, certain provisions of the partnership agreement to provide the holders of interests in such surviving partnership rights that are consistent with the partnership agreement.

Subject to certain exceptions, amendments that would, among other things, convert a limited partner into a general partner (except in connection with a permitted transfer of the general partner’s interest), modify the limited liability of a limited partner, adversely alter a partner’s right to receive any distributions or allocations of profits or losses, adversely alter or modify the redemption rights of limited partners and qualifying assignees (or amend these restrictions) must be approved by each limited partner that would be adversely affected by such amendment, unless the amendment or action affects all partners holding the same class or series of Operating Partnership units on a uniform or pro rata basis and is approved by a majority of the partners of such class or series.

Restrictions on General Partner’s Authority; Change of Control Transactions

Seritage Growth, as general partner, may not take any action in contravention of an express prohibition or limitation contained in the partnership agreement of Operating Partnership, including:

•	any action that would make it impossible to carry on the ordinary business of Operating Partnership, except as otherwise provided in the partnership agreement;

•	admitting any person as a partner, except as otherwise provided in the partnership agreement;

•	performing any act that would subject a limited partner to liability not contemplated in the partnership agreement or under the Delaware Revised Uniform Limited Partnership Act; or

•	entering into any contract, mortgage loan or other agreement that expressly prohibits or restricts Seritage Growth or Operating Partnership from performing their respective specific obligations in connection with a redemption of Operating Partnership units as described below or expressly prohibits or restricts the ability of a limited partner to exercise its redemption rights in full without the written consent of such limited partner.

In addition, pursuant to the partnership agreement of Operating Partnership, without the consent of partners (other than Seritage Growth and entities controlled by it) holding a majority of all the outstanding Operating Partnership units held by all partners (other than Seritage Growth and entities controlled by it) entitled to vote on or consent to the matter, neither Seritage Growth nor Operating Partnership may engage in, or cause or permit:

•	at any time:

•	an amendment, modification or termination of the partnership agreement, except as explicitly permitted therein;

•	a transfer of any portion of Seritage Growth’s partnership interest or admission into the partnership of any additional or successor general partner (other than to us or one of Seritage Growth’s wholly owned subsidiaries);

•	a voluntary withdrawal of Seritage Growth as general partner except in connection with a permitted transfer of its entire interest to an entity that will become the new general partner;

•	a general assignment for the benefit of creditors, appointment or acquiescence in the appointment of a custodian, receiver or trustee for all or any part of the assets of Operating Partnership;

•	the commencement of any proceeding for bankruptcy by Operating Partnership;

•	the adoption of any plan of liquidation or termination of Seritage Growth;

•	any other direct or indirect transfer of all or any portion of Seritage Growth’s partnership interest in Operating Partnership, other than certain permitted transfers to affiliated entities;

•	until after the first six continuous months in which ESL holds less than 40% of the economic interests of Seritage Growth and Operating Partnership on a consolidated basis:

•	a sale, lease, exchange or other transfer of all or substantially all of the assets of Seritage Growth or Operating Partnership, whether in a single transaction or a series of related transactions;

•	any direct or indirect transfer of all or any portion of Seritage Growth’s interest in Operating Partnership in connection with, or any other occurrence of:

•	a merger, consolidation, conversion or other combination or extraordinary transaction involving Seritage Growth or Operating Partnership;

•	a reclassification, recapitalization or change of the outstanding Seritage Growth common shares (other than a change in par value, or from par value to no par value, or as a result of a share split, share dividend or similar subdivision);

•	a “change of control” of Seritage Growth, which will be deemed to occur if (1) any person becomes the beneficial owner of 30% or more of Seritage Growth’s voting securities, (2) Seritage Growth is a party to a merger, conversion, consolidation, share exchange, reorganization, sale of assets or other similar extraordinary transaction, or a proxy contest, as a consequence of which proxy contest members of the Seritage Growth Board of Trustees in office immediately prior to such transaction or event constitute less than a majority of the Board of Trustees thereafter, or (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Seritage Growth Board of Trustees (including for this purpose any new trustee whose election or nomination for election by Seritage Growth’s shareholders was approved by a vote of at least two-thirds of the trustees then still in office who were trustees at the beginning of such period, other than following an actual or threatened proxy contest or other non-consensual attempt to influence or modify the Board of Trustees) cease for any reason to constitute at least a majority of the Seritage Growth Board of Trustees; or

•	a waiver of the ownership limits set forth in the Seritage Growth declaration of trust.

Distributions to Holders of Operating Partnership Units

The partnership agreement of Operating Partnership provides that holders of Operating Partnership units are generally entitled to receive distributions on a pro rata basis in accordance with their respective Operating Partnership units (subject to the rights of the holders of any class of preferred partnership interests that may be authorized and issued after this offering).

Redemption/Exchange Rights

A limited partner or an assignee will have the right, to require Operating Partnership to redeem part or all of its Operating Partnership units that it has held for at least 12 months in exchange for cash. Alternatively, at the election of Seritage Growth, the Operating Partnership units may be redeemed for Seritage Growth common shares on a one-for-one basis, subject to adjustment in the event of share splits, share dividends, distributions of warrants or share rights, specified extraordinary distributions and similar events. If Seritage Growth elects to redeem Operating Partnership units for Seritage Growth common shares the issuance of such common shares will be subject to the ownership limits set forth in Seritage Growth’s declaration of trust. Any redemption or exchange would increase Seritage Growth’s percentage ownership interest in Operating Partnership.

Pursuant to provisions of the partnership agreement of Operating Partnership and our Registration Rights Agreement with ESL, ESL will be permitted to transfer its Operating Partnership units that it has held for at least 12 months to one or more underwriters to be exchanged for Seritage Growth common shares in connection with certain dispositions in order to achieve the same effect as would occur if ESL were to exchange its Operating Partnership units for Seritage Growth common shares, which may be limited under the ownership restrictions set forth in the Seritage Growth declaration of trust, and then dispose of those shares in an underwritten offering.

Issuance of Units, Shares or Other Securities

Seritage Growth, as general partner of Operating Partnership, has the power to cause the issuance of additional Operating Partnership units in one or more classes or series, subject to certain exceptions and limitations in the partnership agreement. These additional units interests may include preferred partnership units.

Capital Contributions

The partnership agreement of Operating Partnership provides that Seritage Growth, as general partner, may authorize the issuance of additional partnership interests in exchange for such capital contributions, if any, as the general partner may approve, subject to certain exceptions and limitations in the partnership agreement. Under the partnership agreement, Seritage Growth is generally obligated to contribute the net proceeds received from any offering of Seritage Growth shares of beneficial interest as additional capital to Operating Partnership in exchange for additional Operating Partnership units. The partnership agreement also provides that Seritage Growth may make additional capital contributions, including contributions of properties, to Operating Partnership in exchange for additional Operating Partnership units, subject to certain exceptions and limitations in the partnership agreement. If Seritage Growth contributes additional capital and receives additional Operating Partnership units in exchange for a capital contribution, Seritage Growth’s percentage interest in Operating Partnership will be increased on a proportionate basis based on the amount of the additional capital contribution and the value of Operating Partnership at the time of the contribution. In addition, if Seritage Growth contributes additional capital and receives additional Operating Partnership units for the capital contribution, the capital accounts of the partners may be adjusted upward or downward to reflect any unrealized gain or loss attributable to the properties as if there were an actual sale of the properties at the fair market value thereof. In addition, each partner (including ESL) will have the preemptive right to maintain its overall economic interest of Seritage Growth and the Operating Partnership on a consolidated basis. In the case that we issue additional shares of beneficial interest, Operating Partnership must give each partner the right to purchase additional Operating Partnership units such that it may maintain its economic interest. There are no other preemptive, preferential or other similar rights with respect to making additional capital contributions or loans to Operating Partnership or the issuance or sale of any Operating Partnership units or other partnership interests.

Subject to certain limitations set forth in the partnership agreement, Operating Partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise. Any such preferred partnership interests would have priority over common partnership interests with respect to distributions from Operating Partnership, including the partnership interests that Seritage Growth owns.

Limited partners will have the right to acquire additional Operating Partnership units in order to allow them to maintain their relative ownership interests in Operating Partnership if Operating Partnership issues additional units to Seritage Growth.

Borrowing by the Operating Partnership

Seritage Growth, as general partner, may cause Operating Partnership to (or to cause subsidiaries of Operating Partnership to) borrow money and to issue and guarantee debt as Seritage Growth deems necessary for the conduct of the activities of Operating Partnership. Such debt may be secured, among other things, by mortgages, deeds of trust, liens or encumbrances on the properties of Operating Partnership (or any applicable subsidiaries).

Tax Matters

Seritage Growth, as general partner, is the tax matters partner of Operating Partnership and therefore has the authority under the Code to handle tax audits on behalf of Operating Partnership. In addition, Seritage Growth, as general partner, has the authority to arrange for the preparation and filing of Operating Partnership’s tax returns and to make tax elections under the Code on behalf of Operating Partnership.

Allocations of Net Income and Net Losses to Partners

The net income or net loss of our Operating Partnership will generally be allocated to the general partner and the limited partners of Operating Partnership in accordance with their respective ownership of Operating Partnership units. However, in some cases, gains or losses may be disproportionately allocated to partners who have contributed property to or guaranteed debt of Operating Partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations.

Operations

Seritage Growth, as general partner, intends to manage Operating Partnership in a manner that will enable Seritage Growth to maintain its qualification as a REIT and to minimize any U.S. federal income tax liability. The partnership agreement of Operating Partnership provides that Operating Partnership will assume and pay when due, or reimburse Seritage Growth for payment of, all costs and expenses relating to the operations of or for the benefit of Operating Partnership.

Term

Operating Partnership will continue in full force and effect until dissolved in accordance with its terms or as otherwise provided by law.

Indemnification and Limitation of Liability

To the extent permitted by applicable law, the partnership agreement of Operating Partnership provides for indemnification of Seritage Growth, our trustees, officers and employees, employees of our Operating Partnership and any other persons whom the general partner may designate from and against any and all claims arising from or that relate to the operations of Operating Partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise unless:

•	it is established that the act or omission of the indemnitee constituted fraud, intentional harm or gross negligence on the part of the indemnitee;

•	the claim is brought by the indemnitee (other than to enforce the indemnitee’s rights to indemnification or advance of expenses); or

•	the indemnitee is found to be liable to Operating Partnership, and then only with respect to each such claim.

Partners of Operating Partnership, including Seritage Growth, as general partner, are not liable to Operating Partnership or its partners except for willful misconduct or recklessness, and no trustee, officer or agent of the general partner, and none of Seritage Growth’s trustees, officers or agents have any duties directly to Operating Partnership or its partners, and will not be liable to Operating Partnership or its partners for money damages by reason of their service as such.

DESCRIPTION OF INDEBTEDNESS

We summarize below the principal terms expected in respect of the Financing. This summary is not a complete description of all of the terms of the relevant agreements. As the final terms have not been agreed upon, the final terms may differ from those set forth herein and any such differences may be significant.

In connection with this offering, we expect one or more of the Acquired Entities, presently wholly-owned subsidiaries of Sears Holdings, to enter into one or more mortgage or mezzanine loan agreements (the “Loan Agreements”), providing for:

•	term loans in an initial principal amount of approximately $1.16 billion (collectively, the “Term Loans”); and

•	a $100 million future funding facility, which we expect to be available to us to finance redevelopment of the Acquired Properties from time to time (the “Future Funding Facility”) subject to satisfaction of certain conditions.

We expect that the net proceeds from the Term Loans will be distributed to a wholly owned subsidiary of Sears Holdings immediately prior to the consummation of the rights offering and that, simultaneously with the consummation of the rights offering, Operating Partnership will purchase the Acquired Entities, subject to the Term Loans as partial consideration for the acquisition of the Acquired Entities. Amounts borrowed and repaid under the Future Funding Facility will not be available to be re-borrowed.

Entrance into the Loan Agreements is subject to satisfaction of the conditions precedent contained in the Commitment or obtaining the Financing from alternative sources, and there can be no assurance that the Loan Agreements will be entered into in the manner, on the terms or on the timetable described herein or at all. This offering is not expressly contingent on the Loan Agreements, however Sears Holdings reserves the right to withdraw and cancel the rights offering if the board of directors of Sears Holdings determines that market conditions are such that it is not advisable to consummate the rights offering (which could occur if, among other things, we do not receive sufficient proceeds from this offering, the other equity sales contemplated hereby or the Financing).

All obligations under the mortgage Loan Agreement are expected to be secured by mortgages on, and other security interests in, substantially all of the assets of the borrower or borrowers thereunder, which is expected to include all of the Acquired Properties, and by a pledge of the JV Interests (or one or more subsidiaries of Operating Partnership formed to hold the JV Interests). All obligations under the mezzanine Loan Agreement are expected to be secured by a pledge of the equity interests in the mortgage borrowers and in the subsidiaries that own the JV Interests. In addition, as described in the following paragraph, Seritage Growth and Operating Partnership will be joint and several recourse carve-out guarantors of the Term Loans and the Future Funding Facility.

All obligations under the Loan Agreements are expected to be non-recourse to the borrowers, the pledgors of the JV Interests and the guarantors thereunder, except that (i) the borrowers and the guarantors will be liable, on a joint and several basis, for losses incurred by the lenders in respect of certain matters customary for commercial real estate loans, including misappropriation of funds and certain environmental liabilities and (ii) the indebtedness under the Loan Agreements will be fully recourse to the borrowers and guarantors upon the occurrence of certain events customary for commercial real estate loans, including without limitation prohibited transfers, prohibited liens and bankruptcy.

All outstanding principal and interest under the Loan Agreements is expected to be due and payable on the date that is four years after the closing date of the Loan Agreements, subject to two one-year extension options which we expect will be available subject to payment of an extension fee and satisfaction of certain other conditions. We expect that the commitment in respect of the Future Funding Facility will expire on June 30, 2017 if not fully drawn by such date. We do not expect that either the Term Loans or the draws on the Future Funding Facility will require scheduled amortization.

We expect that the indebtedness under Loan Agreements will not be prepayable, other than mandatorily upon the sale of Acquired Properties, during the first year after the closing of the Financing. Thereafter, prepayments (other than a complete refinancing of the loans) will be capped at 50% of the aggregate principal amount of the loans under the Loan Agreements and will be subject to payment of a “spread maintenance” prepayment premium. We expect that the Loan Agreements will limit the ability of the Operating Partnership and its subsidiaries to sell Acquired Properties, whether entirely, or by sale or contribution to a joint venture to which Operating Partnership or a subsidiary may become party. In connection with sale of any Acquired Property permitted under the Loan Agreements, the borrowers will be required to make a mandatory prepayment of the loans at a release price assigned to such property under the Loan Agreements.

Our projected average monthly interest payment over the course of the initial term of the Term Loan will be approximately $6 million. The actual monthly interest payment will depend on the movement of 1-Month LIBOR. At the closing of the Financing, we have agreed to purchase a LIBOR interest rate cap agreement at an agreed strike rate.

We expect the Loan Agreements to contain affirmative and negative covenants, restrictions and events of default customary for commercial real estate mortgage and mezzanine loans. We expect such restrictions to include cash flow sweep provisions based on certain metrics of our financial and operating performance, including in the case that “Debt Yield” (the ratio of net operating income for the borrowers under the Loan Agreements to their debt) is less than 11.0% or if we fail to achieve certain thresholds for tenant diversification. If a cash flow sweep period is triggered under the Loan Agreements we expect that we will be constrained in our ability to use cash generated by the Acquired Properties (which comprise substantially all of our assets as of the closing date) to pay dividends and distributions to holders of Operating Partnership units and Seritage Growth common shares. We also expect the borrowers under the Loan Agreements to make certain representations and warranties and covenants regarding the ownership and operation of the Acquired Properties and standard special purpose bankruptcy remote entity covenants designed to preserve the separateness of the borrowers from Seritage Growth and the Operating Partnership in the event of a bankruptcy action. Upon the occurrence of an event of default under the Loan Agreements, we expect the lenders thereunder will be permitted to take the following actions: (i) accelerate the maturity date of the loan obligations, (ii) foreclose on any or all of the mortgages and other collateral securing the mortgage loan (or equity pledges and other collateral securing any mezzanine loans) and (iii) apply amounts on deposit in the reserve accounts provided for under the Loan Agreements to pay the debt thereunder.

THE RIGHTS OFFERING

The Subscription Rights

Sears Holdings is distributing to the record holders of its common stock as of the record date, transferable subscription rights to purchase Seritage Growth common shares at a price of $29.58 per share. Each holder of record of Sears Holdings common stock will receive one subscription right allowing the holder to subscribe for one half of one Seritage Growth common share on the terms set forth in this offering, for each share of common stock owned by that holder as of 5:00 p.m., New York City time, on June 11, 2015, the record date, except that holders of Sears Holdings’ restricted stock that is unvested as of the record date will receive cash awards in lieu of subscription rights. Each subscription right is a contractual obligation of Seritage Growth that will entitle the holder to purchase from Seritage Growth one half of one Seritage Growth common shares. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege. The subscription rights entitle the holders of subscription rights to purchase an aggregate of 53,298,899 Seritage Growth common shares for an aggregate purchase price of $1,576,581,444.

Sears Holdings may withdraw and cancel the rights offering if, at any time prior to its expiration, the board of directors of Sears Holdings determines, in its sole discretion, that the rights offering is not in the best interest of Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering. If Sears Holdings cancels the rights offering, it will issue a press release notifying stockholders of the cancellation, and the subscription agent will return all subscription payments to the subscribers, without interest or penalty, as soon as practicable.

In addition, in this offering, Seritage Growth is offering 9,527,194 Seritage Growth non-voting shares, in lieu of certain Class A Common Shares to certain Fairholme Clients at a price of $29.58 per share (the subscription price for the rights offering). In light of regulatory and tax considerations, Seritage Growth and FCM have entered into an agreement giving FCM the right to cause certain Fairholme Clients to exchange a portion of its subscription rights for the Seritage Growth non-voting shares. See “Certain Relationships and Related Transactions—ESL Exchange Agreement” and “Certain Relationships and Related Transactions—Fairholme Exchange Agreement.” This offering also includes 9,527,194 Seritage Growth common shares that may be issued from time to time upon conversion of the Seritage Growth non-voting shares. See “Description of Shares of Beneficial Interest—Non-Voting Shares.”

This discussion of the rights offering does not include a discussion of the OP Private Placement or the Non-Economic Shares Private Placement (each of which is discussed in more detail in “Certain Relationships and Related Transactions—Exchange Agreements”).

In addition, this discussion of the rights offering does not include a discussion of the Seritage Private Placements. Seritage Growth and GGP have entered into an investment agreement (the “GGP Investment Agreement”) pursuant to which Seritage Growth will issue and sell to GGP, concurrently with the closing of the rights offering and subject to the satisfaction of certain other related closing conditions, 1,125,760 Seritage Growth common shares at a price of $29.58 per share (the subscription price for the rights offering), for an aggregate purchase price of $33.3 million (except that the number of Seritage Growth common shares and aggregate purchase price will be reduced to the extent the shares purchased would constitute more than 4% of the aggregate value of the common shares of beneficial interest of Seritage Growth immediately following the closing of this offering). Likewise, Seritage Growth and Simon have entered into an investment agreement (the “Simon Investment Agreement” and, together with the GGP Investment Agreement, the “ Investment Agreements”) pursuant to which Seritage Growth will issue and sell to Simon, concurrently with the closing of the rights offering and subject to the satisfaction of certain other related closing conditions, 1,125,760 Seritage Growth common shares at a price of $29.58 per share (the subscription price for the rights offering), for an aggregate purchase price of $33.3 million (subject to reduction in the same manner as provided in the GGP Investment Agreement). The shares to be issued and sold in the Seritage Private Placements are not registered as part of, and are in addition to the Seritage Growth common shares offered in, the rights offering.

Holders of subscription rights (other than ESL and Fairholme Clients) will not have the right to participate in the OP Private Placement, the Non-Economic Shares Private Placement or the Non-Voting Shares Offering and will not be entitled to purchase Seritage Growth non-economic shares or Seritage Growth non-voting shares.

Basic Subscription Right. With your basic subscription right, you may purchase from Seritage Growth one half of one Seritage Growth common shares per subscription right, subject to delivery of the required documents and payment of the subscription price of $29.58 per whole share, before the rights offering expires. You may exercise all or a portion of your basic subscription right, or you may choose not to exercise any of your subscription rights. If you do not exercise your basic subscription rights in full (after giving effect to any purchases or sales of subscription rights prior to the time of such exercise), you will not be entitled to purchase any shares under your over-subscription privilege.

The number of shares issuable upon the exercise of the basic subscription right will be rounded down to the nearest whole share.

For example, if you owned 1,000 shares of Sears Holdings common stock on the record date, you would have received 1,000 subscription rights and would have the right to purchase 500 Seritage Growth common shares for $29.58 per whole share.

Sears Holdings will credit your account or the account of your nominee record holder with Seritage Growth common shares that you purchased with the basic subscription right as soon as practicable after the rights offering has expired.

All Seritage Growth common shares purchased pursuant to the exercise of the subscription rights will be issued by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording share ownership when no physical share certificates are issued.

Restrictions on Ownership. To assist us in complying with the limitations on the concentration of ownership of REIT shares imposed by the Code, among other purposes, Seritage Growth’s declaration of trust provides for restrictions on ownership and transfer of Seritage Growth shares of beneficial interest, including, subject to certain exceptions, prohibitions on any person actually or constructively owning more than 9.6% in value or in number, whichever is more restrictive, of all outstanding shares, or all outstanding common shares (including Seritage Growth common shares, Seritage Growth non-economic shares and Seritage Growth non-voting shares), of beneficial interest of Seritage Growth. A person that did not acquire more than 9.6% of outstanding Seritage Growth shares, including pursuant to the rights offering, may become subject to Seritage Growth’s declaration of trust restrictions if repurchases by Seritage Growth cause such person’s holdings to exceed such ownership limits.

Over-subscription Privilege. If you purchase all Seritage Growth common shares available to you pursuant to your basic subscription rights, you may also choose to purchase from Seritage Growth a portion of any Seritage Growth common shares that other holders of subscription rights do not purchase through the exercise of their basic subscription rights, subject to the ownership limits set forth in Seritage Growth’s declaration of trust. Only holders who fully exercise all of their basic subscription rights, after giving effect to any purchases or sales of subscription rights by them prior to such exercise, may participate in the over-subscription privilege. ESL and Fairholme Clients may participate in the over-subscription privilege; however, in light of tax and regulatory restrictions, ESL and FCM intend to enter into agreements with us giving ESL and Fairholme Clients the right to purchase interests in us in the ESL Private Placement and the Non-Voting Shares Offering. Seritage Growth common shares with respect to any subscription rights exchanged in the ESL Private Placement and the Non-Voting Shares Offering will not be sold in this offering and will not be available as part of the over-subscription process.

If you wish to exercise your over-subscription privilege, you must indicate on your rights certificate, or the form provided by your nominee if your Sears Holdings shares are held in the name of a nominee, how many additional Seritage Growth common shares you would like to purchase pursuant to your over-subscription privilege, and provide payment as described below.

Minimum Subscription Condition. It is a condition to this offering that the offering be fully subscribed (including taking into account any exchanges by ESL or any Fairholme Client) which the Sears Holdings board of directors, at its sole discretion, may waive.

Seritage Growth common shares will be allocated in the rights offering as follows:

•	First, shares will be allocated to holders of rights who exercise their basic subscription rights at a ratio of a common share per exercised subscription right.

•	Second, any remaining shares that were eligible to be purchased in the rights offering will be allocated among the holders of rights who exercise the over-subscription privilege, in accordance with the following formula:

•	Each holder who exercises the over-subscription privilege will be allocated a percentage of the remaining shares equal to the percentage that results from dividing (i) the number of basic subscription rights which that holder exercised by (ii) the number of basic subscription rights which all holders who wish to participate in the over-subscription privilege exercised. Such percentage could result in the allocation of more or fewer over-subscription shares than the holder requested to purchase through the exercise of the over-subscription privilege.

•	For example, if Stockholder A holds 200 subscription rights and Stockholder B holds 300 subscription rights and they are the only two stockholders who exercise the over-subscription privilege, Stockholder A will be allocated 40% and Stockholder B will be allocated 60% of all remaining shares available. (Example A)

•	Third, if the allocation of remaining shares pursuant to the formula described above in the second step would result in any holder receiving a greater number of common shares than that holder subscribed for pursuant to the over-subscription privilege, then such holder will be allocated only that number of shares for which the holder over-subscribed.

•	For example, if Stockholder A is allocated 100 shares pursuant to the formula described above but subscribed for only 40 additional shares pursuant to the over-subscription privilege, Stockholder A’s allocation would be reduced to 40 shares. (Example B)

•	Fourth, any common shares that remain available as a result of the allocation described above being greater than a holder’s over-subscription request (the 60 additional shares in Example B above) will be allocated among all remaining holders who exercised the over-subscription privilege and whose initial over-subscription allocations were less than the number of shares they requested. This second allocation will be made pursuant to the same formula described above and repeated, if necessary, until all available Seritage Growth common shares have been allocated or all over-subscription requests have been satisfied in full.

However, in no circumstance will any holder (other than Fairholme Clients, which are expected to receive the Excess Share Waivers) be allocated common shares pursuant to the over-subscription privilege to the extent such allocation would result in such holder beneficially owning 9.6% or more of the outstanding shares of beneficial interest of Seritage Growth (as calculated for certain federal income tax purposes), nor will any holder, other than ESL and Fairholme Clients, participate in the OP Private Placement, the Non-Economic Shares Private Placement or the Non-Voting Shares Offering. See “Certain Relationships and Related Transactions—ESL Exchange Agreement” and “Certain Relationships and Related Transactions—Fairholme Exchange Agreement.”

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed Seritage Growth common shares before the rights offering expires, if you wish to maximize the number of Seritage Growth common shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that could be available to you at the time you exercise your basic subscription rights (i.e., the aggregate payment for both your basic subscription right and for all additional shares you desire to purchase pursuant to your over-subscription request). Any excess subscription payments received by the subscription agent, including payments for additional shares you requested to purchase pursuant to the over-subscription privilege but which were not allocated to you, will be returned, without interest or penalty, promptly following the expiration of the rights offering.

The number of shares issuable upon the exercise of the over-subscription privilege will be rounded down to the nearest whole share. Computershare Trust Company, N.A., our subscription agent for the rights offering, will determine, in its sole discretion, the over-subscription allocation based on the formula described above.

We can provide no assurances that you will actually be entitled to purchase the number of Seritage Growth common shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. Sears Holdings will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all holders of rights exercise their basic subscription rights in full.

Reasons for the Transaction

Sears Holdings believes that the Transaction would provide, among other things, financial and operational benefits to both Seritage Growth and Sears Holdings, including, but not limited to, the following expected benefits:

•	Additional Liquidity and Financial Flexibility. The Transaction is intended to monetize a portion of Sears Holdings’ real estate assets in a manner that provides current value to Sears Holdings while allowing Sears Holdings to continue to operate in its existing store locations and creating significant flexibility and potential upside for both us and Sears Holdings. Specifically, the Transaction will provide Sears Holdings the ability to rationalize certain of its real estate holdings in a deliberate and considered manner, immediately gain increased liquidity, and subsequently rationalize a portion of its rental costs to the extent its stores become unprofitable below certain levels.

•	Additional Strategic Opportunities. We will immediately have an income stream from an existing tenant, with enhanced flexibility as a lessor due to the ability to recapture substantial amounts of space from Sears Holdings and diversify its tenant mix by leasing recaptured space to other tenants. As a REIT, Seritage Growth will generally not pay income taxes on income that is distributed to shareholders, and will be required to distribute at least 90% of its REIT taxable income to shareholders. Sears Holdings expects the Transaction to facilitate strategic expansion opportunities for us by providing us with the ability to pursue transactions with other operators that would not pursue transactions with Sears Holdings as a current competitor and to diversify into different businesses.

•	Business-Appropriate Capital Structure. The Transaction will create an independent equity structure that will afford us direct access to capital markets and facilitate our ability to effect future real estate acquisitions utilizing Seritage Growth common shares and Operating Partnership units.

•	Focused Management. The Transaction will allow management of each of Sears Holdings and Seritage Growth to devote time and attention to the development and implementation of corporate strategies and policies that are based on the specific business characteristics of the respective companies, and to design more tailored compensation structures that better reflect these strategies, policies and business characteristics. Our separate equity-based compensation arrangements should more closely align the interests of management with the interests of shareholders and more directly incentivize our employees and attract new talent.

•	Distinct Investment Opportunities. The Transaction will provide investors with two distinct and targeted investment opportunities. Since the subscription rights are being distributed at no charge to Sears Holdings’ existing stockholders, stockholders will have the choice to acquire a stake in Seritage Growth in addition to retaining their existing Sears Holdings stake.

Conditions, Withdrawal and Cancellation

Sears Holdings’ obligation to close the rights offering is conditioned on the satisfaction or waiver of the following conditions:

•	the Sears Holdings board of directors (and a special transaction committee thereof) shall have authorized and approved the Transaction and not withdrawn such authorization and approval, and shall have declared the dividend of the subscription rights to Sears Holdings stockholders;

•	each of the agreements to be entered into governing the Transaction shall have been executed by each party thereto and all the actions required to be performed prior to the closing of the rights offering shall have been completed;

•	the SEC shall have declared effective our registration statement on Form S-11, of which this prospectus is a part, under the Securities Act, and no stop order suspending the effectiveness of the registration statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC;

•	the overall minimum subscription of Seritage Growth common shares (resulting in gross proceeds, together with the proceeds of the ESL Private Placement, if ESL elects to exchange subscription rights, of $839.2) required to complete this offering is fulfilled;

•	Seritage Growth common shares and the subscription rights shall have been accepted for listing on the NYSE or another national securities exchange or quotation system approved by Sears Holdings, subject to official notice of issuance;

•	no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Transaction shall be in effect, and no other event outside the control of Sears Holdings shall have occurred or failed to occur that prevents the consummation of the Transaction;

•	the individuals listed as members of the post-Transaction Board of Trustees of Seritage Growth in this prospectus shall have been duly elected and qualified, and such individuals shall be the members of the Board of Trustees immediately after the Transaction;

•	prior to the Transaction, Sears Holdings shall deliver or cause to be delivered to Seritage Growth resignations, effective as of immediately after the Transaction, of each individual who will be an officer or trustee of Seritage Growth after the Transaction and who is an officer or director of Sears Holdings immediately prior to the Transaction;

•	immediately prior to the Transaction, the Seritage Growth Declaration of trust and bylaws, each in substantially the form filed as an exhibit to the registration statement of which this prospectus forms a part, shall be in effect; and

•	the closing of the sale of the Acquired Properties and the JV Interests from Sears Holdings to us (which is subject to certain additional conditions) shall have occurred contemporaneously with the closing of the rights offering.

The fulfillment of the foregoing conditions will not create any obligation on the part of Sears Holdings to close the rights offering.

In addition, Sears Holdings reserves the right to withdraw and cancel the rights offering if, at any time prior to the expiration of the rights offering, the board of directors of Sears Holdings determines, in its sole discretion, that the offering is not in the best interest of Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering. If Sears Holdings cancels the rights offering, it will issue a press release notifying stockholders of the cancellation by the close of business, New York City time, on the last business day of the previously announced subscription period.

If Sears Holdings cancels the rights offering, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

If Sears Holdings cancels the rights offering and you have not exercised any rights, the subscription rights will expire, be of no value and cease to be exercisable for Seritage Growth common shares. If you purchase subscription rights during the subscription period and Sears Holdings cancels the rights offering, you will lose the entire purchase price paid to acquire such subscription rights; however, any subscription payments that you paid and that were received by the subscription agent will be returned to you, without interest or penalty, as soon as practicable. See “Risk Factors—Risks Related to the Offering—Sears Holdings may cancel the rights offering at any time prior to the expiration of the rights offering and in such case neither Sears Holdings nor the subscription agent will have any obligation to you except to return your exercise payments.”

Effect of the Rights Offering on Outstanding Common Stock of Sears Holdings

The issuance of Seritage Growth common shares and Seritage Growth non-voting shares in this offering will not affect the number of shares of Sears Holdings common stock you own or your percentage ownership of Sears Holdings. Holders of common stock of Sears Holdings that do not exercise their subscription rights to purchase Seritage Growth common shares will no longer retain an ownership interest in the assets and liabilities transferred to us following the completion of this offering, as the common stock of Sears Holdings will no longer reflect the activities, assets or liabilities transferred to us. In addition, the trading price of Sears Holdings common stock immediately following this offering may be higher or lower than immediately prior to this offering.

Assuming the subscription rights are exercised in full (or, in the case of the maximum portion of the subscription rights held by each of ESL and certain Fairholme Clients permitted to be exchanged under their respective Exchange Agreements, exchanged for Operating Partnership units and Seritage Growth economic shares, and for Seritage Growth non-voting shares, respectively), we expect to receive gross cash proceeds of approximately $2,677.3 million (including the distribution of the proceeds of the debt incurred in the Financing, which will be assumed by Operating Partnership) as a result of the sale of Seritage Growth common shares and Seritage Growth non-voting shares in this offering, the sale of Seritage Growth common shares in the Seritage Private Placements, the sale of Seritage Growth non-economic shares in the Non-Economic Shares Private Placement and the sale of Operating Partnership units in the OP Private Placement. We intend to use the proceeds from this offering, the Seritage Private Placements and the ESL Private Placement, together with the assumption of the indebtedness incurred in the Financing, to pay the purchase price to Sears Holdings for the Acquired Entities and the JV Interests, with remaining proceeds used for working capital and other general purposes.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders. If you are a registered holder of Sears Holdings common stock, the number of Seritage Growth common shares you may purchase pursuant to your basic subscription right will be indicated on the rights certificate that you receive. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address given below under “—Subscription Agent and Information Agent,” to be received before 5:00 p.m., New York City time, on July 2, 2015.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of Sears Holdings common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, the DTC will electronically issue one subscription right to your nominee record holder for every share of Sears Holdings common stock that you own as of the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for Seritage Growth common shares in the rights offering.

Subscription by Purchasers of Subscription Rights. If you purchase subscription rights during the subscription period through a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, your broker, dealer, custodian bank or other nominee must exercise the subscription rights on your behalf. If you wish to exercise your subscription rights and purchase Seritage Growth common shares through the rights offering, you should contact your nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering.

If you purchase subscription rights during the subscription period directly from a registered holder of Sears Holdings common stock, you should contact the subscription agent as soon as possible regarding the exercise of your subscription rights. Please follow the instructions of the subscription agent in order to properly exercise your subscription rights.

Payment Method

Your payment of the subscription price must be made in U.S. dollars for the full number of common shares that you wish to acquire in the rights offering by cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below under the heading “Subscription Agent and Information Agent.” Your payment must be delivered to the subscription agent prior to the expiration of the rights offering. Personal checks and wire transfers will not be accepted. Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest or penalty, as soon as practicable.

You should carefully read and strictly follow the instruction letter and any other documents accompanying the rights certificate. Do not send subscription documents, rights certificates or payments directly to us or to Sears Holdings. Sears Holdings will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all subscription documents, rights certificates and payments is borne by the holders of subscription rights, not by the subscription agent, Sears Holdings or us. If sent by mail, we recommend that you send those rights certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent.

If you hold your shares of Sears Holdings common stock in the name of a custodian bank, broker, dealer or other nominee and wish to purchase Seritage Growth common shares, you should contact your nominee as soon as possible regarding the exercise of the subscription rights and the payment for the Seritage Growth common shares.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Missing or Incomplete Subscription Information

If you hold your shares of Sears Holdings common stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., New York City time, July 2, 2015 expiration date that Sears Holdings has established for the rights offering. If you send a payment that is insufficient to purchase the number of common shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

Expiration Date and Extension

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York City time, on July 2, 2015, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. Sears Holdings will not be required to sell Seritage Growth common shares to you if the subscription agent receives your rights certificate or your subscription payment after that time. Sears Holdings has the option to extend the rights offering, although it does not presently intend to do so. Sears Holdings may extend the rights offering by giving oral or written notice to the subscription agent before the rights offering expires, but in no event will we extend the rights offering beyond July 17, 2015. If Sears Holdings elects to extend the rights offering, it will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date of the rights offering.

If you hold your shares of Sears Holdings common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before the 5:00 p.m., New York City time, July 2, 2015 expiration date that Sears Holdings has established for the rights offering.

Determination of Subscription Price

In determining the subscription price, the board of directors of Sears Holdings considered, among other things, (1) the opinion of Duff & Phelps, LLC, which it engaged to act as a financial advisor in connection with the Transaction, (2) the appraisal reports of Cushman & Wakefield, which assisted in valuing the Acquired Properties, (3) the desirability of broad participation in the rights offering by Sears Holdings’ stockholders and of the development of a trading market for both the subscription rights and Seritage Growth common shares, (4) the fair market value of the Acquired Properties and the JV Interests purchased in the Transaction, including the terms of the Master Lease, and (5) Seritage Growth’s liquidity needs and the aggregate amount of proceeds to be paid to Sears Holdings pursuant to the Transaction if the rights offering were fully subscribed.

Subscription Agent and Information Agent

The subscription agent for this offering is Computershare Trust Company, N.A. The address to which rights certificates and payments should be mailed or overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent. Do not send or deliver these materials to Sears Holdings or to us.

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, Sears Holdings may not honor the exercise of your subscription rights.

If your Sears Holdings shares are held in the name of a broker, dealer or other nominee, you should send your subscription documents and subscription payment to that nominee.

If you are the record holder, you should send your subscription documents, rights certificate and subscription payment by first class mail or courier service to:

By Registered Certified or Express Mail:	By Overnight Courier:

Computershare	Computershare
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street
Providence, RI 02940-3011	Suite V
Canton, MA 02021

You should direct any questions or requests for assistance concerning the method of subscribing for the Seritage Growth common shares or for additional copies of this prospectus to the information agent, Georgeson Inc., by calling (866) 257-5415 (toll-free).

Fees and Expenses

Sears Holdings is not charging any fee or sales commission to issue the subscription rights to you or to issue shares to you if you exercise your rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your record holder may charge you. We will pay all reasonable fees charged by Computershare Trust Company, N.A., as the subscription agent and Georgeson Inc., as the information agent.

No Fractional Shares

All common shares will be sold at a purchase price of $29.58 per whole share. We will not issue fractional shares. The number of shares issuable upon the exercise of the basic subscription rights and the over-subscription privileges will be rounded down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Notice to Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds shares of Sears Holdings common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of Sears Holdings common stock. If a registered holder of Sears Holdings common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of Sears Holdings common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of Sears Holdings common stock and will receive your subscription rights through a broker, dealer, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. Neither we nor Sears Holdings is responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., New York City time, July 2, 2015 expiration date.

Transferability of Subscription Rights

The subscription rights are transferable during the course of the subscription period. We intend to apply to list the subscription rights for trading on the NYSE under the symbol “SRGRT” and we currently expect that they will begin to trade on a when-issued basis on the date of this prospectus and will continue to trade until 4:00 p.m., New York City time, on June 26, 2015, the fourth business day prior to the expiration date of this rights offering (or, if the offer is extended, on the fourth business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to exercise them to purchase Seritage Growth common shares. However, the subscription rights are a new issue of securities with no prior trading market, and both the liquidity of the trading market for the subscription rights and their market value are uncertain.

If you are a beneficial owner of shares of Sears Holdings common stock on the record date or will receive your subscription rights through a broker, dealer, custodian bank or other nominee, Sears Holdings will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. If you wish to sell your subscription rights, in addition to any other procedures your broker, custodian bank or other nominee may require, you must deliver your order to sell to your broker, custodian bank or other nominee such that it will be actually received prior to 4:00 p.m., New York City time, on June 26, 2015, the fourth business day prior to the June 26, 2015 expiration date of this rights offering.

If you are a registered holder of Sears Holdings common stock as of the record date and receive a rights certificate, you may take your rights certificate to a broker and request to sell the rights represented by the certificate. The broker will instruct you as to what is required to sell your subscription rights.

Validity of Subscriptions

Sears Holdings will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Such determination will be final and binding. Once made, subscriptions and directions are irrevocable, and Sears Holdings will not accept any alternative, conditional or contingent subscriptions or directions. Sears Holdings reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless Sears Holdings waives them in its sole discretion. Neither we, Sears Holdings nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to Sears Holdings’ right to withdraw and cancel the rights offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment. Sears Holdings’ interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares in escrow in a segregated bank account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and cancelled. If the rights offering is cancelled for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Shareholder Rights

You will have no rights as a holder of the Seritage Growth common shares that you purchase in the rights offering until your account or the account of your nominee is credited with the Seritage Growth common shares purchased in the rights offering.

Foreign Stockholders

We will not mail this prospectus or any rights certificates to holders of Sears Holdings common stock on the record date whose address of record is outside the United States and Canada, or is an Army Post Office (APO) address or Fleet Post Office (FPO) address. Foreign stockholders will be sent written notice of the rights offering by the subscription agent. The subscription agent will hold the rights certificates to which those holders’ subscription rights relate for the account of these stockholders. To exercise their subscription rights, foreign stockholders must send a letter of instruction indicating the number of subscription rights to be exercised, together with payment of the subscription price for each common share subscribed for, to the subscription agent. The subscription agent must receive the letter of instruction, together with payment of the subscription price at or prior to 5:00 p.m., New York City time, on July 2, 2015. The stockholder must demonstrate to the satisfaction of the subscription agent and Sears Holdings, such as by providing a legal opinion from local counsel, that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder. If no instructions are received by the subscription agent prior to 5:00 p.m., New York City time, on July 2, 2015, the subscription rights will expire, have no value, and cease to be exercisable for Seritage Growth common shares. See “Risk Factors—Risks Related to the Offering—If you receive but do not sell or exercise the subscription rights before they expire, you may be subject to adverse U.S. federal income tax consequences.” The rights offering is not being made in any state or other jurisdiction in which it would be unlawful to do so. We are not selling to, or accepting any offers from, foreign stockholders to purchase subscription rights if such stockholders are a resident of any such state or other jurisdiction.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase Seritage Growth common shares at the subscription price.

Material U.S. Federal Income Tax Treatment of Rights Distribution

For a discussion of the material U.S. federal income tax considerations relating to the receipt, sale, exercise, expiration and cancellation of the subscription rights, see “U.S. Federal Income Tax Considerations.” Stockholders should consult their own tax advisors regarding the U.S. federal, state and local and non-U.S. income, estate and other tax considerations relating to the receipt, sale, exercise, expiration and cancellation of the subscription rights in light of their particular circumstances.

No Recommendation to Rights Holders

Neither Sears Holdings nor Seritage Growth, nor their respective boards, is making any recommendation regarding the exercise of the subscription rights or the purchase, retention or sale of Sears Holdings common stock or Seritage Growth common shares. Neither we nor Sears Holdings can predict the price at which Seritage Growth common shares will trade after this offering. The market price for Seritage Growth common shares may decrease to an amount below the subscription price, and if you purchase common shares at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your investment decision based on your assessment of our business and financial condition, its prospects for the future, the terms of the rights offering and the information contained in, or incorporated by reference into, this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in Seritage Growth common shares.

Listing

The subscription rights are transferable, and Sears Holdings intends to apply to list the subscription rights for trading on the NYSE under the symbol “SRGRT”; however, we cannot assure you that a market for the subscription rights will develop. We intend to apply to list Seritage Growth common shares for trading on the NYSE under the symbol “SRG”.

Treatment of Common Stock Held in Employee Savings Plans

The Savings Plans offer an employer stock fund through which participants (current and former Sears Holdings employees) may invest in Sears Holdings common stock. The applicable trust of each Savings Plan will, on behalf of each participant, receive one subscription right for each full share of Sears Holdings common stock held in the Sears Holdings stock fund under the applicable Savings Plan as of the record date. If necessary Sears Holdings will apply to the U.S. Department of Labor requesting that it grant a prohibited transaction exemption, effective as of the date of the distribution of the subscription rights, with respect to the acquisition, holding and disposition of the subscription rights by the Savings Plans. The prohibited transaction exemption may be necessary because the Savings Plans are not permitted to hold an employer-issued security that is not “qualifying” within the meaning of Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, and the subscription rights may be considered employer-issued securities that are not “qualifying.” If the exemption is necessary but not granted, Sears Holdings may be required to take appropriate remedial action. It is anticipated that an independent fiduciary will be engaged for each Savings Plan to determine whether and/or when to exercise or sell the subscription rights on behalf of the trusts of the Savings Plans, subject to the terms of any prohibited transaction exemption. Proceeds from the exercise or sale of the subscription rights will be credited to the Sears Holdings Stock Fund and reflected in the unit value of that fund, in accordance with the Savings Plans and related trust documents.

FAIRNESS OPINION AND APPRAISALS

Opinion of Duff & Phelps, LLC

Sears Holdings engaged Duff & Phelps to render an opinion as to (i) the fairness, from a financial point of view, to (a) Sears Holdings and/or (b) Sears Holdings, Sears and Kmart on a combined basis, as the case may be, of the total $2.719 billion cash consideration to be received by affiliates of Sears Holdings at closing of the Transaction; and (ii) the fairness, from a financial point of view, to Sears Holdings of the Base Rent (as defined in the Master Lease among affiliates of Seritage Growth, as Landlord, and Kmart Operations, LLC and Sears Operations, LLC, as Tenants), taking into consideration in the determination of the Base Rent the material economic terms of Section 1.6 Nonprofitable Property (the “Opt-Out Feature”), Section 1.7 Recapture Space, Section 1.8 Landlord’s Termination Right as to Additional Recapture Space (the material economic terms of Sections 1.7 and 1.8 collectively, the “Recapture Feature”) and Section 1.9 Landlord’s Termination Right as to 100% Recapture Property (the “Redevelopment Feature”) of the Master Lease.

As a leading global independent provider of financial advisory and investment banking services, Duff & Phelps is regularly engaged in the valuation of businesses and securities and the preparation of opinions in connection with mergers, acquisitions, spin-offs, financings, and other strategic transactions.

On June 5, 2015, Duff & Phelps delivered its analysis and opinion to the board of directors of Sears Holdings that, subject to the assumptions, qualifications, and limitations set forth therein, (i) the total $2.719 billion cash consideration to be received by affiliates of Sears Holdings at closing of the Transaction is fair from a financial point of view to (a) Sears Holdings and/or (b) Sears Holdings, Sears and Kmart on a combined basis, as the case may be; and (ii) the Base Rent, taking into consideration in the determination of the Base Rent the Opt-Out Feature, the Recapture Feature and Redevelopment Feature, is fair from a financial point of view to Sears Holdings. Duff & Phelps was not requested to express, and does not express, any opinion as to: (i) the fairness, from a financial point of view or otherwise, of all or any part of the Transaction to Seritage Growth, (ii) the fairness or advisability of the rights offering, or (iii) whether or not you should exercise any or all of your subscription rights or buy, hold or sell any Sears Holdings common stock or Seritage Growth common shares.

The full text of the written opinion of Duff & Phelps, which sets forth, among other things, assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering the opinion, is attached as Exhibit 99.7 to the registration statement of which this prospectus forms a part. You are urged to read the opinion carefully and in its entirety prior to making any investment decision.

The following is a summary of the material analyses performed by Duff & Phelps in connection with rendering its opinion. Duff & Phelps noted that the analyses have been designed specifically for the opinion and are not intended to apply to any other purposes. While this summary describes the analyses and factors that Duff & Phelps deemed material in its opinion, it does not purport to be a comprehensive description of all analyses and factors considered by Duff & Phelps. The opinion is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the opinion attached as Exhibit 99.7 to this prospectus.

In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Duff & Phelps in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps, nor does the order of the analyses described represent relative importance or weight given to those analyses by Duff & Phelps. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Duff & Phelps, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying the Duff & Phelps opinion. The conclusion reached by Duff & Phelps, therefore, is based on the application of Duff & Phelps’ own experience and judgment to all analyses and factors considered by Duff & Phelps, taken as a whole.

Duff & Phelps has consented to the use of its opinion in this prospectus. In giving such consent, Duff & Phelps does not thereby admit that they are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Scope of Duff & Phelps’ Analysis

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

•	Reviewed the following documents:

•	Sears Holdings’ annual report and audited financial statements on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended January 31, 2015;

•	Seritage Growth’s Form S-11 filed with the Securities and Exchange Commission on April 1, 2015, as amended from time to time through the date of Duff & Phelps’ opinion;

•	Financial projections for Seritage Growth for the fiscal years 2015 through 2024, provided to us by management of Sears Holdings and Seritage Growth (the “Management Projections”);

•	Detailed information regarding Sears Holdings’ real estate assets to be sold to Seritage Growth in the Transaction, as of the date the Duff & Phelps’ opinion, including, but not limited to, property address, square footage, ownership type, material lease terms and material ground lease terms;

•	Real property appraisal reports of Sears Holdings’ real estate assets to be sold to Seritage Growth in the Transaction prepared by Cushman & Wakefield, Inc. and its affiliates in connection with the Transaction;

•	Form of the Master Lease by and among Seritage SRC Finance LLC and Seritage KMT Finance LLC, as Landlord, and Kmart Operations, LLC and Sears Operations, LLC, as Tenant;

•	The Amended and Restated Limited Liability Company Agreement of GS Portfolio Holdings LLC dated as of March 31, 2015 by and between GGP-SRC Member, LLC and Sears;

•	The Amended and Restated Limited Liability Company Agreement of SPS Portfolio Holdings LLC dated as of April 13, 2015 by and between SPG Portfolio Member, LLC and Sears.;

•	The Amended and Restated Limited Liability Company Agreement of MS Portfolio LLC dated as of April 30, 2015 by and between Macerich SJV LLC and Sears;

•	The Master Lease and Sublease by and among GS Portfolio Holdings LLC, Landlord, and Sears, Tenant, dated March 31, 2015;

•	The Master Lease by and among SPS Portfolio Holdings LLC, Landlord, and Sears, Tenant, dated April 13, 2015;

•	The Master Lease by and between MS Portfolio LLC, Landlord, and Sears, Tenant, dated April 30, 2015;

•	The Form of Subscription, Distribution and Purchase and Sale Agreement;

•	Form of Transition Services Agreement, by and between Seritage Growth Properties, L.P. and Sears Holdings Management Corporation;

•	Form of Loan Agreement by and among Seritage SRC Finance LLC and Seritage KMT Finance LLC, as borrower, Seritage GS Holdings LLC, Seritage SPS Holdings LLC and Seritage MS Holdings LLC, as JV Pledgor, and JPMorgan Chase, National Association, as lender; and

•	Various business and financial overview presentations and other information regarding Sears Holdings and Seritage Growth and the Transaction.

•	Discussed the information referred to above and the background and other elements of the Transaction with the management of Sears Holdings and Seritage Growth;

•	Reviewed the historical trading price and trading volume of Sears Holdings’ publicly traded securities and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	Discussed with management of Sears Holdings and Seritage Growth their plans and intentions with respect to the management and operation of Seritage Growth;

•	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis and an analysis of selected public companies that Duff & Phelps deemed relevant; and

•	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Certain Assumptions made by Duff & Phelps

In its review and analysis, and in arriving at its opinion, Duff & Phelps made certain assumptions and representations and relied on certain information that Duff & Phelps obtained from Sears Holdings management in each case with Sears Holdings’ consent. In particular, Duff & Phelps, with Sears Holdings’ consent:

•	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including management of Sears Holdings and Seritage Growth, and did not independently verify such information;

•	Relied upon the fact that Sears Holdings and the Board of Directors have been advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law to be taken in connection with the Transaction have been duly, validly and timely taken;

•	Assumed, without independently verifying, that the Management Projections and other financial forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to the Management Projections or any other such estimates, evaluations, forecasts or projections or any of their underlying assumptions;

•	Assumed that information supplied and representations made by the management of Sears Holdings and Seritage Growth regarding Seritage Growth and the Transaction are substantially accurate;

•	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•	Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of Seritage Growth (after giving effect to the Transaction) since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•	Assumed that all of the conditions required to implement the Transaction will be satisfied and that the Transaction will be completed in accordance with the Subscription, Distribution and Purchase and Sale Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

•	Assumed that the consideration received by Sears Holdings in connection with the establishment of and contribution of properties to the GGP JV, Simon JV and Macerich JV was, from a financial point of view, fair to Sears Holdings.

Duff & Phelps advised Sears Holdings that to the extent that any of the foregoing assumptions or any of the facts on which the Duff & Phelps opinion is based proves to be untrue in any material respect, the Duff & Phelps opinion should not be relied upon. Furthermore, in its analysis and in connection with the preparation of its opinion, Duff & Phelps noted that it made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the separation.

Summary of Financial Analyses by Duff & Phelps

The following is a summary of the material financial analyses used by Duff & Phelps in connection with its opinion. Duff & Phelps used generally accepted valuation analyses to estimate the enterprise value of Seritage Growth on a going-concern basis, which is equal to the value of the 235 Acquired Properties (and excluding the JV Properties), and then added the values of the JV Interests and certain other assets to arrive at a range of cash consideration to be received by Sears Holdings in the Transaction. Duff & Phelps used generally accepted valuation analyses in its analysis of the Base Rent taking into consideration the Opt-Out Feature, Recapture Feature and Redevelopment Feature. Additionally, Duff & Phelps reviewed the real property appraisal reports of Sears Holdings’, Sears’s and Kmart’s real estate assets, excluding the JV Interests and JV Properties, prepared by Cushman & Wakefield in connection with the Transaction, including the market rent assumptions and the as-leased and “go-dark” valuation conclusions within the Cushman & Wakefield appraisals.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Duff & Phelps, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses or factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Duff & Phelps’ opinion.

Discounted Cash Flow Analysis

A discounted cash flow analysis is a valuation methodology used to derive a valuation of a business enterprise by calculating the “present value” of estimated future cash flows. “Present value” refers to the current value of future cash flows, and is obtained by discounting projected future cash flows by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Duff & Phelps performed a discounted cash flow analysis by adding (1) the present value of projected “free cash flows” for the 235 Acquired Properties (excluding the JV Properties) using market rents included in the Cushman & Wakefield analyses (i.e., no discount applied to rent) for the ten years ending on or around June 30, 2024 to (2) the present value of the “terminal value” as of June 30, 2024. “Free cash flow” is defined as cash that is available to either reinvest or to distribute to all security holders and “terminal value” refers to the value of all future cash flows at a particular point in time. Duff & Phelps estimated the “terminal value” using a perpetuity growth formula. Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 9.25% to 11.25%, derived from the Capital Asset Pricing Model, a model commonly used in discounted cash flow analysis, and other factors.

The discounted cash flow analysis indicated a range of enterprise values for Seritage Growth of $2.130 billion to $2.715 billion.

Selected Public Companies Analysis and Selected M&A Transactions Analysis

Selected Public Companies Analysis. The Selected Public Companies Analysis compares a subject company to a group of publicly traded companies that investors may consider similar to the subject company, and applies valuation multiples to the subject company’s financial performance metrics based on the qualitative and quantitative comparison. Comparative factors include, but are not limited to, historical and projected growth and volatility in earnings and factors that affect the riskiness of future cash flows. Duff & Phelps compared Seritage Growth to 9 publicly traded companies, divided into two groups:

Retail and Commercial-Focused REITs	Diversified and Specialty REITs
Agree Realty Corp.	EPR Properties
National Retail Properties, Inc.	Gaming and Leisure Properties, Inc.
One Liberty Properties Inc.	Lexington Realty Trust
Realty Income Corporation	W.P. Carey Inc.
Spirit Realty Capital, Inc.

Duff & Phelps noted that none of the public companies utilized in its analysis are identical to Seritage Growth. Accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected companies and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Seritage Growth.

Duff & Phelps used publicly available historical financial data and equity research estimates as compiled by Capital IQ to calculate certain valuation ratios for the public companies listed in the table above. Duff & Phelps analyzed historical and projected revenues, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and funds from operations (“FFO”) for each of the publicly traded companies. Duff & Phelps then analyzed the peer group’s trading multiples of enterprise value to their respective reported and forecasted (as available) EBITDA, and revenue, and stock price to FFO and adjusted FFO (“AFFO”). Duff & Phelps also analyzed the peer group’s dividend yields, earnings and FFO payout ratios and implied capitalization rates (“Implied Cap Rates”). The tables below summarize such analysis.

	EV / LTM EBITDA	EV / 2015P EBITDA	EV / 2016P EBITDA	EV / LTM Revenue	EV / 2015P Revenue	EV / 2016P Revenue
Retail and Commercial-Focused REITs
Low	15.9x	14.1x	11.5x	11.39x	11.51x	9.68x
Median	18.3x	15.1x	14.0x	14.42x	13.68x	12.76x
High	18.9x	18.0x	16.8x	16.93x	16.40x	15.15x
Diversified and Specialty REITs
Low	12.6x	12.9x	12.1x	10.28x	10.33x	10.10x
Median	15.3x	14.8x	13.7x	11.82x	11.51x	11.49x
High	16.9x	16.0x	15.8x	13.14x	15.23x	14.93x

	P / LTM FFO	P / 2015P FFO	P / 2016P FFO	P / LTM AFFO
Retail and Commercial-Focused REITs
Low	14.2x	12.9x	12.1x	13.3x
Median	17.9x	13.4x	12.6x	18.1x
High	18.1x	17.3x	16.4x	19.4x
Diversified and Specialty REITs
Low	9.0x	9.0x	8.7x	9.6x
Median	16.2x	13.6x	13.0x	17.2x
High	17.2x	15.6x	15.0x	19.3x

	Dividend Yield	Earnings Payout Ratio	FFO Payout Ratio	Implied Cap Rate
Retail and Commercial-Focused REITs
Low	4.4%	90.3%	76.9%	5.9%
Median	5.9%	130.9%	82.6%	6.9%
High	7.0%	188.1%	85.4%	8.8%
Diversified and Specialty REITs
Low	4.4%	120.1%	84.2%	7.6%
Median	5.9%	127.2%	89.0%	8.5%
High	7.2%	230.1%	93.8%	9.7%

Source: Bloomberg, Capital IQ, SEC filings; “P” = Median equity analyst projection

EV = Enterprise Value = Market Capitalization plus Debt, Preferred Stock and Non-Controlling Interest, less Cash

Multiples calculated using stock prices as of May 27, 2015

LTM = Latest twelve months ended on or around March 31, 2015

Selected M&A Transactions Analysis. The Selected M&A Transactions Analysis compares a subject company to target companies involved in the selected merger and acquisition transactions that investors may consider similar to the subject company, and applies valuation multiples to the subject company’s financial performance metrics based on the qualitative and quantitative comparison. The selection of the M&A transactions, shown in the table below, was based on, among other things, the target company’s industry, the relative size of the transaction compared to Seritage Growth and the availability of public information related to the transaction. The selected transactions’ indicated enterprise value to LTM EBITDA multiples ranged from 14.4x to 26.1x with a median of 20.0x. Indicated price to FFO multiples ranged from 13.8x to 23.2x with a median of 18.1x.

Date Announced	Target Name	Acquirer Name
March 17, 2014	Cole Credit Property Trust, Inc.	American Realty Capital Properties, Inc.
October 22, 2013	Cole Real Estate Investments, Inc.	American Realty Capital Properties, Inc.
April 19, 2013	CapLease, Inc.	American Realty Capital Properties, Inc.
August 19, 2012	American Realty Capital Trust, Inc.	Realty Income Corporation

Duff & Phelps noted that none of the targets in the M&A transactions utilized in its analysis are identical to Seritage Growth. Accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected companies and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Seritage Growth.

Summary of Selected Public Companies Analysis and Selected M&A Transactions Analysis. Duff & Phelps selected valuation multiples of various financial metrics for Seritage Growth based on the projected financial performance of Seritage Growth, as well as other factors, as compared to the selected public companies and the targets in the selected M&A transactions analysis in order to estimate a range of enterprise values for Seritage Growth.

Duff & Phelps selected valuation multiples of 13.5x to 16.5x 2015P EBITDA and 13.0x to 16.0x 2016P EBITDA. The range of enterprise values for Seritage Growth implied by Duff & Phelps’ selection of valuation multiples was $2.135 billion to $2.620 billion.

Summary of Valuation Analysis Conclusion

The concluded range of enterprise values for Seritage Growth that Duff & Phelps derived from its valuation analyses was $2.135 billion to $2.670 billion. After adding the aggregate value of the JV Interests and certain other assets of $436.0 million, the concluded range of gross proceeds to Sears Holdings was $2.571 billion to $3.106 billion.

Summary of Base Rent Analysis

Absent the Redevelopment, Recapture and Opt-Out Features in the Master Lease, the tenant would be expected to pay market rents (i.e., no discount to market rent). Since the discount to market rent is attributable to these lease provisions, estimating the option value of these provisions provides a basis to estimate an appropriate discount to market rents attributable to such provision.

Recapture and Opt-Out Feature Analysis

Duff & Phelps performed a discounted cash flow analysis on the projected cash flows for Seritage Growth using market rents (i.e., no discount applied to rent) to estimate a value without the Recapture or Opt-Out Features. Next, Duff & Phelps performed a discounted cash flow analysis under a range of recapture and opt-out scenarios to estimate a range of values associated with these features. Based on the differences in the aggregate values under these scenarios, Duff & Phelps determined a range of discounts to market rent to offset the value of the Recapture and Opt-Out Features.

Recapture and Opt-Out Feature Analysis Summary
($ in millions)

DCF Value based on Market Rent	$1,953
Normalized Annual Market Rent	$173
Implied Capitalization Rate	8.87%

Recapture Feature
Total Value including Recapture Feature Scenario	$2,157 - $2,361
Value of Recapture Feature	$204 - $409
Rent Discount to offset Value of Recapture Feature	15.6% - 34.2%

Opt-Out Feature
Total Value including Opt-out Feature Scenario	$1,891 - $1,867
Value of Opt-out Feature	$61 - $86
Rent Premium to offset value of Opt-out Feature	5.2% - 7.2%

Redevelopment Feature Analysis

Duff & Phelps performed a discounted cash flow analysis on the projected cash flows for Seritage Growth using market rents (i.e., no discount applied to rent) to estimate a value without a Redevelopment Feature. Next, Duff & Phelps reviewed the Cushman & Wakefield “go-dark” analyses for the 21 properties subject to the Redevelopment Feature. Duff & Phelps determined a range of value for the 21 properties subject to the Redevelopment Feature. To determine the low end of the range, Duff & Phelps used the greater of Cushman & Wakefield’s “go-dark” value and its as-leased value for each property. To determine the high end of the range, Duff & Phelps used the greater of Cushman & Wakefield’s “go-dark” value and values for each property based on a range of cap rates applied to market rent of 6.0% to 6.5%. Based on the differences in the aggregate values based on market rents and the Cushman & Wakefield “go-dark” analyses, Duff & Phelps determined a discount to market rent to offset the value of the Redevelopment Feature.

Redevelopment Feature Analysis Summary
($ in millions)

Redevelopment Feature [1]
DCF Value based on Market Rent	$436
Normalized Annual Market Rent	$36
Implied Capitalization Rate	8.19%
Go-dark Value[2]	$512 - $576
Value of Redevelopment Feature	$76 - $140
Rent Discount to offset Value of Redevelopment Feature	19.9% - 36.6%

1.	Assumes zero premium for Opt-Out Feature for the 21 Redevelopment Feature properties.
2.	Per Cushman & Wakefield “go-dark” analyses.

Summary of Base Rent Analysis Conclusion

A summary of Duff & Phelps’ concluded range of net discounts to market rent for the Recapture Feature offset by the Opt-Out Feature, and discount for the Redevelopment Feature is provided in the table below.

Rent (Discount)/Premium Summary	Low	Midpoint	High
Recapture Space Feature Discount	(15.6%)	(24.9%)	(34.2%)
Opt-Out Feature Premium	5.2%	6.2%	7.2%

Net Rent (Discount)/Premium	(10.5%)	(18.7%)	(27.0%)
Redevelopment Feature Discount[1]	(19.9%)	(28.3%)	(36.6%)

1.	Assumes zero premium for Opt-Out Feature for the 21 Redevelopment Feature properties.

Certain Qualifications and Limitations of the Duff & Phelps Opinion

Duff & Phelps prepared its opinion effective as of June 5, 2015. The opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the effective date of the opinion.

Duff & Phelps did not conduct a physical inspection of any of Seritage Growth’s specific assets or liabilities (contingent or otherwise), and Duff & Phelps did not conduct any other independent appraisal of any of Seritage Growth’s specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of Seritage Growth, or any alternatives to the Transaction, (ii) negotiate the terms of the Transaction, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of Seritage Growth’s common shares or Sears Holdings’ common stock (or anything else) after the announcement or the consummation of the Transaction. The opinion should not be construed as an appraisal, valuation opinion, credit rating, solvency opinion, an analysis of Seritage Growth’s or Sears Holdings’ credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering the opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of Sears Holdings’ or Seritage Growth’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by Sears Holdings in the Transaction, or with respect to the fairness of any such compensation.

The opinion was furnished for the use and benefit of Sears Holdings and the board of directors of Sears Holdings in connection with their consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. The opinion (i) does not address the merits of the underlying business decision to enter into the Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Transaction; (iii) is not a recommendation as to how the board of directors of Sears Holdings or any stockholder should vote or act with respect to any matters relating to the Transaction, or whether to proceed with the Transaction or any related transaction; and (iv) does not indicate that the cash consideration received, nor the Base Rent, are the best possibly attainable under any circumstances; instead, it merely states whether the cash consideration and the Base Rent in the Transaction are within a range suggested by certain financial analyses. The opinion does not address the fairness of the Transaction to Sears Holdings’ stockholders or to Seritage Growth and does not address whether any stockholder of Sears Holdings should buy, hold or sell any securities of Sears Holdings or Seritage Growth or exercise or refrain from exercising any subscription right under the Transaction. The opinion does not address the fairness to Sears Holdings or any other person of “Base Rent” paid pursuant to the JV Master Leases or the fairness to Sears Holdings or any other person of the cash consideration received by Sears Holdings pursuant to transactions consummated prior to the date of the opinion establishing the GGP JV, Simon JV and Macerich JV. An opinion is inherently subjective; reasonable professionals or individuals reviewing the same information could reach different conclusions. The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion was based. The opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Fees and Expenses, Prior Relationships

Sears Holdings’ engagement letter with Duff & Phelps provides that, for the opinion, Duff & Phelps is entitled to receive $1,600,000. In addition, Sears Holdings has agreed to reimburse Duff & Phelps for its out-of-pocket expenses and to indemnify and hold harmless Duff & Phelps and its affiliates and any other person, director, employee or agent of Duff & Phelps or any of its affiliates, or any person controlling Duff & Phelps or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Duff & Phelps as financial advisor to Sear Holdings’ board of directors. The terms of the fee arrangement with Duff & Phelps, which Sears Holdings and Duff & Phelps believe are customary in transactions of this nature, were negotiated at arm’s length between Sears Holdings and Duff & Phelps, and the Sears Holdings board of directors is aware of these fee arrangements. No portion of Duff & Phelps’ fee was contingent on either the conclusions reached in its opinion or the consummation of the separation or any other transaction. During the two years preceding the date of the opinion, Duff & Phelps is acting as financial advisor to Sears Holdings and its board of directors in other capacities in connection with the Transaction, has acted as a financial advisor to Sears Holdings and its board of directors in connection with several valuation matters and has rendered financial opinions to the board of directors of Sears Holdings in connection with certain other transactions, and may also act as a financial advisor to Sears Holdings and/or Seritage Growth in the future.

Cushman Appraisals

Overview of Work. Sears Holdings retained Cushman & Wakefield (“Cushman”) to assist in evaluating and valuing the subject real estate portfolio in light of all the terms of the Master Lease, among other services. Sears Holdings selected Cushman because Cushman is an experienced independent valuation consulting firm.

Cushman provided appraisals valuing each of the Acquired Properties. Each appraisal estimated the value of the property and related rent as of June 1, 2015, in light of all the terms of the Master Lease and other relevant factors. This required collecting primary and secondary data relevant to each subject property. Rental data was analyzed, and a physical inspection of each subject property was made. In addition, the general regional economy as well as the specifics of the subject properties local area was investigated.

Reference to said appraisal reports herein is for information purposes only. Cushman has certified in its appraisal reports that, to the best of its knowledge, the reports were prepared in conformity with the requirements of the Code of Professional Ethics & Standards of Professional Appraisal Practice of the Appraisal Institute, which include the Uniform Standards of Professional Appraisal Practice.

Summary of Approaches and Methodologies Employed. Cushman reported that there are three generally accepted approaches to developing an opinion of value: the cost approach, the sales comparison approach, and the income capitalization approach. Cushman considered each approach in its appraisal of each Acquired Property to develop an opinion of the market value of each property. Cushman included or eliminated an approach to value based on the approach’s applicability to the property type being valued and the quality of information available. When more than one approach is used, each approach is judged based on its applicability, reliability, and the quantity and quality of its data. A final value opinion is chosen that either corresponds to one of the approaches to value, or is a correlation of all the approaches used in the appraisal.

The following summary describes each approach.

Cost Approach. The cost approach is based on the proposition that an informed purchaser would pay no more for the subject property than the cost to produce a substitute property with equivalent utility. In the cost approach, the appraiser forms an opinion of the cost of all improvements, depreciating them to reflect any value loss from physical, functional and external causes. Land value, entrepreneurial profit and depreciated improvement costs are then added, resulting in an opinion of value for the subject property.

Sales Comparison Approach. In the sales comparison approach, sales of comparable properties are adjusted for differences to estimate a value for the subject property. A unit of comparison such as price per square foot of building area is typically used to value the property. Adjustments are then applied to the unit of comparison from an analysis of comparable sales, and the adjusted unit of comparison is then used to derive an opinion of value for the subject property.

Income Capitalization Approach. In the income capitalization approach the income-producing capacity of a property is estimated. Deductions are then made for factors which may include vacancy, collection loss and operating expenses. The resulting net operating income is divided by an overall capitalization rate to derive an opinion of value for the subject property. The capitalization rate represents the relationship between net operating income and value.

Assumptions. Cushman included a number of assumptions that may have affected the results of the appraisals. Cushman reported that the appraisals assume that Sears Holdings enters into a master lease agreement with Seritage Growth substantially on the terms described herein. Since, under the Master Lease, Seritage Growth has the right to recapture up to 50% of the space leased by Sears Holdings, and up to100% of the space at locations identified as Type I Properties herein (see “Business and Properties—Our Portfolio / Properties”) and since Sears Holdings, as the tenant, also has the right to terminate the lease subject to certain restrictions and conditions, Cushman analyzed the prospective market value of each of the Acquired Properties in light of all the terms of the Master Lease and other relevant factors. Cushman surveyed investors as to their opinion of the impact of the terms of the Master Lease, and additionally consulted a financial analysis from Duff & Phelps regarding the impact of the terms of the Master Lease.

Summary of Appraisals. Subject to the assumptions and limitations contained in the appraisal reports, Cushman concluded that the portfolio of Acquired Properties had an estimated stabilized market value of $2.290 billion, which reflects a value giving effect to certain third-party leases that are expected to commence following the Transaction, less the capital expenditures necessary to prepare the leased space for these parties.

Compensation of Appraiser. Cushman’s fee for the appraisals was approximately $2.42 million. Sears Holdings paid for the costs of the appraisals. In addition, Cushman has certified that its compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, or the attainment of a stipulated result.

SERITAGE GROWTH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION

Sears Holdings does not, and Seritage does not intend to, as a matter of course, make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Seritage Growth is including this unaudited prospective financial information that was made available to Duff & Phelps as part of the Management Projection in connection with the evaluation of the Transactions. The inclusion of this information should not be regarded as an indication that either Seritage Growth or Sears Holdings considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized, or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Seritage Growth shareholders are urged to review the entirety of this prospectus, including risk factors with respect to the business of Seritage Growth. See also “Special Note Regarding Forward-Looking Statements.” The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. Neither the independent registered public accounting firm of Seritage Growth, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information, or its achievability. The reports of the independent registered public accounting firm of Seritage Growth contained in the Audited Combined Statement of Investments of Real Estate Assets, Audited Combined Statement of Investments of Real Estate Assets of JV Properties and Audited Balance Sheet of Seritage Growth Properties, which are included elsewhere in this document, relate to the historical financial information of Seritage Growth. They do not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

The following table presents selected unaudited prospective financial data for the fiscal years ending 2015 through 2024:

(millions of dollars)	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E
Total Revenues	$267	278	287	296	306	315	325	334	344	354
Net Income	$(13)	(4)	4	10	18	26	33	41	48	56
EBITDA (1)	$168	177	185	192	199	207	214	222	230	237

(1)	EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization.

In preparing the foregoing unaudited projected financial information, Seritage Growth made a number of assumptions regarding, among other things, recapture rates, interest rates, corporate financing activities, including amount and timing of the issuance of senior and secured debt, Seritage Growth common share price appreciation, and the timing and amount of common share issuances, annual dividend payments, the amount of income taxes paid, and the amount of general and administrative costs.

No assurances can be given that the assumptions made in preparing the above unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, and future business decisions which may not be realized, and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” all of which are difficult to predict, and many of which are beyond the control of Seritage Growth. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information.

In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of Sears Holdings that the management of Sears Holdings believed were reasonable at the time the unaudited prospective financial information was prepared.

Readers of this document are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Seritage Growth or Sears Holdings or any other person to any Seritage Growth shareholder regarding the ultimate performance of Seritage Growth compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this document should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

SERITAGE GROWTH DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to the rights offering, there was no public market for Seritage Growth common shares. Sales of substantial amounts of Seritage Growth common shares in the public market could adversely affect prevailing market prices of Seritage Growth common shares. Some Seritage Growth common shares will not be available for sale for a certain period of time after this offering because they are subject to legal restrictions on resale, some of which are described below. Sales of substantial amounts of common shares in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price of Seritage Growth common shares and our ability to raise equity capital in the future.

Sales of Restricted Securities

Assuming that the subscription rights are exercised in full by all stockholders of Sears Holdings as of the record date and the Seritage Private Placements are completed concurrently with the closing of this offering, we expect that approximately 17,885,584 Seritage Growth common shares and 9,527,194 Seritage Growth non-voting shares outstanding immediately following this offering will be freely tradable without restriction in the public markets, and that approximately 959,166 Seritage Growth common shares which are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, and that approximately 2,251,520 Seritage Growth common shares will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. Seritage Growth common shares held by affiliates or that are restricted securities may only be sold in compliance with the limitations described below. “Restricted securities” (as defined in Rule 144 under the Securities Act) and other Seritage Growth shares of beneficial interest purchased by our affiliates in this offering may be sold in the public market only pursuant to an effective registration statement under the Securities Act or if the sale qualifies for an exemption from registration such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 thereunder, which rule is summarized below. In addition, we expect that approximately 1,228,680 Seritage Growth non-economic shares will be outstanding immediately following the rights offerings.

We have granted each of GGP and Simon certain demand and piggyback registration rights with respect to the Seritage Growth common shares to be purchased by each of them in the Seritage Private Placements under the GGP Investment Agreement and the Simon Investment Agreement, respectively, to the extent such common shares are not eligible to be sold or disposed of in accordance with Rule 144 under the Securities Act we have also agreed to indemnify each of GGP and Simon (in the event of a registration under their respective Investment Agreements) against losses suffered by their or certain other persons based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, related prospectus, preliminary prospectus or free writing prospectus, or the omission of alleged omission to state therein a material fact required to be stated therein, necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except to the extent based upon information furnished in writing by GGP or Simon, as applicable, specifically for use therein.

In addition, the Registration Rights Agreement with ESL will provide for, among other things, demand registration rights and piggyback registration rights for ESL. Pursuant to provisions of the partnership agreement of Operating Partnership and our Registration Rights Agreement with ESL, ESL will be permitted to transfer its Operating Partnership units to one or more underwriters to be exchanged for Seritage Growth common shares in connection with certain dispositions in order to achieve the same effect as would occur if ESL were to exchange its Operating Partnership units for Seritage Growth common shares, which may be limited under the ownership and transfer restrictions set forth in the Seritage Growth declaration of trust, and then dispose of those shares in an underwritten offering.

Rule 144

In general, under Rule 144 of the Securities Act as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of Seritage Growth common shares that does not exceed the greater of:

•	1% of the number of shares of the class then outstanding, which will equal approximately 211,184 shares immediately after completion of this offering; or

•	the average weekly trading volume in Seritage Growth common shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale, subject to restrictions.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned Seritage Growth common shares that are restricted securities, will be entitled to freely sell such Seritage Growth common shares subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year Seritage Growth common shares that are restricted securities, will be entitled to freely sell such Seritage Growth common shares under Rule 144 without regard to the current public information requirements of Rule 144.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations of the Rights Offering

The following is a discussion of certain material U.S. federal income tax considerations relating to the receipt, sale, exercise, expiration and cancellation of the subscription rights to Stockholders (as defined below). This discussion is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Stockholders in light of their particular circumstances or to Stockholders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Stockholders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, Stockholders that hold Sears Holdings common stock or subscription rights as part of a straddle, hedge, conversion or other integrated transaction, Stockholders that do not hold their Sears Holdings common stock or subscription rights as capital assets, Stockholders that would not (upon exercise the subscription rights) hold the Seritage Growth common shares as capital assets, Stockholders that received Sears Holdings common stock in connection with the performance of services, and Stockholders that have a “functional currency” other than the U.S. dollar, and U.S. Stockholders that beneficially own 5% or more of Sears Holdings common stock (as calculated by reference to the attribution rules applicable under Section 856(d) of the Code). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations. Except as noted below, this discussion assumes that the subscription rights will not be cancelled by Sears Holdings.

As used in this discussion, the term “U.S. Stockholder” means a beneficial owner of Sears Holdings common stock who received subscription rights by reason of holding Sears Holdings common stock and who, for U.S. federal income tax purposes, is (1) an individual who is a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person. As used in this discussion, the term “Non-U.S. Stockholder” means a beneficial owner of Sears Holdings common stock that received subscription rights by reason of holding Sears Holdings common stock and that, for U.S. federal income tax purposes, is (1) an individual who is neither a citizen nor a resident of the United States, (2) a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business within the United States or (4) a trust unless (x) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all of its substantial decisions or (y) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person. “Stockholder” refers to a U.S. Stockholder or a Non-U.S. Stockholder.

The U.S. federal income tax considerations relating to the receipt, sale, exercise, expiration and cancellation of the subscription rights to an entity that is treated as a partnership for U.S. federal income tax purposes will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the receipt, sale, exercise, expiration and cancellation of the subscription rights.

We believe that the treatment of the receipt, sale, exercise, expiration and cancellation of the subscription rights for U.S. federal income tax purposes is not entirely clear. The uncertainty is attributable to a variety of factors, including the limited authorities that address such treatment, the ability of Sears Holdings to withdraw or cancel the rights offering if certain conditions are met, and the possibility that there will not be a market for the subscription rights. The discussion below assumes (as we believe should be the case) that, for U.S. federal income tax purposes, the distribution of the subscription rights is treated as a distribution of rights to acquire Seritage Growth common shares occurring on the distribution date and such rights are property. The discussion below also assumes that if no market develops for the subscription rights, the subscription rights will nevertheless have an ascertainable fair market value for U.S. federal income tax purposes on the date of distribution, but that such value may be nominal. The tax consequences to a Stockholder may differ from the tax consequences discussed below if the IRS or a court ultimately determines otherwise. To the extent that tax reporting is applicable to us or Sears Holdings, we and Sears Holdings each intend to report the tax consequences in accordance with the tax treatment discussed below.

No ruling on the treatment of the receipt, sale, exercise, expiration and cancellation of the subscription rights for U.S. federal income tax purposes has been or will be sought from the IRS with respect to any of the U.S. federal income tax considerations discussed below, and no assurance can be given that the IRS will not take a position contrary to the discussion below.

STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE RECEIPT, SALE, EXERCISE, EXPIRATION AND CANCELLATION OF THE SUBSCRIPTION RIGHTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Consequences to U.S. Stockholders

Receipt of Subscription Rights

A U.S. Stockholder that receives a subscription right in respect of a share of Sears Holdings common stock should generally have taxable dividend income equal to the fair market value (if any) of such right on the date of its distribution from Sears Holdings to the extent it is made from Sears Holdings’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If such fair market value exceeds Sears Holdings’ current and accumulated earnings and profits, such excess generally should be treated first as a tax-free return of capital to the extent of (and will be applied against and reduce, but not below zero) the U.S. Stockholder’s adjusted tax basis in such share of Sears Holdings common stock. Any excess will generally be treated as capital gain realized on the sale or other taxable disposition of shares of Sears Holdings common stock. We anticipate that Sears Holdings’ current and accumulated earnings and profits will exceed the aggregate fair market value (if any) of the subscription rights on the date of their distribution.

The dividend income attributable to the receipt of a subscription right will be includable in a U.S. Stockholder’s gross income on the day actually or constructively received by the U.S. Stockholder. Dividend income received by individual U.S. Stockholders generally should qualify as “qualified dividend income” eligible for reduced rates of taxation, provided that such individual U.S. Stockholder satisfies certain minimum holding period requirements. Dividends received by a corporate U.S. Stockholder will generally be eligible for the dividends received deduction if the U.S. Stockholder meets the holding period and other requirements for the dividends received deduction.

If a U.S. Stockholder does not sell subscription rights to fund any tax required to be paid as a result of the distribution of the subscription rights, such U.S. Stockholder will have to pay any such tax from other sources. If a U.S. Stockholder does sell subscription rights to fund any such tax, the proceeds may, depending on the sale price, be greater or less than the amount of such tax, and the U.S. Stockholder will have to pay any shortfall from other sources.

Sale of Subscription Rights

Upon the sale of the subscription rights received in respect of Seritage Growth common shares, a U.S. Stockholder generally should recognize short-term capital gain or loss equal to the difference between the amount realized on such sale and the U.S. Stockholder’s adjusted tax basis in the subscription rights sold. A U.S. Stockholder’s adjusted tax basis in a subscription right should generally equal its fair market value (if any) on the date of its distribution.

Exercise of Subscription Rights

A U.S. Stockholder should generally not recognize any gain or loss upon the exercise of a subscription right. A U.S. Stockholder’s initial tax basis in each share of Seritage Growth common shares acquired upon the exercise of a subscription right should generally equal the sum of (1) the U.S. Stockholder’s adjusted tax basis in such right and (2) the subscription price paid for such share.

Expiration of Subscription Rights

If a subscription right expires without being exercised by a U.S. Stockholder, the U.S. Stockholder should generally recognize a short-term capital loss in an amount equal to such U.S. Stockholder’s adjusted tax basis (if any) in such right. Capital losses are generally available to offset only capital gain (except, to the extent of up to $3,000 of capital loss per year, in the case of a non-corporate U.S. Stockholder) and therefore generally cannot be used to offset any dividend income arising from the receipt of a subscription right or other income.

Cancellation of the Rights Offering

There is no authority that specifically addresses the tax treatment of a U.S. Stockholder that receives, sells or exercises a subscription right if Sears Holdings subsequently cancels the rights offering. Certain authorities suggest that a U.S. Stockholder who receives a subscription right and does not sell or otherwise dispose of such right may not be taxed on the receipt or cancellation of such right if the receipt and cancellation occur in the same taxable year. However, the scope of those authorities is unclear and Sears Holdings and applicable withholding agents are likely to take the position, for information reporting and backup withholding purposes, that the treatment described above under “—Receipt of Subscription Rights” and below under “—Information Reporting and Backup Withholding” continue to apply to such a U.S. Stockholder.

If a U.S. Stockholder has taxable dividend income upon the receipt of a subscription right, even though Sears Holdings subsequently cancels the rights offering, the U.S. Stockholder should generally have a short-term capital loss upon the cancellation of the subscription right in an amount equal to such U.S. Stockholder’s adjusted tax basis (if any) in such right.

Information Reporting and Backup Withholding

Under certain circumstances, information reporting and/or backup withholding may apply to U.S. Stockholders with respect to the distribution of the subscription rights, unless an applicable exemption is satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Stockholder’s U.S. federal income tax liability if the required information is furnished by the U.S. Stockholder on a timely basis to the IRS. If backup withholding tax applies to the distribution of the subscription rights to a U.S. Stockholder, the Stockholder’s broker (or other applicable withholding agent) will be required to remit any such backup withholding tax in cash to the IRS. Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such backup withholding tax by asking the U.S. Stockholder to provide the funds, by using funds in the U.S. Stockholder’s account with the broker or by selling (on the U.S. Stockholder’s behalf) all or a portion of the subscription rights or by another means (if any) available.

Tax Consequences to Non-U.S. Stockholders

Receipt of Subscription Rights

A Non-U.S. Stockholder that receives a subscription right in respect of a share of Sears Holdings common stock should generally have taxable dividend income equal to the fair market value (if any) of such right on the date of its distribution from Sears Holdings to the extent it is made from Sears Holdings’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If such fair market value exceeds Sears Holdings’ current and accumulated earnings and profits, such excess generally should be treated first as a tax-free return of capital to the extent of (and will be applied against and reduce, but not below zero) the Non-U.S. Stockholder’s adjusted tax basis in such share of Sears Holdings common stock. Any excess will generally be treated as gain realized on the sale or other taxable disposition of shares of Sears Holdings common stock and will be treated as described below. We anticipate that Sears Holdings’ current and accumulated earnings and profits will exceed the aggregate fair market value (if any) of the subscription rights on the date of their distribution.

A distribution of subscription rights treated as a dividend on Sears Holdings common stock for U.S. federal income tax purposes that is received by or for the account of a Non-U.S. Stockholder generally will be subject to U.S. federal withholding tax at the rate of 30%, or at a lower rate if provided by an applicable tax treaty, unless such dividends are effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment of the Non-U.S. Stockholder in the United States).

A distribution of subscription rights treated as a dividend for U.S. federal income tax purposes paid to a Non-U.S. Stockholder with respect to such Non-U.S. Stockholder’s shares of Sears Holdings common stock that is effectively connected with such Non-U.S. Stockholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Stockholder in the United States) generally will not be subject to U.S. federal withholding tax, provided that the Non-U.S. Stockholder complies with applicable certification and other requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis and at the graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Stockholder were a U.S. person. A Non-U.S. Stockholder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Subject to the discussion below under “—Information Reporting and Backup Withholding,” and “—Recent Legislation,” a Non-U.S. Stockholder generally should not be subject to U.S. federal income tax or withholding tax on any excess of the fair market value of a subscription right in respect of a share of Sears Holdings common stock over the sum of (1) Sears Holdings’ current and accumulated earnings and profits, and (2) the Non-U.S. Stockholder’s adjusted tax basis in such share of Sears Holdings common stock unless:

•	the gain is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment of the Non-U.S. Stockholder in the United States), in which event such Non-U.S. Stockholder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty) and, if it is a corporation, may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty); or

•	the Non-U.S. Stockholder is an individual who is present in the United States for 183 days or more in the taxable year of the receipt of the subscription right and certain other conditions are satisfied (except as provided by an applicable tax treaty), in which event such Non-U.S. Stockholder generally will be subject to U.S. federal income tax at a 30% rate, or at a lower rate if provided by an applicable treaty, but which may be offset by U.S. source capital losses, if any, of the Non-U.S. Stockholder.

Sale of Subscription Rights

Subject to the discussion below under “—Information Reporting and Backup Withholding,” and “—Recent Legislation,” a Non-U.S. Stockholder generally should not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale of the subscription rights unless:

•	such gain is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment of the Non-U.S. Stockholder in the United States), in which event such Non-U.S. Stockholder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty) and, if it is a corporation, may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty);

•	such Non-U.S. Stockholder is an individual who is present in the United States for 183 days or more in the taxable year of such sale and certain other conditions are met (except as provided by an applicable treaty), in which event such Non-U.S. Stockholder generally will be subject to U.S. federal income tax on such gain at a 30% rate (or a lower rate if provided by an applicable tax treaty), but may offset such gain by such Non-U.S. Stockholder’s U.S. source capital losses, if any; or

•	Seritage Growth is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (1) the five-year period ending on the date of such sale and (2) such Non-U.S. Stockholder’s holding period with respect to the subscription rights, and certain other conditions are met.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We expect that 50% or more of our assets will consist of such real property interests. Even if the foregoing 50% test is met, however, Seritage Growth common shares will not constitute a U.S. real property interest (“USRPI”) (and a sale of subscription rights by a Non-U.S. Stockholder generally will not be subject to U.S. federal income taxation under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”)), if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held, directly or indirectly, by non-U.S. stockholders at all times during a specified testing period. As described above, Seritage Growth’s declaration of trust contains restrictions designed to protect its status as a “domestically controlled qualified investment entity,” and we believe that we will be and will remain a domestically controlled qualified investment entity, and that a sale of subscription rights should not be subject to taxation under FIRPTA. However, no assurance can be given that we will remain a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but Seritage Growth common shares are “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a Non-U.S. Stockholder’s sale of subscription rights nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling Non-U.S. Stockholder held 5% or less of our outstanding common shares at any time during a prescribed testing period. We expect that Seritage Growth common shares will be regularly traded on an established securities market.

If gain on the sale of subscription rights were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. Stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the subscription right could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Exercise of Subscription Rights

A Non-U.S. Stockholder generally should not recognize any gain or loss upon the exercise of a subscription right. A Non-U.S. Stockholder’s initial tax basis in each share of Seritage Growth common shares acquired upon exercise of a subscription right generally should equal the sum of (1) the Non-U.S. Stockholder’s adjusted tax basis in such right and (2) the subscription price paid for such share. A Non-U.S. Stockholder’s adjusted tax basis in a subscription right should generally equal its fair market value (if any) on the date of its distribution.

Expiration of Subscription Rights

If a subscription right expires without being exercised by a Non-U.S. Stockholder, the Non-U.S. Stockholder should generally recognize a short-term capital loss in an amount equal to such Non-U.S. Stockholder’s adjusted tax basis (if any) in such right. A Non-U.S. Stockholder generally cannot deduct capital losses, except to the extent effectively connected with a trade or business in the United States.

Cancellation of the Rights Offering

There is no authority that specifically addresses the tax treatment of a Non-U.S. Stockholder that receives, sells or exercises a subscription right if Sears Holdings subsequently cancels the rights offering. However, certain authorities suggest that a Non-U.S. Stockholder who receives a subscription right and does not sell or otherwise dispose of such right may not be taxed on the receipt or cancellation of such right if the receipt and cancellation occur in the same taxable year. However, the scope of those authorities is unclear and Sears Holdings and applicable withholding agents are likely to take the position, for information reporting, backup withholding and withholding tax purposes, that the treatment described above under “—Receipt of Subscription Rights” and below under “—Information Reporting and Backup Withholding” continue to apply to such a Non-U.S. Stockholder. Such a Non-U.S. Stockholder should consult its tax advisor as to whether to seek a refund of any such backup withholding or withholding tax from the U.S. Internal Revenue Service.

If a Non-U.S. Stockholder has taxable dividend income upon the receipt of a subscription right even though Sears Holdings subsequently cancels the rights offering, the Non-U.S. Stockholder should generally have a short-term capital loss upon the cancellation of the subscription right in an amount equal to such Non-U.S. Stockholder’s adjusted tax basis (if any) in such right. A Non-U.S. Stockholder generally cannot deduct capital losses, except to the extent effectively connected with a trade or business in the United States.

Information Reporting and Backup Withholding

To the extent the distribution of subscription rights is treated as a dividend to a Non-U.S. Stockholder, the amount of such dividend, and the amount of any tax withheld from such dividend, generally must be reported annually to the IRS and to such Non-U.S. Stockholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a Non-U.S. Stockholder resides or is established pursuant to the provisions of a specific treaty or agreement with such tax authorities.

Under certain circumstances, information reporting and/or backup withholding may apply to a Non-U.S. Stockholder with respect to the distribution of the subscription rights, unless such Non-U.S. Stockholder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Stockholder’s U.S. federal income tax liability if the required information is furnished by the Non-U.S. Stockholder on a timely basis to the IRS. If backup withholding tax applies to the distribution of the subscription to a Non-U.S. Stockholder, the Stockholder’s broker (or other applicable withholding agent) will be required to remit any such backup withholding tax in cash to the IRS. Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such backup withholding tax by asking the Non-U.S. Stockholder to provide the funds, by using funds in the Non-U.S. Stockholder’s account with the broker or by selling (on the Non-U.S. Stockholder’s behalf) all or a portion of the subscription rights or by another means (if any) available.

Recent Legislation

Under recently enacted legislation and administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on certain payments made to a “foreign financial institution” (as specifically defined under these rules) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. Under the legislation and administrative guidance, a U.S. federal withholding tax of 30% generally also will be imposed on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying certain of its direct and indirect U.S. owners. Under certain circumstances, a Non-U.S. Stockholder may be eligible for refunds or credits of such taxes. These withholding taxes would be imposed on dividends paid with respect to shares of Sears Holdings common stock to, and on gross proceeds from the sale or other taxable disposition of shares of Sears Holdings common stock after December 31, 2016 by, foreign financial institutions or non-financial entities (including in their capacity as agents or custodians for beneficial owners of shares of Sears Holdings common stock) that fail to satisfy the above requirements. Non-U.S. Stockholders should consult with their tax advisors regarding the possible implications of this legislation on their receipt, sale, and exercise of subscription rights received pursuant to the Transaction.

U.S. Federal Income Tax Considerations of an Investment in Seritage Growth Common Shares

The following is a summary of the material U.S. federal income tax consequences of an investment in Seritage Growth common shares. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “Seritage Growth,” “we,” “our” and “us” generally mean only Seritage Growth and not its subsidiaries or other lower-tier entities, except as otherwise indicated, and references to “tenants” are to persons who are treated as lessees of real property for purposes of the REIT requirements including, in general, persons who are referred to as “customers” elsewhere in this prospectus. This summary is based upon the Code, the regulations promulgated by the Treasury, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position to the contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to us or an investment in Seritage Growth common shares, and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	banks, insurance companies, regulated investment companies, or other financial institutions;

•	dealers or brokers in securities or currencies;

•	partnerships, other pass-through entities and trusts, including REITs;

•	persons who hold Seritage Growth common shares on behalf of other persons as nominees;

•	persons who receive Seritage Growth common shares as compensation;

•	persons holding Seritage Growth common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons who are subject to alternative minimum tax;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common shares as a capital asset, which generally means property held for investment.

The U.S. federal income tax treatment of holders of Seritage Growth common shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding Seritage Growth common shares will depend on the shareholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of Seritage Growth common shares.

Taxation of Seritage Growth

We intend to elect to be taxed as a REIT under Sections 856 through 859 of the Code commencing with our taxable year ending December 31, 2015, upon the filing of our U.S. federal income tax return for such period. We believe that we will be organized, and we expect to operate, in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code.

In connection with the Transaction, we expect to receive an opinion of Wachtell Lipton to the effect that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2015. It must be emphasized that the opinion of Wachtell Lipton is based on various assumptions relating to our organization and operation, and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify to be taxed as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Wachtell Lipton or by us that we will qualify to be taxed as a REIT for any particular year. The opinion is expressed as of the date issued. Wachtell Lipton will have no obligation to advise us or Seritage Growth shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinion.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Wachtell Lipton. Our ability to qualify to be taxed as a REIT also requires that we satisfy certain tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, Seritage Growth’s qualification and taxation as a REIT depends upon its ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that Seritage Growth qualifies and continue to qualify to be taxed as a REIT, no assurance can be given that the IRS will not challenge Seritage Growth’s qualification, or that Seritage Growth will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify to be taxed as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net REIT taxable income that is currently distributed to Seritage Growth shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from an investment in a C corporation. A “C corporation” is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when the income is distributed. In general, the income that we generate is taxed only at the shareholder level upon a distribution of dividends to Seritage Growth shareholders.

Beginning in 2013, most U.S. shareholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. Commencing in 2013, the highest marginal non-corporate U.S. federal income tax rate applicable to ordinary income is 39.6%. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to Seritage Growth shareholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions.”

If Seritage Growth qualifies to be taxed as a REIT, it will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test and/or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•

If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, Seritage Growth may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the nonqualifying assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our TRSs will generally be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

4.	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

5.	the beneficial ownership of which is held by 100 or more persons;

6.	in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares or other beneficial interest is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

7.	that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during an entity’s initial tax year as a REIT (which, in our case, will be 2015). Seritage Growth’s declaration of trust will provide restrictions regarding the ownership and transfers of Seritage Growth shares of beneficial interest, which are intended to assist Seritage

Growth in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, Seritage Growth’s status as a REIT will terminate. If, however, Seritage Growth complies with the rules contained in applicable Treasury regulations that require Seritage Growth to ascertain the actual ownership of its shares and Seritage Growth does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirements described in condition (6) above, Seritage Growth will be treated as having met this requirement.

To monitor compliance with the share ownership requirements, Seritage Growth generally is required to maintain records regarding the actual ownership of its shares of beneficial interest. To do so, Seritage Growth must demand written statements each year from the record holders of significant percentages of Seritage Growth common shares pursuant to which the record holders must disclose the actual owners of the common shares (i.e., the persons required to include our dividends in their gross income). Seritage Growth must maintain a list of those persons failing or refusing to comply with this demand as part of its records. Seritage Growth could be subject to monetary penalties if it fails to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of Seritage Growth common shares and other information.

In addition, an entity generally may not elect to become a REIT unless its taxable year is the calendar year. We intend to adopt December 31 as our year-end, and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, such as Operating Partnership, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize Seritage Growth’s status as a REIT or require Seritage Growth to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take otherwise corrective action on a timely basis. In that case, we could fail to qualify to be taxed as a REIT unless we were entitled to relief, as described below.

Disregarded Subsidiaries

If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as a either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirements the REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries

In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to Seritage Growth shareholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

U.S. federal income tax law limits the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend that all of our transactions with our TRS, if any, will be conducted on an arm’s-length basis.

Income Tests

In order to qualify to be taxed as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness and certain hedging transactions, generally must be derived from “rents from real property,” gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Rents from Real Property

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

•	The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed-percentage or percentages of receipts or sales;

•	Neither we nor an actual or constructive owner of 10% or more of Seritage Growth shares of beneficial ownership actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

•	Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•	We generally are not permitted to operate or manage our properties or to furnish or render services to our tenants, subject to a 1% de minimis exception and except as further provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue, or a TRS that is wholly or partially owned by us, to provide both customary and non-customary property management or services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.” Any amounts that we receive from a TRS with respect to the TRS’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We expect that the rent payments received pursuant to the Master Lease will be treated as rents from real property for purposes of the REIT gross income tests.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Dividend Income

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fee Income

Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

Hedging Transactions

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred or to be incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Certain items of income or gain attributable to hedges of foreign currency fluctuations with respect to income that satisfies the REIT gross income requirements may also be excluded from the 95% and 75% gross income tests. Most likely, income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

Failure to Satisfy the Gross Income Tests

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify to be taxed as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify to be taxed as a REIT. Even if these relief provisions apply, and Seritage Growth retains its status as a REIT, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property and stock of other corporations that qualify as REITs, as well as some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, the aggregate value of all securities of TRSs that we hold, together with other non-qualified assets (such as furniture and equipment or other tangible personal property, or non-real estate securities), may not, in the aggregate, exceed 25% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

Certain independent appraisals have been obtained that support our conclusions as to the value of our total assets and the value of certain securities, but we may not obtain such appraisals in the future to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose Seritage Growth’s REIT qualification if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

In order to qualify to be taxed as a REIT, we are required to distribute dividends, other than capital gain dividends, to Seritage Growth shareholders in an amount at least equal to:

(i)	the sum of

(a)	90% of Seritage Growth’s REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid; and

(b)	90% of our after-tax net income, if any, from foreclosure property (as described below); minus

(ii)	the excess of the sum of specified items of non-cash income over 5% of Seritage Growth’s REIT taxable income, computed without regard to our net capital gain and the deduction for dividends paid.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. These distributions will be treated as received by Seritage Growth shareholders in the year in which paid. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares within a particular class and (ii) in accordance with any preferences among different classes of shares as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of Seritage Growth’s REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for Seritage Growth shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Seritage Growth shareholders would then increase the adjusted basis of their common shares by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to Seritage Growth shareholders of any distributions that are actually made. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions.”

If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

We expect that Seritage Growth’s REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including Seritage Growth common shares) in order to meet the distribution requirements, while preserving our cash.

If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, Seritage Growth may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

For purposes of the 90% distribution requirement and excise tax described above, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transactions.

Derivatives and Hedging Transactions

We may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of a position in such a transaction and (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into hedging transactions that are not described in the preceding clause (i) or (ii), the income from these transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Penalty Tax

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations or if the interest payments were at a commercially reasonable rate. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), distributions to shareholders would be taxable as regular corporate dividends. Such dividends paid to U.S. shareholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Taxation of Shareholders

Taxation of Taxable U.S. Shareholders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of Seritage Growth common shares applicable to taxable U.S. shareholders. A “U.S. shareholder” is any holder of Seritage Growth common shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds Seritage Growth common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of Seritage Growth common shares.

Distributions

So long as we qualify to be taxed as a REIT, the distributions that we make to our taxable U.S. shareholders out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that we do not designate as capital gain dividends will generally be taken into account by such shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal income tax rate) for qualified dividends received by most U.S. shareholders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our U.S. shareholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its common shares. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to apply provisions of the Code that treat our U.S. shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of Seritage Growth” and “—Annual Distribution Requirements.” Corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. shareholders that are individuals, trusts and estates, and 35% in the case of U.S. shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions does not exceed the adjusted basis of the shareholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder’s shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares, the shareholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of Seritage Growth” and “—Annual Distribution Requirements.”

Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits (as determined for U.S. federal income tax purposes).

Dispositions of Seritage Growth Common Shares

If a U.S. shareholder sells or disposes of Seritage Growth common shares, it will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition, and the shareholder’s adjusted tax basis in the common shares. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of Seritage Growth common shares will be subject to a maximum U.S. federal income tax rate of 20% if the common shares are held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the common shares are held for one year or less. Gains recognized by shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of Seritage Growth common shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of Seritage Growth common shares by a shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the shareholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of Seritage Growth common shares or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of Seritage Growth common shares or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions that we make and gains arising from the sale or exchange by a U.S. shareholder of Seritage Growth common shares will not be treated as passive activity income. As a result, shareholder will not be able to apply any “passive losses” against income or gain relating to Seritage Growth common shares. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Non-U.S. Shareholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of Seritage Growth common shares applicable to non-U.S. shareholders. A “non-U.S. shareholder” is any holder of Seritage Growth common shares other than a partnership or U.S. shareholder.

Ordinary Dividends

The portion of dividends received by non-U.S. shareholders that (i) is payable out of our earnings and profits, (ii) is not attributable to capital gains that we recognize and (iii) is not effectively connected with a U.S.

trade or business of the non-U.S. shareholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Seritage Growth common shares. In cases where the dividend income from a non-U.S. shareholder’s investment in Seritage Growth common shares is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. shareholder. The income may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. shareholder that is a corporation.

Non-Dividend Distributions

Unless Seritage Growth common shares constitute a USRPI, distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If Seritage Growth stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (i) the shareholder’s proportionate share of our earnings and profits, plus (ii) the shareholder’s basis in its common shares, will be taxed under FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.

Capital Gain Dividends

Under FIRPTA, a distribution that we make to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Ordinary Dividends” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gain dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. shareholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. shareholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (i) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain, except that a non-U.S. shareholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty), or (ii) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains. We expect that a significant portion of our assets will be USRPIs.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Ordinary

Dividends”), if (i) the capital gain dividend is received with respect to a class of shares that is regularly traded on an established securities market located in the United States and (ii) the recipient non-U.S. shareholder does not own more than 5% of that class of shares at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that Seritage Growth common shares will be “regularly traded” on an established securities exchange.

Dispositions of Seritage Growth Common Shares

Unless Seritage Growth common shares constitute a USRPI, a sale of the common shares by a non-U.S. shareholder generally will not be subject to U.S. taxation under FIRPTA. Subject to certain exceptions discussed below, Seritage Growth common shares will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will consist of USRPIs.

Even if the foregoing 50% test is met, however, Seritage Growth common shares will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held, directly or indirectly, by non-U.S. shareholders at all times during a specified testing period. As described above, Seritage Growth’s declaration of trust contains restrictions designed to protect Seritage Growth’s status as a “domestically controlled qualified investment entity,” and we believe that we will be and will remain a domestically controlled qualified investment entity, and that a sale of Seritage Growth common shares should not be subject to taxation under FIRPTA. However, no assurance can be given that we will be or will remain a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but Seritage Growth common shares are “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. shareholder’s sale of Seritage Growth common shares nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. shareholder held 5% or less of our outstanding common shares at any time during a prescribed testing period. We expect that Seritage Growth common shares will be regularly traded on an established securities market.

If gain on the sale of Seritage Growth common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the common shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of Seritage Growth common shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (i) if the non-U.S. shareholder’s investment in the common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, except that a non-U.S. shareholder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by treaty), or (ii) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of Seritage Growth common shares (subject to the 5% exception applicable to “regularly traded” shares described above), a non-U.S. shareholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. shareholder (a) disposes of Seritage Growth common shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other Seritage Growth common shares within 30 days after such ex-dividend date.

Non-U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning Seritage Growth common shares.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt shareholder has not held Seritage Growth common shares as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder) and (ii) the common shares are not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of the common shares generally should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of the Seritage Growth common shares could be required to treat a percentage of any dividends received from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to “look through” one or more of our pension trust shareholders in order to satisfy the REIT “closely-held” test and (ii) either (a) one pension trust owns more than 25% of the value of the Seritage Growth common shares or (b) one or more pension trusts, each individually holding more than 10% of the value of the common shares, collectively own more than 50% of the value of the common shares. Certain restrictions on ownership and transfer of Seritage Growth common shares generally should prevent a tax-exempt entity from owning more than 10% of the value of Seritage Growth common shares and generally should prevent us from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning the Seritage Growth common shares.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in Seritage Growth common shares.

Medicare 3.8% Tax on Investment Income

For taxable years beginning after December 31, 2012, certain U.S. shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends and certain other investment income, including capital gains from the sale or other disposition of Seritage Growth common shares.

Foreign Account Tax Compliance Act

Under recently enacted legislation and administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on certain payments made to a “foreign financial institution” (as specifically defined under these rules) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. Under the legislation and administrative guidance, a U.S. federal withholding tax of 30% generally also will be imposed on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying certain of its direct and indirect U.S. owners. Under certain circumstances, a non-U.S. shareholder may be eligible for refunds or credits of such taxes. These withholding taxes would be imposed on dividends paid with respect to Seritage Growth common shares to, and on gross proceeds from the sale or other taxable disposition of Seritage Growth common shares after December 31, 2016 by, foreign financial institutions or non-financial entities (including in their capacity as agents or custodians for beneficial owners of Seritage Growth common shares) that fail to satisfy the above requirements. Non-U.S. shareholders should consult with their tax advisors regarding the possible implications of this legislation on their ownership and disposition of Seritage Growth common shares.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of Seritage Growth shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in Seritage Growth common shares.

PLAN OF DISTRIBUTION

Seritage Growth will offer the Seritage Growth common shares under the terms of the transferable subscription rights that Sears Holdings will distribute to its stockholders as of the record date. Seritage Growth will offer the Seritage Growth non-voting shares to certain Fairholme Clients. FCM expects to enter into the Fairholme Exchange Agreement, pursuant to which FCM has the right, but not the obligation, to cause certain Fairholme Clients to exchange a portion of their respective subscription rights for the Seritage Growth non-voting shares at a price per share of $29.58 (the subscription price for the rights offering). This offering also includes 9,527,194 Seritage Growth common shares that may be issued from time to time upon conversion of the Seritage Growth non-voting shares. See “Description of Shares of Beneficial Interest—Non-Voting Shares.” There is no managing or soliciting dealer for this offering and neither Sears Holdings nor Seritage Growth will pay any kind of fee for the solicitation of the exercise of the rights.

We intend to apply to list the rights for trading under the symbol “SRGRT” on the NYSE. The listing of the rights on the NYSE is subject to the fulfillment of all listing requirements of the NYSE. If the listing requirements are fulfilled, we expect that the subscription rights will be listed on the NYSE on the date of this prospectus. The subscription rights are transferable during the course of the subscription period. We expect that most holders of subscription rights, including Sears Holdings’ directors and officers, may freely transfer their rights subject to applicable volume and manner of sale restrictions under Rule 144.

The subscription rights will cease trading at 4:00 p.m., New York time, on June 26, 2015, the business fourth day prior to the scheduled expiration date of the rights offering, unless Sears Holdings terminates or extends the rights offering.

Sears Holdings will be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to the sale of Seritage Growth common shares. Because Sears Holdings will be an underwriter, Sears Holdings will be subject to the prospectus delivery requirements of the Securities Act and will be subject to certain statutory liabilities, including, but not limited to, under the Securities Act and the Exchange Act.

There is currently no established public market for Seritage Growth common shares. We intend to apply to list the Seritage Growth common shares on the NYSE under the symbol “SRG” and expect that trading will begin the first trading day after the completion of the rights offering.

In connection with the agreement to enter into the GGP JV and the Simon JV, respectively, each of GGP and Simon agreed to acquire 1,125,760 Seritage Growth common shares at a price per share equal to the subscription price for the rights offering, for an aggregate purchase price of $33.3 million for each of GGP and Simon, in the Seritage Private Placements. Seritage Growth will issue and sell these Seritage Growth common shares to each of GGP and Simon concurrently with the closing of the rights offering, subject to the satisfaction of certain other related closing conditions. The shares to be issued and sold in the Seritage Private Placements are not registered as part of, and are in addition to the Seritage Growth common shares offered in, the rights offering.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Wachtell, Lipton, Rosen & Katz. Venable LLP will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common shares of beneficial interest offered hereby.

EXPERTS

The Combined Statement of Investments of Real Estate Assets to be Acquired by Seritage Growth Properties as of December 31, 2014 and the related financial statement schedule included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such Combined Statement of Investments and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The Combined Statement of Investments of Real Estate Assets of JV Properties to be Acquired by Seritage Growth Properties as of December 31, 2014 and the related financial statement schedule included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such Combined Statement of Investments and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of Seritage Growth Properties as of June 3, 2015 (Formation Date) included in this Prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11 under the Securities Act with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and Seritage Growth common shares, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

AS A RESULT OF THIS OFFERING, WE WILL BECOME SUBJECT TO THE INFORMATION AND REPORTING REQUIREMENTS OF THE EXCHANGE ACT, AND WILL FILE ANNUAL, QUARTERLY AND OTHER PERIODIC REPORTS AND PROXY STATEMENTS AND WILL MAKE AVAILABLE TO SERITAGE GROWTH SHAREHOLDERS QUARTERLY REPORTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR CONTAINING UNAUDITED INTERIM FINANCIAL INFORMATION.

INDEX TO FINANCIAL STATEMENTS

Audited Combined Statement of Investments of Real Estate Assets:

Report of Independent Registered Public Accounting Firm	F-2

Combined Statement of Investments of Real Estate Assets as of March 31, 2015 (unaudited) and December 31, 2014	F-3

Notes to Combined Statement of Investments of Real Estate Assets	F-4

Audited Combined Statement of Investments of Real Estate Assets of JV Properties:

Report of Independent Registered Public Accounting Firm	F-7

Combined Statement of Investments of Real Estate Assets as of March 31, 2015 (unaudited) and December 31, 2014	F-8

Notes to Combined Statement of Investments of Real Estate Assets	F-9

Audited Balance Sheet of Seritage Growth Properties:

Report of Independent Registered Public Accounting Firm	F-12

Balance Sheet as of June 3, 2015 (Formation Date)	F-13

Notes to the Balance Sheet	F-14

Real Estate Assets to be Acquired by Seritage Growth Properties—Schedule III Real Estate and Accumulated Depreciation as of December 31, 2014	F-16

Real Estate Assets of JV Properties to be Acquired by Seritage Growth Properties—Schedule III Real Estate and Accumulated Depreciation as of December 31, 2014	F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Sears Holdings Corporation

Hoffman Estates, Illinois

We have audited the accompanying combined statement of investments (the “combined statement”) of real estate assets to be acquired by Seritage Growth Properties as of December 31, 2014. Our audit also included the financial statement schedule listed in the Index to the financial statements. This combined statement and financial statement schedule are the responsibility of Sears Holdings Corporation (the “Company”) management. Our responsibility is to express an opinion on this combined statement and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as it relates to the combined statement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting as it relates to the combined statement. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such combined statement presents fairly, in all material respects, real estate assets to be acquired by Seritage Growth Properties as of December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statement taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 26, 2015

Combined Statement of Investments of Real Estate Assets to be Acquired by

Seritage Growth Properties

(in thousands)

	(unaudited)
	March 31, 2015	December 31, 2014
Assets
Land, buildings and improvements, net	$1,297,656	$1,307,808

See accompanying notes to the Combined Statement of Investments of Real Estate Assets to be Acquired by Seritage Growth Properties.

Notes to Combined Statement of Investments of Real Estate Assets to be Acquired by Seritage Growth Properties

Note 1—Business

Seritage Growth Properties (“Seritage Growth”) is a newly formed company that was organized in Maryland. Seritage Growth will conduct its operations through Seritage Growth Properties, L.P. (“Operating Partnership”), a Delaware limited partnership that was formed on April 22, 2015.

Pursuant to a proposed transaction, Seritage Growth will hold directly or indirectly 235 of the properties associated with Sears Holdings Corporation (“Sears Holdings”). The proposed transaction will include the acquisition of 235 properties owned (or ground-leased) from Sears Holdings, the leaseback of most of these properties to Sears Holdings and the consummation of a rights offering and private placement to Sears Holdings’ stockholders. Seritage Growth’s primary business following the transaction will consist of acquiring, financing and owning real estate property to be leased to retailers. Initially, Seritage Growth’s primary tenant will be Sears Holdings under a Master Lease.

Sears Holdings Corporation is the parent company of Kmart Holdings Corporation (“Kmart”) and Sears, Roebuck and Co. (“Sears”). Sears Holdings is an integrated retailer that operates a national network of stores with 1,725 full-line and specialty retail stores in the United States.

The accompanying Combined Statement of Investments of Real Estate Assets to be Acquired by Seritage Growth Properties (“Combined Statement of Investments”) reflects certain owned real estate of 234 retail facilities and one retail facility subject to a ground lease, that will be acquired by and ground lease transferred to Seritage Growth from affiliates of Sears Holdings. The portfolio of 235 properties consists of approximately 36.7 million square feet of building space and is broadly diversified by location across 49 states and Puerto Rico. The properties consist of 84 properties operated under the Kmart brand, 140 properties operated under the Sears brand, and eleven properties leased entirely to third parties.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Combined Statement of Investments reflects the 235 properties directly attributable to Sears Holdings’ real estate holdings to be owned by Seritage Growth pursuant to the transaction. All intercompany balances have been eliminated in combination. The Combined Statement of Investments is prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as established by the Financial Accounting Standards Board (“FASB”) in the Accounting Standards Codification (“ASC”) including modifications issued under Accounting Standards Updates (“ASU”). The statement has been derived from the accounting records of Sears Holdings using the historical basis of assets of Sears Holdings. Management believes the assumptions underlying the Combined Statement of Investments are reasonable. However, the Combined Statement of Investments included herein may not necessarily reflect Seritage Growth’s financial position in the future or what their financial position would have been had Seritage Growth operated independently from Sears Holdings at the date presented.

Use of Estimates

Seritage Growth has made a number of estimates, judgments and assumptions that affect the reported amounts of assets in the Combined Statement of Investments. Estimates are required in order for us to prepare our Combined Statement of Investments in conformity with GAAP. Significant estimates, judgments and assumptions are required in a number of areas, including, but not limited to, determining the useful lives of real estate properties and evaluating the impairment of long-lived assets. Seritage Growth has based these estimates, judgments and assumptions on historical experience and various other factors that it believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Land, Buildings and Improvements

Land and buildings are recorded at cost, less accumulated depreciation. Additions and substantial improvements are capitalized and include expenditures that materially extend the useful lives of existing facilities. Maintenance and repairs that do not materially improve or extend the lives of the respective assets are expensed as incurred.

Depreciation expense is recorded over the estimated useful lives of the respective assets using the straight-line method for financial statement purposes. The range of lives is generally 20 to 50 years for buildings and improvements.

Impairment of Long-Lived Assets

In accordance with accounting standards governing the impairment or disposal of long-lived assets, the carrying value of long-lived assets, including land, buildings and improvements, and definite-lived intangible assets, is evaluated whenever events or changes in circumstances indicate that a potential impairment has occurred relative to a given asset or assets. Factors that could result in an impairment review include, but are not limited to, a current period cash flow loss combined with a history of cash flow losses, current cash flows that may be insufficient to recover the investment in the property over the remaining useful life, a projection that demonstrates continuing losses associated with the use of a long-lived asset, significant changes in the manner of use of the assets, or significant changes in business strategies. An impairment loss is recognized when the estimated undiscounted cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value as determined based on quoted market prices or through the use of other valuation techniques.

Note 3—Land, Buildings and Improvements

Land, buildings and improvements, net of accumulated depreciation consists of the following (in thousands):

	March 31, 2015 (unaudited)	December 31, 2014
Land	$718,720	$718,720
Buildings and improvements	1,302,076	1,293,867

Gross land, buildings and improvements	2,020,796	2,012,587
Less: accumulated depreciation	(723,140)	(704,779)

Land, buildings and improvements, net	$1,297,656	$1,307,808

Note 4—Concentration of Credit Risks

Concentrations of credit risks arise when a number of operators, tenants, or obligors related to Sears Holdings’ investments are engaged in similar business activities, or activities in the same geographic region, or having similar economic features that would cause their ability to meet contractual obligations, including those to Seritage Growth, to be similarly affected by changes in economic conditions. Following the transaction, substantially all of Seritage Growth’s real estate properties will be leased to Sears Holdings, and the majority of Seritage Growth’s rental revenues will be derived from the Master Lease. Sears Holdings is a publicly traded company and is subject to the informational filing requirements of the Securities and Exchange Act of 1934, as amended, and is required to file periodic reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission; refer to edgar.gov for Sears Holdings Corporation publicly-available financial information. Other than Seritage Growth’s tenant concentration, management believes the current portfolio is reasonably diversified by geographical location and does not contain any other significant concentration of credit risks. Seritage Growth’s portfolio of 235 properties is diversified by location across 49 states and Puerto Rico.

Note 5—Related Party Disclosure

Edward S. Lampert is Chairman and Chief Executive Officer of Holdings and is the Chairman and Chief Executive Officer of ESL Investments, Inc., and related entities (collectively “ESL”). ESL beneficially owned approximately 49% of Holdings’ outstanding common stock at December 31, 2014.

For purposes of funding the purchase price for the acquisition of 235 properties from Sears Holdings, Seritage Growth will enter into an agreement with Sears Holdings to subscribe for Seritage Growth shares and Sears Holdings will distribute such rights to its stockholders, including ESL.

Note 6—Subsequent Events

Events subsequent to December 31, 2014 were evaluated through May 26, 2015 and no events were identified requiring further disclosure in this audited Combined Statement of Investments.

Events subsequent March 31, 2015 were evaluated through May 26, 2015 and no events were identified requiring further disclosure in this unaudited Combined Statement of Investments.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Sears Holdings Corporation

Hoffman Estates, Illinois

We have audited the accompanying combined statement of investments (the “combined statement”) of real estate assets of JV properties to be acquired by Seritage Growth Properties as of December 31, 2014. Our audit also included the financial statement schedule listed in the Index to the financial statements. This combined statement and financial statement schedule are the responsibility of Sears Holdings Corporation (the “Company”) management. Our responsibility is to express an opinion on this combined statement and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as it relates to the combined statement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting as it relates to the combined statement. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such combined statement presents fairly, in all material respects, real estate assets of JV properties to be acquired by Seritage Growth Properties as of December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statement taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 26, 2015

Combined Statement of Investments of Real Estate Assets of JV Properties to be Acquired by

Seritage Growth Properties

(in thousands)

	(unaudited)
	March 31, 2015	December 31, 2014
Assets
Land, buildings and improvements, net	$239,541	$242,578
Below-market ground leases, net	944	947

Total assets	$240,485	$243,525

See accompanying notes to the Combined Statement of Investments of Real Estate Assets of JV Properties to be Acquired by Seritage Growth Properties.

Notes to Combined Statement of Investments of Real Estate Assets of JV Properties to be Acquired by Seritage Growth Properties

Note 1—Business

Seritage Growth Properties (“Seritage Growth”) is a newly formed company that was organized in Maryland. Seritage Growth will conduct its operations through Seritage Growth Properties, L.P. (“Operating Partnership”), a Delaware limited partnership that was formed on April 22, 2015.

Pursuant to a proposed transaction, Seritage Growth will hold indirectly 31 of the properties associated with Sears Holdings Corporation (“Sears Holdings”). The proposed transaction will include the acquisition of the GGP JV Interest in twelve properties, the Simon JV Interest in ten properties, and the Macerich JV Interest in nine properties (collectively, the “JV Properties”), the leaseback of most of these properties by the JVs to Sears Holdings and the consummation of a rights offering and private placement to Sears Holdings’ stockholders. Seritage Growth’s primary business following the transaction will consist of acquiring, financing and owning real estate property to be leased to retailers. Initially, through its investments in the JVs, Seritage Growth’s primary tenant will be Sears Holdings under a Master Lease.

Sears Holdings Corporation is the parent company of Kmart Holdings Corporation (“Kmart”) and Sears, Roebuck and Co. (“Sears”). Sears Holdings is an integrated retailer that operates a national network of stores with 1,725 full-line and specialty retail stores in the United States.

The accompanying Combined Statement of Investments of Real Estate Assets of JV Properties to be Acquired by Seritage Growth Properties (“Combined Statement of Investments”) reflects certain owned real estate of 28 retail facilities, one retail facility subject to a ground lease, and two retail facilities subject to leases, that were acquired by and ground leases and leases transferred to the JVs from affiliates of Sears Holdings during April 2015. The portfolio of 31 properties is broadly diversified by location across 17 states. The properties consist of properties operated under the Sears brand.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Combined Statement of Investments reflects the 31 properties directly attributable to Sears Holdings’ real estate holdings to be owned indirectly through JV interests by Seritage Growth pursuant to the transaction. All intercompany balances have been eliminated in combination. The Combined Statement of Investments is prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as established by the Financial Accounting Standards Board (“FASB”) in the Accounting Standards Codification (“ASC”) including modifications issued under Accounting Standards Updates (“ASU”). The statement has been derived from the accounting records of Sears Holdings using the historical basis of assets of Sears Holdings. Management believes the assumptions underlying the Combined Statement of Investments are reasonable. However, the Combined Statement of Investments included herein may not necessarily reflect Seritage Growth’s financial position in the future or what their financial position would have been had Seritage Growth operated independently from Sears Holdings at the date presented.

Use of Estimates

Seritage Growth has made a number of estimates, judgments and assumptions that affect the reported amounts of assets in the Combined Statement of Investments. Estimates are required in order for us to prepare our Combined Statement of Investments in conformity with GAAP. Significant estimates, judgments and assumptions are required in a number of areas, including, but not limited to, determining the useful lives of real estate properties and evaluating the impairment of long-lived assets. Seritage Growth has based these estimates, judgments and assumptions on historical experience and various other factors that it believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Land, Buildings and Improvements

Land and buildings are recorded at cost, less accumulated depreciation. Additions and substantial improvements are capitalized and include expenditures that materially extend the useful lives of existing facilities. Maintenance and repairs that do not materially improve or extend the lives of the respective assets are expensed as incurred.

Depreciation expense is recorded over the estimated useful lives of the respective assets using the straight-line method for financial statement purposes. The range of lives is generally 20 to 50 years for buildings and improvements.

Below-Market Ground Leases

Below-market ground leases are recorded based on their acquisition date fair value and are amortized over the remaining lives of the respective ground leases.

Impairment of Long-Lived Assets

In accordance with accounting standards governing the impairment or disposal of long-lived assets, the carrying value of long-lived assets, including land, buildings and improvements, and definite-lived intangible assets, is evaluated whenever events or changes in circumstances indicate that a potential impairment has occurred relative to a given asset or assets. Factors that could result in an impairment review include, but are not limited to, a current period cash flow loss combined with a history of cash flow losses, current cash flows that may be insufficient to recover the investment in the property over the remaining useful life, a projection that demonstrates continuing losses associated with the use of a long-lived asset, significant changes in the manner of use of the assets, or significant changes in business strategies. An impairment loss is recognized when the estimated undiscounted cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value as determined based on quoted market prices or through the use of other valuation techniques.

Note 3—Land, Buildings and Improvements

Land, buildings and improvements, net of accumulated depreciation consists of the following (in thousands):

	March 31, 2015 (unaudited)	December 31, 2014
Land	$132,243	$132,243
Buildings and improvements	266,045	265,220

Gross land, buildings and improvements	398,288	397,463
Less: accumulated depreciation	(158,747)	(154,885)

Land, buildings and improvements, net	$239,541	$242,578

Note 4—Below-Market Ground Leases

The following summarizes our below-market ground leases (in thousands):

	March 31, 2015 (unaudited)	December 31, 2014
Below-market ground leases	$1,066	$1,066
Less: accumulated amortization	(122)	(119)

Below-market ground leases, net	$944	$947

The expected amortization for below-market ground leases for the years ending is as follows (in thousands):

Expected Amortization

Year	Amount
2015 (remainder)	$9
2016	12
2017	12
2018	12
2019	12
Thereafter	887

Note 5—Concentration of Credit Risks

Concentrations of credit risks arise when a number of operators, tenants, or obligors related to Sears Holdings’ investments are engaged in similar business activities, or activities in the same geographic region, or having similar economic features that would cause their ability to meet contractual obligations, including those to Seritage Growth, to be similarly affected by changes in economic conditions. Following the transaction, substantially all of Seritage Growth’s real estate properties within the joint ventures will be leased to Sears Holdings, and the majority of Seritage Growth’s rental revenues will be derived from the Master Lease. Sears Holdings is a publicly traded company and is subject to the informational filing requirements of the Securities and Exchange Act of 1934, as amended, and is required to file periodic reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission; refer to edgar.gov for Sears Holdings Corporation publicly-available financial information. Other than Seritage Growth’s tenant concentration, management believes the current portfolio is reasonably diversified by geographical location and does not contain any other significant concentration of credit risks. Seritage Growth’s portfolio of 31 properties is diversified by location across 17 states.

Note 6—Related Party Disclosure

Edward S. Lampert is Chairman and Chief Executive Officer of Holdings and is the Chairman and Chief Executive Officer of ESL Investments, Inc., and related entities (collectively “ESL”). ESL beneficially owned approximately 49% of Holdings’ outstanding common stock at December 31, 2014.

For purposes of funding the purchase price for the acquisition of the JV Interests from Sears Holdings, Seritage Growth will enter into an agreement with Sears Holdings to subscribe for Seritage Growth shares and Sears Holdings will distribute such rights to its stockholders, including ESL.

Note 7—Subsequent Events

Events subsequent to December 31, 2014 were evaluated through May 26, 2015 and no events were identified requiring further disclosure in this audited Combined Statement of Investments.

Events subsequent March 31, 2015 were evaluated through May 26, 2015 and no events were identified requiring further disclosure in this unaudited Combined Statement of Investments.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Sears Holdings Corporation

Hoffman Estates, Illinois

We have audited the accompanying balance sheet of Seritage Growth Properties (the “Company”) as of June 3, 2015 (Formation Date). This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Seritage Growth Properties as of June 3, 2015 (Formation Date), in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Chicago, Illinois

June 8, 2015

Seritage Growth Properties

Balance Sheet

June 3, 2015 (Formation Date)

Assets
Cash	$2,958

Total assets	$2,958

Shareholder’s Equity
Common shares, $0.01 par value, 1,000,000 shares authorized, 100 shares issued and outstanding	$1
Additional paid-in capital	2,957

Total Shareholder’s Equity	$2,958

See accompanying notes to the Balance Sheet.

Seritage Growth Properties

Notes to Balance Sheet

Note 1—Business

Seritage Growth Properties (“Seritage Growth”) is a newly formed company that was organized in Maryland on June 3, 2015. Seritage Growth conducts its operations through Seritage Growth Properties, L.P. (“Operating Partnership”), a Delaware limited partnership that was formed on April 22, 2015. Under Seritage Growth’s Declaration of Trust, as amended, Seritage Growth, with the approval of a majority of the Board of Trustees and without any action by the shareholders of Seritage Growth, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that Seritage Growth has the authority to issue.

Seritage Growth has filed a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed rights offering to stockholders of Sears Holdings Corporation (“Sears Holdings”) of common shares of Seritage Growth. Following the Transaction, Seritage Growth will be a publicly traded, self-administered, self-managed REIT primarily engaged in the real property business through its investment in Operating Partnership. Initially, Operating Partnership’s portfolio will consist of 235 properties (the “Acquired Properties”) owned (or, in a few cases, ground-leased) by Sears Holdings as of the date of this prospectus, and the JV Interests, which will be sold to Operating Partnership in the Transaction. Operating Partnership will then lease (or sublease) a substantial majority of the space at all but eleven of the Acquired Properties back to Sears Holdings under one or more master lease agreements (collectively, the “Master Lease”), with the remainder of such space leased to third-party tenants.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Balance Sheet is prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Seritage Growth generally will not be subject to U.S. federal income taxes on its taxable income to the extent that it annually distributes at least 100% of its taxable income to shareholders and maintains its intended qualification as a REIT.

Offering Costs

In connection with this offering, Sears Holdings has or will incur legal, accounting, and related costs, which will be reimbursed by Seritage Growth upon the consummation of this offering. Such costs will be deferred and will be recorded as a reduction of proceeds of the offering, or expensed if the offering is not consummated. Through the date the balance sheet was available to be issued, Sears Holdings has incurred offering costs of $16.4 million, of which $7.4 million are expected to be reimbursed by Seritage Growth.

Organization Costs

Organization costs, incurred by Sears Holdings, are comprised of the legal and professional fees associated with the formation of Seritage Growth, which will be reimbursed by Seritage Growth upon consummation of the offering. Organization costs are expensed as incurred. Through the date the balance sheet was available to be issued, Sears Holdings has incurred organization costs of $2.2 million, of which $0.7 million are expected to be reimbursed by Seritage Growth upon the consummation of this offering.

Note 3—Shareholder’s Equity

Seritage Growth has been capitalized with the issuance of 100 shares of Common Stock (with $0.01 par value) for a total of $2,958.

Note 4—Income Taxes

Seritage Growth intends to elect to be taxed as a real estate investment trust (“REIT”) as defined under Section 856(c) of the Internal Revenue Code (the “Code”), commencing with its taxable year ending December 31, 2015. To qualify as an REIT, Seritage Growth must meet certain organizational, income, asset and distribution tests. Accordingly, Seritage Growth will generally not be subject to corporate U.S. federal or state income tax to the extent that it makes qualifying distributions to its shareholders and provided it satisfies on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and share ownership tests. Seritage Growth currently intends to comply with these requirements and maintain REIT status. However, Seritage Growth may still be subject to federal excise tax, as well as foreign taxes and certain state and local income and franchise taxes.

Note 5—Related Party Disclosure

Edward S. Lampert is Chairman and Chief Executive Officer of Sears Holdings and is the Chairman and Chief Executive Officer of ESL Investments, Inc., and related entities (collectively “ESL”). ESL beneficially owned approximately 49% of Sears Holdings’ outstanding common stock (based on publicly available information as of April 2, 2015).

For purposes of funding the purchase price for the acquisition of 235 properties and the JV Interests from Sears Holdings, Seritage Growth will enter into an agreement with Sears Holdings to subscribe for Seritage Growth shares and Sears Holdings will distribute such rights to its stockholders, including ESL.

Note 6—Legal Proceedings

In accordance with accounting standards regarding loss contingencies, Seritage Growth accrues an undiscounted liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated, and we disclose the amount accrued and the amount of a reasonably possible loss in excess of the amount accrued, if such disclosure is necessary for our financial statements to not be misleading. Seritage Growth does not record liabilities when the likelihood that the liability has been incurred is probable but the amount cannot be reasonably estimated, or when the liability is believed to be only reasonably possible or remote.

On May 29, 2015, a putative stockholder class action and derivative lawsuit was filed in the Delaware Court of Chancery against the members of Sears Holdings’ Board of Directors, ESL Investments, Inc. and Seritage Growth in connection with the proposed rights offering for and sale of certain properties to Seritage Growth, discussed in Note 1. The complaint asserts class and derivative claims of breach of fiduciary duty by the members of the Sears Holdings’ Board of Directors and by ESL Investments, Inc., as controlling stockholder of Sears Holdings, and of aiding and abetting breaches of fiduciary duty by Seritage Growth. Among other forms of relief, the plaintiff seeks equitable relief to enjoin the proposed Transaction. Seritage Growth believes the allegations to be meritless and intends to defend this litigation vigorously.

Note 7—Subsequent Events

Events subsequent to June 3, 2015 were evaluated through June 8, 2015 and no events were identified requiring further disclosure in this audited Balance Sheet.

Properties to Be Acquired by Seritage Growth Properties

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2014

(Dollars in thousands)

			Acquisition Costs(a)		Costs Capitalized Subsequent to Acquisition(a)		Gross Amount at Which Carried at Close of Period(b)
Name of Center	Location	Encumbrances	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total		Accumulated Depreciation		Date Acquired	Life Upon Which Depreciation is Computed
Stand-Alone Location	Tallmadge, OH	—	a	a	a	a	$394	$2,485	$2,879	d	$(357)		a	c
Broadway Center	Merrillville, IN	—	a	a	a	a	1,901	5,136	7,037	d	(2,571)		a	c
Stand-Alone Location	Tulsa, OK	—	a	a	a	a	805	1,810	2,615		(360)	e	a	c
Sherwood Plaza	Springfield, IL	—	a	a	a	a	3,207	6,156	9,363	d	(2,296)		a	c
Kmart Plaza	North Canton, OH	—	a	a	a	a	654	1,753	2,407	d	(889)		a	c
Stand-Alone Location	Houma, LA	—	a	a	a	a	—	399	399	d	(372)		a	c
North Pointe Plaza	Elkhart, IN	—	a	a	a	a	839	2,159	2,998	d	(277)		a	c
Kedzie Square	Chicago, IL	—	a	a	a	a	2,819	5,557	8,376	d	(482)		a	c
Ramona Station	Ramona, CA	—	a	a	a	a	—	1,133	1,133	d	(285)		a	c
Stand-Alone Location	Sierra Vista, AZ	—	a	a	a	a	—	411	411	d	(209)		a	c
Stand-Alone Location	Scott Depot, WV	—	a	a	a	a	—	380	380	d	(194)		a	c
Detroit Lakes K Mart Plaza	Detroit Lakes, MN	—	a	a	a	a	—	351	351	d	(94)		a	c
Stand-Alone Location	Kearney, NE	—	a	a	a	a	1,493	1,486	2,979	d	(141)		a	c
Valley Point	Elkins, WV	—	a	a	a	a	—	426	426	d	(65)		a	c
Braintree Marketplace	Braintree, MA	—	a	a	a	a	—	1,286	1,286	d	(261)		a	c
Western Plaza	Mayaguez, PR	—	a	a	a	a	—	451	451	d	(271)		a	c
Stand-Alone Location	The Dalles, OR	—	a	a	a	a	436	2,596	3,032	d	(707)		a	c
Shops at Prospect	Columbia, PA	—	a	a	a	a	—	36	36	d	(11)		a	c
Stand-Alone Location	Delano, CA	—	a	a	a	a	—	1,004	1,004	d	(431)		a	c
Stand-Alone Location	Walnutport, PA	—	a	a	a	a	—	713	713	d	(213)		a	c
Stand-Alone Location	Platteville, WI	—	a	a	a	a	272	1,644	1,916	d	(419)		a	c
Stand-Alone Location	St. Clair Shores, MI	—	a	a	a	a	1,630	3,043	4,673	d	(2,175)		a	c
Stand-Alone Location	Charleston, WV	—	a	a	a	a	—	627	627	d	(94)		a	c
Stand-Alone Location	El Paso, TX	—	a	a	a	a	1,527	3,271	4,798	d	(265)		a	c
Stand-Alone Location	Hialeah, FL	—	a	a	a	a	—	1,199	1,199	d	(338)		a	c
Stand-Alone Location	North Miami, FL	—	a	a	a	a	—	1,350	1,350	d	(501)		a	c
Stand-Alone Location	Moline, IL	—	a	a	a	a	433	827	1,260	d	(154)		a	c
Flower Valley Shopping Center	Florissant, MO	—	a	a	a	a	2,077	2,882	4,959	d	(1,820)		a	c
Haines Acres Shopping Center	York, PA	—	a	a	a	a	1,675	2,223	3,898	d	(573)		a	c
Kmart Shopping Center	Minot, ND	—	a	a	a	a	900	4,132	5,032	d	(719)		a	c

			Acquisition Costs(a)		Costs Capitalized Subsequent to Acquisition(a)		Gross Amount at Which Carried at Close of Period(b)
Name of Center	Location	Encumbrances	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total		Accumulated Depreciation	Date Acquired	Life Upon Which Depreciation is Computed
Stand-Alone Location	St. Petersburg, FL	—	a	a	a	a	—	50	50	d	(22)	a	c
Stand-Alone Location	Riverside, CA	—	a	a	a	a	767	1,118	1,885	d	(577)	a	c
Stand-Alone Location	Yakima, WA	—	a	a	a	a	—	1,092	1,092	d	(361)	a	c
Mountain Plaza	Casper, WY	—	a	a	a	a	422	2,384	2,806	d	(535)	a	c
Concord Plaza	Concord, NC	—	a	a	a	a	—	158	158	d	(23)	a	c
Kmart Center	Antioch, CA	—	a	a	a	a	3,104	7,494	10,598	d	(1,517)	a	c
Stand-Alone Location	Havre, MT	—	a	a	a	a	1,936	1,684	3,620	d	(428)	a	c
Stand-Alone Location	Riverton, WY	—	a	a	a	a	1,871	1,128	2,999	d	(292)	a	c
Hillside Plaza	Manistee, MI	—	a	a	a	a	417	3,961	4,378	d	(1,349)	a	c
Stand-Alone Location	Gillette, WY	—	a	a	a	a	347	2,720	3,067	d	(703)	a	c
Thornton Place	Thornton, CO	—	a	a	a	a	3,887	6,575	10,462	d	(1,552)	a	c
Stand-Alone Location	Muskogee, OK	—	a	a	a	a	528	1,180	1,708	d	(264)	a	c
Kmart Shopping Center	Hobbs, NM	—	a	a	a	a	291	1,089	1,380	d	(459)	a	c
Stand-Alone Location	Jefferson City, MO	—	a	a	a	a	1,730	2,571	4,301	d	(562)	a	c
Stand-Alone Location	Cape Girardeau, MO	—	a	a	a	a	586	1,303	1,889	d	(705)	a	c
Stand-Alone Location	Farmington, NM	—	a	a	a	a	1,494	1,394	2,888	d	(203)	a	c
Kmart Plaza	Rock Hill, SC	—	a	a	a	a	1,753	1,172	2,925	d	(301)	a	c
Stand-Alone Location	New Iberia, LA	—	a	a	a	a	802	1,412	2,214	d	(323)	a	c
Kmart Plaza	Harlingen, TX	—	a	a	a	a	563	1,496	2,059	d	(233)	a	c
Center of Osceola	Kissimmee, FL	—	a	a	a	a	—	680	680	d	(326)	a	c
Stand-Alone Location	Steger, IL	—	a	a	a	a	1,100	2,338	3,438	d	(902)	a	c
Stand-Alone Location	Sioux Falls, SD	—	a	a	a	a	438	2,548	2,986	d	(565)	a	c
Beachway Plaza	Bradenton, FL	—	a	a	a	a	1,724	1,359	3,083	d	(312)	a	c
Mill Creek Marketplace	McKinleyville, CA	—	a	a	a	a	1,901	4,871	6,772	d	(1,007)	a	c
Antelope Square	Layton, UT	—	a	a	a	a	3,244	6,795	10,039	d	(1,998)	a	c
Audubon Plaza	Owensboro, KY	—	a	a	a	a	1,064	1,010	2,074	d	(484)	a	c
Stand-Alone Location	Marietta, OH	—	a	a	a	a	707	1,183	1,890	d	(446)	a	c
Stand-Alone Location	Honolulu, HI	—	a	a	a	a	—	2,000	2,000	d	(776)	a	c
Pennyrile Marketplace	Hopkinsville, KY	—	a	a	a	a	977	771	1,748	d	(277)	a	c
Stand-Alone Location	Santa Paula, CA	—	a	a	a	a	772	3,344	4,116	d	(562)	a	c
Big Bear Lake Shopping Center	Big Bear Lake, CA	—	a	a	a	a	638	3,845	4,483	d	(1,067)	a	c
Sidney Plaza	Sidney, NY	—	a	a	a	a	—	6,491	6,491	d	(1,272)	a	c
Stand-Alone Location	Olean, NY	—	a	a	a	a	—	151	151	d	(42)	a	c

			Acquisition Costs(a)		Costs Capitalized Subsequent to Acquisition(a)		Gross Amount at Which Carried at Close of Period(b)
Name of Center	Location	Encumbrances	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total		Accumulated Depreciation	Date Acquired	Life Upon Which Depreciation is Computed
Kmart & Lowes Shopping Center	Lebanon, PA	—	a	a	a	a	—	23	23	d	(4)	a	c
South River Colony	Edgewater, MD	—	a	a	a	a	—	1,192	1,192	d	(338)	a	c
Columbus Centre	Columbus, MS	—	a	a	a	a	390	3,644	4,034	d	(347)	a	c
Stand-Alone Location	Rehoboth Beach, DE	—	a	a	a	a	—	550	550	d	(53)	a	c
Stand-Alone Location	Alpena, MI	—	a	a	a	a	—	64	64	d	(7)	a	c
Stand-Alone Location	Kenton, OH	—	a	a	a	a	—	64	64	d	(6)	a	c
Ponce Towne Center	Ponce, PR	—	a	a	a	a	—	23	23	d	(6)	a	c
Walnut Bottom Towne Centre	Carlisle, PA	—	a	a	a	a	—	38	38	d	(6)	a	c
Boulevard Market Fair	Anderson, SC	—	a	a	a	a	—	245	245	d	(70)	a	c
Stand-Alone Location	Deming, NM	—	a	a	a	a	—	273	273	d	(31)	a	c
Stand-Alone Location	Charles City, IA	—	a	a	a	a	—	432	432	d	(102)	a	c
Plaza Guaynabo	Guaynabo, PR	—	a	a	a	a	—	567	567	d	(90)	a	c
Rexville (Bayamon) Towne Center	Bayamon, PR	—	a	a	a	a	—	403	403	d	(91)	a	c
Stand-Alone Location	Algona, IA	—	a	a	a	a	569	1,897	2,466	d	(181)	a	c
Webster City Plaza	Webster City, IA	—	a	a	a	a	408	1,301	1,709	d	(259)	a	c
Midtown Shopping Center	Madawaska, ME	—	a	a	a	a	203	2,045	2,248	d	(488)	a	c
Stand-Alone Location	Cullman, AL	—	a	a	a	a	718	1,608	2,326	d	(299)	a	c
Stand-Alone Location	Sault Ste. Marie, MI	—	a	a	a	a	831	777	1,608	d	(242)	a	c
Stand-Alone Location	Leavenworth, KS	—	a	a	a	a	423	2,128	2,551	d	(556)	a	c
Stand-Alone Location	Russellville, AR	—	a	a	a	a	443	2,049	2,492	d	(472)	a	c
Countryside Shopping Center	Mount Pleasant, PA	—	a	a	a	a	491	1,510	2,001	d	(559)	a	c
Eastern Commons Shopping Center	Henderson, NV	—	a	a	a	a	—	24	24	d	(9)	a	c
The Mall at Rockingham Park	Salem, NH	—	a	a	a	a	3,521	10,462	13,983		(7,109)	a	c
Paddock Mall	Ocala, FL	—	a	a	a	a	4,396	5,334	9,730		(3,076)	a	c
Stand-Alone Location	St Paul, MN	—	a	a	a	a	4,212	2,471	6,683		(263)	a	c
Square One Mall	Saugus, MA	—	a	a	a	a	3,800	9,882	13,682		(6,122)	a	c
Valley View Center	Valley View, TX	—	a	a	a	a	3,717	10,125	13,842		(7,027)	a	c
Corbin’s Corner	West Hartford, CT	—	a	a	a	a	3,093	6,447	9,540		(4,119)	a	c
Memorial City SC	Memorial, TX	—	a	a	a	a	2,328	10,854	13,182		(6,912)	a	c
Overlake Plaza	Redmond-Overlake Pk, WA	—	a	a	a	a	4,053	11,142	15,195		(7,449)	a	c
Westland Shopping Center	Lakewood, CO	—	a	a	a	a	2,746	7,050	9,796		(4,560)	a	c
Superstition Springs Center	Mesa/East, AZ	—	a	a	a	a	5,700	2,725	8,425		(1,567)	a	c
Southridge Mall	Greendale, WI	—	a	a	a	a	4,586	9,483	14,069		(6,256)	a	c

			Acquisition Costs(a)		Costs Capitalized Subsequent to Acquisition(a)		Gross Amount at Which Carried at Close of Period(b)
Name of Center	Location	Encumbrances	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total	Accumulated Depreciation	Date Acquired	Life Upon Which Depreciation is Computed
Rhode Island Mall	Warwick, RI	—	a	a	a	a	7,350	4,025	11,375	(2,292)	a	c
Caguas Mall	Caguas, PR	—	a	a	a	a	4,963	6,532	11,495	(2,773)	a	c
The Mall at Sears	Anchorage(Sur), AK	—	a	a	a	a	7,128	6,688	13,816	(3,320)	a	c
Stand-Alone Location	Chicago, IL	—	a	a	a	a	1,784	6,626	8,410	(674)	a	c
Stand-Alone Location	Okla City/Sequoyah, OK	—	a	a	a	a	2,548	8,729	11,277	(5,485)	a	c
University Mall	Pensacola, FL	—	a	a	a	a	5,364	8,434	13,798	(4,980)	a	c
Metcalf South Shopping Center	Overland Pk, KS	—	a	a	a	a	4,887	3,843	8,730	(2,543)	a	c
Colonie Center	Albany, NY	—	a	a	a	a	5,886	24,241	30,127	(13,000)	a	c
Promenade in Temecula	Temecula, CA	—	a	a	a	a	7,399	6,100	13,499	(2,501)	a	c
Clackamas Town Center	Happy Valley, OR	—	a	a	a	a	4,918	6,439	11,357	(4,044)	a	c
Maplewood Mall	Maplewood, MN	—	a	a	a	a	7,098	3,649	10,747	(2,295)	a	c
Stand-Alone Location	Shepherd, TX	—	a	a	a	a	205	7,619	7,824	(5,078)	a	c
Burnsville Center	Burnsville, MN	—	a	a	a	a	5,664	4,008	9,672	(2,469)	a	c
Wolfchase Galleria	Cordova, TN	—	a	a	a	a	2,916	9,846	12,762	(5,810)	a	c
Pacific View Mall	Ventura, CA	—	a	a	a	a	2,005	16,341	18,346	(9,193)	a	c
Westfield Galleria at Roseville	Roseville, CA	—	a	a	a	a	4,576	8,860	13,436	(3,775)	a	c
Westfield Solano	Fairfield, CA	—	a	a	a	a	5,666	12,497	18,163	(7,001)	a	c
Stand-Alone Location	Central Park, TX	—	a	a	a	a	2,027	12,327	14,354	(7,946)	a	c
Valley Plaza	No Hollywood, CA	—	a	a	a	a	1,990	19,645	21,635	(12,563)	a	c
Stand-Alone Location	Santa Monica, CA	—	a	a	a	a	4,309	15,365	19,674	(9,585)	a	c
Asheville Mall	Asheville, NC	—	a	a	a	a	3,323	12,636	15,959	(8,342)	a	c
Stand-Alone Location	Memphis/Poplar, TN	—	a	a	a	a	1,977	8,118	10,095	(5,309)	a	c
Westfield West Covina	West Covina, CA	—	a	a	a	a	9,181	8,527	17,708	(5,375)	a	c
Crystal Mall	Waterford, CT	—	a	a	a	a	2,918	6,867	9,785	(4,123)	a	c
Stand-Alone Location	Westwood, TX	—	a	a	a	a	2,235	10,735	12,970	(6,999)	a	c
McCain Mall	North Little Rock, AR	—	a	a	a	a	3,964	6,928	10,892	(4,621)	a	c
Manchester Center	Fresno, CA	—	a	a	a	a	7,949	14,863	22,812	(9,899)	a	c
North Riverside Park Mall	N Riverside, IL	—	a	a	a	a	2,802	6,323	9,125	(2,950)	a	c
Westgate Village Shopping Center	Toledo, OH	—	a	a	a	a	2,518	8,219	10,737	(5,320)	a	c
Orlando Fashion Square	Orlando Colonial, FL	—	a	a	a	a	4,557	7,416	11,973	(4,682)	a	c
Southwest Center Mall	Southwest Ctr, TX	—	a	a	a	a	2,079	7,407	9,486	(4,582)	a	c
Boise Towne Center	Boise, ID	—	a	a	a	a	2,830	7,662	10,492	(4,530)	a	c
Lincoln Park Shopping Center	Lincoln Park, MI	—	a	a	a	a	4,289	11,591	15,880	(6,789)	a	c
Baybrook Mall	Friendswd/Baybrk, TX	—	a	a	a	a	4,287	5,877	10,164	(3,689)	a	c
Stand-Alone Location	Hicksville, NYC	—	a	a	a	a	9,998	9,175	19,173	(6,115)	a	c

			Acquisition Costs(a)		Costs Capitalized Subsequent to Acquisition(a)		Gross Amount at Which Carried at Close of Period(b)
Name of Center	Location	Encumbrances	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total	Accumulated Depreciation	Date Acquired	Life Upon Which Depreciation is Computed
Pembroke Mall	Virginia Beach, VA	—	a	a	a	a	5,459	4,549	10,008	(2,934)	a	c
Ingram Park Mall	Ingram, TX	—	a	a	a	a	3,264	7,050	10,314	(4,311)	a	c
Landmark Mall	Alexandria, VA	—	a	a	a	a	5,916	8,441	14,357	(5,513)	a	c
Stand-Alone Location	Watchung, NYC	—	a	a	a	a	4,537	11,547	16,084	(7,227)	a	c
Tyrone Square Mall	St Petersburg, FL	—	a	a	a	a	6,224	4,957	11,181	(3,159)	a	c
Stand-Alone Location	Riverside, CA	—	a	a	a	a	9,756	876	10,632	(107)	a	c
Oglethorpe Mall	Savannah, GA	—	a	a	a	a	4,179	2,526	6,705	(271)	a	c
Pheasant Lane Mall	Nashua, NH	—	a	a	a	a	3,308	9,360	12,668	(5,607)	a	c
Northwoods Mall	Chrlstn/Northwoods, SC	—	a	a	a	a	4,609	2,922	7,531	(2,038)	a	c
Park Place	Park Mall, AZ	—	a	a	a	a	7,676	4,683	12,359	(2,896)	a	c
Westfield Hialeah	Hialeah/Westland, FL	—	a	a	a	a	4,834	6,805	11,639	(4,338)	a	c
Mall of Acadiana	Lafayette, LA	—	a	a	a	a	4,162	10,924	15,086	(7,026)	a	c
Great Lakes Mall	Mentor, OH	—	a	a	a	a	4,541	3,019	7,560	(406)	a	c
Altamonte Mall	Altamonte Spg, FL	—	a	a	a	a	3,344	9,004	12,348	(5,574)	a	c
Chula Vista Center	Chula Vista, CA	—	a	a	a	a	11,055	15,529	26,584	(10,046)	a	c
Southland Mall	Miami/Cutler Rdg, FL	—	a	a	a	a	3,918	1,940	5,858	(274)	a	c
Stand-Alone Location	Chicago, IL	—	a	a	a	a	2,933	19,918	22,851	(12,613)	a	c
Cumberland Mall	Atlanta, GA	—	a	a	a	a	3,031	12,584	15,615	(7,865)	a	c
Inland Center	San Bernardino, CA	—	a	a	a	a	11,491	5,531	17,022	(650)	a	c
Florin Mall	Florin, CA	—	a	a	a	a	7,940	4,133	12,073	(612)	a	c
Westfield Belden Village	Canton, OH	—	a	a	a	a	5,556	7,148	12,704	(4,479)	a	c
Westfield Countryside	Clearwater/Cntrysd, FL	—	a	a	a	a	4,458	12,191	16,649	(5,838)	a	c
Southland Shopping Center	Middleburg Hts, OH	—	a	a	a	a	1,888	5,766	7,654	(665)	a	c
Willowbrook Mall	Wayne, NYC	—	a	a	a	a	10,052	18,546	28,598	(11,388)	a	c
Westfield Parkway	El Cajon, CA	—	a	a	a	a	11,189	18,267	29,456	(11,961)	a	c
Macomb Mall	Roseville, MI	—	a	a	a	a	4,714	12,855	17,569	(8,529)	a	c
Shops at Tanforan	San Bruno, CA	—	a	a	a	a	9,436	21,044	30,480	(14,360)	a	c
Eastridge Mall	San Jose-Eastridge, CA	—	a	a	a	a	8,748	17,414	26,162	(11,450)	a	c
Oakland Mall	Troy, MI	—	a	a	a	a	6,689	17,621	24,310	(11,742)	a	c
Edison Mall	Ft Myers, FL	—	a	a	a	a	5,240	5,159	10,399	(3,293)	a	c
Northridge Fashion Center	Northridge, CA	—	a	a	a	a	7,424	17,533	24,957	(11,473)	a	c
Chapel Hill Mall	Chapel Hill, OH	—	a	a	a	a	6,645	374	7,019	(26)	a	c

			Acquisition Costs(a)		Costs Capitalized Subsequent to Acquisition(a)		Gross Amount at Which Carried at Close of Period(b)
Name of Center	Location	Encumbrances	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total	Accumulated Depreciation	Date Acquired	Life Upon Which Depreciation is Computed
Greece Ridge Center	Rochester-Greece, NY	—	a	a	a	a	3,738	3,978	7,716	(2,657)	a	c
Westfield Broward	Plantation, FL	—	a	a	a	a	5,181	7,265	12,446	(4,258)	a	c
Sunrise Mall	Citrus Hts-Sunrise, CA	—	a	a	a	a	8,577	22,268	30,845	(14,577)	a	c
Dayton Mall	Dayton Mall, OH	—	a	a	a	a	3,518	6,945	10,463	(4,699)	a	c
Southbay Pavilion	Carson, CA	—	a	a	a	a	5,159	14,435	19,594	(9,177)	a	c
Stand-Alone Location	Middletown, NJ	—	a	a	a	a	6,024	12	6,036	—	a	c
Newmarket Fair Mall	Hampton, VA	—	a	a	a	a	4,072	9,373	13,445	(5,848)	a	c
Eastview Mal	Victor, NY	—	a	a	a	a	3,523	4,727	8,250	(3,114)	a	c
Westminster Mall	Westminster, CA	—	a	a	a	a	7,820	12,245	20,065	(7,895)	a	c
Greenbrier Mall	Chspk/Greenbrier, VA	—	a	a	a	a	4,417	6,124	10,541	(3,553)	a	c
Great Northern Mall	Clay, NY	—	a	a	a	a	3,025	4,411	7,436	(2,522)	a	c
Westfield Sarasota	Sarasota, FL	—	a	a	a	a	2,945	8,503	11,448	(5,029)	a	c
Town Center at Boca Raton	Boca Raton, FL	—	a	a	a	a	4,563	8,948	13,511	(5,535)	a	c
Westfield UTC	San Diego-North, CA	—	a	a	a	a	8,741	14,241	22,982	(8,747)	a	c
Aventura Mall	Miami, FL	—	a	a	a	a	3,734	11,578	15,312	(6,423)	a	c
The Oaks Mall	Gainesville, FL	—	a	a	a	a	4,392	4,114	8,506	(2,802)	a	c
Meadows Mall	Las Vegas(Meadows), NV	—	a	a	a	a	7,125	3,692	10,817	(1,820)	a	c
Northridge Center	Salinas, CA	—	a	a	a	a	7,149	9,140	16,289	(5,529)	a	c
Newpark Mall	Newark, CA	—	a	a	a	a	5,693	9,187	14,880	(5,416)	a	c
Desert Sky Mall	Phoenix-Desert Sky, AZ	—	a	a	a	a	3,566	3,623	7,189	(1,786)	a	c
Miami International Mall	Doral(Miami), FL	—	a	a	a	a	3,922	8,416	12,338	(5,032)	a	c
Louis Joliet Mall	Joliet, IL	—	a	a	a	a	3,663	6,832	10,495	(4,237)	a	c
Montclair Plaza	Montclair, CA	—	a	a	a	a	8,332	12,291	20,623	(7,109)	a	c
Orland Square	Orland Park, IL	—	a	a	a	a	5,420	3,412	8,832	(397)	a	c
Oakdale Mall	Johnson City, NY	—	a	a	a	a	2,220	6,656	8,876	(4,038)	a	c
Huntington Square Mall	East Northport, NY	—	a	a	a	a	3,640	6,344	9,984	(3,460)	a	c
Fair Oaks Mall	Fairfax, VA	—	a	a	a	a	4,571	10,065	14,636	(5,953)	a	c
Glenbrook Square	Ft Wayne, IN	—	a	a	a	a	5,050	11,716	16,766	(7,558)	a	c
Tech Ridge	Austin, TX	—	a	a	a	a	6,305	12,989	19,294	(4,902)	a	c
Hunt Valley Mall	Cockeysville, MD	—	a	a	a	a	2,442	4,154	6,596	(2,360)	a	c
Moreno Valley Mall at Towngate	Moreno Vly, CA	—	a	a	a	a	5,012	12,129	17,141	(7,351)	a	c
Jordan Landing Shopping Center	West Jordan, UT	—	a	a	a	a	3,858	9,482	13,340	(2,842)	a	c
Plaza Carolina Mall	Carolina, PR	—	a	a	a	a	7,150	6,399	13,549	(3,923)	a	c
Jefferson Valley Mall	Yorktown Hts, NY	—	a	a	a	a	2,869	4,687	7,556	(2,502)	a	c
Lakeland Square	Lakeland, FL	—	a	a	a	a	3,469	5,297	8,766	(3,457)	a	c

			Acquisition Costs(a)		Costs Capitalized Subsequent to Acquisition(a)		Gross Amount at Which Carried at Close of Period(b)
Name of Center	Location	Encumbrances	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total	Accumulated Depreciation		Date Acquired	Life Upon Which Depreciation is Computed
Westfield Palm Desert	Palm Desert, CA	—	a	a	a	a	3,796	11,009	14,805	(6,344)		a	c
Meadowood Mall	Reno, NV	—	a	a	a	a	3,309	9,428	12,737	(4,611)		a	c
Imperial Valley Mall	El Centro, CA	—	a	a	a	a	2	7,780	7,782	(2,775)		a	c
Bowie Town Center	Bowie, MD	—	a	a	a	a	2,362	5,709	8,071	(2,188)		a	c
Mall at Sierra Vista	Sierra Vista, AZ	—	a	a	a	a	2,405	3,268	5,673	(1,515)		a	c
Jackson Crossing	Jackson, MI	—	a	a	a	a	3,568	3,493	7,061	(2,397)		a	c
Sequoia Mall	Visalia, CA	—	a	a	a	a	5,709	2,864	8,573	(1,653)		a	c
Southgate Mall	Yuma, AZ	—	a	a	a	a	3,232	3,526	6,758	(2,318)		a	c
Town Center Mall 81	Santa Maria, CA	—	a	a	a	a	3,140	9,563	12,703	(6,060)		a	c
Irving Mall	Irving, TX	—	a	a	a	a	3,017	811	3,828	(132)		a	c
Kentucky Oaks Mall	Paducah, KY	—	a	a	a	a	2,815	3,018	5,833	(1,644)		a	c
Lindale Mall	Cedar Rapids, IA	—	a	a	a	a	3,889	2,977	6,866	(1,777)		a	c
Prescott Gateway	Prescott, AZ	—	a	a	a	a	3,525	1,459	4,984	(30)		a	c
Westfield Vancouver	Vancouver, WA	—	a	a	a	a	2,883	5,009	7,892	(3,071)		a	c
Stand-Alone Location	Melbourne, FL	—	a	a	a	a	4,575	2,183	6,758	(1,574)		a	c
Merced Mall	Merced, CA	—	a	a	a	a	4,640	5,879	10,519	(3,731)		a	c
Capitola Mall	Santa Cruz, CA	—	a	a	a	a	6,959	4,553	11,512	(3,055)		a	c
Janss Marketplace	Thousand Oaks, CA	—	a	a	a	a	1,026	14,053	15,079	(6,315)		a	c
Flagstaff Mall	Flagstaff, AZ	—	a	a	a	a	2,775	1,219	3,994	(611)		a	c
West Towne Mall	Madison-West, WI	—	a	a	a	a	4,950	2,543	7,493	(1,556)		a	c
The Mall of New Hampshire	Manchester, NH	—	a	a	a	a	3,211	6,871	10,082	(4,780)		a	c
Warrenton Village	Warrenton, VA	—	a	a	a	a	—	3,553	3,553	(2,231)		a	c
Desoto Square	Bradenton, FL	—	a	a	a	a	3,007	—	3,007	—		a	c
Fox Run Mall	Portsmouth, NH	—	a	a	a	a	3,557	5,812	9,369	(3,540)		a	c
Coastland Center	Naples, FL	—	a	a	a	a	3,137	6,281	9,418	(3,944)		a	c
Panama City Mall	Panama City, FL	—	a	a	a	a	4,817	2,837	7,654	(1,845)		a	c
Valley Mall	Hagerstown, MD	—	a	a	a	a	2,883	3,411	6,294	(1,405)		a	c
Shopping Center	Peoria, AZ	—	a	a	a	a	—	299	299	(21)	e	a	c
Stand-Alone Location	Phoenix, AZ	—	a	a	a	a	—	82	82	(80)	e	a	c
Kmart Shopping Center	Orange Park, FL	—	a	a	a	a	881	2,055	2,936	(305)	e	a	c
Homewood Square	Homewood, IL	—	a	a	a	a	—	—	—	—	e	a	c
Stand-Alone Location	Lombard, IL	—	a	a	a	a	8,000	—	8,000	—		a	c
Stand-Alone Location	Ypsilanti, MI	—	a	a	a	a	1,206	696	1,902	(95)	e	a	c
Kickapoo Corners	Springfield, MO	—	a	a	a	a	—	—	—	—	e	a	c
Landmark Center	Greensboro, NC	—	a	a	a	a	—	1	1	—	e	a	c
Stand-Alone Location	Houston, TX	—	a	a	a	a	—	—	—	—	e	a	c
King of Prussia	King of Prussia, PA	—	a	a	a	a	—	10,448	10,448	(680)		a	c

Total							$718,720	$1,293,867	$2,012,587	$(704,779)

(a)	We have prepared Schedule III – Real Estate and Accumulated Depreciation (“Schedule III”) omitting certain of the required information articulated in Securities and Exchange Commission Rule 12-28 in Regulation S-X. Rule 12-28 requires property specific information for the initial cost capitalized, costs capitalized subsequent to acquisition, and the date of construction and/or acquisition; these disclosures have been omitted from Schedule III. We are unable to provide all of the disclosures as many of the Properties were constructed prior to when Sears Holdings Corporation’s current fixed asset accounting software was implemented and thus we do not have the requisite historical records readily available.
(b)	The aggregate cost of land, buildings and improvements for federal income tax purposes is approximately $1.0 billion (unaudited).
(c)	Depreciation is computed based on the estimated useful lives:
(d)	This location is operated under the Kmart brand. On May 6, 2003, Kmart Corporation emerged from reorganization proceedings under Chapter 11 of the federal bankruptcy laws. Upon emerging from bankruptcy, Kmart Holding Corporation (the successor company) applied Fresh-Start accounting which resulted in the write-down of the majority of its land, buildings and improvement balances to zero. Therefore, the gross amount at the close of the period represents capital expenditures from the period beginning from emergence from Chapter 11 of the federal bankruptcy laws through December 31, 2014.
(e)	This location was formerly operated under the Kmart brand and is currently leased entirely to third parties. Upon closing a store, Sears Holdings evaluates whether the land, buildings and improvements are recoverable, which results in the write-down of its land, buildings and improvements balances in many cases.

Years
Buildings and improvements	20-50

Reconciliation of Real Estate

(in thousands)	2014
Balance at the beginning of the year	$1,992,147
Additions	21,705
Impairments	—
Dispositions and write-offs	(1,265)

Balance at end of year	$2,012,587

Reconciliation of Accumulated Depreciation

(in thousands)	2014
Balance at the beginning of the year	$(632,878)
Depreciation expense	(73,166)
Dispositions and write-offs	1,265

Balance at end of year	$(704,779)

Properties Included in Joint Ventures to be Acquired by Seritage Growth Properties

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2014

(Dollars in Thousands)

			Acquisition Costs(a)		Costs Capitalized Subsequent to Acquisition(a)		Gross Amount at Which Carried at Close of Period(b)
Name of Center	Location	Encumbrances	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total	Accumulated Depreciation		Date Acquired	Life Upon Which Depreciation is Computed
JV Properties:
Alderwood Mall	Lynwood, WA	—	a	a	a	a	$3,053	$9,299	$12,352	$(5,614)	f	a	c
Coronado Center	Albuquerque, NM	—	a	a	a	a	8,475	4,505	12,980	(2,621)	f	a	c
The Mall in Columbia	Columbia, MD	—	a	a	a	a	6,075	2,954	9,029	(1,537)	f	a	c
Natick Collection	Natick, MA	—	a	a	a	a	—	11,791	11,791	(7,046)	f	a	c
Oakbrook Center	Oak Brook, IL	—	a	a	a	a	6,933	4,819	11,752	(487)	f	a	c
Paramus Park Shopping Center	Paramus, NJ	—	a	a	a	a	4,091	8,509	12,600	(5,174)	f	a	c
Pembroke Lakes Mall	Pembroke Pines, FL	—	a	a	a	a	—	173	173	(120)	f	a	c
Ridgedale Center	Minnetonka, MN	—	a	a	a	a	4,594	6,927	11,521	(4,156)	f	a	c
Staten Island Mall	Staten Island, NY	—	a	a	a	a	4,430	27,929	32,359	(17,400)	f	a	c
Sooner Mall	Norman, OK	—	a	a	a	a	—	102	102	(102)	f	a	c
Stonebriar Centre	Frisco, TX	—	a	a	a	a	800	7,838	8,638	(4,919)	f	a	c
Valley Plaza Mall	Bakersfield, CA	—	a	a	a	a	8,089	16,604	24,693	(10,941)	f	a	c
Brea Mall	Brea, CA	—	a	a	a	a	2,917	13,896	16,813	(8,633)	f	a	c
Santa Rosa Plaza	Santa Rosa, CA	—	a	a	a	a	5,270	13,321	18,591	(8,218)	f	a	c
Burlington Mall	Burlington, MA	—	a	a	a	a	8,402	12,481	20,883	(7,859)	f	a	c
Briarwood Mall	Ann Arbor, MI	—	a	a	a	a	6,450	3,406	9,856	(2,035)	f	a	c
Ocean County Mall	Toms River, NJ	—	a	a	a	a	3,653	4,783	8,436	(3,010)	f	a	c
Nanuet Mall	Nanuet, NY	—	a	a	a	a	4,297	8,285	12,582	(4,898)	f	a	c
Woodland Hills Mall	Tulsa, OK	—	a	a	a	a	4,020	4,378	8,398	(2,835)	f	a	c
Ross Park Mall	Pittsburgh, PA	—	a	a	a	a	2,633	4,725	7,358	(334)	f	a	c
Barton Creek Square	Austin, TX	—	a	a	a	a	3,474	8,424	11,898	(4,974)	f	a	c
Midland Park Mall	Midland, TX	—	a	a	a	a	679	5,075	5,754	(3,124)	f	a	c
Arrowhead Town Center	Glendale, AZ	—	a	a	a	a	4,800	2,273	7,073	(534)	f	a	c
Chandler Fashion Center	Chandler, AZ	—	a	a	a	a	2,156	8,664	10,820	(4,021)	f	a	c
Danbury Fair Mall	Danbury, CT	—	a	a	a	a	3,740	8,821	12,561	(4,800)	f	a	c
Deptford Mall	Deptford, NJ	—	a	a	a	a	3,873	12,379	16,252	(7,997)	f	a	c
Freehold Raceway Mall	Freehold, NJ	—	a	a	a	a	2,706	5,087	7,793	(304)	f	a	c
Los Cerritos Center	Cerritos, CA	—	a	a	a	a	12,584	15,658	28,242	(9,973)	f	a	c

			Acquisition Costs(a)		Costs Capitalized Subsequent to Acquisition(a)		Gross Amount at Which Carried at Close of Period(b)
Name of Center	Location	Encumbrances	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total	Accumulated Depreciation		Date Acquired	Life Upon Which Depreciation is Computed
South Plains Mall	Lubbock, TX	—	a	a	a	a	1,623	6,967	8,590	(4,391)	f	a	c
Vintage Faire Mall	Modesto, CA	—	a	a	a	a	8,355	9,116	17,471	(5,897)	f	a	c
Washington Square	Portland, OR	—	a	a	a	a	4,071	16,031	20,102	(10,931)	f	a	c

Total JV Properties							$132,243	$265,220	$397,463	$(154,885)

(a)	We have prepared Schedule III – Real Estate and Accumulated Depreciation (“Schedule III”) omitting certain of the required information articulated in Securities and Exchange Commission Rule 12-28 in Regulation S-X. Rule 12-28 requires property specific information for the initial cost capitalized, costs capitalized subsequent to acquisition, and the date of construction and/or acquisition; these disclosures have been omitted from Schedule III. We are unable to provide all of the disclosures as many of the Properties were constructed prior to when Sears Holdings Corporation’s current fixed asset accounting software was implemented and thus we do not have the requisite historical records readily available.
(b)	The aggregate cost of land, buildings and improvements for federal income tax purposes is approximately $114 million (unaudited).
(c)	Depreciation is computed based on the estimated useful lives:
(f)	This location is a JV Property. The amounts are based on Sears Holdings’ historical cost basis in 100% of these properties, as opposed to the 50% interest that Seritage Growth will acquire of the JV Interests.

Years
Buildings and improvements	20-50

Reconciliation of Real Estate

(in thousands)	2014
Balance at the beginning of the year	$396,451
Additions	1,012
Impairments	—
Dispositions and write-offs	—

Balance at end of year	$397,463

Reconciliation of Accumulated Depreciation

(in thousands)	2014
Balance at the beginning of the year	$(139,324)
Depreciation expense	(15,561)
Dispositions and write-offs	—

Balance at end of year	$(154,885)

Seritage Growth Properties

Until July 4, 2015 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.